Filed Pursuant to Rule 424(b)(3)
Registration No. 333-220403

Prospectus Supplement

Interests in

SSB BANK 401(k) PLAN

Offering of Participation Interests in up to 57,710 Shares of

SSB BANCORP, INC.

Common Stock

In connection with the reorganization of SSB Bank (the “Bank”) into the mutual holding company form of organization and the related stock offering of SSB Bancorp, Inc. (sometimes referred to as the “Company”), the Company and the Bank are allowing participants in the SSB Bank 401(k) Plan (the “401(k) Plan”) a one-time opportunity to invest all or a portion of their accounts in shares of common stock of SSB Bancorp, Inc. Following the stock offering, 401(k) Plan participants may not purchase additional shares of common stock of SSB Bancorp, Inc. through the Plan. However, following the stock offering, 401(k) Plan participants will be able to direct the 401(k) Plan trustee to sell their shares of common stock.

The Company has registered on behalf of the Plan up to 57,710 participation interests so that the trustee of the Plan may purchase up to 57,710 shares of SSB Bancorp, Inc. common stock in the offering, at the purchase price of $10.00 per share. This prospectus supplement relates to the initial election of Plan participants to direct the trustee of the 401(k) Plan to invest all or a portion of their 401(k) Plan accounts in SSB Bancorp, Inc. common stock at the time of the stock offering.

The prospectus of SSB Bancorp, Inc., dated November 13, 2017, accompanies this prospectus supplement. It contains detailed information regarding the reorganization of the Bank and the stock offering of SSB Bancorp, Inc. common stock and the financial condition, results of operations and business of the Company and the Bank. This prospectus supplement provides information regarding the Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

For a discussion of risks that you should consider, see “Risk Factors” beginning on page 18 of the accompanying prospectus and “Notice of Your Rights Concerning Employer Securities” below.

None of the Securities and Exchange Commission, the Pennsylvania Department of Banking and Securities, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation nor any state securities regulator has approved or disapproved the interests in the 401(k) Plan or the SSB Bancorp, Inc. common stock or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The securities offered in this prospectus supplement and in the prospectus are not deposits or savings accounts and are not insured or guaranteed by the Pennsylvania Department of Banking and Securities, the Federal Deposit Insurance Corporation or any other governmental agency.

This prospectus supplement may be used only in connection with offers and sales by SSB Bancorp, Inc. of interests or shares of common stock pursuant to the 401(k) Plan. No one may use this prospectus supplement to re-offer or resell interests or shares of common stock acquired through the 401(k) Plan.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. The Company, the Bank and the 401(k) Plan have not authorized anyone to provide you with information that is different.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock in SSB Bancorp, Inc. common stock shall under any circumstances imply that there has been no change in the affairs of SSB Bancorp, Inc. or any of its subsidiaries or the 401(k) Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this prospectus supplement is November 13, 2017.

THE OFFERING

Securities Offered	SSB Bancorp, Inc. is offering common stock in the 401(k) Plan. The stock represents indirect ownership of SSB Bancorp, Inc. common stock through the investment fund established under the 401(k) Plan in connection with the stock offering. The Plan may acquire up to 57,710 shares of SSB Bancorp, Inc. common stock in the stock offering. Your investment in stock in connection with the stock offering is subject to the purchase priorities contained in the SSB Bank Plan of Mutual Holding Company Reorganization and Minority Stock Issuance (the “Plan of Reorganization”).

Information with regard to the 401(k) Plan is contained in this prospectus supplement and information with regard to the financial condition, results of operations and business of SSB Bancorp, Inc. and the Bank is contained in the accompanying prospectus. The address of the principal executive offices of SSB Bancorp, Inc. and SSB Bank is 8700 Perry Highway, Pittsburgh, Pennsylvania 15237. The Bank’s telephone number is (412) 837-6955.

All elections to purchase shares of common stock of SSB Bancorp, Inc. in the stock offering under the 401(k) Plan and any questions about this prospectus supplement should be addressed to Dan Moon, SSB Bank, 8700 Perry Highway, Pittsburgh, Pennsylvania 15237.

SSB Bancorp, Inc. Common Stock	In connection with the reorganization and stock offering, you may elect to designate a percentage of your 401(k) Plan account balance (up to 100 percent) to be used to purchase common stock of SSB Bancorp, Inc. issued in the stock offering at $10 per share. In making this determination, you should carefully consider the information set forth on page 18 of this prospectus supplement under “Notice of Your Rights Concerning Employer Securities — The Importance of Diversifying Your Retirement Savings.” The trustees of the 401(k) Plan stock fund will purchase common stock of SSB Bancorp, Inc. at $10 per share to be held in accordance with your directions.

Purchase Priorities	401(k) Plan participants are eligible to direct a transfer of funds to purchase shares of SSB Bancorp, Inc. However, the directions are subject to the purchase priorities and purchase limitations in the Plan of Reorganization.

In the offering, the purchase priorities are as follows and apply in the case more shares are ordered than are available for sale (an “oversubscription”):

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Subscription offering:

(1)	First, to depositors of SSB Bank with aggregate balances of at least $50 at the close of business on June 30, 2016.
(2)	Second, the tax-qualified employee benefit plans of the Bank, specifically our employee stock ownership plan.
(3)	Third, to depositors of SSB Bank who had accounts at SSB Bank with aggregate balances of at least $50 at the close of business on September 30, 2017.

If there are shares remaining after all of the orders in the subscription offering have been filled, shares will be offered in a community offering with a preference to natural persons residing in Allegheny County, Pennsylvania.

If you fall into subscription offering categories (1) or (3) above, you have subscription rights to purchase SSB Bancorp, Inc. common stock in the subscription offering. You will separately receive offering materials in the mail, including a Stock Order Form. If you wish to purchase stock outside of the 401(k) Plan, you must complete and submit the Stock Order Form and payment, using the stock order reply envelope provided.

Additionally, or instead of placing an order outside of the 401(k) Plan through a Stock Order Form, as a 401(k) Plan participant, you may place an order for common stock through the 401(k) Plan, using the enclosed Special Investment Election Form, to be completed and submitted in the manner described in this Prospectus Supplement.

Purchases in the Offering and Oversubscriptions	The trustees of the 401(k) Plan will purchase common stock of SSB Bancorp, Inc. in the stock offering based on the designated percentage set forth in your Special Investment Election Form. Once you make your election, the amount that you elect to transfer from your existing investment options for the purchase of common stock in connection with the stock offering will be removed from your existing investment options and transferred to an interestbearing cash account, pending the formal closing of the offering, several weeks later.

After the end of the stock offering period, we will determine whether all or any portion of your order may be filled (based on your purchase priority as described above and whether the stock offering is oversubscribed). The amount that can be used toward your order will be applied to the purchase of common stock of SSB Bancorp, Inc. and will be denominated in shares of common stock in the 401(k) Plan.

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In the event the stock offering is oversubscribed, i.e. there are more orders for shares of common stock than shares available for sale in the stock offering, and the trustees are unable to use the full amount allocated by you to purchase shares of common stock in the stock offering, the amount that cannot be invested in shares of SSB Bancorp, Inc. common stock, and any interest earned, will be reinvested in the other investment funds of the 401(k) Plan in accordance with your then existing investment election (in proportion to your investment direction for future contributions). If you do not have an existing election as to the investment of future contributions, then the amounts will be transferred to and invested in the applicable Target Date Retirement Fund in the 401(k) Plan, pending your reinvestment in another fund of your choice.

If you choose not to direct the investment of your account balances towards the purchase of any shares in the offering, your account balances will remain in the investment funds of the 401(k) Plan as previously directed by you.

Value of the 401(k) Plan Assets	As of September 30, 2017, the market value of the assets of the former plan attributable to active and former employees of the Bank was approximately $577,100. The 401(k) Plan administrator informed each participant of the value of his or her account balance under the former plan as of September 30, 2017.

In Order to Participate in the Offering	Enclosed is a Special Investment Election Form on which you can elect to transfer all or a portion of your account balance in the 401(k) Plan to purchase share of SSB Bancorp, Inc. common stock in the stock offering at the purchase price of $10 per share. If you wish to use all or part of your account balance in the 401(k) Plan to purchase common stock issued in the offering, you should indicate that decision on the Special Investment Election Form. In making this determination, you should carefully consider the information set forth on page 18 of this prospectus supplement under “Notice of Your Rights Concerning Employer Securities — The Importance of Diversifying Your Retirement Savings.”

If you do not wish to purchase common stock in the offering through the 401(k) Plan, you must still fill out the Special Investment Election Form and check Box D for “No Election” in Section D of the form and return the form to Dan Moon, SSB Bank, as indicated below.

How to Order Stock in the Offering	Enclosed is a Special Investment Election Form on which you can elect to purchase stock of SSB Bancorp, Inc. in connection with the stock offering. This is done by following the procedures designated

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below. Please note the following stipulations concerning this election:

•	Using your Special Investment Election Form, you can direct all or a portion (designated as a percentage) of your current account balance to purchase common stock of SSB Bancorp, Inc.

•	Your election is subject to a minimum purchase of 25 shares which equates to $250.00.

•	Your election, plus any order you placed outside the 401(k) Plan, is subject to a maximum purchase of 20,000 shares which equates to $200,000.

•	The election period closes at 4:00 p.m., Eastern Time, December 6, 2017.

•	Following the offering period for the 401(k) Plan (“401(k) offering period”), the 401(k) Plan trustees will sell the applicable percentage of each of your investment funds that you have elected to sell in order to purchase shares of common stock of SSB Bancorp, Inc. The 401(k) Plan trustees will process such sales for all participants on a single day following the 401(k) offering period and before the close of the subscription offering period. After your election is accepted, it will be rounded down to the closest dollar amount divisible by $10.00.

•	Any designated funds from your account that have not been used to purchase common stock will be transferred for investment in other funds under the 401(k) Plan, based on your election currently on file for future contributions. If you do not have an election on file for future contributions, any remaining funds will be transferred to the applicable Target Retirement Date Fund to be reinvested by you in your discretion.

•	During the stock offering period, you will continue to have the ability to transfer amounts not designated for the purchase of common stock of SSB Bancorp, Inc. among all the other investment funds on a daily basis. However, you will not be permitted to change the investment amounts that you designated to be transferred to purchase common stock of SSB Bancorp, Inc. on your Special Investment Election Form.

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•	The amount you elect to purchase common stock of SSB Bancorp, Inc. needs to be segregated and held until the offering closes. Therefore, this money is not available for distributions, loans or withdrawals until the transaction is completed, which is after the closing of the subscription offering period.

You are allowed only one election to transfer funds to purchase shares of common stock of SSB Bancorp, Inc. Follow these steps to elect to use all or part of your account balance in the 401(k) Plan to purchase shares in the stock offering:

•	Use the enclosed Special Investment Election Form to designated all or a portion of your account balance to purchase common stock of SSB Bancorp, Inc. in the offering. Indicate next to each fund in which you are invested the percentage of that fund you wish to designate to purchase shares of common stock of SSB Bancorp, Inc.

•	Please print your name and social security number on the Special Investment Election Form.

•	Please complete Section D of the Special Investment Election Form, Purchaser Information, indicating your individual purchase priority and provide the information requested on your accounts in SSB Bank.

•	Sign and date the Special Investment Election Form and return it by hand delivery, regular mail or fax to the person designated immediately below.

Order Deadline	If you wish to purchase common stock of SSB Bancorp, Inc. with all or a portion of your 401(k) Plan account balances, your Special Investment Election Form must be received by Dan Moon; no later than 4:00 p.m., Eastern Standard Time, on December 6, 2017. To allow for processing, this deadline is prior to the subscription offering period deadline (which is December 14, 2017). If you have any questions with respect to the Special Investment Election Form, please contact Dan Moon.

Irrevocability of Transfer Direction	You may not revoke your Special Investment Election Form once it has been delivered to Dan Moon. You will, however, continue to have the ability to transfer amounts not directed towards the purchase of stock in the offering among all of the other investment funds on a daily basis.

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Other Purchases in Your Account During the Offering Period	Whether or not you choose to purchase stock in the offering through the 401(k) Plan, you will at all times have complete access to those amounts in your account that you do not apply towards purchases in the offering. For example, you will be able to purchase other funds within the 401(k) Plan with that portion of your account balance that you do not apply towards purchases in the offering during the offering period. Such purchases will be made at the prevailing market price in the same manner as you make such purchases now, i.e., through telephone transfers and internet access to your account. You can only purchase common stock of SSB Bancorp, Inc. through the 401(k) Plan by returning your Special Investment Election Form to Dan Moon by the due date. You cannot purchase common stock in the offering by means of telephone transfers or the internet. That portion of your 401(k) Plan account balance that you elect to apply towards the purchase of common stock in the offering will be irrevocably committed to such purchase.

Direction to Purchase SSB Bancorp, Inc. Common Stock after the Offering	After the reorganization closes, you will have the opportunity to direct the Plan trustee to sell any shares that you purchased in the offering. You will not have the opportunity to purchase any additional shares. Special restrictions may apply to transfers directed with respect to common stock of SSB Bancorp, Inc. by the participants who are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors and principal shareholders of SSB Bancorp, Inc.

Purchase Price of Common Stock in the Offering	The trustees will pay $10 per share of common stock in the stock offering, which will be the same price paid by all other persons for a share of common stock in the stock offering. No sales commision will be charged for common stock purchased in the stock offering.

Nature of a Participant’s Interest in the Common Stock	Common stock of SSB Bancorp, Inc. acquired by the trustees at your direction will be allocated to and held in your 401(k) Plan account.

Voting Rights of Common Stock	The Plan provides that you may direct the trustee as to how to vote your shares of SSB Bancorp, Inc. common stock. If the trustees do not receive your voting instructions, the trustees will be directed by the Bank to vote your shares in the same proportion as the voting instructions received from other participants related to their shares of SSB Bancorp, Inc. common stock held by the 401(k) Plan, provided that such vote is made in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). All voting instructions will be kept confidential.

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DESCRIPTION OF THE 401(k) PLAN

Introduction

The Bank originally adopted the plan effective as of January 1, 2012, and amended and restated its effective date. In connection with the reorganization of SSB Bank from the mutual to stock form of organization, the Bank desires to permit employees who participated in the former plan and who have the ability to direct the investment of their account balances to purchase common stock of SSB Bancorp, Inc. in their accounts in the 401(k) Plan.

The 401(k) Plan was amended and restated and adopted by the Bank, effective as of September 1, 2017. The 401(k) Plan is a single-employer, tax-qualified plan with a cash or deferred compensation feature established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Bank intends that the 401(k) Plan, in operation, will comply with the requirements under Section 401(a) and Section 401(k) of the Code. The Bank will adopt any amendments to the 401(k) Plan that may be necessary to ensure the continuing qualified status of the 401(k) Plan under the Code and applicable Treasury Regulations.

Employee Retirement Income Security Act of 1974. The 401(k) Plan is an “individual account plan” other than a “money purchase pension plan” within the meaning of ERISA. As such, the 401(k) Plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Code Relating to Retirement Plans) of ERISA, except to the funding requirements contained in Part 3 of Title I of ERISA, which by their terms do not apply to an individual account plan (other than a money purchase plan). The Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. The funding requirements contained in Title IV of ERISA are not applicable to participants or beneficiaries under the 401(k) Plan.

Reference to Full Text of 401(k) Plan. The following portions of this prospectus supplement summarize certain provisions of the 401(k) Plan. They are not complete and are qualified in their entirety by the full text of the 401(k) Plan. Copies of the 401(k) Plan are available to all employees by filing a request with the 401(k) Plan administrator c/o SSB Bank, Attn: Dan Moon. You are urged to read carefully the full text of the 401(k) Plan.

Eligibility and Participation

As an employee of the Bank, you are eligible to become a participant in the 401(k) Plan on the entry date coinciding with or immediately following completion of two consecutive months of service and attainment of age 18. The entry dates under the 401(k) Plan are the first day of each month.

As of September 30, 2017, there were approximately 20 active and former employees with account balances in the 401(k) Plan.

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Contributions under the 401(k) Plan

Elective Deferrals. You are permitted to defer on a pre-tax basis any whole percentage of your Compensation, up to the maximum amount allowed by law, subject to certain restrictions imposed by the Code, and to have that amount contributed to the 401(k) Plan on your behalf. You are also permitted to make Roth (i.e., after-tax) elective deferrals to the 401(k) Plan. Both your pre-tax and Roth deferrals are subject to certain restrictions imposed by the Code. For purposes of the 401(k) Plan, “Compensation” means your compensation reported on Form W2, excluding compensation earned while an individual who is not a participant in the plan. In addition, any pre-tax contributions that you make to a 401(k) plan and pre-tax contributions to a Section 125 cafeteria plan and qualified transportation fringe benefits are included in Compensation. In 2017, the Compensation of each participant taken into account under the 401(k) Plan is limited to $270,000. (Limits established by the Internal Revenue Service are subject to increase pursuant to an annual cost-of-living adjustment, as permitted by the Code). Canceling or changing your contribution percentage can be accomplished either over the telephone or over the internet at any time.

If you do not make an election to either contribute or not contribute to the Plan upon satisfying the Plan’s eligibility requirements, 3% of your plan compensation for each pay period will be taken from your pay and contributed to the Plan. This will start with your first paycheck after you enroll in the Plan and continue through the end of the following Plan Year.

After this initial period, your contribution level will increase 1% each year unless you choose a different level until it reaches 6% of your eligible pay.

Catch-up Contributions. If you have made the maximum amount of elective deferrals allowed by the 401(k) Plan or other legal limits and you have attained at least age 50 (or will reach age 50 prior to the end of the Plan Year, which is December 31), you are also eligible to make an additional catch-up contribution. In 2017, the maximum catch-up contribution is $6,000. You may authorize your employer to withhold a specified percentage of your compensation for this purpose.

Employer Matching Contribution. The Bank makes a safe harbor matching contribution equal to 100% of your elective deferrals that do not exceed 3% of your compensation, plus 50% of the amount of your elective deferrals that exceed 3% of your compensation but do not exceed 5% of your compensation. The safe harbor matching contribution is fully vested at all times.

Discretionary Employer Matching Contributions. Discretionary employer matching contributions may be made for each plan year equal to a uniform percentage of your deferrals. If made, your elective deferrals that exceed 6% of your compensation for such period will not be matched. In addition, the limit on discretionary matching contributions will not exceed 4% of your compensation.

Discretionary Employer Profit Sharing Contributions. Discretionary employer profit sharing contributions may be made for each plan year in an amount determined by the Bank.

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Discretionary employer profit sharing contributions will be allocated to your account based on your compensation in excess of the Taxable Wage Base.

Limitations on Contributions

Contribution Limits. For the Plan Year beginning January 1, 2017, the amount of your before-tax contributions may not exceed $18,000 per calendar year, or $24,000, if you are eligible to make catch-up contributions. Contributions in excess of this limit are known as excess deferrals. If you defer amounts in excess of this limitation, your gross income for federal income tax purposes will include the excess in the year of the deferral. In addition, unless the excess deferral is distributed before April 15 of the following year, it will be taxed again in the year distributed. Income on the excess deferral distributed by April 15 of the immediately succeeding year will be treated, for federal income tax purposes, as earned and received by you in the tax year in which the contribution is made.

The total amount of contributions that you make and any contribution your employer makes on your behalf to your account in one year is limited to the lesser of 100% of your compensation or $54,000, or if applicable, $60,000 including catch-up contributions.

Catch-up Contributions. For 2017, the maximum catch-up contribution is $6,000.

Rollovers. You may make a rollover contribution of an eligible rollover distribution from any other qualified retirement plan or an individual retirement arrangement (IRA). These funds will be maintained in a separate rollover account in which you will have a nonforfeitable vested interest.

Benefits under the 401(k) Plan

Vesting. At all times, you have a fully vested, nonforfeitable interest in your elective deferral contributions, safe-harbor matching contributions and rollover contributions. You will become vested in discretionary employer contributions at the rate of 20% per year, commencing upon completion of two years of service, and will become 100% vested upon completion of six years of service. You will also become 100% vested in your entire account in the event you attain normal retirement age (age 65), early retirement age (55), you die or you are disabled. If you terminate employment before you are 100% vested in your account, the non-vested portion of your account will be forfeited after the earlier of the date you incur five consecutive one-year breaks in service or the date you receive a distribution of the vested portion of your account. However, if you are reemployed by the Bank before incurring five consecutive one-year breaks in service and you pay back to the 401(k) Plan within five years of reemployment in a cash lump sum the full amount distributed to you from your account, your forfeited employer contributions will be restored to you.

Distribution at Termination of Employment. You (or your beneficiary, in the event of your death) will be entitled to receive a distribution of the vested amounts in your account when your employment terminates for any reason. Your benefit will be equal to the vested balance of your account. You may receive payment of your benefit in a lump sum. You may request a partial distribution of the vested portion of your account; the minimum amount will be $1,000.

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You may be eligible to elect a direct rollover of your distribution to an IRA or another qualified plan to avoid current taxation of your benefit. The 401(k) Plan will make involuntary cash-out distributions of vested account balances of $1,000 or less. In determining the value of your vested account balance, the 401(k) Plan will include rollover contributions. If the value of your vested account balance exceeds $1,000, you must consent to any distribution of such account balance. If you are not a 5% or more owner of your employer, your required benefit commencement date is the April 1st following the close of the year in which the later occurs: you attain age 70 ½ or you terminate employment.

Distribution after Death of Participant. In the event of your death, the value of your entire account will be payable to your beneficiary. If your spouse is your beneficiary, distribution must begin by December 31 of the calendar year immediately following the calendar year in which you died, or by December 31 of the calendar year in which you would have attained age 70 ½, if later.

Investment of Contributions and Account Balances

All amounts credited to your accounts under the 401(k) Plan are held in the Plan trust (the “Trust”), which is trusted by the Bank’s non-employee members of the Board of Directors. Prior to the effective date of the offering, you were provided the opportunity to direct the investments of your account into one of the investment options described below.

Qualified Default Investment Alternative. For participants who fail to direct how their 401(k) Plan contributions are to be invested, contribution amounts will be invested in the 401(k) Plan’s “qualified default investment alternative” until such time as the participant provides investment direction. The 401(k) Plan’s qualified default investment alternative is the Target Retirement Fund. The specific fund selected for a given participant will be the fund which coincides with or next follows the year in which the participant will attain age 65.

Performance History

The following table provides performance data with respect to the above investment funds:

	Expense	Last 9-Months	Total Returns as of December 31, 2016
Fund Name	Ratio	(as of 9/30/2017)	1 Year	3 Year	5 Year	10 Year

American Funds EuroPacific Growth Fund R6	0.50	25.86	1.01	-0.60	7.22	2.89
DFA US Small Cap Portfolio I	0.37	7.44	23.53	7.66	16.00	8.44
LSV Value Equity Fund Instl	0.66	10.25	17.60	8.71	17.17	6.01
Metropolitan West Total Return Bond Fund Plan	0.38	3.09	2.53	2.95	4.10	5.78
Reliance MetLife Stable Value Fund	0.62	1.89	2.31	2.39	2.59	3.63
T. Rowe Price Growth Stock Fund I	0.52	26.14	1.58	7.04	15.21	7.93
Vanguard 500 Index Fund Admiral	0.04	14.20	11.93	8.84	14.62	6.94
Vanguard Mid-Cap Index Fund Admiral	0.06	12.88	11.22	7.68	14.37	7.66

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	Expense	Last 9-Months	Total Returns as of December 31, 2016
Fund Name	Ratio	(as of 9/30/2017)	1 Year	3 Year	5 Year	10 Year

Vanguard Target Retirement Income Fund Investor	0.13	6.31	5.25	3.51	4.91	4.88
Vanguard Target Retirement 2015 Fund Investor	0.14	8.55	6.16	4.04	7.22	4.85
Vanguard Target Retirement 2020 Fund Investor	0.14	10.37	6.95	4.39	8.17	4.99
Vanguard Target Retirement 2025 Fund Investor	0.14	11.62	7.48	4.53	8.86	5.00
Vanguard Target Retirement 2030 Fund Investor	0.15	12.77	7.85	4.58	9.50	4.98
Vanguard Target Retirement 2035 Fund Investor	0.15	13.87	8.26	4.66	10.15	5.09
Vanguard Target Retirement 2040 Fund Investor	0.16	14.96	8.73	4.66	10.51	5.26
Vanguard Target Retirement 2045 Fund Investor	0.16	15.41	8.87	4.72	10.54	5.27
Vanguard Target Retirement 2050 Fund Investor	0.16	15.40	8.85	4.72	10.54	5.27
Vanguard Target Retirement 2055 Fund Investor	0.16	15.41	8.88	4.68	10.51	—
Vanguard Target Retirement 2060 Fund Investor	0.16	15.39	8.84	4.67	—	—
Vanguard Target Retirement 2065 Fund Investor*	0.16	—	—	—	—	—

* Fund inception was 7/12/2017 so there is no performance history

Description of the Investment Funds

The following is a description of each of the funds:

American Funds EuroPacific Growth Fund R6. This is an international (non-U.S.) large-cap focused equity fund that seeks to provide long-term growth of capital by investing in companies based outside of the U.S. The fund invests in strong, growing companies based chiefly in Europe and the Pacific Basin, ranging from small firms to large corporations. The fund invests primarily in common and preferred stocks, convertibles, American Depositary Receipts, European Depositary Receipts, bonds and cash. Normally, at least 80% of assets must be invested in securities of issuers domiciled in Europe or the Pacific Basin. The fund may invest in emerging markets.

DFA US Small Cap Portfolio I. This is a small-cap blend fund that seeks long-term capital appreciation. The fund, using a market capitalization weighted approach, purchases a broad and diverse group of readily marketable securities of U.S. small-cap companies. In general, the higher the relative market capitalization of the company, the greater its representation in the portfolio. The manager may adjust the representation in the portfolio of an eligible company, or exclude a company, after considering such factors as free float, momentum, trading strategies, liquidity management, profitability, and other factors that the manager determines to be appropriate, given market conditions. In assessing profitability, the manager may consider different ratios, such as that of earnings or profits from operations relative to book value or assets.

LSV Value Equity Fund Instl. This is a large value equity fund that fund seeks longterm growth of capital. The fund applies the LSV quantitative model to a universe of stocks to create and maintain a broadly diversified portfolio of primarily large and midcap U.S. listed equities. The Fund will typically have deep value orientation relative to the fund’s benchmark, the Russell 1000 Value Index, including low price to earnings, low price to cash flow, and high dividend yield relative to the benchmark.

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Metropolitan West Total Return Bond Fund Plan. The fund seeks to maximize longterm total return and outperform the Barclays Capital U.S. Aggregate Bond Index while maintaining overall risk similar to the index. The fund invests at least 80% of its net assets in investment grade fixed-income securities with up to 20% invested in securities rated below investment grade. The fund invests in U.S. and non-U.S. securities, including emerging markets and, under normal conditions, duration is maintained between two and eight years. Investments include corporates, mortgage-related and asset-backed securities, governments, bank loans, money-market securities and certain derivative instruments.

Reliance MetLife Stable Value Fund. This is a stable value offering that is designed to provide safety and preservation of principal and accumulated interest for participant-initiated transactions. The interest credited to balances in the fund will reflect both current market conditions and performance of the underlying investments in the fund. MetLife provides the book value wrapper for this fund. The fund typically uses a multi-manager approach for investing its assets in a combination of fixed-income securities and guaranteed interest contracts.

T. Rowe Price Growth Stock Fund I. The is a large-cap growth fund that seeks longterm growth of capital and, secondarily, increasing dividend income by investing primarily in common stocks of well-established growth companies. The fund focuses on companies having one or more of the following growth characteristics: superior growth in earnings and cash flow, ability to sustain earnings momentum even during economic slowdowns, or occupation of a lucrative niche in the economy and ability to expand even during times of slow economic growth.

Vanguard 500 Index Fund Admiral. This is a passively managed large-cap core fund that seeks to track the performance of a benchmark index, the S&P 500, which measures the investment return of domestic large-capitalization stocks. The fund uses a full replication approach (seeks to hold all of the securities in the index in the same weights as in the index), while keeping transaction costs and other expenses low, and seeks to minimize net tracking error.

Vanguard Mid-Cap Index Fund Admiral. This is a mid-cap blend fund. The fund seeks to track the performance of a benchmark index that measures the investment return of stocks of mid-sized companies. The fund employs a “passive management”—or indexing— investment approach designed to track the performance of the CRSP U.S. Mid Cap Index, a broadly diversified index of stocks of medium-size U.S. companies. The fund attempts to replicate the target index by investing all, or substantially all, of its assets in the stocks that make up the index, holding each stock in approximately the same proportion as its weighting within the index.

Vanguard Target Retirement Income Fund Investor. The fund seeks to provide current income and some capital appreciation. It invests in Vanguard mutual funds according to an asset allocation strategy designed for investors currently in retirement. The fund’s indirect bond holdings are a diversified mix of short-, intermediate-, and long-term U.S. government,

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U.S. agency, and investment-grade corporate bonds, inflation-indexed bonds issued by the U.S. government, as well as mortgage-backed securities. Its indirect stock holdings consist substantially of large-capitalization U.S. stocks and, to a lesser extent, mid- and small-cap U.S. stocks and international funds. The fund’s indirect money market holdings consist of highquality, short-term money market instruments.

Vanguard Target Retirement 2015 Fund Investor. The fund seeks to provide capital appreciation and current income consistent with its current asset allocation. It invests in Vanguard mutual funds using an asset allocation strategy designed for investors planning to retire and leave the work force in or within a few years of 2015 (the target year). The fund’s indirect stock holdings consist substantially of large-capitalization U.S. stocks and, to a lesser extent, mid- and small-cap U.S. stocks and international stocks. Its indirect bond holdings are a diversified mix of investment-grade taxable U.S. government, U.S. agency, and corporate bonds, as well as mortgage-backed securities, all with maturities of more than 1 year.

Vanguard Target Retirement 2020 Fund Investor. The fund seeks to provide capital appreciation and current income consistent with its current asset allocation. It invests in Vanguard mutual funds using an asset allocation strategy designed for investors planning to retire and leave the work force in or within a few years of 2020 (the target year). The fund’s indirect stock holdings consist substantially of large-capitalization U.S. stocks and, to a lesser extent, mid- and small-cap U.S. stocks and international stocks. Its indirect bond holdings are a diversified mix of investment-grade taxable U.S. government, U.S. agency, and corporate bonds, as well as mortgage-backed securities, all with maturities of more than 1 year.

Vanguard Target Retirement 2025 Fund Investor. The fund seeks to provide capital appreciation and current income consistent with its current asset allocation. It invests in Vanguard mutual funds using an asset allocation strategy designed for investors planning to retire and leave the work force in or within a few years of 2025 (the target year). The fund’s asset allocation will become more conservative over time. Within seven years after 2025, the fund’s asset allocation should resemble that of the Target Retirement Income Fund. The fund’s indirect stock holdings consist substantially of large-capitalization U.S. stocks and, to a lesser extent, mid- and small-cap U.S. stocks and international stocks. Its indirect bond holdings are a diversified mix of investment-grade taxable U.S. government, U.S. agency, and corporate bonds, as well as mortgage-backed securities, all with maturities of more than 1 year.

Vanguard Target Retirement 2030 Fund Investor. The fund seeks to provide capital appreciation and current income consistent with its current asset allocation. It invests in Vanguard mutual funds using an asset allocation strategy designed for investors planning to retire and leave the work force in or within a few years of 2030 (the target year). The fund’s asset allocation will become more conservative over time. Within seven years after 2030, the fund’s asset allocation should resemble that of the Target Retirement Income Fund. The fund’s indirect stock holdings consist substantially of large-capitalization U.S. stocks and, to a lesser extent, mid- and small-cap U.S. stocks and international stocks. Its indirect bond holdings are a diversified mix of investment-grade taxable U.S. government, U.S. agency, and corporate bonds, as well as mortgage-backed securities, all with maturities of more than 1 year.

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Vanguard Target Retirement 2035 Fund Investor. The fund seeks to provide capital appreciation and current income consistent with its current asset allocation. It invests in Vanguard mutual funds using an asset allocation strategy designed for investors planning to retire and leave the work force in or within a few years of 2035 (the target year). The fund’s asset allocation will become more conservative over time. Within seven years after 2035, the fund’s asset allocation should resemble that of the Target Retirement Income Fund. The fund’s indirect stock holdings consist substantially of large-capitalization U.S. stocks and, to a lesser extent, mid- and small-cap U.S. stocks and international stocks. Its indirect bond holdings are a diversified mix of investment-grade taxable U.S. government, U.S. agency, and corporate bonds, as well as mortgage-backed securities, all with maturities of more than 1 year.

Vanguard Target Retirement 2040 Fund Investor. The fund seeks to provide capital appreciation and current income consistent with its current asset allocation. It invests in Vanguard mutual funds using an asset allocation strategy designed for investors planning to retire and leave the work force in or within a few years of 2040 (the target year). The fund’s asset allocation will become more conservative over time. Within seven years after 2040, the fund’s asset allocation should resemble that of the Target Retirement Income Fund. The fund’s indirect stock holdings consist substantially of large-capitalization U.S. stocks and, to a lesser extent, mid- and small-cap U.S. stocks and international stocks. Its indirect bond holdings are a diversified mix of investment-grade taxable U.S. government, U.S. agency, and corporate bonds, as well as mortgage-backed securities, all with maturities of more than 1 year.

Vanguard Target Retirement 2045 Fund Investor. The fund seeks to provide capital appreciation and current income consistent with its current asset allocation. It invests in Vanguard mutual funds using an asset allocation strategy designed for investors planning to retire and leave the work force in or within a few years of 2045 (the target year). The fund’s asset allocation will become more conservative over time. Within seven years after 2045, the fund’s asset allocation should resemble that of the Target Retirement Income Fund. The fund’s indirect stock holdings consist substantially of large-capitalization U.S. stocks and, to a lesser extent, mid- and small-cap U.S. stocks and international stocks. Its indirect bond holdings are a diversified mix of investment-grade taxable U.S. government, U.S. agency, and corporate bonds, as well as mortgage-backed securities, all with maturities of more than 1 year.

Vanguard Target Retirement 2050 Fund Investor. The fund seeks to provide capital appreciation and current income consistent with its current asset allocation. It invests in Vanguard mutual funds using an asset allocation strategy designed for investors planning to retire and leave the work force in or within a few years of 2050 (the target year). The fund’s asset allocation will become more conservative over time. Within seven years after 2050, the fund’s asset allocation should resemble that of the Target Retirement Income Fund. The fund’s indirect stock holdings consist substantially of large-capitalization U.S. stocks and, to a lesser extent, mid- and small-cap U.S. stocks and international stocks. Its indirect bond holdings are a diversified mix of investment-grade taxable U.S. government, U.S. agency, and corporate bonds, as well as mortgage-backed securities, all with maturities of more than 1 year.

Vanguard Target Retirement 2055 Fund Investor. The fund seeks to provide capital appreciation and current income consistent with its current asset allocation. It invests in Vanguard mutual funds using an asset allocation strategy designed for investors planning to

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retire and leave the work force in or within a few years of 2055 (the target year). The fund’s asset allocation will become more conservative over time. Within seven years after 2055, the fund’s asset allocation should resemble that of the Target Retirement Income Fund. The fund’s indirect stock holdings consist substantially of large-capitalization U.S. stocks and, to a lesser extent, mid- and small-cap U.S. stocks and international stocks. Its indirect bond holdings are a diversified mix of investment-grade taxable U.S. government, U.S. agency, and corporate bonds, as well as mortgage-backed securities, all with maturities of more than 1 year.

Vanguard Target Retirement 2060 Fund Investor. The fund seeks to provide capital appreciation and current income consistent with its current asset allocation. It invests in Vanguard mutual funds using an asset allocation strategy designed for investors planning to retire and leave the work force in or within a few years of 2060 (the target year). The fund’s asset allocation will become more conservative over time. Within seven years after 2060, the fund’s asset allocation should resemble that of the Target Retirement Income Fund. The fund’s indirect stock holdings consist substantially of large-capitalization U.S. stocks and, to a lesser extent, mid- and small-cap U.S. stocks and international stocks. Its indirect bond holdings are a diversified mix of investment-grade taxable U.S. government, U.S. agency, and corporate bonds, as well as mortgage-backed securities, all with maturities of more than 1 year.

Vanguard Target Retirement 2065 Fund Investor. The fund seeks to provide capital appreciation and current income consistent with its current asset allocation. It invests in Vanguard mutual funds using an asset allocation strategy designed for investors planning to retire and leave the work force in or within a few years of 2065 (the target year). The fund’s asset allocation will become more conservative over time. Within seven years after 2065, the fund’s asset allocation should resemble that of the Target Retirement Income Fund. The fund’s indirect stock holdings consist substantially of large-capitalization U.S. stocks and, to a lesser extent, mid- and small-cap U.S. stocks and international stocks. Its indirect bond holdings are a diversified mix of investment-grade taxable U.S. government, U.S. agency, and corporate bonds, as well as mortgage-backed securities, all with maturities of more than 1 year.

An investment in any of the funds listed above is not a deposit of a bank and is not insured or guaranteed by the Pennsylvania Department of Banking and Securities, the Federal Deposit Insurance Corporation or any other governmental agency. As with any mutual fund investment, there is always a risk that you may lose money on your investment in any of the funds listed above.

SSB Bancorp, Inc. Common Stock

In connection with the stock offering, the 401(k) Plan offers participants a one-time opportunity to purchase shares of common stock of SSB Bancorp, Inc. as an additional choice to the investment options described above. In connection with SSB Bancorp, Inc.’s stock offering, you may, in the manner described earlier, direct the trustee to invest up to 100% of your 401(k) Plan account in share of common stock of SSB Bancorp, Inc. as a one-time special election.

As of the date of this prospectus supplement, there is no established market for SSB Bancorp, Inc. common stock. Accordingly, there is no record of the historical performance of SSB Bancorp, Inc. common stock. Performance of SSB Bancorp, Inc. common stock depends

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on a number of factors, including the financial condition and profitability of SSB Bancorp, Inc. and the Bank and market conditions for shares of SSB Bancorp, Inc. common stock generally.

Investments in shares of common stock of SSB Bancorp, Inc. involve special risks. In making a decision to invest all or a part of your account balance in SSB Bancorp, Inc. common stock, you should carefully consider the information set forth on page 18 of this prospectus supplement under “Notice of Your Rights Concerning Employer Securities – The Importance of Diversifying Your Retirement Savings.”

For a discussion of material risks you should consider, see “Risk Factors” beginning on page 18 of the attached prospectus and the section of this prospectus supplement called “Notice of Your Rights Concerning Employer Securities” below.

Withdrawals from the 401(k) Plan

Applicable federal law requires the 401(k) Plan to impose substantial restrictions on the right of a 401(k) Plan participant to withdraw amounts held for his or her benefit under the 401(k) Plan prior to the participant’s termination of employment with the Bank. A substantial federal tax penalty may also be imposed on withdrawals made prior to the participant’s attainment of age 59 ½, regardless of whether such a withdrawal occurs during his or her employment with the Bank or after termination of employment.

Withdrawal from your Account prior to Retirement. Once you have attained age 65, you may request distribution of all or part of the amounts credited to your accounts attributable to elective deferrals, nonelective contributions and matching contributions.

Hardship Withdrawals. If you incur a financial hardship, you may request a withdrawal from the portion of your account attributable to your pre-tax and after-tax elective deferrals.

Rollover Contributions. You may withdraw amounts you contributed to the 401(k) Plan as a rollover contribution at any time.

Loans. You may not request a loan from your account in the 401(k) Plan.

Administration of the 401(k) Plan

The Trustee and Custodian. The trustee of the 401(k) Plan related to the non-stock funds is Pentegra Trust Company, c/o Pentegra Services, Inc. The trustee of the 401(k) Plan’s stock component are the non-employee directors of the Bank.

Plan Administrator. Pursuant to the terms of the 401(k) Plan, the 401(k) Plan is administered by the 401(k) Plan administrator. The address of the 401(k) Plan administrator is SSB Bank, 8700 Perry Highway, Pittsburgh, Pennsylvania 15237. The Bank’s telephone number is (412) 837-6955. The 401(k) Plan administrator is responsible for the administration of the 401(k) Plan, interpretation of the provisions of the 401(k) Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the 401(k) Plan, maintenance of plan records, books of account and all other data necessary for the proper

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administration of the 401(k) Plan, preparation and filing of all returns and reports relating to the 401(k) Plan which are required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures required to be made to participants, beneficiaries and others under Sections 104 and 105 of ERISA.

Reports to Plan Participants. The 401(k) Plan administrator will furnish you a statement at least quarterly showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period, and any adjustments to your account to reflect earnings or losses (if any). In addition, you can go on-line to www.pentegra.com or call (866) 633-4015 at any time to review your account balances.

Amendment and Termination

It is the intention of the Bank to continue the 401(k) Plan indefinitely. Nevertheless, the Bank may terminate the 401(k) Plan at any time. If the 401(k) Plan is terminated in whole or in part, then regardless of other provisions in the 401(k) Plan, you will have a fully vested interest in your accounts. The Bank reserves the right to make any amendment or amendments to the 401(k) Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that the Bank may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA.

Merger, Consolidation or Transfer

In the event of the merger or consolidation of the 401(k) Plan with another plan, or the transfer of the trust assets to another plan, the 401(k) Plan requires that you would receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer.

Federal Income Tax Consequences

The following is a brief summary of the material federal income tax aspects of the 401(k) Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the 401(k) Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. Please consult your tax advisor with respect to any distribution from the 401(k) Plan and transactions involving the 401(k) Plan.

As a “tax-qualified retirement plan,” the Code affords the 401(k) Plan special tax treatment, including:

(1)  the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the 401(k) Plan each year;

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(2)  participants pay no current income tax on amounts contributed by the employer on their behalf; and

(3)  earnings of the 401(k) Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

The Bank will administer the 401(k) Plan to comply with the requirements of the Code as of the applicable effective date of any change in the law.

Lump-Sum Distribution. A distribution from the 401(k) Plan to a participant or the beneficiary of a participant will qualify as a lump-sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59 ½, and consists of the balance credited to participants under the 401(k) Plan and all other profit sharing plans (and in some cases all other stock bonus plans), if any, maintained by the Bank. The portion of any lump-sum distribution required to be included in your taxable income for federal income tax purposes consists of the entire amount of the lump-sum distribution, less the amount of after-tax contributions, if any, you have made to this 401(k) Plan and any other profit sharing plans maintained by the Bank, which is included in the distribution.

SSB Bancorp, Inc. Common Stock Included in Lump-Sum Distribution. If a lump-sum distribution includes SSB Bancorp, Inc. common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount may be reduced by the amount of any net unrealized appreciation with respect to SSB Bancorp, Inc. common stock, that is, the excess of the value of SSB Bancorp, Inc. common stock at the time of the distribution over its cost or other basis of the securities to the trust. The tax basis of SSB Bancorp, Inc. common stock, for purposes of computing gain or loss on its subsequent sale, equals the value of SSB Bancorp, Inc. common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of SSB Bancorp, Inc. common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will constitute long-term capital gain, regardless of the holding period of SSB Bancorp, Inc. common stock. Any gain on a subsequent sale or other taxable disposition of SSB Bancorp, Inc. common stock, in excess of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed by regulations to be issued by the Internal Revenue Service.

Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over virtually all distributions from the 401(k) Plan to another qualified plan or to an individual retirement account (IRA) in accordance with the terms of the other plan or account.

Notice of Your Rights Concerning Employer Securities

Your Rights Concerning Employer Securities. The 401(k) Plan must allow you to elect to move any portion of your account that is invested in common stock of SSB Bancorp, Inc. from that investment into other investment alternatives under the 401(k) Plan. You may contact the 401(k) Plan administrator listed above for specific information regarding this new right,

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including how to make this election. In deciding whether to exercise this right, you will want to give careful consideration to the information below that describes the importance of diversification. All of the investment options under the 401(k) Plan are available to you if you decide to diversify out of common stock of SSB Bancorp, Inc.

The Importance of Diversifying Your Retirement Savings. To help achieve long-term retirement security, you should give careful consideration to the benefits of a well-balanced and diversified investment portfolio. Spreading your assets among different types of investments can help you achieve a favorable rate of return, while minimizing your overall risk of losing money. This is because market or other economic conditions that cause one category of assets, or one particular security, to perform very well often cause another asset category, or another particular security, to perform poorly. If you invest more than 20% of your retirement savings in any one company or industry, your savings may not be properly diversified. Although diversification is not a guarantee against loss, it is an effective strategy to help you manage investment risk.

In deciding how to invest your retirement savings, you should take into account all of your assets, including any retirement savings outside of the 401(k) Plan. No single approach is right for everyone because, among other factors, individuals have different financial goals, different time horizons for meeting their goals, and different tolerance for risk. Therefore, you should carefully consider the rights described here and how these rights affect the amount of money that you invest in SSB Bancorp, Inc. common stock through the 401(k) Plan.

It is also important to periodically review your investment portfolio, your investment objectives, and the investment options under the 401(k) Plan to help ensure that your retirement savings will meet your retirement goals.

Additional ERISA Considerations

As noted above, the 401(k) Plan is subject to certain provisions of ERISA, including special provisions relating to control over the 401(k) Plan’s assets by participants and beneficiaries. The 401(k) Plan’s feature that allows you to direct the investment of your account balances is intended to satisfy the requirements of Section 404(c) of ERISA relating to control over plan assets by a participant or beneficiary. The effect of this is two-fold. First, you will not be deemed a “fiduciary” because of your exercise of investment discretion. Second, no person who otherwise is a fiduciary, such as the Bank, the Plan administrator, or the 401(k) Plan’s trustee is liable under the fiduciary responsibility provision of ERISA for any loss which results from your exercise of control over the assets in your 401(k) Plan account.

Because you will be entitled to invest all or a portion of your account balance in the 401(k) Plan in SSB Bancorp, Inc. common stock, the regulations under Section 404(c) of ERISA require that the 401(k) Plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with federal or state laws not preempted by ERISA. These regulations also require that your exercise of voting and similar rights with respect to the common stock be conducted in a way that ensures the confidentiality of your exercise of these rights.

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Securities and Exchange Commission Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934, as amended, imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of public companies such as SSB Bancorp, Inc. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within 10 days of becoming an officer, director or person beneficially owning more than 10% of the shares of SSB Bancorp, Inc. the individual must fill out a Form 3 reporting initial beneficial ownership and file it with the Securities and Exchange Commission. Changes in beneficial ownership, such as purchases, sales and gifts generally must be reported periodically, either on a Form 4 within two business days after the change occurs, or annually on a Form 5 within 45 days after the close of the fiscal year of SSB Bancorp, Inc. Discretionary transactions in and beneficial ownership of the common stock of SSB Bancorp, Inc. through the 401(k) Plan by officers, directors and persons beneficially owning more than 10% of the common stock of SSB Bancorp, Inc. generally must be reported to the Securities and Exchange Commission by such individuals.

In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934, as amended, provides for the recovery by SSB Bancorp, Inc. of profits realized by an officer, director or any person beneficially owning more than 10% of the common stock of SSB Bancorp, Inc. resulting from non-exempt purchases and sales of SSB Bancorp, Inc. common stock within any six-month period.

The Securities and Exchange Commission has adopted rules that provide exemptions from the profit recovery provisions of Section 16(b) for all transactions in employer securities within an employee benefit plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of Section 16(b) persons.

Except for distributions of common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons affected by Section 16(b) are required to hold shares of common stock distributed from the Plan for six months following such distribution and are prohibited from directing additional purchases within six months after receiving such a distribution.

Financial Information Regarding 401(k) Plan Assets

Financial information representing the assets available for plan benefits at September 30, 2017, is available upon written request to the 401(k) Plan administrator at the address listed above.

LEGAL OPINION

The validity of the issuance of the common stock of SSB Bancorp, Inc. has been passed upon by Luse Gorman, PC, Washington, D.C., which firm acted as special counsel to SSB Bancorp, Inc. in connection with the SSB Bancorp, Inc. stock offering.

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PROSPECTUS

(Proposed Holding Company for SSB Bank)

Up to 879,750 Shares of Common Stock

(Subject to increase to up to 1,011,712 shares)

SSB Bancorp, Inc. is offering shares of its common stock for sale on a best efforts basis in connection with the reorganization of SSB Bank into the mutual holding company form of ownership. There is no established market for our common stock. We expect that our common stock will be quoted on the OTC Pink Marketplace (OTCPK) operated by OTC Markets Group upon conclusion of the offering. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

The shares being offered represent 45% of the shares of common stock of SSB Bancorp, Inc. that will be outstanding following the offering. Upon completion of the offering, SSB Bancorp, MHC, our Pennsylvania-chartered mutual holding company, will own 55% of our outstanding common stock. These percentages will not be affected by the number of shares we sell in the offering. We must sell a minimum of 650,250 shares in order to complete the offering. We may sell up to 1,011,712 shares to reflect demand for the shares or changes in market conditions following the commencement of the offering, without resoliciting subscribers.

We are offering the shares of common stock in a “subscription offering” to eligible depositors of SSB Bank and to our tax- qualified employee benefit plans. Depositors who had accounts with aggregate balances of at least $50.00 at the close of business on June 30, 2016 will have first priority to purchase shares of common stock of SSB Bancorp, Inc. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering.” To the extent any shares offered for sale are not purchased in the subscription or community offerings, they may be sold in a “syndicated community offering” to be managed by Keefe, Bruyette & Woods, Inc.

The minimum number of shares of common stock you may order is 25 shares. The maximum number of shares of common stock that can be ordered by any person in the offering, or persons exercising subscription rights through a single deposit account, or any person together with an associate or group of persons acting in concert, is 20,000 shares.

The offering is scheduled to expire at 2:00, p.m., Eastern Time, on December 14, 2017. We may extend the expiration date without notice to you, until January 26, 2018, or such later date as the Pennsylvania Department of Banking and Securities may approve, which may not be beyond December 21, 2019. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond January 26, 2018, or the number of shares of common stock to be sold is increased to more than 1,011,712 shares or decreased to less than 650,250 shares. If the offering is extended beyond January 26, 2018, all subscribers will be notified and given an opportunity to confirm, cancel or change their orders. If you do not respond to this notice, we will promptly return your funds with interest or cancel your deposit account withdrawal authorization. If the number of shares to be sold in the offering is increased to more than 1,011,712 shares or decreased to less than 650,250 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest. Funds submitted for the purchase of shares in the offering will be held in a segregated account at SSB Bank and will earn interest at 0.25% per annum until completion or termination of the offering.

Keefe, Bruyette & Woods, Inc. will use its best efforts to assist us in selling our common stock, but is not obligated to purchase any of the common stock that is being offered for sale. In addition, officers and directors may participate in the solicitation of offers to purchase common stock in reliance upon Rule 3a4-1 under the Securities Exchange Act of 1934, as amended. Subscribers will not pay any commissions to purchase shares of common stock in the offering.

OFFERING SUMMARY

Price: $10.00 per share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	650,250	765,000	879,750	1,011,712
Gross offering proceeds	$6,502,500	$7,650,000	$8,797,500	$10,117,120
Estimated offering expenses, excluding selling agent fees and expenses	$830,000	$830,000	$830,000	$830,000
Estimated selling agent fees and expenses (1)	$400,000	$400,000	$400,000	$400,000
Estimated net proceeds (1)	$5,272,500	$6,420,000	$7,567,500	$8,887,120
Estimated net proceeds per share (1)	$8.11	$8.39	$8.60	$8.78

(1)	The figures shown assume that all shares are sold in the subscription and the community offering, and include reimbursable expenses and stock information center fees. See “The Reorganization and Offering—Plan of Distribution; Selling Agent and Underwriting Compensation” for a discussion of Keefe, Bruyette & Woods, Inc.’s compensation for this offering and the compensation to be received by Keefe, Bruyette & Woods, Inc. and any other broker-dealers that may participate in a syndicated community offering. If all shares of common stock were sold in the syndicated community offering, excluding shares expected to be purchased by our insiders and by our employee stock ownership plan, for which no selling agent fee will be paid, the maximum selling agent fees and expenses would be approximately $674,000, $737,000, $800,000 and $872,000 at the minimum, midpoint, maximum and adjusted maximum levels of the offering, respectively.

This investment involves a degree of risk, including the possible loss of principal.
See “Risk Factors” beginning on page 18.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Pennsylvania Department of Banking and Securities, the Federal Deposit Insurance Corporation or any other governmental agency. None of the Securities and Exchange Commission, the Pennsylvania Department of Banking and Securities, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

For assistance, contact the Stock Information Center at 1-(877) 821-5778.

The date of this prospectus is November 13, 2017.

SSB

More. Human. Interest.

★ **Main Office**

8700 Perry Highway, Pittsburgh, PA 15237

● **Branch Office**

2470 California Avenue, Pittsburgh, PA 15212

PENNSYLVANIA
PITTSBURGH
Butler County
79
76
279
Allegheny R.
Pittsburgh
79
76
Allegheny County
Westmoreland County
76

i

SUMMARY

The following summary explains material information regarding the reorganization, the offering of common stock by SSB Bancorp, Inc. and the business of SSB Bank. The summary may not contain all the information that is important to you. For additional information, you should read this entire prospectus carefully, including the financial statements and the notes to the financial statements of SSB Bank, as well as the section entitled “Risk Factors.” In certain circumstances, where appropriate, the terms “we, “us” and “our” refer collectively to SSB Bancorp, MHC, SSB Bancorp, Inc. and SSB Bank or to any of those entities, depending on the context.

The Companies

SSB Bancorp, MHC

Upon completion of the reorganization and the offering, SSB Bancorp, MHC will become the Pennsylvania chartered mutual holding company of SSB Bancorp, Inc. SSB Bancorp, MHC is not currently an operating company and has not engaged in any business to date. SSB Bancorp, MHC will be formed upon completion of the reorganization. As a mutual holding company, SSB Bancorp, MHC will be a non-stock company and will be required by law to own a majority of the voting stock of SSB Bancorp, Inc. Depositors of SSB Bank will have certain voting rights in SSB Bancorp, MHC.

SSB Bancorp, Inc.

SSB Bancorp, Inc., a Maryland corporation formed in 2017, will own 100% of the common stock of SSB Bank following the reorganization and offering. This offering is being made by SSB Bancorp, Inc. SSB Bancorp, Inc. is not currently an operating company and will become the holding company for SSB Bank upon completion of the reorganization. Our principal office is located at 8700 Perry Highway, Pittsburgh, Pennsylvania 15237, and our telephone number at that address is (412) 837-6955.

Upon completion of the offering, public stockholders will own a minority of SSB Bancorp, Inc.’s common stock and will not be able to exercise voting control over most matters put to a vote of stockholders.

SSB Bank

SSB Bank is a Pennsylvania-chartered mutual savings bank headquartered in Pittsburgh, Pennsylvania. It was originally chartered in 1922 as a Pennsylvania-chartered savings and loan association under the name “Slovak Savings and Loan Association.” In 1992, we converted to a mutual savings bank charter and changed our name to

“Slovak Savings Bank.” In 2017, we adopted the name “SSB Bank.”

We conduct our business from our main office and one branch office. All of our banking offices are located in Pittsburgh, Pennsylvania, which is located in Allegheny County in western Pennsylvania. Our primary market area currently consists of Allegheny County and adjacent portions of surrounding counties.

At June 30, 2017, we had total assets of $153.6 million, total deposits of $114.7 million and retained earnings of $12.2 million. We had net income of $552,000 for the six months ended June 30, 2017, and $608,000 for the year ended December 31, 2016.

Historically, our business has consisted primarily of taking deposits from the general public and investing those funds, along with borrowings from the Federal Home Loan Bank of Pittsburgh, in one- to four-family residential real estate loans and, to a lesser extent, commercial real estate, commercial and industrial, and consumer loans. More recently, we have increased our focus on originating commercial real estate and commercial and industrial loans in an effort to diversify our overall loan portfolio, to increase the overall yield earned on our loans, and to assist in managing interest rate risk. To a limited extent, we also invest in securities for liquidity purposes. At June 30, 2017, our investment portfolio consisted of municipal bonds, corporate bonds, mortgage-backed securities and U.S. treasury securities. We offer a variety of deposit products, including checking accounts, savings accounts and time deposits.

SSB Bank is subject to comprehensive regulation and examination by the Pennsylvania Department of Banking and Securities and the Federal Deposit Insurance Corporation.

Our main office is located at 8700 Perry Highway, Pittsburgh, Pennsylvania 15237, and our telephone number at that address is (412) 837-6955.

Our website address is www.ssbpgh.com. Information on our website is not and should not be considered a part of this prospectus.

Our Reorganization into a Mutual Holding Company and the Offering

We do not have stockholders in our current mutual form of ownership. Our depositors have the right to vote on certain matters pertaining to SSB Bank, such as the proposed mutual holding company reorganization. The mutual holding company reorganization is a series of transactions through which we will reorganize our corporate structure from a mutual savings bank to the mutual holding company form of ownership. The reorganization will be conducted pursuant to a plan of mutual holding company reorganization and minority stock issuance, which we refer to as the “plan of reorganization.” Following the reorganization, SSB Bank will become a Pennsylvania chartered stock savings bank subsidiary of SSB Bancorp, Inc., and SSB Bancorp, Inc. will be a majority-owned subsidiary of SSB Bancorp, MHC. After the reorganization, our depositors will continue to have the same voting rights in SSB Bancorp, MHC as they had in SSB Bank before the reorganization.

In connection with the reorganization, we are offering shares of common stock of SSB Bancorp, Inc. for sale in the offering. All investors will pay the same price per share in the offering. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual holding company reorganizations and stock offerings. See “—Terms of the Offering.”

The primary reasons for our decision to reorganize into the mutual holding company form of organization and conduct the offering are to establish an organizational structure that will enable us to:

•	increase our capital to support future growth and profitability;

•	compete more effectively in the financial services marketplace;

•	expand our banking franchise organically through de novo branching or establishing loan production offices, or expand through acquisitions of other financial institutions, branch offices, or other financial service businesses; and

•	preserve SSB Bank’s mutual form of ownership and our ability to remain an independent community savings bank through the mutual holding company.

The reorganization and the capital raised in the offering are expected to provide us with additional capital to support loan growth, support the growth of our banking franchise, provide an additional cushion against unforeseen risks, and expand our asset and deposit base. The reorganization and offering also will allow us to establish stock benefit plans for management and other employees that we believe will permit us to attract and retain qualified personnel.

Unlike a standard mutual-to-stock conversion transaction in which all of the common stock of the holding company of the converting savings association is sold to the public, only a minority of the stock is sold to the public in a mutual holding company reorganization. In a mutual holding company structure, federal law and regulations require that a majority of the outstanding common stock of SSB Bancorp, Inc. must be held by our mutual holding company. Consequently, the shares that we are permitted to sell in the offering represent a minority of the shares of SSB Bancorp, Inc. that will be outstanding upon the closing of the reorganization. As a result, a mutual holding company offering raises less than half the capital that would be raised in a standard conversion offering. Based on these restrictions and an evaluation of our capital needs, our board of directors has decided that 45% of our outstanding shares of common stock will be offered for sale in the offering, and 55% of our shares will be retained by SSB Bancorp, MHC. Our board of directors has determined that offering 45% of our outstanding shares of common stock for sale in the offering will enable management to effectively invest the capital raised in the offering. See “—Possible Conversion of SSB Bancorp, MHC to Stock Form.”

The following chart shows our corporate structure following the reorganization and offering:

Business Strategy

Our goal is to provide long-term value to our stockholders, customers, employees and the communities we serve by executing a safe and sound business strategy that produces increasing earnings. We believe there is a significant opportunity for a community-focused bank to provide a full range of financial services to commercial and retail customers in our market area, and the increased capital we will have after the completion of the offering will enable us to compete more effectively with other financial institutions.

Our current business strategy consists of the following:

•	Grow our loan portfolio, with a focus on expanding commercial real estate, multi-family and commercial and industrial lending. We believe that commercial lending and multi-family lending offer opportunities to invest in our community, to increase the overall yield earned on our loans, and to assist in managing interest rate risk. We intend to continue to expand our originations of these loans in our primary market area. At the same time, we intend to continue our traditional residential mortgage lending activities, including our mortgage banking operations where we sell into the secondary market fixed-rate residential mortgage loans we originate, and retain the servicing rights. The mortgage banking operations serve as a source of non-interest income through serving fee income and gains on sales of loans.

•	Increase our core deposit base. Deposits are our primary source of funds for lending. While historically we relied on time deposits as a source of funds, we are now focused on increasing core deposits. We consider savings, checking, money market, and commercial deposits to be core deposits. Core deposits are the funding source that is least costly and least sensitive to interest rate fluctuations. Core deposits also help us maintain loan-to-deposit ratios at levels consistent with regulatory expectations. At June 30, 2017, our gross loan-to-deposit ratio was 114.7%, and core deposits represented 35.6% of our total deposits. Going forward, we will seek to increase such deposits, particularly by expanding upon our relationships with new and existing commercial customers. Furthermore, we have invested in technologies, including remote check capture and mobile and on-line banking, which should help to attract core deposits.

•	Manage credit risk to maintain a low level of non-performing assets. Strong asset quality is a key to the long-term financial success of any bank. Our credit risk management strategy focuses on well-defined credit and investment policies and procedures that we believe promote conservative lending and investment practices, conservative loan underwriting criteria and active credit monitoring. Our total non-performing loans to gross loans ratio was 1.71% at June 30, 2017.

•	Manage interest rate risk. Interest rate risk management is central to our budgeting, liquidity and asset management. Our continued focus on originating shorter-term commercial real estate loans, multi-family loans and commercial and industrial loans, together with the continued sale of fixedrate residential mortgage loans into the secondary market and the additional capital raised in the offering, will help to mitigate and mange interest rate risk.

A full description of our products and services can be found under “Business of SSB Bank.”

Terms of the Offering

We are offering between 650,250 and 879,750 shares of common stock of SSB Bancorp, Inc. to eligible depositors, our tax-qualified employee benefit plans, and to the public, to the extent shares remain available. The amount of capital we are raising in the offering is based on an appraisal of the pro forma market value of SSB Bancorp, Inc. We may increase the maximum number of shares that we sell in the offering by up to 15%, to 1,011,712 shares, as a result of demand for the shares of common stock in the offering or changes in market conditions, including those for financial institutions stocks. Subscription priorities have been established for the allocation of common stock to the extent the subscription offering is oversubscribed. See “The Reorganization and Offering—Subscription Offering and Subscription Rights” for a description of allocation procedures if there is an oversubscription.

Unless the pro forma market value of SSB Bancorp, Inc. decreases below $14.5 million or increases above $22.5 million, or the offering is extended beyond January 26, 2018, you will not have the opportunity to change or cancel your stock order. The offering price of the shares of common stock is $10.00 per share. All investors will pay the same $10.00 purchase price per share. Investors will not be charged a commission to purchase shares of common stock. Keefe, Bruyette & Woods, Inc., our financial advisor in connection with the reorganization and offering, will use its best efforts to assist us in selling our shares of common stock, but is not obligated to purchase any shares in the offering.

Persons Who May Order Stock in the Offering

We are offering the shares of common stock of SSB Bancorp, Inc. in a “subscription offering” in the following descending order of priority:

(1)	depositors who had accounts at SSB Bank with aggregate balances of at least $50.00 at the close of business on June 30, 2016;

(2)	the tax-qualified employee benefit plans of SSB Bank (including our employee stock ownership plan); and

(3)	depositors who had accounts at SSB Bank with aggregate balances of at least $50.00 at the close of business on September 30, 2017.

Any shares of our common stock that remain unsold in the subscription offering will be offered for sale in a community offering that may commence concurrently with, during or promptly after, the subscription offering. The community offering must be completed within 45 days of the end of the subscription offering, unless extended with the approval of the Pennsylvania Department of Banking and Securities. Natural persons residing in Allegheny County, Pennsylvania will have a purchase preference in any community offering. Shares also may be offered to the general public. We also may offer shares of common stock not purchased in the subscription offering or the community offering through a syndicate of brokers in what is referred to as a syndicated community offering managed by Keefe, Bruyette & Woods, Inc. We have the right to accept or reject, in our sole discretion, any orders received in the community offering or the syndicated community offering.

To ensure proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest at June 30, 2016 or September 30, 2017, as applicable. Failure to list an account or providing incorrect information could result in the loss of all or part of a subscriber’s stock allocation. We will attempt to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you had an ownership interest. Our interpretations of the terms and conditions of the stock issuance plan and of the acceptability of the order forms will be final.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares of common stock will be allocated first to categories in the subscription offering in accordance with our plan of reorganization. A detailed description of share allocation procedures can be found in the section entitled “The Reorganization and Offering—Subscription Offering and Subscription Rights.”

How We Determined the Offering Range and the $10.00 Price per Share

Our decision to offer between 650,250 shares and 879,750 shares, which is our offering range, is based on an independent appraisal of our pro forma market value prepared by RP Financial, LC., a firm experienced in appraisals of financial institutions. RP Financial, LC. is of the opinion that, as of August 18, 2017 and assuming we sell a minority of our shares in the stock offering, the estimated pro forma market value of the common stock of SSB Bancorp, Inc. was $17.0 million. Based on applicable regulations, this market value forms the midpoint of a valuation range with a minimum of $14.5 million and a maximum of $19.6 million.

Our board of directors determined that the common stock should be sold at $10.00 per share and that 45% of the shares of SSB Bancorp, Inc. common stock should be offered for sale in the offering and 55% should be held by SSB Bancorp, MHC. Therefore, based on the valuation range, the number of shares of SSB Bancorp, Inc.

common stock that will be sold in the offering will range from 650,250 shares to 879,750 shares. If demand for the shares or market conditions warrant, our appraised value can be increased by up to 15%, which would result in an appraised value of $22.5 million and an offering of 1,011,712 shares of common stock.

The appraisal is based in part on our financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of 10 publicly traded savings and loan holding companies that RP Financial, LC. considers comparable to SSB Bancorp, Inc. on a pro forma basis. The appraisal peer group consists of the following companies, all of which are traded on the Nasdaq Stock Market.

	Nasdaq Ticker
Company Name	Symbol	Headquarters	Total Assets (1)
			(In millions)

Randolph Bancorp, Inc.	RNDB	Stoughton, MA	$508
MSB Financial Corp.	MSBF	Millington, NJ	$507
Poage Bankshares, Inc.	PBSK	Ashland, KY	$458
Wayne Savings Bancshares, Inc.	WAYN	Wooster, OH	$445
Home Federal Bancorp, Inc. of Louisiana	HFBL	Shreveport, LA	$427
WVS Financial Corp.	WVFC	Pittsburgh, PA	$353
Jacksonville Bancorp, Inc.	JXSB	Jacksonville, IL	$336
FSB Bancorp, Inc.	FSBC	Fairport, NY	$291
Melrose Bancorp, Inc.	MELR	Melrose, MA	$294
Equitable Financial Corp.	EQFN	Grand Island, NE	$241	(1)

(1)	Total assets are as of June 30, 2017 for all companies except Equitable Financial Corp., which are as of March 31, 2017.

The independent appraisal will be updated before we complete the reorganization and offering. If the pro forma market value of the common stock at that time is either below $14.5 million or above $22.5 million, then SSB Bancorp, Inc., after consulting with the Pennsylvania Department of Banking and Securities and the Federal Deposit Insurance Corporation, may terminate the plan of reorganization and return all funds promptly with interest; extend or hold a new subscription or community offering, or both; establish a new offering range and commence a resolicitation of subscribers; or take such other actions as may be permitted by the Pennsylvania Department of Banking and Securities, the Federal Deposit Insurance Corporation and the Securities and Exchange Commission. If we resolicit subscribers in this instance, then all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest.

Two measures investors use to analyze an issuer’s stock are the ratio of the offering price to the issuer’s book value and the ratio of the offering price to the issuer’s trailing 12 months net income. RP Financial, LC.

considered these ratios, among other factors, in preparing its independent appraisal. Book value is the same as total equity, and represents the difference between the issuer’s assets and liabilities. We had no intangible assets at June 30, 2017. Therefore, ratios that are presented related to book value are the same ratios that would be presented related to tangible book value.

The following table presents a summary of selected pricing ratios for the peer group companies and for us on a non-fully converted basis (i.e., the table assumes that 45% of our outstanding shares of common stock is sold in the offering, as opposed to 100% of our outstanding shares of common stock). These figures are from the RP Financial, LC. appraisal report. Compared to the average pricing ratios of the peer group, and based upon the information in the following table, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 4.0% on a non-fully converted price-to-earnings basis and a discount of 8.9% on a non-fully converted price-to-book value basis.

	Non-Fully Converted Pro		Non-Fully Converted Pro
	Forma Price-to-Earnings		Forma Price-to-Book
	Multiple (1)		Value Ratio (1)

SSB Bancorp, Inc.
Adjusted Maximum	28.57	x	114.42%
Maximum	24.39	x	105.60%
Midpoint	21.28	x	96.99%
Minimum	17.86	x	87.49%

Valuation of peer group companies
as of August 18, 2017
Averages	22.16	x	106.46%
Medians	21.20	x	105.93%

(1)	Information for the peer group companies is based upon actual earnings for the 12-months ended June 30, 2017 (or for the latest available date) and information for SSB Bancorp, Inc. is based upon actual earnings for the 12-months ended June 30, 2017. These ratios are different from the ratios in “Pro Forma Data.”

The following table presents a summary of selected pricing ratios for the peer group companies, with such ratios adjusted to their fully converted equivalent basis, and the resulting pricing ratios for SSB Bancorp, Inc. on a fully converted equivalent basis. Compared to the average fully converted pricing ratios of the peer group, SSB Bancorp, Inc.’s pro forma fully converted pricing ratios at the midpoint of the offering range indicated a discount of 1.9% on a fully converted price-to-earnings basis and a discount of 38.3% on a fully converted price-to-book value basis.

	Fully Converted Pro		Fully Converted Pro
	Forma Price-to-Earnings		Forma Price-to-Book
	Multiple		Value Ratio

SSB Bancorp, Inc.
Adjusted Maximum	29.41	x	73.21%
Maximum	25.00	x	69.54%
Midpoint	21.74	x	65.70%
Minimum	18.18	x	61.16%

Valuation of peer group companies
as of August 18, 2017
Averages	22.16	x	106.46%
Medians	21.20	x	105.93%

The fully converted pro forma calculations for SSB Bancorp, Inc. include the following assumptions:

•	8% of the shares sold in a full conversion offering are purchased by an employee stock ownership plan, with the expense to be amortized over 20 years;

•	4% of the shares sold in a full conversion offering are purchased by a stock-based benefit plan, with the expense to be amortized over five years;

•	options equal to 10% of the shares sold in a full conversion offering are granted under a stockbased benefit plan, with option expense of $2.78 per option, and with the expense to be amortized over five years; and

•	stock offering expenses equal $1.2 million.

The independent appraisal does not indicate market value. You should not assume or expect that SSB Bancorp, Inc.’s valuation as indicated above means that the common stock will trade at or above the $10.00 purchase price after the reorganization and offering. Furthermore, the pricing ratios presented in the appraisal were used by RP Financial, LC. to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Reorganization and Offering—Stock Pricing and Number of Shares to be Issued.”

How We Intend to Use the Proceeds from the Offering

We intend to invest at least 50% of the net proceeds from the stock offering in SSB Bank, fund the loan to our employee stock ownership plan to finance its purchase of shares of common stock in the stock offering, contribute $40,000 to SSB Bancorp, MHC as its initial capitalization, and retain the remainder of the net proceeds from the offering at SSB Bancorp, Inc. Assuming we sell 879,750 shares of common stock at the maximum of the offering range, and we have net proceeds of $7.6 million, we intend to invest at least $5.0 million in SSB Bank, loan $766,000 to our employee stock ownership plan to fund its purchase of an amount of the common stock equal to up to 3.92% of our outstanding shares (including shares issued to SSB Bancorp, MHC), contribute $40,000 to SSB Bancorp, MHC and retain the remaining $1.8 million of the net proceeds at SSB Bancorp, Inc.

SSB Bancorp, Inc. expects to initially invest the net proceeds of the offering in securities issued by the U.S. government and its agencies or government sponsored enterprises, and as otherwise permitted under our investment policy. SSB Bancorp, Inc. may use a portion of the net proceeds to repurchase shares of our common stock in the future, although we are generally not permitted to do so during the first year following our reorganization, and may use a portion of the net proceeds to finance the possible acquisition of other financial institutions or other financial service businesses. We may also use the net proceeds for other general corporate purposes. SSB Bank generally intends to use the proceeds it receives to originate loans. SSB Bank may also use the proceeds it receives to support new loan, deposit or other financial products and services, and for general corporate purposes. It may also purchase securities as permitted under our investment policy, expand its banking franchise organically through de novo branching or establishing loan production offices, or expand through acquisitions of other financial institutions, branch offices, or other financial service businesses. Neither SSB Bank nor SSB Bancorp, Inc. has any plans or agreements for any specific expansion transactions at this time.

See “How We Intend to Use the Proceeds from the Offering.”

Limits on the Amount of Common Stock You May Purchase

The minimum purchase is 25 shares of common stock. Generally, no individual, or individuals through a single account held jointly, may purchase more than $200,000 of common stock. Additionally, any of the following persons purchase shares of common stock, their purchases when combined with your purchases cannot exceed $200,000 of common stock:

•	any person who is related by blood or marriage to you and who either lives in your home or who is a trustee or officer of SSB Bank;

•	companies or other entities in which you are an officer or partner or have a 10% or greater beneficial ownership interest;

•	trusts or other estates in which you have a substantial beneficial interest or as to which you serve as a trustee or in another fiduciary capacity; and

•	any other persons who may be your associates or persons acting in concert with you.

Persons having the same address and persons exercising subscription rights through qualifying accounts registered to the same address will be subject to this overall purchase limitation. We have the right to determine, in our sole discretion, whether prospective purchasers are associates or acting in concert.

We may, in our sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase the maximum purchase limitation to 9.9% of the number of shares sold in the offering, provided that the total number of shares purchased by persons, their associates and those persons with whom they are acting in concert, to the extent such purchases exceed 5% of the shares sold in the offering, shall not exceed, in the aggregate, 10% of the total number of the shares sold in the offering.

Subject to regulatory approval, we may increase or decrease the purchase limitations in the offering at any time. A detailed discussion of the limitations on purchases of common stock by an individual and persons acting in concert is set forth under the caption “The Reorganization and Offering—Additional Limitations on Common Stock Purchases.”

We expect that the employee stock ownership plan will purchase 3.92% of our outstanding shares (including shares issued to SSB Bancorp, MHC). Subject to the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the employee stock ownership plan may purchase some or all of these shares in the open market following the completion of the offering. The employee stock ownership plan purchases will range from 56,644 shares to 88,131 shares of common stock, respectively, at the minimum and adjusted maximum of the offering range.

How You May Purchase Shares of Common Stock in the Subscription and Community Offering

In the subscription offering and the community offering you may pay for your shares only by:

•	personal check, bank check or money order payable to SSB Bancorp, Inc. (cash and third-party checks will not be accepted); or

•	authorizing us to withdraw available funds (without any early withdrawal penalty) from your deposit account(s) maintained with SSB Bank, other than checking accounts or retirement accounts, including individual retirement accounts (IRAs).

SSB Bank is not permitted to knowingly lend funds for the purpose of purchasing shares of common stock in the offering. You may not pay by wire transfer or use a third-party check to pay for shares of common stock. Do not submit cash.

You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment or authorization to withdraw from one or more of your SSB Bank deposit accounts, provided that the stock order form is received before 2:00 p.m., Eastern Time on December 14, 2017, the expiration date of the subscription offering. You may submit your stock order form in one of three ways: by mail, using the reply envelope provided; by overnight courier to the address indicated on the stock order form; or by bringing your stock order form and payment to SSB Bank’s main office located at 8700 Perry Highway, Pittsburgh, Pennsylvania. We will not accept stock order forms at our California Avenue location. Once submitted, your order is irrevocable. We do not intend to accept incomplete stock order forms, unsigned stock order forms, or copies or facsimiles of stock order forms. For orders paid for by check or money order, the funds must be available in the account. Funds received before the completion of the offering will be held in a segregated account at SSB Bank. Subscription funds will earn interest at 0.25% per annum, which is our current passbook savings rate. If the offering is terminated, we will promptly return your subscription funds with interest.

On the stock order form, you may not designate withdrawal from SSB Bank accounts with check-writing privileges; instead, submit a check. If you request that we directly withdraw the funds from an account with check writing privileges, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. You may not authorize direct withdrawal from a SSB Bank IRA or other retirement account. See “— Using Retirement Account Funds to Purchase Shares of Common Stock in the Subscription and Community Offerings.”

Withdrawals from certificate of deposit accounts at SSB Bank for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with SSB Bank must be in the deposit accounts at the time the stock order form is received; no credit to purchase shares will be given for future interest to be earned on the funds in your deposit account or submitted for payment for the shares. However, funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable deposit account rate until the completion of the offering. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. If a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at 0.25% per annum thereafter, until such funds are withdrawn. After we receive an order, the order cannot be revoked or changed.

By signing the stock order form, you are acknowledging receipt of this prospectus and that the shares of our common stock are not deposits or savings accounts that are federally insured or otherwise guaranteed by SSB Bank, the Pennsylvania Department of Banking and Securities, the Federal Deposit Insurance Corporation or any other governmental agency.

Using Retirement Account Funds to Purchase Shares of Common Stock in the Subscription and Community Offerings

You may be able to subscribe for shares of common stock using funds in your IRA, or other retirement account. If you wish to use some or all of the funds in your IRA or other retirement account held at SSB Bank, the applicable funds must be transferred to an IRA or other retirement account that can hold common stock maintained by an independent custodian or trustee, such as a brokerage firm, before you place your stock order. If you do not have such an account, you will need to establish one. A one-time and/or annual administrative fee may be payable to the independent custodian or trustee. Because individual circumstances differ and the processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the December 14, 2017 offering deadline, for assistance with purchases using funds in your IRA or other retirement account held at SSB Bank or elsewhere. Whether you may use such funds for the purchase of shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

For a complete description of how to use IRA funds to purchase shares in the stock offering, see “The Reorganization and Offering—Procedure for Purchasing Shares in the Subscription and Community Offerings— Using Individual Retirement Account Funds.”

You May Not Sell or Transfer Your Subscription Rights

Applicable regulations prohibit you from selling, giving, or otherwise transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe has sold or given away his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. On the stock order form, you cannot add the names of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you. You may add only those who were eligible to purchase shares of common stock in the subscription offering at your date of eligibility. In addition, the stock order form requires that you list all deposit accounts, giving all names on each account and the account number at the applicable eligibility record date. Your failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, if there is an oversubscription.

Eligible depositors who enter into agreements to allow ineligible investors to participate in the subscription offering may be violating federal and state law and may be subject to civil enforcement actions or criminal prosecution.

Deadline for Orders of Common Stock

The deadline for submitting orders to purchase shares of the common stock in the subscription and community offerings is 2:00 p.m., Eastern Time, on December 14, 2017, unless we extend this deadline. If you wish to purchase shares of common stock, your properly completed and signed original stock order form, together with full payment for the shares, must be received (not postmarked) by this time. We will reject all orders received after 2:00 p.m., Eastern Time, on December 14, 2017, unless the offering is extended.

Although we will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 2:00 p.m., Eastern Time, on December 14, 2017, whether or not we have been able to locate each person entitled to subscription rights.

See “The Reorganization and Offering—Procedure for Purchasing Shares in the Subscription and Community Offerings—Expiration Date” for a complete description of the deadline for purchasing shares in the stock offering.

Once Submitted, Your Stock Purchase Order May Not Be Revoked Except Under Certain Circumstances

Funds that you use to purchase shares of our common stock in the offering will be held in a segregated account until the termination or completion of the offering, including any extension of the expiration date. Because completion of the reorganization and offering is subject to the receipt of all required regulatory approvals, including an update of the independent appraisal, among other factors, there may be one or more delays in the completion of the reorganization. Any orders that you submit to purchase shares of our common stock in the offering are irrevocable. You will not have access to subscription funds, unless the offering is terminated or extended beyond January 26, 2018, or the number of shares to be sold in the offering is increased to more than 1,011,712 shares or decreased to fewer than 650,250 shares.

Termination of the Offering

The subscription offering will expire at 2:00 p.m., Eastern Time, on December 14, 2017. We expect that the community offering, if one is conducted, would expire at the same time. We may extend this expiration date without notice to you until January 26, 2018 or such later date as the applicable regulators may approve. If the subscription offering and/or community offerings are extended beyond January 26, 2018, we will be required to resolicit subscriptions before proceeding with the offering. In such event, all subscribers will be afforded the opportunity to confirm, cancel or change their orders. If you choose to cancel your order or you do not respond to the resolicitation notice, your funds will be promptly returned to you with interest and deposit account withdrawal authorizations will be cancelled. All further extensions, in the aggregate, may not last beyond December 21, 2019, which is two years after the special meeting of depositors of SSB Bank to be held on December 21, 2017 to vote on the plan of reorganization.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 650,250 shares of common stock, we may take several steps in order to sell the minimum number of shares of common stock in the offering range. Specifically, we may (a) increase the purchase limitations, (b) seek regulatory approval to extend the offering beyond the January 26, 2018 expiration date, and/or (c) reduce the valuation and offering range, provided that any such extension or reduction will require us to resolicit subscriptions received in the offering and provide subscribers with the opportunity to increase or decrease or to cancel their subscriptions. If the offering is extended beyond January 26, 2018, then subscribers will have the right to confirm, cancel or change their orders. If the number of shares to be sold in the offering is increased to more than 1,011,712 shares or decreased to less than 650,250 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest.

Market for the Common Stock

We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be quoted on the OTC Pink Marketplace (OTCPK) operated by OTC Markets Group upon conclusion of the stock offering. Keefe, Bruyette & Woods, Inc. currently intends to make a market in the shares of our common stock, but is under no obligation to do so. See “Market for the Common Stock.”

Our Dividend Policy

Following completion of the stock offering, our board of directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. However, we currently intend to retain all of our future earnings, if any, for use in our business and do not expect to pay any cash dividends on our common stock in the foreseeable future. Any future determination to pay cash dividends on our common stock will be made by our board of directors and will depend upon our results of operations, financial condition, capital requirements, regulatory and contractual restrictions, our business strategy and other factors that our board of directors deems relevant. See “Our Policy Regarding Dividends” for additional information regarding our dividend policy.

Possible Change in the Offering Range

RP Financial, LC. will update its appraisal before we complete the offering. If, as a result of demand for the shares or changes in market conditions, RP Financial, LC. determines that our pro forma market value has increased, we may sell up to 1,011,712 shares in the offering without further notice to you. If our pro forma market value at that time is either below $14.5 million or above $22.5 million, then, after consulting with the Pennsylvania Department of Banking and Securities and the Federal Deposit Insurance Corporation, we may:

•	terminate the stock offering, cancel deposit account withdrawal authorizations and promptly return all funds received in the offering with interest at 0.25% per annum;

•	set a new offering range; or

•	take such other actions as may be permitted by the Federal Reserve Board, the Financial Industry Regulatory Authority (“FINRA”) and the Securities and Exchange Commission.

If we set a new offering range, we will promptly return funds, with interest at 0.25% per annum for funds received in the offering, cancel deposit account withdrawal authorizations and commence a resolicitation. In connection with the resolicitation, we will notify subscribers of their right to place a new stock order for a specified period of time.

Possible Termination of the Offering

We may terminate the offering at any time before the special meeting of depositors of SSB Bank that is being called to vote on the reorganization and offering, and at any time after depositor approval with applicable regulatory approval. If we terminate the offering, we will promptly return your funds, with interest at 0.25% per annum, and we will cancel deposit account withdrawal authorizations.

Our Officers, Directors and Employees Will Receive Additional Benefits and Compensation after the Reorganization and Offering

In connection with the reorganization, we are establishing an employee stock ownership plan, and, subject to stockholder approval, we intend to implement one or more stock-based benefits plan that will provide for grants of stock options and restricted stock.

Employee Stock Ownership Plan. The board of directors of SSB Bank intends to adopt an employee stock ownership plan, which will award shares of our common stock to eligible employees primarily based on their compensation. Our board of directors will, at the completion of the offering, ratify the loan to the employee stock ownership plan and the issuance of the common stock to the employee stock ownership plan. It is expected that our employee stock ownership plan will purchase an amount of shares equal to 3.92% of our outstanding shares (including shares issued to SSB Bancorp, MHC).

Stock-Based Benefit Plans. Following the stock offering, we intend to adopt one or more new stock-based benefit plans that will provide for grants of stock options and awards of shares of restricted common stock. In accordance with applicable regulations, we anticipate that the plan will authorize a number of stock options and a number of shares of restricted common stock, not to exceed 4.90% and 1.96%, respectively, of the shares issued in the offering (including shares issued to SSB Bancorp, MHC). These limitations may not apply if the plans are implemented more than one year after the reorganization and offering, subject to any applicable regulatory approvals.

The stock-based benefit plans will not be established sooner than six months after the stock offering and, if adopted within one year after the stock offering, the plans must be approved by a majority of the votes eligible to be cast by our stockholders, as well as a majority of the votes eligible to be cast by our stockholders other than SSB Bancorp, MHC. If stock-based benefit plans are established more than one year after the stock offering, they must be approved by a majority of votes cast by our stockholders, as well as a majority of votes cast by our stockholders other than SSB Bancorp, MHC.

Certain additional restrictions would apply to our stock-based benefit plans if adopted within one year after the stock offering, including:

•	non-employee directors in the aggregate may not receive more than 30% of the options and shares of restricted common stock authorized under the plans;

•	any non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plans;

•	any individual may not receive more than 25% of the options and restricted stock awards authorized under the plans;

•	the options and shares of restricted common stock may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plans; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of SSB Bancorp, Inc. or SSB Bank.

We have not yet determined whether we will present stock-based benefit plans for stockholder approval within one year following the completion of the reorganization or whether we will present plans for stockholder approval more than one year after the completion of the reorganization. If applicable regulations or policies regarding stock-based benefit plans change, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

Equity Plan Expenses. The implementation of an employee stock ownership plan and one or more stockbased benefit plans will increase our future compensation costs, thereby reducing our earnings. For example, we will be required to recognize an expense each year under our employee stock ownership plan equal to the fair market value of the shares committed to be released for that year to the participating employees. Similarly, if we issue restricted stock awards under a stock-based benefit plan, we would be required to recognize an expense as the shares vest equal to their fair market value on the grant date. Finally, if we issue stock options, we would be required to recognize an expense as the options vest, equal to their estimated value on the grant date. See “Risk Factors—Risks Related to the Offering—Our stock-based benefit plans will increase our expenses and reduce our income” and “Management—Benefits to be Considered Following Completion of the Stock Offering.”

Benefits to Management. The following table summarizes the stock benefits that our officers, directors and employees may receive following the reorganization and offering, at the adjusted maximum of the offering range and assuming that our employee stock ownership plan purchases 3.92% of our outstanding shares (including shares issued to SSB Bancorp, MHC) and that we implement one or more stock-based benefit plans granting options to purchase 4.90% of the total shares of common stock of SSB Bancorp, Inc. issued in connection with the reorganization (including shares issued to SSB Bancorp, MHC) and award shares of restricted common stock equal to 1.96% of the total shares of common stock of SSB Bancorp, Inc. issued in connection with the reorganization (including shares issued to SSB Bancorp, MHC).

			Value of Benefits Based on
			Adjusted Maximum of
		Percent of	Offering Range (In
Plan	Individuals Eligible to Receive Awards	Outstanding Shares	Thousands)

Employee stock ownership plan	All employees	3.92%	$881
Stock awards	Directors, officers and employees	1.96	441
Stock options	Directors, officers and employees	4.90	306	(1)
Total		10.78%	$1,628

(1)	The fair value of stock options has been estimated at $2.78 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; no dividend yield; expected option life of 10 years; risk free interest rate of 2.31%; and a volatility rate of 13.73% based on an index of publicly traded thrift institutions.

The actual value of the shares of restricted common stock awarded under the stock-based benefit plan would be based on the price of SSB Bancorp, Inc.’s common stock at the time the shares are awarded. The following table presents the total value of all shares of restricted common stock to be available for award and issuance under the stock-based benefit plan, assuming receipt of stockholder approval and that the shares are awarded in a range of market prices from $8.00 per share to $14.00 per share.

	28,322 Shares Awarded	33,320 Shares Awarded	38,318 Shares Awarded	44,066 Shares Awarded
	at Minimum of Offering	at Midpoint of Offering	at Maximum of Offering	at Adjusted Maximum
Share Price	Range	Range	Range	of Offering Range
(In thousands, except share price data)

$8.00	$227	$267	$307	$353
$10.00	$283	$333	$383	$441
$12.00	$340	$400	$460	$529
$14.00	$397	$466	$536	$617

The grant-date fair value of the options granted under the stock-based benefit plan would be based in part on the price of shares of SSB Bancorp, Inc.’s common stock at the time the options are granted. The value will also depend on the various assumptions utilized in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plan, assuming receipt of stockholder approval, using a Black-Scholes option pricing model, and assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share. The Black-Scholes option pricing model provides an estimate only of the fair value of the options, and the actual value of the options may differ significantly from the value set forth in this table.

					110,164 Options at
		70,805 Options at	83,300 Options at	95,795 Options at	Adjusted
Market/Exercise	Grant Date Fair	Minimum of	Midpoint of	Maximum of	Maximum of
Price	Value Per Option	Offering Range	Offering Range	Offering Range	Offering Range
(In thousands, except market/exercise price and fair value data)

$8.00	$2.22	$157	$185	$213	$245
$10.00	$2.78	$197	$232	$266	$306
$12.00	$3.34	$236	$278	$320	$368
$14.00	$3.89	$275	$324	$373	$429

Restrictions on the Acquisition of SSB Bancorp, Inc. and SSB Bank

Federal regulations, as well as provisions contained in the charter and bylaws of SSB Bank and SSB Bancorp, Inc., restrict the ability of any person, firm or entity to acquire SSB Bancorp, Inc., SSB Bank, or their respective capital stock. These restrictions include the requirement that a potential acquirer of common stock obtain the prior approval of the Federal Reserve Board and the Pennsylvania Department of Banking and Securities before acquiring in excess of 10% of the voting stock of SSB Bancorp, Inc. or SSB Bank, as well as a provision in each of SSB Bancorp, Inc.’s and SSB Bank’s respective charters that generally provides that for a period of five years from the closing of the offering, no person, other than SSB Bancorp, MHC, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of SSB Bancorp, Inc. or SSB Bank held by persons other than SSB Bancorp, MHC, and, with respect to SSB Bank, other than SSB Bancorp, Inc., and that any shares acquired in excess of this limit would not be entitled to be voted and would not be counted as voting stock in connection with any matters submitted to the stockholders for a vote.

Because a majority of the shares of outstanding common stock of SSB Bancorp, Inc. must be owned by SSB Bancorp, MHC, any acquisition of SSB Bancorp, Inc. must be approved by SSB Bancorp, MHC. Furthermore, SSB Bancorp, Inc. would not be required to pursue or approve a sale of SSB Bancorp, Inc. even if such sale were favored by a majority of SSB Bancorp, Inc.’s public stockholders.

Proposed Stock Purchases by Management

SSB Bancorp, Inc.’s directors and executive officers and their associates are expected to purchase, for investment purposes, approximately 124,500 shares of common stock in the offering, which represents 19.1% of the shares sold to the public and 8.6% of the total shares to be outstanding after the offering (including shares owned by SSB Bancorp, MHC), each at the minimum of the offering range, respectively. Like all of our eligible depositor purchasers, our directors and executive officers and their associates have subscription rights based on their deposits and, if there is an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of reorganization.

The plan of reorganization provides that the aggregate amount of shares acquired in the offering by our directors and executive officers (and their associates) may not exceed 32% of the outstanding shares held by persons other than SSB Bancorp, MHC, except with the approval of federal regulators. We may seek approval from the federal regulators to allow purchases by our directors and executive officers (and their associates) to exceed the 32% limit to the extent needed to enable us to sell the minimum number of shares of common stock in the offering range.

Directors and executive officers will pay the same $10.00 per share price paid by all other persons who purchase shares in the offering. These shares will be counted in determining whether the minimum of the offering range is reached.

Conditions to Completing the Reorganization and Offering

We cannot complete the reorganization and offering unless:

•	we sell at least 650,250 shares, the minimum of the offering range;

•	the depositors of SSB Bank vote to approve the reorganization and offering; and

•	we receive final approval from the Pennsylvania Department of Banking and Securities, the Federal Reserve Board, and the Federal Deposit Insurance Corporation to complete the reorganization and offering.

The approvals of the Pennsylvania Department of Banking and Securities, the Federal Reserve Board, and the Federal Deposit Insurance Corporation do not constitute a recommendation or endorsement of an investment in our stock.

Possible Conversion of SSB Bancorp, MHC to Stock Form

In the future, SSB Bancorp, MHC may convert from the mutual to capital stock form of ownership in a transaction commonly referred to as a “second-step conversion.” In a second-step conversion, depositors of SSB Bank would have subscription rights to purchase common stock of SSB Bancorp, Inc. or its successor, and the public stockholders of SSB Bancorp, Inc. would be entitled to exchange their shares of common stock for an equal percentage of shares of the converted SSB Bancorp, MHC. This percentage may be adjusted to reflect any assets owned by SSB Bancorp, MHC.

Our board of directors has no current plans to undertake a second-step conversion transaction. Any secondstep conversion transaction would require the approval of holders of a majority of the outstanding shares of SSB

Bancorp, Inc. common stock (excluding shares held by SSB Bancorp, MHC) and the approval of the depositors of SSB Bank.

Delivery of Prospectus

To ensure that each person receives a prospectus at least 48 hours before the deadline for orders for common stock, we may not mail prospectuses any later than five days before such date or hand-deliver prospectuses later than two days before that date. Stock order forms may only be delivered if accompanied or preceded by a prospectus. We are not obligated to deliver a prospectus or stock order form by means other than U.S. mail.

We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights will expire at 2:00 p.m., Eastern Time, on December 14, 2017, whether or not we have been able to locate each person entitled to subscription rights.

Delivery of Shares of Common Stock

All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the stock offering. Shares of common stock sold in the syndicated community offering may be delivered electronically through the services of The Depository Trust Company, subject to any necessary regulatory approval. We expect trading in the stock to begin on the day of completion of the stock offering or the next business day. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they purchased, even though the common stock will have begun trading. Your ability to sell your shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Tax Consequences

SSB Bank and SSB Bancorp, Inc. have received an opinion of counsel, Luse Gorman, PC, regarding the material federal income tax consequences of the reorganization, including an opinion that it is more likely than not that the fair market value of the nontransferable subscription rights to purchase the common stock will be zero and, accordingly, no gain or loss will be recognized by depositors upon the distribution to them of the nontransferable subscription rights to purchase the common stock and no taxable income will be realized by depositors as a result of the exercise of the nontransferable subscription rights. SSB Bank and SSB Bancorp, Inc. have also received an opinion of S.R. Snodgrass, P.C. regarding the material Pennsylvania tax consequences of the reorganization. As a general matter, the reorganization will not be a taxable transaction for purposes of federal or state income taxes to SSB Bank, SSB Bancorp, Inc. or persons eligible to subscribe in the subscription offering. See the section of this prospectus entitled “Taxation” for additional information regarding taxes.

Emerging Growth Company Status

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we are an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies. See “Risk Factors—Risks Related to the Offering—We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors” and “Regulation and Supervision—Emerging Growth Company Status.”

As an emerging growth company, we may elect to delay adoption of new or revised financial accounting standards until such date that the standards are required to be adopted by non-issuer (private) companies. If such standards would not apply to non-issuer companies, no deferral would be applicable. Such an election is irrevocable during the period that a company is an emerging growth company. We intend to take advantage of the benefits of extended transition periods. Accordingly, our financial statements may not be comparable to those of public companies that adopt new or revised financial accounting standards as of an earlier date.

How You May Obtain Additional Information Regarding the Reorganization and Offering

If you have any questions regarding the reorganization and offering, call the Stock Information Center at 1-(877) 821-5778. The Stock Information Center will be open Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays.

RISK FACTORS

You should carefully consider the following risk factors, in addition to the other information in this prospectus, in evaluating an investment in our common stock.

Risks Related to Our Business

Our emphasis on commercial real estate, multi-family residential real estate and commercial business lending involves risks that could adversely affect our financial condition and results of operations.

Since 2013, we have significantly increased our commercial real estate, multi-family residential real estate and commercial and industrial loans, and intend to continue to increase our originations and purchases of such loans. At June 30, 2017, our commercial real estate, multi-family residential real estate and commercial business loans totaled $51.6 million, or 39.2% of our total loan portfolio. While these types of loans are potentially more profitable than residential mortgage loans, because the repayment of commercial real estate, multi-family residential real estate and commercial and industrial loans depends on the successful management and operation of the borrower’s properties or related businesses, such loans are generally more sensitive to regional and local economic conditions, making loss levels more difficult to predict. A downturn in the real estate market or the local economy could adversely impact the value of properties securing the loan or the revenues from the borrower’s business, thereby increasing the risk of non-performing loans. Additionally, these loans generally have relatively large balances to single borrowers or related groups of borrowers. Accordingly, any charge-offs may be larger on a per loan basis than those incurred with our one- to four-family residential or consumer loan portfolios.

Our unseasoned commercial real estate, multi-family residential real estate and commercial business loan portfolios may expose us to increased lending risks.

A significant amount of our commercial real estate, multi-family residential real estate and commercial and industrial loans are unseasoned, meaning that they were originated recently. Our limited experience with these loans does not provide us with a significant payment history. Furthermore, these loans have not been subjected to unfavorable economic conditions. As a result, it may be difficult to predict the future performance of this part of our loan portfolio. These loans may have delinquency or charge-off levels above our expectations, which could adversely affect our future performance.

The concentration of our loan portfolio in one- to four-family residential mortgage loans reduces our earnings potential.

Our loan portfolio has historically been concentrated in one- to four-family residential mortgage loans, although the concentration percentage has decreased in recent periods. At June 30, 2017, one- to four-family residential loans represented 58.25% of gross loans, compared to 71.60% of gross loans at December 31, 2015. One- to four-family residential mortgage loans generally yield less interest income than the other loans in our loan portfolio. As the percentage of one- to four-family residential mortgage loans to total loans decreases relative to the other loans in the loan portfolio, we would expect our earnings to increase. Furthermore, a rising interest rate environment would be expected to exacerbate the reduced earnings potential associated with the concentration in one- to four-family residential mortgage loans because a significant portion of these loans consist of long-term, fixed-rate loans.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

We maintain an allowance for loan losses, which is established through a provision for loan losses, that represents management’s best estimate of probable losses within the existing portfolio of loans. We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of borrowers and the value of the real estate and other assets serving as collateral for the repayment of loans. In determining the adequacy of the allowance for loan losses, we rely on our experience and our evaluation of economic conditions. If our assumptions prove to be incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio and adjustment may be necessary to allow for different economic conditions or adverse developments in our loan portfolio. Consequently, a problem with one or more loans could require us to significantly increase the level of our provision for loan losses. In addition, federal regulators periodically review our allowance for loan losses and as a result of such reviews, we may have to adjust our allowance for loan losses or recognize further loan charge-offs. However, regulatory agencies are not directly involved in the process of establishing the allowance for loan losses, as the process is our responsibility and any adjustment of the allowance is the responsibility of management. Material additions to the allowance would materially decrease our net income.

We have identified a material weakness in our internal controls over financial reporting related to the allowance for loan losses.

In connection with our preparation for this stock offering, we identified a material weakness in our internal controls over financial reporting related to the allowance for loan losses. With the oversight of senior management, we are taking steps to remediate the underlying causes of this material weakness. Most significantly, management is re-evaluating and enhancing internal controls relating to separating the accounting models used for loans held-forsale and loans held-for-portfolio, updating the assumptions used to calculate specific reserves for impaired loans, and enhancing the analysis and support for qualitative factors utilized in the allowance calculation. Enhancing internal controls includes developing and/or revising formal policies and improving relevant processes. We plan to complete this remediation process as quickly as possible. If we fail to remediate this material weakness, or if we identify other material weaknesses in our internal controls over financial reporting in the future, we may not be able to detect errors on a timely basis and our financial statements may be materially misstated. If this were to occur, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the Securities and Exchange Commission, our bank regulators or other regulatory authorities, which could require us to expend additional financial and management resources.

Our business strategy includes growth, which could negatively affect our financial condition and results of operations if we fail to grow or fail to manage our growth effectively, and could cause our expenses to increase faster or more than our revenues.

Our business strategy includes growth in assets, deposits and the scale of our operations. Achieving such growth will require us to attract customers that currently bank at other financial institutions in our market area. Our ability to successfully grow will depend on a variety of factors, including our ability to attract and retain experienced bankers, the continued availability of desirable business opportunities, competition from other financial institutions in our market area and our ability to manage our growth. Growth opportunities may not be available or we may not be able to manage our growth successfully. If we do not manage our growth effectively, our financial condition and operating results could be negatively affected. Furthermore, there can be considerable costs involved in opening new branches and expanding lending capacity, and generally a period of time is required to generate the necessary revenues to offset these costs, especially in areas in which we do not have an established presence. Accordingly, any such business expansion could be expected to negatively impact our earnings until certain economies of scale are reached, if ever.

Our funding sources may prove insufficient to replace deposits at maturity and support our future growth.

We must maintain sufficient funds to respond to the needs of depositors and borrowers. Our primary funding sources are deposit accounts and repayments and maturities of loans and investments. At June 30, 2017, time deposits totaled $73.9 million, or 64.4% of total deposits. There is a risk that these deposits may not remain with SSB Bank upon maturity. Our additional funding sources consist primarily of advances from the Federal Home Loan Bank. As we continue to grow, we may become more dependent on these sources. Adverse operating results or changes in industry conditions could lead to difficulty or an inability in accessing these additional funding sources. Our financial flexibility and growth will be severely constrained if we are unable to maintain our access to funding or if adequate financing is not available to accommodate future growth at acceptable interest rates. If we are required to rely more heavily on more expensive funding sources to support future growth, our revenues may not increase proportionately to cover our costs. In this case, our operating margins and profitability would be adversely affected.

We depend on our management team to implement our business strategy and execute successful operations and we could be harmed by the loss of their services.

We are dependent upon the services of the members of our senior management team who direct our strategy and operations. Members of our senior management team, or lending personnel who possess expertise in our markets and key business relationships, could be difficult to replace. Our loss of these persons, or our inability to hire additional qualified personnel, could impact our ability to implement our business strategy and could have a material adverse effect on our results of operations and our ability to compete in our markets.

A worsening of economic conditions could reduce demand for our products and services and/or result in increases in our level of non-performing loans, which could have an adverse effect on our results of operations.

Unlike larger financial institutions that are more geographically diversified, our profitability depends primarily on the general economic conditions in our primary market area. Local economic conditions have a significant impact on our residential real estate, commercial real estate, construction and consumer loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans.

Deterioration in economic conditions could result in the following consequences, any of which could have a material adverse effect on our business, financial condition, liquidity and results of operations:

•	demand for our products and services may decline;

•	loan delinquencies, problem assets and foreclosures may increase;

•	collateral for loans, especially real estate collateral, may decline in value, reducing customers’ future borrowing power and reducing the value of assets and collateral associated with existing loans;

•	the value of our securities portfolio may decline; and

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us.

Moreover, a significant decline in general economic conditions, caused by inflation, recession, acts of terrorism, an outbreak of hostilities or other international or domestic calamities, unemployment or other factors beyond our control could further impact these local economic conditions and could further negatively affect the financial results of our banking operations. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.

A continuation of the historically low interest rate environment and the possibility that we may access highercost funds to support our loan growth and operations may adversely affect our net interest income and profitability.

In recent years the Federal Reserve Board’s policy has been to maintain market interest rates at historically low levels in an effort to spur economic growth following the 2008/2009 recession. Our ability to reduce our interest expense may be limited at current interest rate levels and our interest expense may increase as we access non-core funding sources or increase deposit rates to fund our operations. A continuation of a low interest rate environment or an increase in our cost of funds may adversely affect our net interest income, which would have an adverse effect on our profitability.

Future changes in interest rates could reduce our profits.

Like most financial institutions, our profitability depends to a large extent upon our net interest income, which is the difference between our interest income on interest-earning assets, such as loans and securities, and our interest expense on interest-bearing liabilities, such as deposits and borrowed funds. Accordingly, our results of operations depend largely on movements in market interest rates and our ability to manage our interest-rate-sensitive assets and liabilities in response to these movements. Factors such as inflation, recession and instability in financial markets, among other factors beyond our control, may affect interest rates.

If interest rates rise, and if rates on our deposits reprice upwards faster than the rates on our long-term loans and investments, we would experience compression of our interest rate spread, which would have a negative effect on our profitability. Furthermore, increases in interest rates may adversely affect the ability of our borrowers to make loan repayments on adjustable-rate loans, as the interest owed on such loans would increase as interest rates increase. Conversely, decreases in interest rates can result in increased prepayments of loans and mortgage-related securities, as borrowers refinance to reduce their borrowing costs. Under these circumstances, we are subject to reinvestment risk as we may have to redeploy such loan or securities proceeds into lower-yielding assets, which might also negatively impact our income. If interest rates rise, we expect that our economic value of equity would decrease. Economic value of equity represents the present value of the expected cash flows from our assets less the present value of the expected cash flows arising from our liabilities. At June 30, 2017, assuming a 400 basis point increase in market interest rates, we estimate that our economic value of equity would decrease by $5.0 million, or 41.4%.

Any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on our financial condition, liquidity and results of operations. While we pursue an asset/liability strategy designed to mitigate our risk from changes in interest rates, changes in interest rates can still have a material adverse effect on our financial condition and results of operations. Changes in the level of interest rates also may negatively affect our ability to originate real estate loans, the value of our assets and our ability to realize gains from the sale of our assets, all of which ultimately affect our earnings. Also, our interest rate risk modeling techniques and assumptions likely may not fully predict or capture the impact of actual interest rate changes on our balance sheet or projected operating results. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

We are a community bank and our ability to maintain our reputation is critical to the success of our business.

As a community bank, our reputation is one of the most valuable assets of our business. A key component of our business strategy is to rely on our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market area and contiguous areas. Threats to our reputation can come from many sources, including adverse sentiment about financial institutions generally, unethical practices, employee misconduct, failure to deliver minimum standards of service or quality, compliance deficiencies, and questionable or fraudulent activities of our customers. Negative publicity regarding our business, employees, or customers, with or without merit, may result in the loss of customers and employees, costly litigation and increased governmental regulation, all of which could adversely affect our operating results.

There is strong competition within our market area, and our small size makes it more difficult for us to compete.

We face intense competition in making loans and attracting deposits. Many of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide. Our small asset size makes it more difficult to compete with other financial institutions that are larger and can more easily afford to invest in the marketing and technologies needed to attract and retain customers. Because our principal source of income is the net interest income we earn on our loans and investments, after deducting interest paid on deposits and other sources of funds, our ability to generate the revenues needed to cover our expenses and finance such investments is limited by the size of our loan and investment portfolios. Accordingly, we are not always able to offer new products and services as quickly as our competitors. Additionally, our competitors often aggressively price loan and deposit products when they enter into new lines of business or new market areas. Price competition for loans and deposits sometimes results in us charging lower interest rates on our loans and paying higher interest rates on our deposits and may reduce our net interest income. Competition also makes it more difficult and costly to attract and retain qualified employees. Finally, as a smaller institution, we are disproportionately affected by the continually increasing costs of compliance with new banking and other regulations.

Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and increase our costs of operations.

SSB Bank is subject to extensive regulation, supervision and examination by the Pennsylvania Department of Banking and Securities and the Federal Deposit Insurance Corporation, and SSB Bancorp, Inc. will be subject to extensive regulation, supervision and examination by the Federal Reserve Board and the Pennsylvania Department of Banking and Securities. Such regulation and supervision governs the activities in which an institution and its holding company may engage and are intended primarily for the protection of the federal deposit insurance fund and the depositors and borrowers of SSB Bank, rather than for our stockholders. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. These regulations, along with existing tax, accounting, securities, insurance and monetary laws, rules, standards, policies, and interpretations, control the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations. Further, changes in accounting standards can be both difficult to predict and involve judgment and discretion in their interpretation by us and our independent registered public accounting firm. These changes could materially impact, potentially even retroactively, how we report our financial condition and results of operations.

Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

The USA PATRIOT and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are detected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions, including restrictions on pursuing acquisitions or establishing new branches. The policies and procedures we have adopted that are designed to assist in compliance with these laws and regulations may not be effective in preventing violations of these laws and regulations.

System failure or breaches of our network security could subject us to increased operating costs as well as litigation and other liabilities.

The computer systems and network infrastructure we and our third-party service providers use could be vulnerable to unforeseen problems. Our operations are dependent upon our ability to protect our computer equipment against damage from physical theft, fire, power loss, telecommunications failure or a similar catastrophic event, as well as from security breaches, denial of service attacks, viruses, worms and other disruptive problems caused by hackers. Any damage or failure that causes an interruption in our operations could have a material adverse effect on our financial condition and results of operations. Computer break-ins, phishing and other disruptions could also jeopardize the security of information stored in and transmitted through our computer systems and network infrastructure, which may result in significant liability to us and may cause existing and potential customers to refrain from doing business with us. Although we, with the help of third-party service providers, intend to continue to implement security technology and establish operational procedures designed to prevent such damage, our security measures may not be successful. In addition, advances in computer capabilities, new discoveries in the field of cryptography or other developments could result in a compromise or breach of the algorithms we and our third-party service providers use to encrypt and protect customer transaction data. A failure of such security measures could have a material adverse effect on our financial condition and results of operations.

It is possible that a significant amount of time and money may be spent to rectify the harm caused by a breach or hack. While we have general liability insurance, there are limitations on coverage as well as dollar amount. Furthermore, cyber incidents carry a greater risk of injury to our reputation. Finally, depending on the type of incident, banking regulators can impose restrictions on our business and consumer laws may require reimbursement of customer losses.

If we fail to maintain sufficient capital, an inability to raise additional capital could limit our growth and have a material adverse impact on our business, financial condition and results of operations.

We, on a consolidated basis, and SSB Bank, on a stand-alone basis, must meet certain regulatory capital requirements. The current capital requirements are: (i) a common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 to risk-based assets capital ratio of 6.0%; (iii) a total capital ratio of 8.0%; and (iv) a Tier 1 leverage ratio of 4.0%. Current capital rules also establish a “capital conservation buffer” of 2.5%, which, when fully phased in, will result in the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%; (ii) a Tier 1 to risk-based assets capital ratio of 8.5%; and (iii) a total capital ratio of 10.5%. The new capital conservation buffer requirement is being phased in over three years beginning on January 1, 2016, with an annual phase-in amount of 0.625%. An institution will be subject to limitations on paying dividends, engaging in share repurchases and paying discretionary bonuses if its capital level falls below the buffer amount.

If we fail to meet our applicable regulatory capital requirements, whether due to operating losses or asset growth, we may be required to raise additional capital, reduce our assets or curtail growth. Our ability to raise additional capital depends on conditions in the capital markets, economic conditions and a number of other factors, including investor perceptions regarding the banking industry, and on our financial condition and performance. Furthermore, because we will be organized in the mutual holding company form of organization, which requires SSB Bancorp, MHC to own a majority of our common stock, we cannot sell additional shares of common stock to the public after this offering without converting to a fully public stock holding company structure in a “second-step” conversion. Accordingly, we may not be able to raise additional capital if needed or on terms acceptable to us. Failure to meet our applicable regulatory capital requirements could materially and adversely affect our business, financial condition and results of operations and could result in regulatory actions. See “Regulation and Supervision—Federal Bank Regulation—Capital Requirements.”

Our ability to originate loans could be restricted by recently adopted federal regulations.

The Consumer Financial Protection Bureau has issued a rule intended to clarify how lenders can avoid legal liability under the Dodd-Frank Act, which holds lenders accountable for ensuring a borrower’s ability to repay a mortgage loan. Under the rule, loans that meet the “qualified mortgage” definition will be presumed to have complied with the new ability-to-repay standard. Under the rule, a “qualified mortgage” loan must not contain certain specified features, including:

•	excessive upfront points and fees (those exceeding 3% of the total loan amount, less “bona fide discount points” for prime loans);

•	interest-only payments;

•	negative amortization; and

•	terms of longer than 30 years.

Also, to qualify as a “qualified mortgage,” a loan must be made to a borrower whose total monthly debt-toincome ratio does not exceed 43%. Lenders must also verify and document the income and financial resources relied upon to qualify a borrower for the loan and underwrite the loan based on a fully amortizing payment schedule and maximum interest rate during the first five years, taking into account all applicable taxes, insurance and assessments.

In addition, as required by the Dodd-Frank Act, the Consumer Finance Protection Bureau has adopted rules and published forms that combine certain disclosures that consumers receive in connection with applying for and closing on certain mortgage loans under the Truth in Lending Act and the Real Estate Settlement Procedures Act.

Changes in accounting standards could affect reported earnings.

The bodies responsible for establishing accounting standards, such as the Financial Accounting Standards Board and the Securities and Exchange Commission, periodically change the financial accounting and reporting guidance that governs the preparation of our financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply new or revised guidance retroactively.

The cost of additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements will increase our expenses.

As a result of the completion of this offering, we will become a public reporting company. We expect that the obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a stand-alone public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley Act”) requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the Securities and Exchange Commission. Any failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price. As discussed above under “—If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease,” during the course of the audit of our financial statements, our independent registered public accounting firm identified a deficiency in our internal control, that rose to the level of a material weakness, as it relates to our accounting for our allowance for loan losses. In addition, our management team has limited experience in managing a public company and we may need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge, which we may not be able to do in a timely fashion. As a result, we may need to rely on outside consultants to provide these services for us until qualified personnel are hired. These obligations will increase our operating expenses and could divert our management’s attention from our operations.

We are subject to environmental liability risk associated with lending activities or properties we own.

A significant portion of our loan portfolio is secured by real estate, and we could become subject to environmental liabilities with respect to one or more of these properties, or with respect to properties that we own in operating our business. During the ordinary course of business, we may foreclose on and take title to properties securing defaulted loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous conditions or toxic substances are found on these properties, we may be liable for remediation costs, as well as for personal injury and property damage, civil fines and criminal penalties regardless of when the hazardous conditions or toxic substances first affected any particular property. Environmental laws may require us to incur substantial expenses to address unknown liabilities and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Our policies, which require us to perform an environmental review before initiating any foreclosure action on non-residential real property, may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on us.

Risks Related to the Offering

The future price of our shares of common stock may be less than the $10.00 offering price per share.

If you purchase shares of common stock in the offering, you may not be able to sell them later at or above the $10.00 per share offering price. In many cases, shares of common stock issued by newly converted savings institutions have traded below the initial offering price. The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time. After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, changes in federal tax laws, new regulations, investor perceptions of SSB Bancorp, Inc. and the outlook for the financial services industry in general. Price fluctuations in our common stock may be unrelated to our operating performance.

Persons who purchase stock in the offering will own a minority of SSB Bancorp, Inc.’s common stock and will not be able to exercise voting control over most matters put to a vote of stockholders.

Public stockholders will own a minority of the outstanding shares of SSB Bancorp, Inc.’s common stock. As a result, stockholders other than SSB Bancorp, MHC will not be able to exercise voting control over most matters put to a vote of stockholders. SSB Bancorp, MHC will own a majority of SSB Bancorp, Inc.’s common stock after the offering and, through its board of directors, will be able to exercise voting control over most matters put to a vote of stockholders. Generally, the same directors and officers who manage SSB Bank will also manage SSB Bancorp, Inc. and SSB Bancorp, MHC. Our board of directors, officers or SSB Bancorp, MHC may take action that the public stockholders believe to be contrary to their interests. The only matters as to which stockholders other than SSB Bancorp, MHC will be able to exercise voting control currently include any proposal to implement one or more stock-based benefit plans or a “second-step” conversion. In addition, SSB Bancorp, MHC may exercise its voting control to prevent a sale or merger transaction in which stockholders could receive a premium for their shares.

We expect that there will be a limited trading market in our common stock, which would hinder your ability to sell our common stock and may lower the market price of the stock.

We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be quoted on the OTC Pink Marketplace (OTCPK) operated by OTC Markets Group upon conclusion of the stock offering. The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time is expected to be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. In addition, our public “float,” which is the total number of our outstanding shares less the shares held by SSB Bancorp, MHC, our employee stock ownership plan and our directors and executive officers, is likely to be quite limited. As a result, it is unlikely that an active trading market for the common stock will develop or that, if it develops, it will continue. If you purchase shares of common stock, you may not be able to sell them at or above $10.00 per share. Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock. A limited trading market may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

You may not be able to sell your shares of common stock until you have received a statement reflecting ownership of shares, which will affect your ability to take advantage of changes in the stock price immediately following the offering.

A statement reflecting your ownership of shares of common stock purchased in the offering may not be delivered to you for several days after the completion of the offering and the commencement of trading in the common stock. Your ability to sell the shares of common stock before receiving your ownership statement will depend on arrangements you may make with a brokerage firm, and you may not be able to sell your shares of common stock until you have received your ownership statement. As a result, you may not be able to take advantage of fluctuations in the price of the common stock immediately following the offering.

Our return on equity may be low following the offering and this could negatively affect the trading price of our shares of common stock.

Net income divided by average stockholders’ equity, known as “return on equity,” is a ratio many investors use to compare the performance of financial institutions. Our return on equity will be negatively affected by the added expenses associated with this offering, the higher costs of being a public company, and the implementation of our employee stock ownership plan and the stock-based benefit plans we intend to adopt. Until we can increase our net interest income and non-interest income and deploy the capital raised in the offering, we expect our return on equity to be low, which may reduce the market price of our shares of common stock. At the midpoint of the offering range, SSB Bancorp, Inc.’s pro forma consolidated return on equity for the six months ended June 30, 2017 would have equaled 6.48% (annualized), compared to SSB Bank’s reported return on equity for the six months ended June 30, 2017 of 9.30% (annualized).

Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.

We intend to invest between $4.6 million and $5.0 million of the net proceeds of the offering (or $5.2 million at the adjusted maximum of the offering range) in SSB Bank and to contribute $40,000 to SSB Bancorp, MHC. We may use the remaining net proceeds to invest in short-term investments and for general corporate purposes, including, subject to regulatory limitations, the repurchase of shares of common stock and, if any, the payment of dividends. We also expect to use a portion of the net proceeds we retain to fund a loan to our employee stock ownership plan to purchase shares of common stock in the offering. SSB Bank may use the net proceeds it receives to fund new loans, expand its retail banking franchise by establishing or acquiring new branches or by acquiring other financial institutions or other financial services companies, or for other general corporate purposes. However, except for funding the loan to the employee stock ownership plan, we have not allocated specific amounts of the net proceeds for any of these purposes. Therefore, we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and when we apply or reinvest such proceeds. Also, certain of these uses, such as opening new branches or acquiring other financial institutions, may require prior regulatory approval. We have not established a timetable for reinvesting the net proceeds, and we cannot predict how long it will take to reinvest the net proceeds. Our failure to utilize these funds effectively and timely would reduce our profitability and may adversely affect the value of our common stock.

Our stock-based benefit plans will increase our expenses and reduce our income.

We intend to adopt one or more new stock-based benefit plans after the reorganization and offering, subject to stockholder approval, which will increase our annual compensation and benefit expenses related to the stock options and stock awards granted to participants under the new stock-based benefit plans. The actual amount of these new stock-related compensation and benefit expenses will depend on the number of options and stock awards actually granted under the plans, the fair market value of our stock or options on the date of grant, the vesting period, and other factors that we cannot predict at this time. If we adopt stock-based benefit plans within 12 months following the offering, the total shares of common stock reserved under such plans for issuance pursuant to grants of stock options and awards of restricted stock would be limited to 4.90% and 1.96%, respectively, of the total shares of our common stock sold in the offering. If we award restricted shares of common stock or grant options in excess of these amounts under stock-based benefit plans adopted more than 12 months after the completion of the offering, our costs would increase further.

In addition, we will recognize expense for our employee stock ownership plan when shares are committed to be released to participants’ accounts, and we will recognize expense for restricted stock awards and stock options over the vesting period of awards made to recipients. The expense in the first year following the offering for shares purchased in the offering for our employee stock ownership plan and for our new stock-based benefit plans has been estimated to be approximately $193,000 ($132,000 after tax) at the adjusted maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share offering price as fair market value. Actual expense may be higher if the price of our common stock at the time the shares are allocated or awarded is greater than $10.00 per share. For further discussion of our proposed stock-based plans, see “Management—Benefits to be Considered Following Completion of the Stock Offering.”

The implementation of stock-based benefit plans may dilute your ownership interest.

We intend to adopt one or more stock-based benefit plans following the reorganization and offering. The stock-based benefit plans will be funded through either open market purchases, if permitted, or from the issuance of authorized but unissued shares. Public stockholders would experience a reduction in ownership interest totaling 2.95% if newly issued shares are used to fund stock options and stock awards in an amount equal to 4.90% and 1.96%, respectively, of the total shares issued in the reorganization and offering (including shares issued to SSB Bancorp, MHC).

Although the implementation of new stock-based benefit plans would be subject to stockholder approval, historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.

Various factors may make takeover attempts more difficult to achieve.

Certain provisions of our articles of incorporation and bylaws and state and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire control of SSB Bancorp, Inc. without our board of directors’ prior approval.

Under applicable regulations, for a period of three years following completion of the reorganization and offering, no person may directly or indirectly acquire or offer to acquire beneficial ownership of more than 10% of our common stock without prior regulatory approval. Under federal law, subject to certain exemptions, a person, entity or group must notify the Federal Reserve Board before acquiring control of a bank holding company. Acquisition of 10% or more of any class of voting stock of a bank holding company creates a rebuttable presumption that the acquirer “controls” the bank holding company. Also, a bank holding company must obtain the prior approval of the Pennsylvania Department of Banking and Securities and the Federal Reserve Board before, among other things, acquiring direct or indirect ownership or control of more than 5% of any class of voting shares of any bank, including SSB Bank.

There also are provisions in our articles of organization that may be used to delay or block a takeover attempt, including a provision that prohibits any person from voting more than 10% of the shares of common stock outstanding. Furthermore, shares of restricted stock and stock options that we have granted or may grant to employees and directors, stock ownership by our management and directors, employment agreements that we have entered into with our executive officers and other factors may make it more difficult for companies or persons to acquire control of SSB Bancorp, Inc. without the consent of our board of directors. Taken as a whole, these statutory provisions and provisions in our articles of incorporation could result in our being less attractive to a potential acquirer and thus could adversely affect the market price of our common stock. For additional information, see “Restrictions on the Acquisition of SSB Bancorp, Inc. and SSB Bank.”

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We qualify as an “emerging growth company” under the JOBS Act. For as long as we are an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As an emerging growth company, we also will not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, which would require that our independent auditors review and attest as to the effectiveness of our internal control over financial reporting. As an emerging growth company, we also may elect to delay adoption of new or revised financial accounting standards until such date that the standards are required to be adopted by non-issuer companies. If such standards would not apply to non-issuer companies, no deferral would be applicable. We intend to take advantage of the benefits of extended transition periods. Accordingly, our financial statements may not be comparable to those of public companies that adopt new or revised financial accounting standards as of an earlier date.

We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (b) the date that we become a “large accelerated filer” as defined in the Securities Exchange Act of 1934, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period.

As a result, our stockholders may not have access to certain information they may deem important, and investors may find our common stock less attractive if we choose to rely on these exemptions. This could result in a less active trading market for our common stock and greater volatility in the price of our common stock.

You may not receive dividends on our common stock, and if we were to declare dividends on our common stock, SSB Bancorp, MHC would be restricted from waiving the receipt of dividends.

Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. We currently intend to retain all of our future earnings, if any, for use in our business and do not expect to pay any cash dividends on our common stock in the foreseeable future. Any future determination to pay cash dividends on our common stock will be made by our board of directors and will depend upon our results of operations, financial condition, capital requirements, regulatory and contractual restrictions, our business strategy and other factors that our board of directors deems relevant.

Additionally, under current law, if SSB Bancorp, Inc. were to pay dividends to its stockholders, it also would be required to pay dividends to SSB Bancorp, MHC, unless SSB Bancorp, MHC were permitted by the Federal Reserve Board to waive the receipt of dividends. The Federal Reserve Board’s current regulations significantly restrict the ability of newly organized mutual holding companies to waive dividends declared by their subsidiaries. Accordingly, because dividends would likely be required to be paid to SSB Bancorp, MHC along with all other stockholders, the amount of dividends available for all other stockholders will be less than if SSB Bancorp, MHC were to waive the receipt of dividends.

You may not revoke your order to purchase common stock in the subscription or community offerings after you send us your order form.

Funds submitted or automatic withdrawals authorized in connection with the purchase of shares of common stock in the subscription and community offerings will be held by us until the completion or termination of the offering, including any extension of the expiration date and consummation of a syndicated community offering or firm commitment offering. Because completion of the offering will be subject to regulatory approvals and an update of the independent appraisal prepared by RP Financial, LC. among other factors, there may be one or more delays in completing the offering. Orders submitted in the subscription and community offerings are irrevocable, and purchasers will have no access to their funds unless the offering is terminated, or extended beyond January 26, 2018, or the number of shares to be sold in the offering is increased to more than 1,011,712 shares or decreased to fewer than 650,250 shares.

The distribution of subscription rights could have adverse income tax consequences.

If the subscription rights granted to eligible current or former depositors of SSB Bank are deemed to have an ascertainable value, receipt of the rights may be taxable in an amount equal to the ascertained value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. We have received an opinion of counsel, Luse Gorman, PC, that it is more likely than not that subscription rights have no ascertainable value; however, the opinion is not binding on the Internal Revenue Service.

SELECTED FINANCIAL AND OTHER DATA

The summary information presented below at each date or for each of the periods presented is derived in part from the financial statements of SSB Bank. The financial condition data at December 31, 2016 and 2015, and the operating data for the years ended December 31, 2016 and 2015, were derived from the audited financial statements of SSB Bank included elsewhere in this prospectus. The financial condition data at June 30, 2017 and 2016, and the operating data for the six months ended June 30, 2017 and 2016, was not audited but, in the opinion of management, reflects all adjustments necessary for a fair presentation. The following information is only a summary, and should be read in conjunction with our financial statements and notes beginning on page F-1 of this prospectus.

	June 30,	December 31,
	2017	2016	2015
		(In thousands)
Selected Financial Condition Data:
Total assets	$153,632	$141,314	$127,950
Cash and cash equivalents	10,794	6,831	14,122
Certificates of deposit	1,140	1,390	1,734
Securities available for sale	2,791	3,226	3,043
Securities held to maturity	12	14	18
Gross loans	131,573	104,162	104,606
Net loans	130,781	103,747	104,080
Loans held for sale	—	19,942	—
Total liabilities	141,487	129,755	116,946
Total deposits	114,725	109,371	96,577
Federal Home Loan Bank advances	25,375	19,125	19,125
Total equity (net worth)	12,145	11,559	11,004

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2017	2016	2016	2015
		(In thousands)
Selected Operating Data:
Interest income	$3,205	$2,506	$5,328	$5,079
Interest expense	1,097	946	1,998	1,719
Net interest income	2,108	1,560	3,330	3,360
Provision (credit) for loan losses	120	91	30	(42)
Net interest income after provision (credit) for loan losses	1,988	1,469	3,300	3,402
Non-interest income (1) (2)	264	149	(43)	324
Non-interest expense	1,383	1,140	2,343	2,192
Income before income taxes	869	478	914	1,534
Income taxes	317	158	306	577
Net income	$552	$320	$608	$957

(1)	Non-interest income included a provision for losses on loans held for sale of $372,000 for the year ended December 31, 2016. There was no provision for losses on loans held for sale for the six months ended June 30, 2017 and 2016 and for the year ended December 31, 2015.
(2)	Non-interest income included a gain on sale of loans of $190,000 for the six months ended June 30, 2017, $69,000 for the six months ended June 30, 2016, $176,000 for the year ended December 31, 2016 and $269,000 for the year ended December 31, 2015.

	At or For the Six Months		At or For the Year Ended
	Ended June 30,		December 31,
	2017	2016	2016	2015

Performance Ratios (1):
Return on average assets (2)	0.74%	0.49%	0.45%	0.77%
Return on average equity (3)	9.30%	5.75%	5.34%	9.26%
Interest rate spread (4)	2.79%	2.36%	2.43%	2.60%
Net interest margin (5)	2.85%	2.44%	2.51%	2.71%
Efficiency ratio (6)	58.31%	66.71%	71.28%	59.50%
Average interest-earning assets to average interest-bearing liabilities	104.09%	105.67%	105.44%	107.11%

Capital Ratios:
Average equity to average assets	7.94%	8.52%	8.41%	8.27%
Tier 1 capital (to adjusted total assets)	7.83%	8.50%	8.20%	8.68%
Tier 1 capital (to risk-weighted assets)	11.15%	13.49%	11.35%	14.39%
Total capital (to risk-weighted assets)	12.02%	14.56%	12.15%	15.49%
Common equity Tier 1 capital (to risk-weighted assets)	11.15%	13.49%	11.35%	14.39%

Asset Quality Ratios:
Allowance for loan losses as a percent of total gross loans	0.71%	0.79%	0.79%	0.80%
Allowance for loan losses as a percent of non-performing loans	41.79%	45.64%	47.79%	43.68%
Net charge-offs (recoveries) to average loans outstanding during the period	0.00%	0.05%	0.04%	0.00%
Non-performing loans as a percent of total gross loans	1.71%	1.74%	1.65%	1.84%
Non-performing assets as a percent of total assets	1.50%	1.45%	1.26%	1.55%

Other Data:
Number of full-service offices	1	1	1	1
Number of full-time equivalent employees	15	12	15	11

(1)	Performance ratios for the six months ended June 30, 2017 and 2016 are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity (net worth).
(4)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(5)	Represents net interest income as a percent of average interest-earning assets.
(6)	Represents non-interest expense divided by the sum of net interest income and non-interest income. Non-interest income for the year ended December 31, 2016 included a provision for loss on loans held for sale of $372,000. Excluding the provision for loss on loans held for sale, the efficiency ratio for the year ended December 31, 2016 would be 64.03%.

RECENT DEVELOPMENTS

The summary information presented below at each date or for each period presented is derived in part from the financial statements of SSB Bank. The financial condition data at December 31, 2016 and 2015 were derived from the audited financial statements of SSB Bank included elsewhere in this prospectus. The financial condition data at September 30, 2017, and the operating data for the three and nine months ended September 30, 2017 and 2016, was not audited but, in the opinion of management, reflects all adjustments necessary for a fair presentation. All such adjustments are normal and recurring and are the only adjustments reflected in the financial data presented below. The following information is only a summary, and should be read in conjunction with our financial statements and notes beginning on page F-1 of this prospectus.

	September 30,	December 31,
	2017	2016
	(In thousands)
Selected Financial Condition Data:
Total assets	$158,282	$141,314
Cash and cash equivalents	6,317	6,831
Certificates of deposit	1,140	1,390
Securities available for sale	2,760	3,226
Securities held to maturity	11	14
Gross loans	138,785	104,162
Net loans	137,875	103,747
Loans held for sale	—	19,942
Total liabilities	146,007	129,755
Total deposits	118,920	109,371
Federal Home Loan Bank advances	26,400	19,125
Total equity (net worth)	12,275	11,559

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
		(In thousands)
Selected Operating Data:
Interest income	$1,579	$1,337	$4,784	$3,843
Interest expense	584	514	1,682	1,461
Net interest income	995	823	3,102	2,382
Provision for loan losses	61	25	181	117
Net interest income after provision for loan losses	934	798	2,921	2,265
Non-interest income (1)	130	94	394	243
Non-interest expense	892	563	2,274	1,702
Income before income taxes	172	329	1,041	806
Income taxes	43	119	360	277
Net income	$129	$210	$681	$529

(1)	Non-interest income included a gain on sale of loans of $83,000 and $56,000 for the three months ended September 30, 2017 and 2016, respectively, and $272,000 and $125,000 for the nine months ended September 30, 2017 and 2016, respectively.

	At or For the Three Months		At or For the Nine Months
	Ended September 30,		Ended September 30,
	2017	2016	2017	2016

Performance Ratios (1):
Return on average assets (2)	0.32%	0.63%	0.60%	0.53%
Return on average equity (3)	4.18%	7.40%	7.55%	6.27%
Interest rate spread (4)	2.63%	2.41%	2.73%	2.34%
Net interest margin (5)	2.68%	2.50%	2.80%	2.43%
Efficiency ratio (6)	79.29%	61.40%	65.05%	64.84%
Average interest-earning assets to average interest-bearing liabilities	103.54%	105.66%	103.90%	105.64%

Capital Ratios:
Average equity to average assets	7.73%	8.46%	7.92%	8.45%
Tier 1 capital (to adjusted total assets)	7.93%	8.27%	7.93%	8.27%
Tier 1 capital (to risk-weighted assets)	9.87%	12.81%	9.87%	12.81%
Total capital (to risk-weighted assets)	10.67%	13.83%	10.67%	13.83%
Common equity Tier 1 capital (to risk-weighted assets)	9.87%	12.81%	9.87%	12.81%

Asset Quality Ratios:
Allowance for loan losses as a percent of total gross loans	0.72%	0.78%	0.72%	0.78%
Allowance for loan losses as a percent of non-performing loans	48.71%	51.68%	48.71%	51.68%
Net charge-offs to average loans outstanding during the period	—	—	—	0.03%
Non-performing loans as a percent of total gross loans	1.48%	1.51%	1.48%	1.51%
Non-performing assets as a percent of total assets	1.34%	1.33%	1.34%	1.33%

Other Data:
Number of full-service offices	2	1	2	1
Number of full-time equivalent employees	15	12	15	11

(1)	Performance ratios are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity (net worth).
(4)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(5)	Represents net interest income as a percent of average interest-earning assets.
(6)	Represents non-interest expense divided by the sum of net interest income and non-interest income.

Comparison of Financial Condition at September 30, 2017 and December 31, 2016

Total Assets. Total assets were $158.3 million at September 30, 2017, an increase of $17.0 million or 12.0% compared to December 31, 2016. The increase was due primarily to an increase in net loans of $34.1 million, or 32.9%. A significant portion of the increase in net loans was due to the reclassification of $12.6 million in loans held for sale back to loans held for investment. Loans held for sale totaled $19.9 million as of December 31, 2016, while no loans were classified as held for sale as of September 30, 2017. The additional growth in the loan portfolio is due to increased originations. Additionally, premises and equipment increased from $1.7 million at December 31, 2016 to $4.3 million at September 30, 2017, an increase of $2.6 million. The increase is mainly attributable to the opening of a new headquarters and branch office in September 2017.

Cash and Cash Equivalents. Cash and cash equivalents decreased by $514,000, or 7.5%, to $6.3 million at September 30, 2017 from $6.8 million at December 31, 2016. We continued to use excess liquidity to fund loan demand.

Net Loans. Net loans at September 30, 2017 totaled $137.9 million compared to $103.7 million at December 31, 2016, an increase of $34.1 million, or 32.9%. The increase was primarily due to the reclassification of $12.6 million in loans held for sale to loans held for investment in June 2017. One- to four-family mortgages increased from $68.5 million to $78.2 million, while commercial real estate loans increased from $25.2 million to $44.7 million. Both of these increases were impacted by the reclassification of the loans held for sale to loans held for investment, with $6.0 million in commercial mortgage loans being reclassified and $6.6 million in one- to fourfamily mortgages being reclassified. The loans were transferred at fair value with a valuation discount of $255,000 that is being accreted to interest income over the remaining life of the loans. Commercial and industrial loans increased by $3.8 million, or 45.6%, to $12.1 million at September 30, 2017 from $8.3 million at December 31, 2016. Consumer and home equity lines of credit increased by $1.6 million or 74.4%, to $3.8 million at September 30, 2017 from $2.2 million at December 31, 2016.

Loans Held for Sale. Loans held for sale decreased from $19.9 million at December 31, 2016 to none at September 30, 2017. In June 2017, $6.9 million of one- to four-family mortgages were sold and the remaining held for sale portfolio was reclassified to loans held for investment. The decision to reclassify the loans as being held for investment was made as there was weak demand for one- to four-family and commercial mortgage loans on the secondary market.

Available for Sale Securities. Securities available for sale decreased by $467,000, or 14.5%, to $2.8 million at September 30, 2017 from $3.2 million at December 31, 2016. The decrease was due to the sale of two municipal bonds totaling $313,000 and the maturity of a $100,000 corporate bond.

Deposits. Total deposits increased to $118.9 million at September 30, 2017 compared to $109.4 million at December 31, 2016. The increase of $9.5 million, or 8.7%, was primarily due to increases in time deposits of $8.3 million, or 11.9%, from $70.0 million at December 31, 2016 to $78.3 million at September 30, 2017. There was also an increase in money market accounts of $1.0 million, or 7.4%, to $14.7 million at September 30, 2017 from $13.7 million at December 31, 2016. The increase in time deposits was primarily due to originations through brokers or listing services to fund normal lending operations.

Federal Home Loan Bank Advances. Federal Home Loan Bank advances increased by $7.3 million, or 38.0%, to $26.4 million at September 30, 2017 from $19.1 million at December 31, 2016. The increase in borrowings was necessary to fund loan growth.

Total Equity (Net Worth). Total equity (net worth) increased by $716,000, or 6.2%, to $12.3 million at September 30, 2017 from $11.6 million at December 31, 2016. The increase in net worth was due to net income of $681,000 during the nine months ended September 30, 2017, as well as other comprehensive income of $35,000 due to changes in the net unrealized gains/losses in the available for sale securities portfolio.

Comparison of Operating Results for the Three Months Ended September 30, 2017 and 2016

Net Income. Net income totaled $129,000 for the three months ended September 30, 2017, compared to net income of $210,000 for the three months ended September 30, 2016, a decrease of $81,000, or 38.6%. The decrease was due to a $329,000 increase in non-interest expense and a $36,000 increase in the provision for loan losses, which were partially offset by a $172,000 increase in net interest income, a $76,000 decrease in the provision for income taxes and a $36,000 increase in non-interest income.

Interest and Dividend Income. Interest and dividend income increased $242,000, or 18.1%, to $1.6 million for the three months ended September 30, 2017, when compared to the three months ended September 30, 2016. Interest income on loans increased $230,000, or 17.8%. This increase is primarily attributable to an increase in the average balance of loans and loans held for sale. The average balance increased from $112.9 million to $134.9 million; an increase of $22.0 million or 19.5%. The weighted average yield on loans and loans held for sale increased two basis points from 4.45% for the three months ended September 30, 2016 to 4.47% for the three months ended September 30, 2017.

Interest Expense. Total interest expense increased $70,000, or 13.6%, to $584,000 for the three months ended September 30, 2017, compared to $514,000, for the three months ended September 30, 2016. Interest expense on deposit accounts increased $47,000, or 11.8%, to $445,000 for the three months ended September 30, 2017 compared to $398,000 for the three months ended September 30, 2016. The increase was primarily due to an increase in the average balance of interest-bearing deposits of $15.0 million or 14.9% from $100.5 million for the three months ended September 30, 2016, to $115.5 million for the three months ended September 30, 2017. The cost of funds associated with interest-bearing deposits decreased four basis points, from 1.57% to 1.53%.

Interest expense on Federal Home Loan Bank advances increased $24,000, or 20.7%, to $140,000 for the three months ended September 30, 2017, from $116,000 for the three months ended September 30, 2016. The increase was driven by the increase in the average balance of advances from $19.1 million to $26.4 million, which was due to management utilizing advances as a funding source for loan originations. The increased cost associated with the advances was partially offset by a decline in the cost of these funds, which decreased from 2.40% to 2.10%.

Net Interest Income. Net interest income increased $172,000, or 20.9%, to $995,000 for the three months ended September 30, 2017 from $823,000 for the three months ended September 30, 2016. This increase reflected an increase in the interest rate spread to 2.63% for the three months ended September 30, 2017 compared to 2.41% for the three months ended September 30, 2016. In addition, the net interest margin rose to 2.68% for the three months ended September 30, 2017 from 2.50% for the three months ended September 30, 2016. The increase in both the interest rate spread and net interest margin was the result of our ability to generate additional yield on the loan portfolio through growth within the commercial mortgage segment while effectively managing our cost of funds.

Provision for Loan Losses. The provision for loan losses increased $36,000, or 144.0%, to $61,000 for three months ended September 30, 2017, from $25,000 for the three months ended September 30, 2016. The increase in the provision for loan losses was due to the growth in the loan portfolio and the change in focus from the one- to four-family mortgage loans to commercial mortgage loans and commercial and industrial loans.

The allowance for loan losses reflects the estimate we believe appropriate to cover incurred probable losses. While we believe the estimates and assumptions used in our determination of the adequacy of the allowance are reasonable, such estimates and assumptions could change based upon the risk characteristics of the various portfolio segments, experience with losses, the impact of economic conditions on borrowers and other relevant factors.

Non-Interest Income. Non-interest income increased $36,000, or 38.3% to $130,000 for the three months ended September 30, 2017, from $94,000 for the comparable three months ended September 30, 2016. The increase was primarily due to gains on sale of loans. Gains on sale of loans totaled $83,000 for the three months ended September 30, 2017, compared to $56,000 for the three months ended September 30, 2016, an increase of $27,000, or 48.2%. We intend to continue to sell conforming one- to four-family residential loans on the secondary market as part of our operating strategy, subject to market conditions.

Non-Interest Expense. Non-interest expense increased $329,000, or 58.4%, to $892,000 for the three months ended September 30, 2017, compared to $563,000 for the three months ended September 30, 2016. Salaries and employee benefits increased $155,000, or 55.6%, to $434,000 for the three months ended September 30, 2017 from $279,000 for the comparable three months ended September 30, 2016. The increase was primarily due to the addition of staff due to continued growth. Data processing expense increased $21,000, or 41.2%, to $72,000 for the three months ended September 30, 2017, from $51,000 for the comparable three months ended September 30, 2016 due to additions to our customer product and services offerings. Additionally, professional fees increased $98,000, or 181.5%, to $152,000 for the three months ended September 30, 2017, from $54,000 for the comparable three months ended September 30, 2016. The increase is principally due to additional accounting and auditing expenses as we prepare for our registration as a public company.

Income Taxes. The income tax provision decreased from $119,000, to $43,000, a decrease of $76,000 or 63.9%. The effective tax rate was 25.0% for the three months ended September 30, 2017, and 36.2% for the three months ended September 30, 2016. The lower effective tax rate reflected a higher percentage of tax-exempt income as compared to total income.

Comparison of Operating Results for the Nine Months Ended September 30, 2017 and 2016

Net Income. Net income for the nine months ended September 30, 2017 was $681,000 compared to net income of $529,000 for nine months ended September 30, 2017, an increase of $152,000 or 28.7%. The increase was primarily due to a $720,000 increase in net interest income and a $151,000 increase in non-interest income, partially offset by an increase of $572,000 in non-interest expense during the nine months ended September 30, 2017, as compared to the nine months ended September 30, 2016.

Interest and Dividend Income. Interest and dividend income increased $941,000, or 24.5%, to $4.8 million for the nine months ended September 30, 2017, when compared to the nine months ended September 30, 2016. Interest income on loans increased $915,000, or 24.7%. This increase is attributable to an increase in the average balance of loans and loans held for sale and an increase in the weighted average yield on loans. The average balance increased from $112.3 million to $132.7 million; an increase of $20.4 million or 18.2%. The weighted average yield on loans and loans held for sale increased 24 basis points from 4.32% to 4.56%.

Interest income on investment securities decreased $5,000, while income on other interest-earning assets, which includes dividends earned on Federal Home Loan Bank of Pittsburgh stock, increased $11,000.

Interest income on interest-bearing deposits increased $20,000 due primarily to the increase in yield from 24 basis points to 92 basis points, an increase of 68 basis points. This increase more than offset the decline in the average balance from $8.2 million for the nine months ended September 30, 2016 to $5.1 million for the nine months ended September 30, 2017, a decrease of $3.1 million or 37.6%.

Interest Expense. Total interest expense increased $221,000, or 15.1%, to $1.7 million for the nine months ended September 30, 2017, compared to $1.5 million for the nine months ended September 30, 2016. Interest expense on deposit accounts increased $168,000, or 15.1%, to $1.3 million for the nine months ended September 30, 2017, compared to $1.1 million for the nine months ended September 30, 2016. The increase was driven by an increase in the average balance of interest-bearing deposits, which increased $12.1 million, or 12.0%, from $101.0 million for the nine months ended September 30, 2016 to $113.1 million for the nine months ended September 30, 2017. Additionally, the cost of funds associated with interest-bearing deposits increased four basis points, from 1.47% to 1.51%.

Interest expense on Federal Home Loan Bank advances increased $53,000, or 15.3%, to $400,000 for the nine months ended September 30, 2017, from $347,000 for the nine months ended September 30, 2016. The increase was attributable to the increase in the average balance of advances from $19.1 million to $25.2 million, which was due to management utilizing advances as a funding source for loan originations. The increased cost associated with the advances was offset by a decline in the cost of these funds, which decreased from 2.43% to 2.12%.

Net Interest Income. Net interest income increased $720,000, or 30.2%, to $3.1 million for the nine months ended September 30, 2017, from $2.4 million for the nine months ended September 30, 2016. This increase reflected an increase in the interest rate spread to 2.73% for the nine months ended September 30, 2017, compared to 2.34% for the nine months ended September 30, 2016. In addition, the net interest margin rose to 2.80% for the nine months ended September 30, 2017 from 2.43% for the nine months ended September 30, 2016. The increase in both the interest rate spread and net interest margin was the result of our ability to generate additional yield on the loan portfolio through growth within the commercial mortgage segment while effectively managing our cost of funds. Additionally, interest income on loans was impacted by out-of-period recoveries related to an impaired loan amounting to $95,000 and $77,000 for nine months ended September 30, 2017 and 2016, respectively.

Provision for Loan Losses. The provision for loan losses increased $64,000, or 54.7% to $181,000 for nine months ended September 30, 2017 from $117,000 for the nine months ended September 30, 2016. The increase in the provision for loan losses was due to the growth in the loan portfolio and the change in focus from the one- to four-family mortgage loans to commercial mortgage loans and commercial and industrial loans.

Non-Interest Income. Non-interest income increased $151,000, or 62.1% to $394,000 for the nine months ended September 30, 2017 from $243,000 for the nine months ended September 30, 2016. The increase was primarily due to gains on the sale of loans. Gains on the sale of loans totaled $272,000 for the nine months ended September 30, 2017, compared to $125,000 for the nine months ended September 30, 2016, an increase of $147,000, or 117.6%.

Non-Interest Expense. Non-interest expense increased $572,000, or 33.6%, to $2.3 million for the nine months ended September 30, 2017, compared to $1.7 million for the nine months ended September 30, 2016. Salaries and employee benefits increased $333,000, or 41.0%, to $1.1 million for the nine months ended September 30, 2017, from $812,000 for the nine months ended September 30, 2016. The increase was primarily due to the addition of staff due to continued growth. Data processing expense increased $55,000, or 35.5%, to $210,000 for nine months ended September 30, 2017 from $155,000 for the comparable nine months ended in 2016 due to additions to our customer product and services offerings. Additionally, professional fees increased $88,000, or 47.6%, to $273,000 for the nine months ended September 30, 2017 from $185,000 for the comparable nine months ended September 30, 2016. The increase is principally due to additional accounting and auditing expenses as we prepare for our registration as a public company.

Income Taxes. The income tax provision increased from $277,000 to $360,000, an increase of $83,000 or 30.0%, due to an increase in pre-tax income. The effective tax rate was 34.6% for the nine months ended September 30, 2017 and 34.4% for the nine months ended September 30, 2016.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “contemplate,” “continue,” “target,” “annualized,” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Accordingly, you should not place undue reliance on such statements. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses;

•	our ability to access cost-effective funding;

•	fluctuations in real estate values and both residential and commercial real estate market conditions;

•	demand for loans and deposits in our market area;

•	our ability to implement and change our business strategies;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins and yields, our mortgage banking revenues, the fair value of financial instruments or our level of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and make;

•	adverse changes in the securities or secondary mortgage markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	political instability;

•	changes in the quality or composition of our loan or investment portfolios;

•	technological changes that may be more difficult or expensive than expected;

•	failures or breaches of our IT security systems;

•	the inability of third-party providers to perform as expected;

•	our ability to manage market risk, credit risk and operational risk in the current economic environment;

•	our ability to successfully introduce new products and services, enter new markets, and capitalize on growth opportunities;

•	our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames, and any goodwill charges related thereto;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Securities and Exchange Commission;

•	our ability to retain key employees;

•	our compensation expense associated with equity allocated or awarded to our employees; and

•	changes in the financial condition, results of operations or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. See “Risk Factors” beginning on page 18.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we will not be able to determine the amount of actual net proceeds we will receive from the sale of shares of common stock until the offering is completed, we anticipate that the net proceeds will be between $5.3 million and $7.6 million, or $8.9 million if the offering is increased by 15%, assuming in each case all shares are sold in the subscription offering and the community offering.

SSB Bancorp, Inc. intends to distribute the net proceeds from the offering as follows:

	Based Upon the Sale at $10.00 Per Share of
	650,250 Shares at		765,000 Shares at		879,750 Shares at		1,011,712 Shares at
	Minimum of Offering		Midpoint of Offering		Maximum of Offering		Adjusted Maximum of
	Range		Range		Range		Offering Range (1)
		Percent of		Percent of		Percent of		Percent of
		Net		Net		Net		Net
	Amount	Proceeds	Amount	Proceeds	Amount	Proceeds	Amount	Proceeds
				(Dollars in thousands)

Offering proceeds	$6,503		$7,650		$8,798		$10,117
Less: offering expenses	(1,230)		(1,230)		(1,230)		(1,230)
Net offering proceeds	$5,273	100.0%	$6,420	100.0%	$7,568	100.0%	$8,887	100.0%
Less:
Proceeds contributed to SSB Bank	$4,649	88.2%	$4,809	74.9%	$4,970	65.7%	$5,155	58.0%
Proceeds contributed to SSB Bancorp, MHC	$40	0.8%	$40	0.6%	$40	0.5%	$40	0.5%
Proceeds used for loan to employee stock ownership plan (2)	$566	10.7%	$666	10.4%	$766	10.1%	$881	9.9%
Proceeds retained by SSB Bancorp, Inc.	$18	0.3%	$905	14.1%	$1,792	23.7%	$2,811	31.6%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	The employee stock ownership plan will purchase 3.92% of our outstanding shares (including shares issued to SSB Bancorp, MHC). The loan will be repaid principally through SSB Bank’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 20-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering.

The net proceeds may vary because total expenses relating to the reorganization and offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription offering and the community offering. See “The Reorganization and Offering—Plan of Distribution; Selling Agent and Underwriting Compensation” for a discussion of fees to be paid if shares are sold in a syndicated community offering. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of SSB Bank’s deposits. SSB Bank will receive at least 50% of the net proceeds of the offering.

Use of Proceeds Retained by SSB Bancorp, Inc.

SSB Bancorp, Inc.:

•	intends to initially invest the proceeds that it retains in interest-earning deposits and in securities, as permitted by our investment policy;

•	may, in the future, use a portion of the proceeds that it retains to expand SSB Bank’s operations organically through de novo branching or establishing loan production offices, or through acquisitions of other financial institutions, branch offices, or other financial service businesses, although we do not currently have any agreements or understandings regarding any specific expansion transactions;

•	may, in the future, use a portion of the proceeds that it retains to repurchase shares of our common stock, although under current federal regulations we may not repurchase shares of our common stock during the first year following the reorganization and offering, except to fund stock-based benefit plans or when extraordinary circumstances exist with prior regulatory approval; and

•	expects to use the proceeds that it retains from time to time for other general corporate purposes.

Use of Proceeds Received by SSB Bank

SSB Bank:

•	intends to use a portion of the proceeds received to fund new commercial real estate, multi-family residential real estate and commercial and industrial loans and, to a lesser extent, one- to four-family mortgage and other loans, in accordance with our business plan and lending guidelines. See “Business of SSB Bank—Lending Activities;”

•	may use a portion of the proceeds received to support increased marketing efforts and grow our core deposits;

•	may invest a portion of the proceeds received in securities, as permitted by our investment policy. See “Business of SSB Bank—Investment Activities;”

•	may, in the future, use a portion of the proceeds received to expand our banking franchise organically through de novo branching or establishing loan production offices, or through acquisitions of other financial institutions, branch offices, or other financial service businesses, although we do not currently have any agreements or understandings regarding any specific expansion transactions; and

•	may use the proceeds received, from time to time, for other general corporate purposes.

The use of the proceeds by SSB Bancorp, Inc. and SSB Bank may change based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions.

OUR POLICY REGARDING DIVIDENDS

Following completion of the stock offering, our board of directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. However, we currently intend to retain all of our future earnings, if any, for use in our business and do not expect to pay any cash dividends on our common stock in the foreseeable future. Any future determination to pay cash dividends on our common stock will be made by our board of directors and will depend upon our results of operations, financial condition, capital requirements, our business strategy and other factors that our board of directors deems relevant. The payment and amount of any dividend payments also will be subject to statutory and regulatory limitations, and will depend upon a number of factors, including regulatory capital requirements and the Federal Reserve Board’s current regulations restricting the waiver of dividends by mutual holding companies.

The Federal Reserve Board has issued a policy statement providing that dividends should be paid only out of current earnings and only if our prospective rate of earnings retention is consistent with our capital needs, asset quality and overall financial condition. Regulatory guidance also provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the holding company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the holding company’s overall rate of earnings retention is inconsistent with its capital needs and overall financial condition. In addition, SSB Bank’s ability to pay dividends will be limited if it does not have the capital conservation buffer required by the new capital rules, which may limit our ability to pay dividends to stockholders. See “Regulation and Supervision—Federal Bank Regulation—Capital Requirements.” No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by regulations and policies of the Federal Reserve Board, could be paid in addition to, or in lieu of, regular cash dividends.

We will file a consolidated federal tax return with SSB Bank. Accordingly, it is anticipated that any cash distributions that we make to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes. Additionally, pursuant to regulations of the Federal Reserve Board, during the three-year period following the stock offering, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

Pursuant to our charter, we are authorized to issue preferred stock. If we issue preferred stock, the holders thereof may have a priority over the holders of our shares of common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock of SSB Bancorp, Inc.—Common Stock.” Dividends we may declare and pay will depend, in part, upon receipt of dividends from SSB Bank, because initially we will have no source of income other than dividends from SSB Bank and earnings from the investment of the net proceeds from the sale of shares of common stock retained by SSB Bancorp, Inc. and interest payments received in connection with the loan to the employee stock ownership plan. Regulations of the Federal Reserve Board impose limitations on “capital distributions” by savings institutions. See “Regulation and Supervision—Pennsylvania Savings Bank Law.”

Any payment of dividends by SSB Bank to us that would be deemed to be drawn out of SSB Bank’s bad debt reserves, if any, would require a payment of taxes at the then-current tax rate by SSB Bank on the amount of earnings deemed to be removed from the reserves for such distribution. SSB Bank does not intend to make any distribution to us that would create such a federal tax liability. See “Taxation.”

If SSB Bancorp, Inc. were to pay dividends to our stockholders, we would likely be required to pay dividends to SSB Bancorp, MHC as well. The Federal Reserve Board’s current regulations significantly restrict the ability of mutual holding companies organized after December 1, 2009 to waive dividends declared by their subsidiaries. Accordingly, we do not currently anticipate that SSB Bancorp, MHC would have the ability to waive dividends paid by SSB Bancorp, Inc. See “Risk Factors—Risks Related to the Offering—You may not receive dividends on our common stock, and if we were to declare dividends on our common stock, SSB Bancorp, MHC would be restricted from waiving the receipt of dividends.”

MARKET FOR THE COMMON STOCK

SSB Bancorp, Inc. has never issued capital stock. SSB Bank, as a mutual institution, has never issued capital stock. Accordingly, there is no established market for the common stock of SSB Bancorp, Inc. SSB Bancorp, Inc. expects that its common stock will be quoted on the OTC Pink Marketplace (OTCPK) operated by OTC Markets Group upon conclusion of the stock offering.

The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. In addition, our “public float,” which is the total number of our outstanding shares less the shares held by SSB Bancorp, MHC, our employee stock ownership plan and our directors and executive officers, is likely to be quite limited. As a result, it is unlikely that an active trading market for our common stock will develop or that, if it develops, it will continue. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. Furthermore, we cannot assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share. Purchasers of common stock in this stock offering should have long-term investment intent and horizon and should recognize that there may be a limited trading market in the common stock. A limited trading market may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At June 30, 2017, SSB Bank exceeded all of the applicable regulatory capital requirements and was considered “well capitalized.” The table below sets forth the historical equity capital and regulatory capital of SSB Bank at June 30, 2017, and the pro forma equity capital and regulatory capital of SSB Bank after giving effect to the sale of shares of common stock at $10.00 per share, as compared to capital requirements to be considered “well capitalized.” The table assumes SSB Bank receives 88.2% of the net proceeds at the minimum of the offering range, 74.9% of the net proceeds at the midpoint of the offering range, 65.7% of the net proceeds at the maximum of the offering range, and 58.0% of the net proceeds at the adjusted maximum of the offering range. See “How We Intend to Use the Proceeds from the Offering.”

	SSB Bank Historical at		Pro Forma at June 30, 2017, Based Upon the Sale in the Offering of (1)
	June 30, 2017		650,250 Shares		765,000 Shares		879,750 Shares		1,011,712 Shares (2)
		Percent of		Percent of		Percent of		Percent of		Percent of
	Amount	Assets (3)	Amount	Assets (3)	Amount	Assets (3)	Amount	Assets (3)	Amount	Assets (3)
					(Dollars in thousands)

Equity	$12,145	7.91%	$15,945	10.09%	$15,955	10.09%	$15,966	10.09%	$15,978	10.09%

Tier 1 leverage capital	$12,158	7.83%	$15,958	10.00%	$15,968	10.00%	$15,979	10.00%	$15,991	10.00%
Tier 1 leverage capital requirement	7,760	5.00	7,978	5.00	7,984	5.00	7,989	5.00	7,996	5.00
Excess	$4,398	2.83%	$7,980	5.00%	$7,984	5.00%	$7,990	5.00%	$7,995	5.00%

Tier 1 risk-based capital (4)	$12,158	11.15%	$15,958	14.52%	$15,968	14.53%	$15,979	14.54%	$15,991	14.54%
Tier 1 risk-based requirement	8,721	8.00	8,791	8.00	8,793	8.00	8,794	8.00	8,796	8.00
Excess	$3,437	3.15%	$7,167	6.52%	$7,175	6.53%	$7,185	6.54%	$7,195	6.54%

Total risk-based capital (4)	$13,098	12.02%	$16,898	15.38%	$16,908	15.38%	$16,919	15.39%	$16,931	15.40%
Total risk-based requirement	10,901	10.00	10,989	10.00	10,991	10.00	10,993	10.00	10,996	10.00
Excess	$2,197	2.02%	$5,909	5.38%	$5,917	5.38%	$5,926	5.39%	$5,935	5.40%

Common equity tier 1 risk-based capital (4)	$12,158	11.15%	$15,958	14.52%	$15,968	14.53%	$15,979	14.54%	$15,991	14.54%
Common equity tier 1 risk-based requirement ..	7,086	6.50	7,143	6.50	7,144	6.50	7,145	6.50	7,147	6.50
Excess	$5,072	4.65%	$8,815	8.02%	$8,824	8.03%	$8,834	8.04%	$8,844	8.04%

Reconciliation of capital infused into SSB Bank:
Net offering proceeds			$5,273		$6,420		$7,568		$8,887
Proceeds to SSB Bank			$4,689		$4,849		$5,010		$5,195
Less: Assets retained by SSB Bancorp, MHC			(40)		(40)		(40)		(40)
Less: Common stock acquired by employee stock ownership plan			(566)		(666)		(766)		(881)
Less: Common stock acquired by stock-based benefit plans			(283)		(333)		(383)		(441)
Pro forma increase			$3,800		$3,810		$3,821		$3,833

(1)	Pro forma capital levels assume that the employee stock ownership plan purchases 3.92% of our total outstanding shares (including shares issued to SSB Bancorp, MHC) with funds we lend and that one or more stock-based benefit plans purchases 1.96% of our total outstanding shares (including shares issued to SSB Bancorp, MHC) for restricted stock awards. Pro forma capital calculated under U.S. generally accepted accounting principles (“U.S. GAAP”) and regulatory capital have been reduced by the amount required to fund these plans. See “Management” for a discussion of the employee stock ownership plan.
(2)	As adjusted to give effect to an increase in the number of shares. This adjustment could occur if there is a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(3)	Tier 1 leverage capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(4)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

CAPITALIZATION

The following table presents the historical capitalization of SSB Bank at June 30, 2017, and the pro forma consolidated capitalization of SSB Bancorp, Inc. after giving effect to the offering, based upon the sale of the number of shares of common stock indicated in the table and the other assumptions set forth under “Pro Forma Data.”

	SSB Bank	Pro Forma Consolidated Capitalization at June 30, 2017 of
	Historical	SSB Bancorp, Inc.
	Capitalization	Based Upon the Sale for $10.00 Per Share of:
	at June 30,	650,250	765,000	879,750	1,011,712
	2017	Shares	Shares	Shares	Shares (1)
	(Dollars in thousands)

Deposits (2)	$114,725	$114,725	$114,725	$114,725	$114,725
Borrowings	25,375	25,375	25,375	25,375	25,375
Total interest-bearing liabilities	$140,100	$140,100	$140,100	$140,100	$140,100

Stockholders’ equity:
Preferred Stock, $0.01 par value per share: 5,000,000 shares authorized (post offering); none to be issued	$—	$—	$—	$—	$—
Common Stock, $0.01 par value per share: 20,000,000 shares authorized (post offering); shares to be issued as reflected (3)	—	14	17	20	22
Additional paid-in capital (3)	—	5,259	6,403	7,548	8,865
Retained earnings (4)	12,158	12,158	12,158	12,158	12,158
Less: Funds used to capitalize SSB Bancorp, MHC	—	(40)	(40)	(40)	(40)
Retained earnings, as adjusted (4)	12,158	12,118	12,118	12,118	12,118
Accumulated other comprehensive loss	(13)	(13)	(13)	(13)	(13)
Less:
Common stock acquired by employee stock ownership plan (5)	—	(566)	(666)	(766)	(881)
Common stock acquired by stock-based benefit plans (6)	—	(283)	(333)	(383)	(441)
Total stockholders’ equity	$12,145	$16,529	$17,526	$18,524	$19,670
Total tangible stockholders’ equity	$12,145	$16,529	$17,526	$18,524	$19,670
Pro forma shares outstanding:
Shares offered for sale	—	650,250	765,000	879,750	1,011,712
Shares issued to SSB Bancorp, MHC	—	794,750	935,000	1,075,250	1,236,538
Total shares outstanding	—	1,445,000	1,700,000	1,955,000	2,248,250

Total stockholders’ equity as a percentage of historical or pro forma total assets	7.91%	10.46%	11.02%	11.58%	12.21%

(1)	As adjusted to give effect to a 15% increase in the number of shares of common stock outstanding after the offering. This adjustment could occur if there is an increase in the maximum of the independent valuation so as to reflect demand for the shares or changes in market conditions after the offering commences.
(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(3)	The sum of the par value and additional paid-in capital equals the net offering proceeds. No effect has been given to the issuance of additional shares of common stock pursuant to stock options under one or more stock-based benefit plans that SSB Bancorp, Inc. expects to adopt. The plan of reorganization permits SSB Bancorp, Inc. to adopt one or more stock benefit plans, subject to stockholder approval, in an amount up to 25% of the shares of common stock held by persons other than SSB Bancorp, MHC.
(4)	The retained earnings of SSB Bank will continue to be substantially restricted after the offering. See “Regulation and Supervision— Pennsylvania Savings Bank Law.”
(5)	Assumes that 3.92% of the shares of common stock outstanding following the reorganization and offering (including shares issued to SSB Bancorp, MHC) will be purchased by the employee stock ownership plan at a price of $10.00 per share and that the funds used to acquire the employee stock ownership plan shares will be borrowed from SSB Bancorp, Inc. The common stock acquired by the employee stock ownership plan is reflected as a reduction of stockholders’ equity. SSB Bank will provide the funds to repay the employee stock ownership plan loan. See “Management—Benefit Plans and Agreements.”
(6)	Assumes that after the offering, 1.96% of the shares of common stock issued in the reorganization and offering (including shares of common stock issued to SSB Bancorp, MHC) are purchased by SSB Bancorp, Inc. for stock awards under one or more stock-based benefit plans in the open market. The shares of common stock to be purchased by the stock-based benefit plans are reflected as a reduction of stockholders’ equity. See “Pro Forma Data” and “Management.” The plan of reorganization permits SSB Bancorp, Inc. to adopt one or more stock-based benefit plans that award stock or stock options, in an aggregate amount up to 25% of the shares of common stock held by persons other than SSB Bancorp, MHC. The stock-based benefit plans will not be implemented for at least six months after the reorganization and offering and until they have been approved by stockholders.

PRO FORMA DATA

The following tables summarize historical data of SSB Bank and pro forma data of SSB Bancorp, Inc. at and for the six months ended June 30, 2017 and at and for the year ended December 31, 2016. This information is based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the offering.

The net proceeds disclosed in the tables are based upon the following assumptions:

(i)	all of the shares of common stock will be sold in the subscription and community offerings;

(ii)	our employee stock ownership plan will purchase an amount of shares equal to 3.92% of our outstanding shares, including shares held by SSB Bancorp, MHC, with a loan from SSB Bancorp, Inc. The loan will be repaid in substantially equal principal payments over a period of 20 years. Interest income that we earn on the loan will offset the interest paid by SSB Bank;

(iii)	we will pay Keefe, Bruyette & Woods, Inc. a management fee of $25,000, as well as an additional fee of $250,000 upon the successful completion of the offering, and we will reimburse Keefe, Bruyette & Woods, Inc. for its reasonable expenses associated with its marketing effort in the subscription and community offerings, in an amount not to exceed $25,000, and for attorney’s fees and expenses not to exceed $75,000;

(iv)	we will pay Keefe, Bruyette & Woods, Inc. a conversion agent and data processing records management fee of $20,000, and we will reimburse Keefe, Bruyette & Woods, Inc. for its reasonable expenses incurred in association with the conversion agent and data processing records management services, in an amount not to exceed $5,000; and

(v)	total expenses of the offering, other than the fees, commissions and expense reimbursements to be paid to Keefe, Bruyette & Woods, Inc. and any other broker-dealers, will be $830,000.

We calculated the pro forma consolidated net income of SSB Bancorp, Inc. for the year as if the shares of common stock had been sold at the beginning of the year and the net proceeds had been invested at 1.89% (1.10% on an after-tax basis), which is equal to the yield on the five-year U.S. Treasury Note as of June 30, 2017. In light of current interest rates, we consider this rate to more accurately reflect the pro forma reinvestment rate than the arithmetic average method, which assumes reinvestment of the net proceeds at a rate equal to the average of the yield on interest-earning assets and the cost of deposits for those periods.

We further believe that the reinvestment rate is factually supportable because:

•	the yield on the U.S. Treasury Note can be determined and/or estimated from third-party sources; and

•	we believe that U.S. Treasury securities are not subject to credit losses due to a U.S. Government guarantee of payment of principal and interest.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of net income and stockholders’ equity by the indicated number of shares of common stock. For pro forma calculations, we adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the common stock was outstanding at the beginning of the periods, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of one or more stock-based benefit plans. We have assumed that the stock-based benefit plans will acquire an amount of common stock equal to 1.96% of our outstanding shares of common stock (including shares issued to SSB Bancorp, MHC) at the same price for which they were sold in the offering. We assume that shares of common stock are granted under the plan in awards that vest over a five-year period. The plan of reorganization provides that we may grant awards of restricted stock under one or more stock benefit plans in an aggregate amount up to 25% of the shares of common stock held by persons other than SSB Bancorp, MHC.

We have assumed that the stock-based benefit plans will grant options to acquire common stock equal to 4.90% of our outstanding shares of common stock (including shares of common stock issued to SSB Bancorp, MHC). In preparing the following tables, we also assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $2.78 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model incorporated an estimated volatility rate of 13.73% for the common stock based on an index of publicly traded thrifts, no dividend yield, an expected option life of 10 years and a risk free interest rate of 2.31%. The plan of reorganization provides that we may grant awards of stock options under one or more stock benefit plans in an amount up to 25% of the shares of common stock held by persons other than SSB Bancorp, MHC.

As disclosed under “How We Intend to Use the Proceeds from the Offering,” SSB Bancorp, Inc. intends to contribute at least 50% of the net proceeds from the offering to SSB Bank, will contribute $40,000 to SSB Bancorp, MHC and will retain the remainder of the net proceeds from the offering. SSB Bancorp, Inc. will use a portion of the proceeds it retains for the purpose of making a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.

The pro forma table does not give effect to:

•	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the offering;

•	SSB Bancorp, Inc.’s results of operations after the offering;

•	increased fees and expenses that we would pay Keefe, Bruyette & Woods, Inc. and any other broker-dealers if we conducted a syndicated community offering; or

•	changes in the market price of the shares of common stock after the offering.

The following pro forma information may not represent the financial effects of the offering at the date on which the offering actually occurs and you should not use the tables to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amounts of assets and liabilities of SSB Bancorp, Inc., computed in accordance with U.S. GAAP. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the common stock, and may be different than the amounts that would be available for distribution to stockholders if we were liquidated. Pro forma stockholders’ equity does not give effect to the impact of tax bad debt reserves if we were to liquidate. We had no intangible assets at June 30, 2017.

At or For the Six Months Ended June 30, 2017 Based Upon the Sale
at $10.00 Per Share of:
1,011,712
650,250	765,000	879,750	Shares at
Shares at	Shares at	Shares at	Adjusted
Minimum of	Midpoint of	Maximum of	Maximum of
Offering	Offering	Offering	Offering
Range	Range	Range	Range (1)
(Dollars in thousands, except per share amounts)

Gross proceeds of the offering	$6,503	$7,650	$8,798	$10,117
Market value of shares issued to SSB Bancorp, MHC	7,947	9,350	10,752	12,366
Market value of SSB Bancorp, Inc.	$14,450	$17,000	$19,550	$22,483

Gross proceeds of the offering	$6,503	$7,650	$8,798	$10,117
Expenses	(1,230)	(1,230)	(1,230)	(1,230)
Estimated net proceeds	5,273	6,420	7,568	8,887
Capitalization of MHC	(40)	(40)	(40)	(40)
Common stock acquired by employee stock ownership plan (2)	(566)	(666)	(766)	(881)
Common stock acquired by stock-based benefit plans (3)	(283)	(333)	(383)	(441)
Estimated cash available for reinvestment	$4,384	$5,381	$6,379	$7,525

For the Six Months Ended June 30, 2017
Consolidated net income:
Historical (4)	$552	$552	$552	$552
Income on adjusted net proceeds	24	30	35	42
Pro forma capitalization of SSB Bancorp, MHC adjustment	—	—	—	—
Employee stock ownership plan expense (2)	(8)	(10)	(11)	(13)
Shares granted under stock-based benefit plan expense (3)	(17)	(19)	(22)	(26)
Options granted under stock-based benefit plan expense (5)	(18)	(21)	(24)	(27)
Pro forma net income	$533	$532	$530	$528

Earnings per share:
Historical	$0.40	$0.34	$0.29	$0.26
Income on net proceeds	0.02	0.02	0.02	0.02
Pro forma capitalization of SSB Bancorp, MHC adjustment	—	—	—	—
Employee stock ownership plan expense (2)	(0.01)	(0.01)	(0.01)	(0.01)
Shares granted under stock-based benefit plan expense (3)	(0.01)	(0.01)	(0.01)	(0.01)
Options granted under stock-based benefit plan expense (5)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma earnings per share	$0.39	$0.33	$0.28	$0.25

Offering price to pro forma earnings per share	12.82	x	15.15	x	17.86	x	20.00	x
Number of shares used in earnings per share calculations (2)	1,389,772	1,635,026	1,880,280	2,162,322

At June 30, 2017
Stockholders’ equity:
Historical (4)	$12,145	$12,145	$12,145	$12,145
Estimated net proceeds	5,273	6,420	7,568	8,887
Capitalization of SSB Bancorp, MHC	(40)	(40)	(40)	(40)
Common stock acquired by employee stock ownership plan (2)	(566)	(666)	(766)	(881)
Common stock acquired by stock-based benefit plans (3)	(283)	(333)	(383)	(441)
Pro forma stockholders’ equity (6)	$16,529	$17,526	$18,524	$19,670
Pro forma tangible stockholders’ equity	$16,529	$17,526	$18,524	$19,670

Stockholders’ equity per share:
Historical	$8.40	$7.14	$6.21	$5.40
Estimated net proceeds	3.65	3.78	3.87	3.95
Capitalization of SSB Bancorp, MHC	(0.03)	(0.02)	(0.02)	(0.02)
Common stock acquired by employee stock ownership plan (2)	(0.39)	(0.39)	(0.39)	(0.39)
Common stock acquired by stock-based benefit plans (3)	(0.20)	(0.20)	(0.20)	(0.20)
Pro forma stockholders’ equity per share (3)(6)	$11.43	$10.31	$9.47	$8.74
Pro forma tangible stockholders’ equity per share	$11.43	$10.31	$9.47	$8.74

Offering price as a percentage of pro forma stockholders’ equity per share	87.49%	96.99%	105.60%	114.42%
Offering price as a percentage of pro forma tangible stockholders’ equity per share	87.49%	96.99%	105.60%	114.42%
Number of shares outstanding for pro forma equity per share calculations	1,445,000	1,700,000	1,955,000	2,248,250

(footnotes begin on following page)

(1)	As adjusted to give effect to a 15% increase in the number of shares outstanding after the offering, which could occur if there is an increase in the maximum of the independent valuation as a result of demand for the shares or changes in market conditions after the offering commences.
(2)	Assumes that 3.92% of the shares outstanding following the offering will be purchased by the employee stock ownership plan at a price of $10.00 per share. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the employee stock ownership plan from SSB Bancorp, Inc. The amount to be borrowed is reflected as a reduction of stockholders’ equity. SSB Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. SSB Bank’s total annual payment of the employee stock ownership plan debt is based upon 20 equal annual installments of principal and interest. The pro forma net earnings information makes the following assumptions: (i) SSB Bank’s contribution to the employee stock ownership plan is equivalent to the debt service requirement for the period presented and was made at the end of the period; (ii) the employee stock ownership plan acquires 56,644, 66,640, 76,636 and 88,131 shares, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range; (iii) 1,416, 1,666, 1,916 and 2,203 shares, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range (based on a 20-year loan term), were committed to be released during the six months ended June 30, 2017 at an average fair value equal to the price for which the shares are sold in the offering; and (iv) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net earnings per share calculations, resulting in a reduction from total outstanding shares (which is also the number of shares outstanding for pro forma equity per share calculations) of 55,228, 64,974, 74,720 and 85,928 shares, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range, to determine the number of shares outstanding for earnings per share calculations.
(3)	Gives effect to one or more stock-based benefit plans expected to be adopted following the offering. We have assumed that these plans acquire a number of shares of common stock equal to 1.96% of the shares issued in the reorganization and offering (including shares issued to SSB Bancorp, MHC) either through open market purchases or from authorized but unissued shares of common stock or treasury stock of SSB Bancorp, Inc., if any. Funds used by the stock-based benefit plans to purchase the shares will be contributed to the plan by SSB Bancorp, Inc. In calculating the pro forma effect of the stock-based benefit plans, it is assumed that the shares were acquired by the plan in open market purchases at the beginning of the year presented for a purchase price equal to the price for which the shares are sold in the offering, and that 10% of the amount contributed was an amortized expense (based upon a five-year vesting period) during the six months ended June 30, 2017. The actual purchase price of the shares granted under the stock-based benefit plans may not be equal to the subscription price of $10.00 per share. If shares are acquired from the issuance of authorized but unissued shares of common stock of SSB Bancorp, Inc., there would be a dilutive effect of up to 1.92% on the ownership interest of persons who purchase common stock in the offering.
(4)	Derived from SSB Bank’s unaudited June 30, 2017 financial statements included elsewhere in this prospectus.
(5)	Gives effect to one or more stock-based benefit plans expected to be adopted following the offering. We have assumed that options will be granted to acquire common stock equal to 4.90% of the shares of common stock issued in the reorganization and offering (including shares of common stock issued to SSB Bancorp, MHC). In calculating the pro forma effect of the stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $2.78 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 41.6%. Under the above assumptions, the adoption of stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. The actual exercise price of the stock options may not be equal to the original $10.00 price per share. If a portion of the shares issued to satisfy the exercise of options under stock-based benefit plans are obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share will decrease. This will also have a dilutive effect of up to 4.67% on the ownership interest of persons who purchase common stock in the offering.
(6)	The retained earnings of SSB Bank will continue to be substantially restricted after the offering. See “Regulation and Supervision—Pennsylvania Savings Bank Law.”

At or For the Year Ended December 31, 2016 Based Upon the Sale at
$10.00 Per Share of:
1,011,712
650,250	765,000	879,750	Shares at
Shares at	Shares at	Shares at	Adjusted
Minimum of	Midpoint of	Maximum of	Maximum of
Offering	Offering	Offering	Offering
Range	Range	Range	Range (1)
(Dollars in thousands, except per share amounts)

Gross proceeds of the offering	$6,503	$7,650	$8,798	$10,117
Market value of shares issued to SSB Bancorp, MHC	7,947	9,350	10,752	12,366
Market value of SSB Bancorp, Inc.	$14,450	$17,000	$19,550	$22,483

Gross proceeds of the offering	$6,503	$7,650	$8,798	$10,117
Expenses	(1,230)	(1,230)	(1,230)	(1,230)
Estimated net proceeds	5,273	6,420	7,568	8,887
Capitalization of SSB Bancorp, MHC	(40)	(40)	(40)	(40)
Common stock acquired by employee stock ownership plan (2)	(566)	(666)	(766)	(881)
Common stock acquired by stock-based benefit plans (3)	(283)	(333)	(383)	(441)
Estimated cash available for reinvestment	$4,384	$5,381	$6,379	$7,525

For the Year Ended December 31, 2016
Consolidated net income:
Historical (4)	$608	$608	$608	$608
Income on adjusted net proceeds	48	59	70	83
Pro forma capitalization of SSB Bancorp, MHC adjustment	—	—	—	—
Employee stock ownership plan (2)	(17)	(19)	(22)	(26)
Shares granted under stock-based benefit plans (3)	(33)	(39)	(45)	(51)
Options granted under stock-based benefit plans (5)	(35)	(41)	(48)	(55)
Pro forma net income	$571	$568	$563	$559

Earnings per share:
Historical	$0.44	$0.37	$0.32	$0.28
Income on net proceeds	0.03	0.04	0.04	0.04
Pro forma capitalization of SSB Bancorp, MHC adjustment	—	—	—	—
Employee stock ownership plan (2)	(0.01)	(0.01)	(0.01)	(0.01)
Shares granted under stock-based benefit plans (3)	(0.02)	(0.02)	(0.02)	(0.02)
Options granted under stock-based benefit plans (5)	(0.03)	(0.03)	(0.03)	(0.03)
Pro forma earnings per share	$0.41	$0.35	$0.30	$0.26

Offering price to pro forma earnings per share	24.39	x	28.57	x	33.33	x	38.46	x
Number of shares used in earnings per share calculations (2)	1,391,188	1,636,692	1,882,196	2,164,525

At December 31, 2016
Stockholders’ equity:
Historical (4)	$11,559	$11,559	$11,559	$11,559
Estimated net proceeds	5,273	6,420	7,568	8,887
Capitalization of SSB Bancorp, MHC	(40)	(40)	(40)	(40)
Common stock acquired by employee stock ownership plan (2)	(566)	(666)	(766)	(881)
Common stock acquired by stock-based benefit plans (3)	(283)	(333)	(383)	(441)
Pro forma stockholders’ equity (6)	$15,943	$16,940	$17,938	$19,084
Pro forma tangible stockholders’ equity	$15,943	$16,940	$17,938	$19,084

Stockholders’ equity per share:
Historical	$8.00	$6.80	$5.91	$5.14
Estimated net proceeds	3.65	3.78	3.87	3.95
Capitalization of SSB Bancorp, MHC	(0.03)	(0.02)	(0.02)	(0.02)
Common stock acquired by employee stock ownership plan (2)	(0.39)	(0.39)	(0.39)	(0.39)
Common stock acquired by stock-based benefit plans (3)	(0.20)	(0.20)	(0.20)	(0.20)
Pro forma stockholders’ equity per share (3)(6)	$11.03	$9.97	$9.17	$8.48
Pro forma tangible stockholders’ equity per share	$11.03	$9.97	$9.17	$8.48

Offering price as a percentage of pro forma stockholders’ equity per share	90.66%	100.30%	109.05%	117.92%
Offering price as a percentage of pro forma tangible stockholders’ equity per share	90.66%	100.30%	109.05%	117.92%
Number of shares outstanding for pro forma equity per share calculations	1,445,000	1,700,000	1,955,000	2,248,250

(footnotes begin on following page)

(1)	As adjusted to give effect to a 15% increase in the number of shares outstanding after the offering, which could occur if there is an increase in the maximum of the independent valuation as a result of demand for the shares or changes in market conditions after the offering commences.
(2)	Assumes that 3.92% of the shares outstanding following the offering will be purchased by the employee stock ownership plan at a price of $10.00 per share. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the employee stock ownership plan from SSB Bancorp, Inc. The amount to be borrowed is reflected as a reduction of stockholders’ equity. SSB Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. SSB Bank’s total annual payment of the employee stock ownership plan debt is based upon 20 equal annual installments of principal and interest. The pro forma net earnings information makes the following assumptions: (i) SSB Bank’s contribution to the employee stock ownership plan is equivalent to the debt service requirement for the period presented and was made at the end of the period; (ii) the employee stock ownership plan acquires 56,644, 66,640, 76,636 and 88,131 shares, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range; (iii) 2,832, 3,332, 3,832 and 4,407 shares, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range (based on a 20-year loan term), were committed to be released during the year ended December 31, 2016 at an average fair value equal to the price for which the shares are sold in the offering; and (iv) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net earnings per share calculations, resulting in a reduction from total outstanding shares (which is also the number of shares outstanding for pro forma equity per share calculations) of 53,812, 63,308, 72,804 and 83,725 shares, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range, to determine the number of shares outstanding for earnings per share calculations.
(3)	Gives effect to one or more stock-based benefit plans expected to be adopted following the offering. We have assumed that these plans acquire a number of shares of common stock equal to 1.96% of the shares issued in the reorganization and offering (including shares issued to SSB Bancorp, MHC) either through open market purchases or from authorized but unissued shares of common stock or treasury stock of SSB Bancorp, Inc., if any. Funds used by the stock-based benefit plans to purchase the shares will be contributed to the plan by SSB Bancorp, Inc. In calculating the pro forma effect of the stock-based benefit plans, it is assumed that the shares were acquired by the plan in open market purchases at the beginning of the year presented for a purchase price equal to the price for which the shares are sold in the offering, and that 20% of the amount contributed was an amortized expense (based upon a five-year vesting period) during the year ended December 31, 2016. The actual purchase price of the shares granted under the stock-based benefit plans may not be equal to the subscription price of $10.00 per share. If shares are acquired from the issuance of authorized but unissued shares of common stock of SSB Bancorp, Inc., there would be a dilutive effect of up to 1.92% on the ownership interest of persons who purchase common stock in the offering.
(4)	Derived from SSB Bank’s audited December 31, 2016 financial statements included elsewhere in this prospectus.
(5)	Gives effect to one or more stock-based benefit plans expected to be adopted following the offering. We have assumed that options will be granted to acquire common stock equal to 4.90% of the shares of common stock issued in the reorganization and offering (including shares of common stock issued to SSB Bancorp, MHC). In calculating the pro forma effect of the stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $2.78 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 41.6%. Under the above assumptions, the adoption of stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. The actual exercise price of the stock options may not be equal to the original $10.00 price per share. If a portion of the shares issued to satisfy the exercise of options under stock-based benefit plans are obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share will decrease. This will also have a dilutive effect of up to 4.67% on the ownership interest of persons who purchase common stock in the offering.
(6)	The retained earnings of SSB Bank will continue to be substantially restricted after the offering. See “Regulation and Supervision—Pennsylvania Savings Bank Law.”

BUSINESS OF SSB BANCORP, INC.

We have not engaged in any business to date. Upon completion of the reorganization and offering, we will own all of the issued and outstanding common stock of SSB Bank. We intend to retain up to 50% of the net proceeds from the offering. A portion of the net proceeds we retain will be used to make a loan to fund the purchase of shares of our common stock by the SSB Bank employee stock ownership plan. We intend to invest our capital as discussed in “How We Intend to Use the Proceeds from the Offering.”

In the future, SSB Bancorp, Inc., as the holding company of SSB Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations for bank holding companies, which may include the acquisition of banking and financial services companies. We have no plans for any mergers or acquisitions, or other diversification of the activities of SSB Bancorp, Inc. at the present time.

Our cash flow will depend on earnings from the investment of the net proceeds we retain, and any dividends received from SSB Bank. Initially, SSB Bancorp, Inc. will neither own nor lease any property, but will instead use the premises, equipment and furniture of SSB Bank. At the present time, we intend to employ only persons who are officers of SSB Bank to serve as officers of SSB Bancorp, Inc. We will also use the support staff of SSB Bank from time to time. These persons will not be separately compensated by SSB Bancorp, Inc. SSB Bancorp, Inc. may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF SSB BANCORP, MHC

SSB Bancorp, MHC will be formed as a Pennsylvania mutual holding company and will at all times own a majority of the outstanding shares of SSB Bancorp, Inc.’s common stock. Persons who had certain voting rights in SSB Bank as of the date of the reorganization will continue to have those certain voting rights; however, those voting rights will be in SSB Bancorp, MHC.

SSB Bancorp, MHC’s principal assets will be the common stock of SSB Bancorp, Inc. it receives in the reorganization and offering and $40,000 cash in initial capitalization, which will be contributed from the net proceeds of the stock offering. Presently, it is expected that the only business activity of SSB Bancorp, MHC will be to own a majority of SSB Bancorp, Inc.’s common stock. SSB Bancorp, MHC will be authorized, however, to engage in any other business activities that are permissible for mutual holding companies under federal law, including investing in loans and securities.

SSB Bancorp, MHC will neither own nor lease any property, but will instead use the premises, equipment and furniture of SSB Bank. It is anticipated that SSB Bancorp, MHC will employ only persons who are officers of SSB Bank to serve as officers of SSB Bancorp, MHC. Those persons will not be separately compensated by SSB Bancorp, MHC. The initial directors of SSB Bancorp, MHC will consist of the current trustees of SSB Bank.

BUSINESS OF SSB BANK

General

SSB Bank is a Pennsylvania chartered mutual savings bank headquartered in Pittsburgh, Pennsylvania. SSB Bank was originally chartered in 1922 as a Pennsylvania charted savings and loan association under the name “Slovak Savings and Loan Association.” In 1992, we converted to a mutual savings bank charter and changed our name to “Slovak Savings Bank.” In 2017, we adopted the name “SSB Bank.”

We conduct our business from our main office and one branch office. Both of our banking offices are located in Pittsburgh, Pennsylvania, which is located in Allegheny County in western Pennsylvania.

Historically, our business has consisted primarily of taking deposits from the general public and investing those funds, along with borrowings from the Federal Home Loan Bank of Pittsburgh, in one- to four-family residential real estate loans and, to a lesser extent, commercial real estate, commercial and industrial, and consumer loans. More recently, we have increased our focus on originating commercial real estate and commercial and industrial loans in an effort to diversify our overall loan portfolio, increase the overall yield earned on our loans, and assist in managing interest rate risk. To a limited extent, we also invest in securities for liquidity purposes. At June 30, 2017, our investment portfolio consisted municipal bonds, corporate bonds, mortgage-backed securities and U.S. treasury securities. We offer a variety of deposit products, including checking accounts, savings accounts and time deposits.

Our main office is located at 8700 Perry Highway, Pittsburgh, Pennsylvania 15237, and our telephone number at that address is (412) 837-6955.

Our website address is www.ssbpgh.com. Information on our website is not and should not be considered a part of this prospectus.

Market Area

We view Allegheny County and the adjacent portions of surrounding counties as our primary market area for deposits and lending. We view economically revitalized neighborhoods located in the North Side of Pittsburgh and in the North Hills Area of Pittsburgh as primary areas for growth.

Major industries in Pittsburgh include health care, education, technology and bio-science. Top employers include hospitals, universities, federal, state and local government, national and regional financial institutions, and a number of Fortune 500 corporations. Allegheny County’s total population was estimated to be 1,225,365 as of mid-2016, the latest date at which a U.S. Census estimate of the population is available, which represents 0.2% growth from 2010. The Commonwealth of Pennsylvania is estimated to have grown 0.6% over the same period. The median household income for Allegheny County, from 2011-2015, was approximately $53,040, which is comparable to the statewide median household income of $53,599 and the nationwide median household income of $53,889 for the same period. As of June 2017, the unemployment rates for Pittsburgh and Allegheny County were 5.3% and 5.0%, respectively, compared to 5.0% for the Commonwealth of Pennsylvania and 4.5% for the United States.

Our primary focus in the marketplace are small businesses, real estate investors, and homeowners. We believe that we have developed products and services that will meet the financial needs of our current and future customer base; however, we plan, and believe it is necessary, to expand the range of products and services that we offer to be more competitive in our market area. Our marketing strategies focus on the strength of our knowledge of local consumer and small business markets, as well as expanding relationships with current business customers in particular.

Competition

We face intense competition within our market area both in making loans and attracting deposits. Our market area has a concentration of financial institutions that include large national and regional banks, community banks and credit unions. We also face competition from savings institutions, mortgage banking firms, consumer finance companies and, with respect to deposits, from money market funds, brokerage firms, mutual funds and insurance companies. As of June 30, 2017, the most recent date for which data is available, our market share of deposits represented 0.10% of Federal Deposit Insurance Corporation-insured deposits in Allegheny County, ranking us twenty-first in market share of deposits out of 31 institutions operating in the county.

Lending Activities

General. Our historical principal lending activity has been originating one- to four-family residential real estate loans and, to a lesser extent, commercial real estate loans, commercial and industrial loans, and consumer loans. More recently, we have increased our focus on originating commercial real estate and commercial and industrial loans in an effort to diversify our overall loan portfolio, increase the overall yield earned on our loans, and assist in managing interest rate risk. At June 30, 2017, our portfolio consisted predominantly of one- to four-family mortgages and commercial real estate loans. We primarily make loans to customers located in Allegheny County.

Historically, we have not originated significant amounts of loans for sale. In recent years, we have increased this activity in order to manage the duration and time to repricing of our loan portfolio, to manage interest rate risk, and to generate fee income. Currently, we generally attempt to sell all fixed-rate residential mortgages that we originate, with servicing rights retained. We also engage in a significant amount of loan participation sales of loans in our commercial portfolio in order to manage portfolio risk.

One- to Four-Family Residential Real Estate Lending. At June 30, 2017, we had $76.6 million of loans secured by one- to four-family real estate, representing 58.3% of our total loan portfolio. Our one- to four-family residential real estate loans typically have terms of up to 30 years. Our adjustable-rate one- to four-family residential mortgage loans have an initial five year fixed-interest rate period followed by annual adjustments to the interest rate. Interest rates are generally based on LIBOR. Our one- to four-family residential real estate loans are generally underwritten to internal guidelines, although recently we have begun underwriting loans to agency guidelines. We generally limit the loan-to-value ratios of our one- to four-family residential mortgage loans to 80% of the purchase price or appraised value, whichever is lower. In addition, we occasionally make one- to four-family residential mortgage loans with loan-to-value ratios in excess of 80% of the purchase price or appraised value, whichever is less, but not to exceed 95% without private mortgage insurance.

We also have a mortgage banking operation that generates mortgage loans through three mortgage loan originators and three correspondent mortgage companies. Loans are originated both for sale in the secondary market and for retention in portfolio.

Currently, we retain all adjustable-rate residential mortgage loans that we originate and generally seek to sell the majority of fixed-rate residential mortgage loans that we originate, with servicing rights retained, through the Mortgage Partnership Finance program administered by the Federal Home Loan Bank. During the six months ended June 30, 2017 and year ended December 31, 2016, we sold $7.2 million and $5.5 million, respectively, of one- to four-family mortgages. During the six months ended June 30, 2017 and year ended December 31, 2016, we earned servicing fee income of $39,000 and $66,000, respectively. At June 30, 2017, we serviced $40.1 million of one- to four-family residential real estate loans held by others.

We do not offer “interest only” mortgage loans on permanent one- to four-family residential real estate loans, where the borrower pays interest for an initial period, after which the loan converts to a fully amortizing loan. Additionally, we do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan, or mortgage loans with balloon terms, pursuant to which a loan does not fully amortize over its relatively short term and the outstanding amount becomes payable in full at the end of the term.

Commercial Real Estate Loans. In recent years, we have sought to increase our commercial real estate loans. Our commercial real estate loans are secured primarily by one- to four-family and multi-family non-owner occupied investment properties, hotels, and mixed-use properties, which may include both apartment and condominium units and retail or office space, all of which are located in our primary market area. At June 30, 2017, we had $41.6 million in commercial real estate loans, representing 31.6% of our total loan portfolio. This amount included $28.7 million of one- to four-family, non-owner-occupied investment properties, and $4.5 million of multifamily residential real estate loans, which are described below. At June 30, 2017, $8.4 million of our commercial real estate loans were for owner-occupied properties.

Our commercial real estate loans are generally balloon loans, with a five-year, fixed interest rate term based on a 20-year amortization schedule. We also offer 15-year, fixed-interest rate commercial real estate loans, without balloon terms. We also offer ten and 20-year fixed-rate multi-family residential real estate loans, without balloon terms. The maximum loan-to-value ratio of our commercial real estate loans is generally 80%. At June 30, 2017, the average balance of our commercial real estate loans was $148,500, and our largest commercial real estate loan totaled $1.0 million and was secured by office space and a restaurant located in our primary market area.

We consider a number of factors in originating commercial real estate loans. We evaluate the qualifications and financial condition of the borrower, including credit history, profitability and expertise, as well as the value and condition of the property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the ratio of the loan amount to the appraised value of the mortgaged property and the debt service coverage ratio (the ratio of net operating income to debt service). We require appraisals by state certified appraisers for all real estate related or business purpose loans for $1,000,000 or more. Personal guarantees are generally obtained by individuals who own 20% or more of the borrowing business. We engage a third party to perform a preliminary site evaluation to determine environmental risk for each commercial property.

We generally limit our loans-to-one borrower to 10% of capital, or approximately $1.2 million at June 30, 2017. At June 30, 2017, our largest commercial real estate relationship was approximately $1.8 million, which amount consists of loans secured by one- to four-family non-owner occupied and multi-family properties.

In recent years, we have begun to sell participation interest in individual commercial real estate loans that we originate to other financial institutions in order to reduce portfolio risk and manage our liquidity. Generally we retain 50% of the loan amount and continue to service such loans.

Multi-Family Residential Real Estate Loans. At June 30, 2017, multi-family real estate loans were $4.5 million, or 3.4% of our total loan portfolio. Our multi-family real estate loans are typically secured by properties consisting of five or more rental units in our market area. At June 30, 2017, our largest multi-family residential real estate loan had an outstanding balance of $555,000 and was secured by a 40-unit apartment complex. At June 30, 2017, this loan was performing according to its original terms.

Our multi-family residential real estate loans are generally balloon loans, with five-year, seven-year or tenyear fixed-interest rate terms based on a 20-year amortization schedule. The maximum loan-to-value ratio of our multi-family residential real estate loans is generally 80% and we generally limit our loans-to-one borrower to 10% of capital, or approximately $1.2 million.

We consider a number of factors in originating multi-family residential real estate loans. We evaluate the qualifications and financial condition of the borrower, including credit history, profitability and expertise, as well as the value and condition of the property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the ratio of the loan amount to the appraised value of the mortgaged property and the debt service coverage ratio (the ratio of net operating income to debt service). We require appraisals by state certified appraisers for all real estate related or business purpose loans for $1,000,000 or more. Personal guarantees are generally obtained by individuals who own 20% or more of the borrowing business. We engage a third party to perform a preliminary site evaluation to determine environmental risk for each multi-family residential property.

In recent years, we have begun to sell participation interest in individual multi-family real estate loans that we originate to other financial institutions in order to reduce portfolio risk and manage our liquidity. Generally we retain 50% of the loan amount and continue to service such loans. We are not an active purchaser of such loans.

If we foreclose on a multi-family real estate loan, the marketing and liquidation period to convert the real estate asset to cash can be a lengthy process with substantial holding costs. In addition, vacancies, deferred maintenance, repairs and market stigma can result in prospective buyers expecting sale price concessions to offset their real or perceived economic losses for the time it takes them to return the property to profitability. Depending on the individual circumstances, initial charge-offs and subsequent losses on commercial real estate loans can be unpredictable and substantial.

Construction Loans. We originate loans to individual homeowners and a limited group of established local builders to finance the construction of one- to four-family residential properties, and commercial and multi-

family properties. At June 30, 2017, construction loans totaled $9.4 million, or 7.1% of our total loan portfolio, consisting of $6.2 million of one- to four-family residential construction loans and $3.2 million of commercial and multi-family real estate construction loans. These loans generally are secured by properties located in our primary market area. We generally do not originate speculative construction loans, which are construction loans made to a builder who does not have a buyer under contract for the completed property when we originate the loan. At June 30, 2017, we did not have any speculative construction loans outstanding.

Our commercial and multi-family real estate construction loans typically involve purchase and renovation projects, and are primarily secured by non-owner-occupied properties located within the Pittsburgh city limits. Generally, the construction period of these loans may last up to 18 months, during which the borrower may make payments of interest only. Upon completion of construction, commercial construction loans generally become fixed-rate five-year balloon loans, based on a 20-year amortization schedule. The maximum loan-to-value ratio of such loans is generally 50%.

We also offer residential construction mortgages, which are made for the purpose of constructing a borrower’s primary residence. Generally, the construction period of these loans may last up to 12 months, during which a borrower may make payments of interest only. Construction periods of longer than 12 months require the approval of our senior lending officer or the president, chief executive officer and chief financial officer. Licensed contractors must be approved by us and an inspection of the construction process is performed before each scheduled disbursement to verify the stages of construction. Upon completion of construction, all residential construction mortgages become fixed-rate mortgages, which we attempt to sell, with servicing rights retained. The home must be fully completed and certified as such by the inspector before final disbursements and permanent financing.

At June 30, 2017, our largest construction loan had an outstanding balance of $561,000 and was secured by a residential property. At June 30, 2017, this loan was performing according to its original terms.

Commercial and Industrial Loans. We make commercial and industrial loans, primarily in our market area, to a variety of professionals, sole proprietorships, and small businesses. Our commercial lending efforts focus on experienced, growing small- to medium-sized, privately-held companies with solid historical and projected cash flow that operate in our market areas. These loans are generally secured by blanket liens on business assets, although we do from time to time offer unsecured lines of credit. At June 30, 2017, commercial and industrial loans were $9.9 million, or 7.5% of total loans, of which $455,000 were unsecured.

Our commercial lending products include term loans and revolving lines of credit. Commercial lines of credit are typically made with variable interest rates, which are adjusted annually and float over time. Term loans generally consist of fixed-rate loans for equipment, with terms of up to seven years and a maximum loan-to-value ratio of 100% of the purchase price.

When making commercial and industrial loans, we consider the financial statements of the borrower, our lending history with the borrower, the debt service capabilities and global cash flows of the borrower and other guarantors, the projected cash flows of the business and the value of the collateral, accounts receivable, inventory and equipment.

Our largest commercial and industrial loan at June 30, 2017 totaled $1.3 million and was a term loan secured by accounts receivable, inventory, equipment and other business assets. At June 30, 2017, this loan was performing in accordance with its original terms.

Consumer Loans and Home Equity Lines of Credit. We offer a limited range of consumer loans, principally to customers residing in our primary market area with other relationships with us and with acceptable credit ratings. Our consumer loans generally consist primarily of loans on new and used automobiles, as well as second mortgage loans and home equity lines of credit. Adjustable-rate lines of credit are prime-based and reset each quarter. The maximum term for auto loans depends on the age of the vehicle, generally with a maximum term of seven years and maximum amount of $75,000, for new vehicles. Unsecured lines of credit, home equity loans, and home equity lines of credit have terms of up to five, 20, and 10 years, respectively. The maximum loan-to-value ratio for home equity loans is generally up to 90% (taking into account any outstanding first mortgage loan balance), while the maximum amount for home equity lines of credit is generally $250,000. At June 30, 2017, consumer loans and home equity lines of credit were $3.4 million, or 2.6% of total loans, of which $1.5 million were new and used auto loans.

The procedures for underwriting home equity lines of credit include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan, including an assessment of the borrower’s debt-to-income ratio. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral to the proposed loan amount. Borrowers are required to maintain insurance coverage whenever collateral is pledged in support of the loan.

Loan Underwriting Risks

Commercial Real Estate Loans. Loans secured by commercial real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential real estate loans. The primary concern in commercial real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans, to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and loan guarantors to provide annual financial statements on commercial real estate loans. In reaching a decision on whether to make a commercial real estate loan, we consider and review a global cash flow analysis of the borrower and consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. We have generally required that the properties securing these real estate loans have an aggregate debt service ratio, including the guarantor’s cash flow and the borrower’s other projects, of at least 1.20x. An environmental phase one report is obtained when the possibility exists that hazardous materials may have existed on the site, or the site may have been impacted by adjoining properties that handled hazardous materials.

If we foreclose on a commercial real estate loan, the marketing and liquidation period to convert the real estate asset to cash can be lengthy with substantial holding costs. In addition, vacancies, deferred maintenance, repairs and market stigma can result in prospective buyers expecting sale price concessions to offset their real or perceived economic losses for the time it takes them to return the property to profitability. Depending on the individual circumstances, initial charge-offs and subsequent losses on commercial real estate loans can be unpredictable and substantial.

Additionally, commercial construction lending presents additional risks when compared with traditional permanent lending, because funds are advanced upon the security of the project, which is of uncertain value before its completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. These loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property or obtain permanent take-out financing, rather than the ability of the borrower or guarantor to repay principal and interest. If the appraised value of a completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project and may incur a loss.

Commercial and Industrial Loans. Unlike residential real estate loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial and industrial loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business and the collateral securing these loans may fluctuate in value. Our commercial and industrial loans are originated primarily based on the identified cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. Most often, this collateral consists of real estate, accounts receivable, inventory or equipment. Credit support provided by the borrower for most of these loans is based on the liquidation of the pledged collateral and enforcement of a personal guarantee, if any. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value. As a result, the availability of funds for the repayment of commercial and industrial loans may depend substantially on the success of the business itself.

Adjustable-Rate Loans. While we believe that adjustable-rate loans better offset the adverse effects of an increase in interest rates as compared to fixed-rate loans, an increased monthly payment required of adjustable-rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying collateral also may be adversely affected in a high interest rate environment.

Balloon Loans. Although balloon loans help to mitigate our vulnerability to interest rate risk because they reprice at the end of the short balloon term, the ability of the borrower to renew or repay the loan and the marketability of the underlying collateral may be adversely affected if real estate values decline or if interest rates rise before the expiration of the balloon term.

Consumer Loans. Consumer loans may entail greater risk than residential real estate loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly, such as motor vehicles. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and a small remaining deficiency often does not warrant further substantial collection efforts against the borrower. Consumer loan collections depend on the borrower’s continuing financial stability, and therefore are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Originations, Purchases and Sales of Loans

Lending activities are conducted by loan personnel operating at our main and branch office locations. All loans originated by us are underwritten pursuant to our policies and procedures. We primarily originate fixed-rate residential mortgage loans and adjustable-rate commercial real estate loans. Our ability to originate adjustable-rate loans is dependent upon customer demand for such loans, which is affected by current and expected future levels of market interest rates. We originate real estate and other loans through our loan officers, marketing efforts, our customer base, walk-in customers and referrals from existing customers, real estate agents, brokers, attorneys, builders and others.

We also purchase loans from correspondent banks to supplement our loan production. These loans generally consist of one- to four-family residential mortgage loans. For the six months ended June 30, 2017, we purchased $6.5 million of whole loans. Substantially all of our purchased loans are to borrowers located in our primary market area. We underwrite our participation interest in the loan that we are purchasing according to our own underwriting criteria and procedures.

Generally, we seek to sell all of our fixed-rate residential real estate loans upon origination, with servicing rights retained, in order to manage the duration and time to repricing of our loan portfolio, and to generate fee income. We currently sell loans through Mortgage Partnership Finance program administered by the Federal Home Loan Bank of Pittsburgh. We sold $7.2 million of fixed-rate residential mortgages during the six months ended June 30, 2017, all on a servicing-retained basis. At June 30, 2017, we serviced $40.1 million of one- to four-family residential real estate loans and $6.2 million of commercial real estate loans for others and we generated $39,000 in loan servicing fee income during the six months ended June 30, 2017.

In addition, we have begun to sell participation interests in individual commercial loans that we originate in order to reduce portfolio risk and manage our liquidity. We generally retain 50% of the loan amount and continue to service such loans.

Loan Approval Procedures and Authority

Our lending activities follow written, non-discriminatory, underwriting standards and loan origination procedures established by our board of trustees and management. Consistent with our lending policy, the board of trustees has granted loan approval authority to certain senior officers up to prescribed limits, not exceeding $2.0 million in the case of the President and Chief Executive Officer, $1.0 million in the case of the Chief Lending Officer, and $500,000 in the case of the Commercial Loan Officer. Loans in excess of such amounts require the approval of the board of trustees, as do any extensions of credit to borrowers who already have significant outstanding loan relationships. Loans that involve exceptions to policy, including loans in excess of our internal loans-to-one borrower limitation, must be authorized by the board of trustees. Exceptions are reported to the board of trustees monthly.

Loans-to-One Borrower

Under Pennsylvania banking laws, a Pennsylvania chartered savings bank, with certain limited exceptions, may lend to a single or related group of borrowers on an “unsecured” basis an amount equal to 15% of its capital accounts, which is the aggregate of capital, surplus, undivided profits, capital securities and reserve for loan losses. We have established an internal limit for an individual loan of 10% of our capital accounts, or approximately $1.2 million as of June 30, 2017.

Under certain circumstances, for instance well qualified customers or customers with multiple individually qualified projects, our internal loans-to-one borrower limit may be exceeded subject to the approval of the board of trustees. As of June 30, 2017 we had one loan that equaled or exceeded our individual loan limit with a balance of $1.3 million. This loan was a commercial and industrial loan secured by accounts receivable, inventory, equipment and other business assets. At June 30, 2017, this loan was performing in accordance with its original terms. At June 30, 2017, our largest lending relationship consisted of 15 loans aggregating $1.8 million, secured by non-owner occupied multi-family and commercial real estate properties. At June 30, 2017, each loan in this relationship was performing according to its original repayment terms.

Investment Activities

We have legal authority to invest in various types of investment securities and liquid assets, including U.S. Treasury obligations, securities of various government-sponsored enterprises, residential mortgage-backed securities and municipal government securities, deposits at the Federal Home Loan Bank of Pittsburgh, certificates of deposit of federally insured institutions, investment grade corporate bonds. We also are required to maintain an investment in Federal Home Loan Bank of Pittsburgh stock, which investment is based on the level of our Federal Home Loan Bank borrowings. Although we have the authority under applicable law to invest in derivative securities, we had no investments in derivative securities at June 30, 2017. At June 30, 2017, our investment portfolio had a fair value of $2.8 million and consisted of municipal bonds, corporate bonds, mortgage-backed securities and U.S. treasury securities. See Notes 2, 4 and 14 of the Notes to Financial Statements.

Our investment objectives are to maintain liquidity for use in our lending and deposit activities and to supplement interest income when demand for loans is weak. The Asset and Liability Committee of our board of trustees has the overall responsibility for the investment portfolio. Our President, Chief Executive Officer and Chief Financial Officer is responsible for implementation of the investment policy and monitoring our investment performance. The Asset and Liability Committee is responsible for monthly and quarterly reviews and reports on the status of our investment portfolio.

Sources of Funds

General. Deposits have traditionally been our primary source of funds for our lending and investment activities. We also use Federal Home Loan Bank of Pittsburgh advances to supplement cash flow needs, as needed. In addition, funds are derived from scheduled loan payments, investment maturities, loan prepayments, retained earnings and income on interest-earning assets. While scheduled loan payments and income on interest-earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposit Accounts. The majority of our deposits are from depositors who reside in our primary market area, however, we do accept some brokered and listing service deposits. Deposits are attracted through the offering of a broad selection of deposit instruments for both individuals and businesses. At June 30, 2017, our deposits totaled $114.7 million.

Deposit account terms vary according to the minimum balance required, the time period that funds must remain on deposit, and the interest rate paid on such deposits, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, our liquidity needs, profitability, and customer preferences and concerns. We generally review our deposit mix and pricing on a weekly basis. Our deposit pricing strategy has generally been to offer competitive rates and services and to periodically offer special rates in order to attract deposits of a specific type or term.

Borrowings. We use advances from the Federal Home Loan Bank of Pittsburgh to supplement our supply of investable funds. The Federal Home Loan Bank functions as a central reserve bank providing credit for its member financial institutions. As a member, we are required to own capital stock in the Federal Home Loan Bank and are authorized to apply for advances on the security of such stock and certain of our whole first mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the Federal Home Loan Bank’s assessment of the institution’s creditworthiness. At June 30, 2017, we had $48.7 million of available borrowing capacity with the Federal Home Loan Bank of Pittsburgh and had $25.4 million in advances outstanding.

Properties

The following table sets forth information regarding our offices.

	Year	Square	Owned/	Lease Expiration	Net Book Value at
Location	Opened	Footage	Leased	Date	June 30, 2017
					(In thousands)
Main Office:

8700 Perry Highway	2017	11,000	Owned	N/A	$2,626
Pittsburgh, PA 15237

Branch Office:

2470 California Avenue	1930	2,000	Owned	N/A	$142
Pittsburgh, PA 15212

We believe that our current facilities adequately meet our present and foreseeable needs, subject to possible future expansion.

Legal Proceedings

We are not involved in any pending legal proceedings as a defendant other than routine legal proceedings occurring in the ordinary course of business. At June 30, 2017, we were not involved in any legal proceedings the outcome of which would be material to our financial condition or results of operations.

Expense and Tax Allocation

SSB Bank will enter into an agreement with SSB Bancorp, Inc. and SSB Bancorp, MHC to provide them with certain administrative support services for compensation not less than the fair market value of the services provided. In addition, SSB Bank and SSB Bancorp, Inc. will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Personnel

As of June 30, 2017, we had 17 full-time employees and three part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have good working relations with our employees.

Subsidiaries

SSB Bank has no subsidiaries. Upon the completion of the reorganization and offering, SSB Bancorp, Inc.’s sole subsidiary will be SSB Bank, which it will wholly-own.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF SSB BANK

This discussion and analysis reflects our financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the financial statements, which begin on page F-1 of this prospectus. You should read the information in this section in conjunction with the business and financial information regarding SSB Bank provided in this prospectus.

Overview

SSB Bank provides financial services to individual consumers and businesses from its main branch office and headquarters located in the North Hills of Pittsburgh as well as its branch office located in the Northside of Pittsburgh. We view Allegheny County and the adjacent portions of surrounding counties as our primary market area for deposits and lending. We view economically revitalized neighborhoods located in the North Side of Pittsburgh and in the North Hills Area of Pittsburgh as primary areas for growth.

Our business consists primarily of making loans to real estate investors, businesses and consumers. We also invest in securities, which consist of Federal Home Loan Bank of Pittsburgh stock, mortgage-backed securities issued by U.S. government-sponsored entities, corporate bonds, tax-exempt municipal bonds, and U.S. Treasury notes. SSB Bank also has a mortgage banking operation that generates one- to four-family residential mortgage loans through three mortgage loan originators and three correspondent mortgage banks. Such residential mortgage loans are originated both for sale in the secondary market and for retention in our portfolio. However, the origination of loans for sale became a larger focus for SSB Bank at the beginning of 2017. We are seeking to rely less on correspondent banks for loan originations, focusing instead on self-generated originations.

SSB Bank offers a variety of deposit accounts, including checking accounts, savings and money market accounts, and time deposits. We also utilize advances from the Federal Home Loan Bank of Pittsburgh for liquidity and for asset/liability management purposes.

SSB Bank also offers various merchant services to businesses, consisting of multiple credit card processing solutions and other ancillary services such as Internet banking. These services are offered through a third-party partner.

Our results of operations rely heavily on net interest income, which is the difference between interest earned on interest-earning assets and interest expense on interest-bearing liabilities. The results of operations are also affected by non-interest income, non-interest expenses, and the provision for loan losses. Primary sources of non-interest income are gains on the sale of loans, earnings on bank-owned life insurance, and loan servicing fees. Primary non-interest expenses are personnel costs, occupancy, professional fees, federal deposit insurance premiums, and data processing.

Our financial condition and results of operations may also be affected by general and local economic and competitive conditions, changes in market interest rates, governmental policies, and actions of financial regulatory authorities. See “Risk Factors – Risks Related to Our Business” and “Cautionary Note Regarding Forward-Looking Statements.”

Business Strategy

Our business strategy is to use our capital to both serve our community and maintain a profitable community savings bank. Our goals have been to grow our core deposit base, effectively manage our cost of funds, and develop strong business relationships with our customers. We have traditionally not had any significant sources of non-interest income; however, our mortgage banking operations have generated gains on loan sales and servicing fee income.

Our current business strategy consists of the following:

•	Grow our loan portfolio, with a focus on expanding commercial real estate, multi-family and commercial and industrial lending. We believe that commercial lending and multi-family lending offer opportunities to invest in our community, to increase the overall yield earned on our loans, and to assist in managing interest rate risk. We intend to continue to expand our originations of these loans in our primary market area. At the same time, we intend to continue our traditional residential mortgage lending activities, including our mortgage banking operations where we sell into the secondary market fixed-rate residential mortgage loans we originate, and retain the servicing rights. The mortgage banking operations serve as a source of non-interest income through serving fee income and gains on sales of loans.

•	Increase our core deposit base. Deposits are our primary source of funds for lending. While historically we relied on time deposits as a source of funds, we are now focused on increasing core deposits. We consider savings, checking, money market, and commercial deposits to be core deposits. Core deposits are the funding source that is least costly and least sensitive to interest rate fluctuations. Core deposits also help us maintain loan-to-deposit ratios at levels consistent with regulatory expectations. At June 30, 2017, our gross loan-to-deposit ratio was 114.7%, and core deposits represented 35.6% of our total deposits. Going forward, we will seek to increase such deposits, particularly by expanding upon our relationships with new and existing commercial customers. Furthermore, we have invested in technologies, such as remote check capture and mobile and on-line banking that should help to attract core deposits.

•	Manage credit risk to maintain a low level of non-performing assets. Strong asset quality is a key to the long-term financial success of any bank. Our credit risk management strategy focuses on well-defined credit and investment policies and procedures that we believe promote conservative lending and investment practices, conservative loan underwriting criteria and active credit monitoring. Our total non-performing loans to gross loans ratio was 1.71% at June 30, 2017.

•	Manage interest rate risk. Interest rate risk management is central to our budgeting, liquidity and asset management. Our continued focus on originating shorter-term commercial real estate loans, multi-family loans and commercial and industrial loans, together with the continued sale of fixedrate residential mortgage loans into the secondary market and the additional capital raised in the offering, will help to mitigate and mange interest rate risk.

A full description of our products and services can be found under “Business of SSB Bank.”

Anticipated Increase in Non-interest Expense

Following the completion of the reorganization and stock offering, our non-interest expense is expected to increase because of the increased costs associated with operating as a public company, and the increased compensation expenses associated with the purchase of shares of common stock by our employee stock ownership plan and the possible implementation of one or more stock-based benefit plans, if approved by our stockholders, no earlier than six months after the completion of the reorganization and stock offering. For further information, see “Summary—Our Officers, Directors and Employees Will Receive Additional Benefits and Compensation after the Reorganization and Offering;” “Risk Factors—Risks Related to the Offering—Our stock-based benefit plans will increase our expenses and reduce our income;” and “Management—Benefits to be Considered Following Completion of the Stock Offering.”

Currently, J. Daniel Moon, IV, our President and Chief Executive Officer, also serves as our Chief Financial Officer. We have committed to the Federal Deposit Insurance Corporation that we will separate the Chief Executive Officer and Chief Financial Officer positions and that, by August 13, 2018, the independent Chief Financial Officer position will be filled by another qualified individual. We believe Benjamin Contrucci, who currently serves as our Vice President of Retail Operations and Merchant Services, is qualified to serve as Chief Financial Officer following a suitable transition period. During this transition period, we intend to engage a consultant to assist with the transition of the Chief Financial Officer duties to Mr. Contrucci. The additional expense associated with the consultant will increase our non-interest expense. Furthermore, in order to fulfill our commitment to the satisfaction of the Federal Deposit Insurance Corporation, we may ultimately be required to hire an additional employee to serve as Chief Financial Officer, which would increase our non-interest expense.

Summary of Critical Accounting Policies and Estimates

A summary of our accounting policies is described in Note 1 to the Financial Statements. Critical accounting estimates are necessary in the application of certain accounting policies and procedures and are particularly susceptible to significant change. Critical accounting policies are defined as those involving significant judgments and assumptions by management that could have a material impact on the carrying value of certain assets or on income under different assumptions or conditions.

The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an emerging growth company, we may elect to delay adoption of new or revised financial accounting standards until such date that the standards are required to be adopted by non-issuer (private) companies. If such standards would not apply to non-issuer companies, no deferral would be applicable. Such an election is irrevocable during the period that a company is an emerging growth company. We intend to take advantage of the benefits of extended transition periods. Accordingly, our financial statements may not be comparable to those of public companies that adopt new or revised financial accounting standards as of an earlier date.

Management believes the accounting policies discussed below to be the most critical accounting policies, which involve the most complex or subjective decisions or assessments.

Allowance for Loan Losses. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes that specific loans, or portions of loans, are uncollectible. The allowance for loan losses is evaluated on a regular basis, and at least quarterly, by management. Management reviews the nature and volume of the loan portfolio, local and national conditions that may adversely affect the borrower’s ability to repay, loss experience, the estimated value of any underlying collateral, and other relevant factors. The evaluation of the allowance for loan losses is characteristically subjective as estimates are required that are subject to continual change as more information becomes available.

The allowance consists of general and specific reserve components. The specific reserves are related to loans that are considered impaired. Loans that are classified as impaired are measured in accordance with accounting guidance (ASC 310-10-35). The general reserve is allocated for non-impaired loans and includes evaluation of changes in the trend and volume of delinquency, our internal risk rating process and external conditions that may affect credit quality.

A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled principal and interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status and the financial condition of the borrower. Loans that experience payment shortfalls and insignificant payment delays are typically not considered impaired. Management looks at each loan individually and considers all the circumstances around the shortfall or delay including the borrower’s prior payment history, borrower contact regarding the reason for the delay or shortfall and the amount of the shortfall. Collateral dependent loans are measured against the fair value of the collateral, while other loans are measured by the present value of expected future cash flows discounted at the loan’s effective interest rate. All loans are measured individually.

Loan segments are reviewed and evaluated for impairment based on the segment’s characteristic loss history and local economic conditions and trends within the segment that may affect the repayment of the loans.

From time to time, we may choose to restructure the contractual terms of certain loans either at the borrower or Bank’s request. We review all scenarios to determine the best payment structure with the borrower to improve the likelihood of repayment. Management reviews modified loans to determine if the loan should be classified as a trouble debt restructuring. A trouble debt restructuring is when a creditor, for economic or legal reasons related to a debtor’s financial difficulties, grants a concession to the borrower that it would not otherwise consider. Management considers the borrower’s ability to repay when a request to modify existing loan terms is presented. A transfer of assets to repay the loan balance, a modification of loan terms or a combination of these may occur. If an appropriate arrangement cannot be made, the loan is referred to legal counsel, at which time foreclosure will begin. If a loan is accruing at the time of restructuring, we review the loan to determine if it should be placed on non-accrual. It is our policy to keep a troubled debt restructured loan on non-accrual status for at least six months to ensure the borrower can repay, at that time management may consider its return to accrual status.

Troubled debt restructured loans are considered to be impaired.

Income Taxes. SSB Bank accounts for income taxes in accordance with accounting guidance (ASC 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. U.S. GAAP requires that we use the Balance Sheet Method to determine the deferred income, which affects the differences between the book and tax bases of assets and liabilities, and any changes in tax rates and laws are recognized in the period in which they occur. Deferred taxes are based on a valuation model and the determination on a quarterly basis whether all or a portion of the deferred tax asset will be recognized.

Fair Value Measurements. The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. SSB Bank estimates the fair value of a financial instrument and any related asset impairment using a variety of valuation methods. Where financial instruments are actively traded and have quoted market prices, quoted market prices are used for fair value. When the financial instruments are not actively traded, other observable market inputs, such as quoted prices of securities with similar characteristics, may be used, if available, to determine fair value. When observable market prices do not exist, we estimate fair value. These estimates are subjective in nature and imprecision in estimating these factors can impact the amount of revenue or loss recorded. A more detailed description of the fair values measured at each level of the fair value hierarchy and the methodology utilized by SSB Bank can be found in Note 14 to the Financial Statements.

Investment Securities. Available for sale and held to maturity securities are reviewed quarterly for possible other-than-temporary impairment. The review includes an analysis of the facts and circumstances of each individual investment such as the severity of loss, the length of time the fair value has been below cost, the expectation for that security’s performance, the creditworthiness of the issuer and our intent and ability to hold the security to recovery. A decline in value that is considered to be other-than-temporary is recorded as a loss within non-interest income in the statements of income. At June 30, 2017, we believe the unrealized losses are primarily a result of increases in market yields from the time of purchase. In general, as market yields rise, the fair value of securities will decrease; as market yields fall, the fair value of securities will increase. Management generally views changes in fair value caused by changes in interest rates as temporary; therefore, these securities have not been classified as other-than-temporarily impaired. Management has also concluded that based on current information we expect to continue to receive scheduled interest payments as well as the entire principal balance. Furthermore, management does not intend to sell these securities and does not believe it will be required to sell these securities before they recover in value.

Loan Portfolio

General. Loans are our primary interest-earning asset. At June 30, 2017, net loans represented 85.1% of our total assets.

Loan Portfolio Analysis. The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated.

			December 31,
	June 30, 2017		2016		2015
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Mortgage Loans:
One- to four-family	$76,647	58.25%	68,472	65.74%	$74,902	71.60%
Commercial	41,631	31.64	25,207	24.20	23,203	22.18
	118,278	89.89	93,679	89.94	98,105	93.78

Commercial and industrial	9,932	7.55	8,327	7.99	4,393	4.20
Consumer loans and home equity lines of credit	3,363	2.56	2,156	2.07	2,108	2.02
	131,573	100%	104,162	100%	104,606	100%

Third-party loan acquisition and other net origination costs	401		406		313
Discount on loans previously held for sale	(252)		—		—
Allowance for loan losses	(941)		(821)		(839)
Total	$130,781		$103,747		$104,080

Loan Maturity. The following tables set forth certain information at June 30, 2017 and December 31, 2016 regarding the dollar amount of loan principal repayments becoming due during the periods indicated. The tables do not include any estimate of prepayments that may significantly shorten the average loan life and may cause actual repayment experience to differ from that shown below. Demand loans, which are loans having no stated repayment schedule or no stated maturity, are reported as due in one year or less.

	June 30, 2017
	One- to Four- Family Mortgage Loans	Commercial Mortgage Loans		Commercial and Industrial Loans	Consumer Loans and Home Equity Lines of Credit	Total Loans
	(In thousands)
Amounts due in:
One year or less	$3,157	$3,113	$	$3,622	$59	$9,951
More than one year through two years	1,052	885		198	90	2,225
More than two years through three years	2,725	2,683		955	145	6,508
More than three years through five years	5,191	12,101		940	799	19,031
More than five years through ten years	5,460	14,096		4,217	1,815	25,588
More than ten years through fifteen years	7,454	6,675		—	455	14,584
More than fifteen years	51,608	2,078		—	—	53,686
Total	$76,647	$41,631	$	$9,932	$3,363	$131,573

	December 31, 2016
	One- to Four- Family Mortgage Loans	Commercial Mortgage Loans	Commercial and Industrial Loans	Consumer Loans and Home Equity Lines of Credit	Total Loans
			(In thousands)
Amounts due in:
One year or less	$1,370	$3,033	$3,112	$23	$7,538
More than one year through two years	38	644	89	55	826
More than two years through three years	2,534	1,416	421	189	4,560
More than three years through five years	7,210	6,260	1,419	612	15,501
More than five years through ten years	4,934	7,946	3,286	1,277	17,443
More than ten years through fifteen years	6,173	3,724	—	—	9,897
More than fifteen years	46,213	2,184	—	—	48,397
Total	$68,472	$25,207	$8,327	$2,156	$104,162

The following table sets forth the dollar amount of all loans at June 30, 2017 that are due after June 30, 2018 and have either fixed interest rates or floating or adjustable interest rates. The amounts shown below exclude third-party loan and other net origination costs and the discount on loans previously held for sale.

	June 30, 2017
	Fixed Rates	Floating or Adjustable Rates	Total
		(In thousands)
One- to four-family mortgage loans	$65,578	$7,912	$73,490
Commercial mortgage loans	38,207	311	38,518
Commercial and industrial loans	6,310	—	6,310
Consumer loans and home equity lines of credit	1,533	1,771	3,304
Total	$111,628	$9,994	$121,622

The following table sets forth the dollar amount of all loans at December 31, 2016 that are due after December 31, 2017 and have either fixed interest rates or floating or adjustable interest rates. The amounts shown below exclude third-party loan and other net origination costs and the discount on loans previously held for sale.

	December 31, 2016
		Floating or
	Fixed Rates	Adjustable Rates	Total
		(In thousands)
One- to four-family mortgage loans	$58,223	$8,879	$67,102
Commercial mortgage loans	21,873	301	22,174
Commercial and industrial loans	5,165	50	5,215
Consumer loans and home equity lines of credit	1,140	993	2,133
Total	$86,401	$10,223	$96,624

Loan Originations, Purchases and Sales. The following table sets forth our loan origination, purchase and sale activity for the periods indicated.

	Six Months Ended June 30,		Year Ended December 31,
	2017	2016	2016	2015
		(In thousands)
Total loans at beginning of period	$104,162	$104,606	$104,606	$109,261
Loans originated:
One- to four-family mortgage loans	7,046	630	3,798	3,099
Commercial mortgage loans	11,041	6,199	14,868	10,571
Construction loans	2,559	1,519	4,345	405
Multi-family loans	976	2,571	2,853	1,793
Commercial and industrial loans	2,678	3,340	5,236	2,817
Consumer loans and home equity
lines of credit	2,274	906	1,962	2,329
Total loans originated	26,574	15,165	33,062	21,014
Loans purchased:
One- to four-family mortgage loans	3,734	6,216	12,117	11,719
Commercial mortgage loans	—	206	206	—
Construction loans	2,614	1,538	6,018	5,204
Consumer loans and home equity
lines of credit	193	114	1,036	1,236
Total loans purchased	6,541	8,074	19,377	18,159
Additions:
Loans held for sale transferred to loans held for investment
Less:
Loan principal repayments	11,058	11,949	27,106	25,585
Loan sales	7,202	2,405	5,463	18,243
Loans transferred to held for sale	—	—	20,314	—
Net loan activity	27,411	8,885	(444)	(4,655)
Total loans at end of period	$131,573	$113,491	$104,162	$104,606

Asset Quality

Credit Risk Management. Management of asset quality is accomplished by internal controls, monitoring and reporting of key risk indicators, and both internal and independent third-party loan reviews. The primary objective of our loan review process is to measure borrower performance and assess risk for the purpose of identifying loan weakness in order to minimize loan loss exposure. From the time of loan origination through final repayment, commercial real estate and commercial business loans are assigned a risk rating based on pre-determined criteria and levels of risk. The risk rating is monitored annually for most loans; however, it may change during the life of the loan as appropriate.

Delinquency Procedures. When a borrower fails to make a required loan payment, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status, including contacting the borrower by letter and phone at regular intervals. When the borrower is in default, we may commence collection proceedings. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan may be sold at foreclosure.

Delinquent Loans. The following tables set forth our loan delinquencies, including non-accrual loans, by type and amount at the dates indicated.

	June 30, 2017
							90 Days or
							Greater Past
			90 Days or				Due and Still
	30 to 59 Days	60 to 89 Days	Greater Past	Total Past		Total Loans	Accruing
	Past Due	Past Due	Due	Due	Current	Receivable	Interest
	(In thousands)
Mortgage loans:
One- to four-family	$416	$545	$1,433	$2,394	$74,253	$76,647	$237
Commercial	1,415	—	203	1,618	40,013	41,631	—
Commercial and industrial	—	20	9	29	9,903	9,932	9
Consumer and home equity lines of credit	41	—	53	94	3,269	3,363	53
Total	$1,872	$565	$1,698	$4,135	$127,438	$131,573	$299

	December 31, 2016
							90 Days or
							Greater Past
			90 Days or				Due and Still
	30 to 59 Days	60 to 89 Days	Greater Past	Total Past		Total Loans	Accruing
	Past Due	Past Due	Due	Due	Current	Receivable	Interest
	(In thousands)
Mortgage loans:
One- to four-family	$1,033	$440	$1,356	$2,829	$65,643	$68,472	$138
Commercial	303	—	203	506	24,701	25,207	—
Commercial and industrial	263	27	9	299	8,028	8,327	9
Consumer and home equity lines of credit	18	5	53	76	2,080	2,156	53
Total	$1,617	$472	$1,621	$3,710	$100,452	$104,162	$200

	December 31, 2015
							90 Days or
							Greater Past
			90 Days or				Due and Still
	30 to 59 Days	60 to 89 Days	Greater Past	Total Past		Total Loans	Accruing
	Past Due	Past Due	Due	Due	Current	Receivable	Interest
	(In thousands)
Mortgage loans:
One- to four-family	$618	$216	$1,705	$2,539	$72,363	$74,902	$—
Commercial	—	—	215	215	22,988	23,203	—
Commercial and industrial	23	—	—	23	4,370	4,393	—
Consumer and home equity lines of credit	—	14	—	14	2,094	2,108	—
Total	$641	$230	$1,920	$2,791	$101,815	$104,606	$—

Non-performing Assets. Non-performing assets include loans that are 90 or more days past due or on nonaccrual status, including troubled debt restructurings on non-accrual status, and real estate and other loan collateral acquired through foreclosure and repossession. Troubled debt restructurings include loans where management has granted a concession from the original terms to a borrower that is experiencing financial difficulties. Loans 90 days or greater past due may remain on an accrual basis if adequately collateralized and in the process of collection. For non-accrual loans, interest previously accrued but not collected is reversed and charged against income at the time a loan is placed on non-accrual status. Loans generally are returned to accrual status when the borrower has become current and has demonstrated continued ability to service the loan.

Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as foreclosed real estate until it is sold. When property is acquired, it is initially recorded at the fair value less costs to sell at the date of foreclosure, establishing a new cost basis. Holding costs and declines in fair value after acquisition of the property result in charges against income.

The following table sets forth information regarding our non-performing assets at the dates indicated.

	June 30,	December 31,
	2017	2016	2015

Non-accrual loans:
One- to four-family mortgage loans	$1,750	$1,315	$1,705
Commercial mortgage loans	203	203	216
Total	1,953	1,518	1,921
Accruing loans past due 90 days or more:
One- to four-family mortgage loans	237	138	—
Commercial and industrial loans	9	9	—
Consumer loans and home equity lines of credit	53	53	—
Total	299	200	—
Total non-performing loans	2,252	1,718	1,921
Other real estate owned	60	60	66
Total non-performing assets	$2,312	$1,778	$1,987

Troubled debt restructurings (accruing):
One- to four-family mortgage loans	$253	$286	$307
Commercial mortgage loans	—	310	1,202
Total troubled debt restructurings (accruing)	$253	$596	$1,509

Total troubled debt restructurings (accruing) and total non-performing assets	$2,565	$2,374	$3,496

Total non-performing loans to gross loans	1.71%	1.65%	1.84%
Total non-performing loans to total assets	1.47%	1.22%	1.50%
Total non-performing assets to total assets	1.50%	1.26%	1.55%
Total non-performing assets and troubled debt restructurings (accruing) to total assets	1.67%	1.68%	2.73%

Accrued interest not recognized on nonaccrual loans at June 30, 2017, December 31, 2016 and December 31, 2015 amounted to $258,000, $223,000 and $207,000, respectively. Accordingly, for the six months ended June 30, 2017 and the year ended December 31, 2016, interest income was negatively impacted by $35,000 and $16,000, respectively, as a result of nonaccrual loans not performing in accordance with their original terms. Interest income was minimally impacted by accruing troubled debt restructurings for the six months ended June 30, 2017 and the year ended December 31, 2016, with the exception of the recognition of $95,000 and $102,000, respectively, related to recoveries of interest from prior periods.

Potential Problem Loans. Certain loans are identified during our loan review process that are currently performing according to their contractual terms and we expect to receive payment in full of principal and interest, but it is deemed probable that we will be unable to collect all the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. This may result from deteriorating conditions such as cash flows, collateral values or creditworthiness of the borrower. These loans are classified as impaired but are not accounted for on a non-accrual basis.

Other potential problem loans are those loans that are currently performing, but where known information about possible credit problems of the borrowers causes us to have concerns as to the ability of such borrowers to comply with contractual loan repayment terms. At June 30, 2017, there were no other potential problem loans.

Classified Assets. The following table sets forth information regarding our classified assets, as defined under applicable regulatory standards, at the dates indicated.

	June 30,	December 31,
	2017	2016	2015
	(In thousands)
Special mention	$314	$327	$307
Substandard (1)	1,953	1,518	1,868
Doubtful	—	—	—
Loss	—	—	—
Total	$2,267	$1,845	$2,175

(1)	Includes one- to four-family residential real estate loans on nonaccrual status of $1,750 at June 30, 2017 and $1,315 and $1,705 at December 31, 2016 and 2015, respectively.

Allowance for Loan Losses. The allowance for loan losses is maintained at levels considered adequate by management to provide for probable incurred loan losses inherent in the loan portfolio at the balance sheet reporting dates. The allowance for loan losses is based on management’s assessment of various factors affecting the loan portfolio, including portfolio composition, delinquent and non-accrual loans, national and local business conditions and loss experience and an overall evaluation of the quality of the underlying collateral.

The following table sets forth activity in our allowance for loan losses for the years indicated.

	Six Months Ended June 30,		Year Ended December 31,
	2017	2016	2016	2015
	(Dollars in thousands)
Allowance for loan losses at beginning of period	$821	$839	$839	$871
Provision (credit) for loan losses	120	91	30	(42)
Charge-offs:
One- to four-family mortgage loans	—	(30)	(50)	(19)
Commercial mortgage loans	—	—	—	—
Commercial and industrial loans	—	—	—	—
Consumer loans and home equity lines of credit	—	—	—	—
Total charge-offs	—	(30)	(50)	(19)
Recoveries:
One- to four-family mortgage loans	—	—	2	29
Commercial mortgage loans	—	—	—	—
Commercial and industrial loans	—	—	—	—
Consumer loans and home equity lines of credit	—	—	—	—
Total recoveries	—	—	2	29
Net (charge-offs) recoveries	$—	$(30)	$(48)	$10

Allowance for loan losses at end of period	$941	$900	$821	$839

Allowance for loan losses to non- performing loans at end of period	41.79%	45.64%	47.79%	43.68%
Allowance for loan losses to gross loans outstanding at end of period	0.71%	0.79%	0.79%	0.80%
Net (charge-offs) recoveries to average loans outstanding during the period	0.00%	(0.05)%	(0.04)%	0.00%

Allocation of Allowance for Loan Losses. The following tables set forth the allowance for loan losses allocated by loan category. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	June 30,			December 31,
	2017			2016			2015
			Percent of			Percent of			Percent of
		Percent of	Loans in		Percent of	Loans in		Percent of	Loans in
		Allowance	Category		Allowance	Category		Allowance	Category
		to Total	to Total		to Total	to Total		to Total	to Total
	Amount	Allowance	Loans	Amount	Allowance	Loans	Amount	Allowance	Loans

One- to four-family mortgage loans	$488	52%	58%	$498	61%	66%	$606	72%	72%
Commercial mortgage loans	325	35	32	229	28	24	173	21	22
Commercial and industrial loans	71	7	7	60	7	8	28	3	4
Consumer loans and home equity lines of credit	57	6	3	34	4	2	32	4	2
Total	$941	100%	100%	$821	100%	100%	$839	100%	100%

See Notes 1 and 6 to the Notes to Financial Statements for a complete discussion of the allowance for loan losses. Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and our results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with U.S. GAAP, there can be no assurance that regulators, in reviewing our loan portfolio, will not require us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Securities Portfolio

The following table sets forth the amortized cost and estimated fair value of our securities portfolio at the dates indicated.

	June 30,		December 31,
	2017		2016		2015
	Amortized		Amortized		Amortized
	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value
	(In thousands)
Securities held to maturity:
Mortgage-backed securities in government-sponsored entities	$12	$11	$14	$14	$18	$18
Total	$12	$11	$14	$14	$18	$18
Securities available for sale:
U.S. treasury securities	$194	$198	$195	$200	$196	$202
Mortgage-backed securities in government-sponsored entities	586	586	648	644	788	787
Obligations of state and political subdivisions	1,628	1,602	1,953	1,879	1,546	1,550
Corporate bonds	402	405	502	503	503	504
Total	$2,810	$2,791	$3,298	$3,226	$3,033	$3,043

At June 30, 2017 and December 31, 2016, we had no investments in a single issuer (other than securities issued by the U.S. government and government agency), which had an aggregate book value in excess of 10% of our total equity.

Securities Portfolio Maturities and Yields. The following tables set forth the stated maturities and weighted average yields of investment securities at June 30, 2017 and December 31, 2016. Weighted-average yields on tax-exempt securities are not presented on a tax equivalent basis. Certain mortgage-backed securities have adjustable interest rates and will reprice annually within the various maturity ranges. These repricing schedules are not reflected in the table below. Weighted average yield calculations on investment securities available for sale do not give effect to changes in fair value that are reflected as a component of equity.

	June 30, 2017
			More than One Year to		More than Five Years to
	One Year or Less		Five Years		Ten Years		More than Ten Years		Total
		Weighted		Weighted		Weighted		Weighted			Weighted
	Amortized	Average	Amortized	Average	Amortized	Average	Amortized	Average	Amortized		Average
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Fair Value	Yield
	(Dollars in thousands)
Securities held to maturity:
Mortgage-backed securities in government-sponsored entities	$—	—%	$9	4.98%	$1	9.00%	$2	4.13%	$12	$11	5.17%
Total	$—	—%	$9	4.98%	$1	9.00%	$2	4.13%	$12	$11	5.17%
Securities available for sale:
U.S. treasury securities	$—	—%	$194	3.13%	$—	—%	$—	—%	$194	$198	3.13%
Mortgage-backed securities in government-sponsored entities	—	—%	—	—%	106	4.50%	480	3.25%	586	586	3.48%
Obligations of state and political subdivisions	86	3.69%	104	2.20%	795	2.00%	643	2.58%	1,628	1,602	2.33%
Corporate bonds	—	—%	402	2.33%	—	—%	—	—%	402	405	2.33%
Total	$86	3.69%	$700	2.53%	$901	2.30%	$1,123	2.87%	$2,810	$2,791	2.63%

	December 31, 2016
			More than One Year to		More than Five Years to
	One Year or Less		Five Years		Ten Years		More than Ten Years		Total
		Weighted		Weighted		Weighted		Weighted			Weighted
	Amortized	Average	Amortized	Average	Amortized	Average	Amortized	Average	Amortized		Average
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Fair Value	Yield
	(Dollars in thousands)
Securities held to maturity:
Mortgage-backed securities in government-sponsored entities	$—	—%	$9	5.23%	$3	5.83%	$2	4.13%	$14	$14	5.22%
Total	$—	—%	$9	5.23%	$3	5.83%	$2	4.13%	$14	$14	5.22%
Securities available for sale:
U.S. treasury securities	$—	—%	$195	3.13%	$—	—%	$—	—%	$195	$200	3.13%
Mortgage-backed securities in government-sponsored entities	—	—%	—	—%	124	4.50%	524	3.25%	648	644	3.49%
Obligations of state and political subdivisions	—	—%	504	2.34%	806	2.02%	643	2.60%	1,953	1,879	2.29%
Corporate bonds	100	1.75%	402	2.33%	—	—%	—	—%	502	503	2.22%
Total	$100	1.75%	$1,101	2.48%	$930	2.36%	$1,167	2.89%	$3,298	$3,226	2.51%

Each reporting period, we evaluate all securities with a decline in fair value below the amortized cost of the investment to determine whether or not the impairment is deemed to be other-than-temporary. Other-than-temporary impairment (“OTTI”) is required to be recognized if (1) we intend to sell the security; (2) it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis; or (3) for debt securities, the present value of expected cash flows is not sufficient to recover the entire amortized cost basis. For impaired debt securities that we intend to sell, or more likely than not will be required to sell, the full amount of the depreciation is recognized as OTTI, resulting in a realized loss that is a charged to earnings through a reduction in our non-interest income. For all other impaired debt securities, credit-related OTTI is recognized through earnings and non-credit related OTTI is recognized in other comprehensive income/loss, net of applicable taxes. We did not recognize any OTTI during the six months ended June 30, 2017 and the years ended December 31, 2016 and 2015.

Deposits

Deposits have traditionally been our primary source of funds for our lending and investment activities. The substantial majority of our deposits are from depositors who reside in our primary market area. Deposits are attracted through the offering of a broad selection of deposit instruments for both individuals and businesses. The following table sets forth the distribution of total deposits by account type at the dates indicated.

	June 30,		December 31,
	2017		2016		2015
	Amount	Percent	Amount	Percent	Amount	Percent
			(Dollars in thousands)
Non-interest bearing demand accounts	$575	0.50%	$459	0.42%	$317	0.33%
Interest-bearing demand accounts	13,383	11.66%	13,118	11.99%	10,951	11.34%
Money market accounts	14,509	12.65%	13,686	12.51%	13,384	13.86%
Savings accounts	12,334	10.75%	12,068	11.03%	9,195	9.52%
Time deposit accounts	73,924	64.44%	70,040	64.05%	62,730	64.95%
Total	$114,725		$109,371		$96,577

The following tables indicate the amount of jumbo certificates of deposit by time remaining until maturity at June 30, 2017 and December 31, 2016. Jumbo certificates of deposit require minimum deposits of $100,000.

Maturity Period	Dollar Amount
(In thousands)
At June 30, 2017:
Three months or less	$4,611
Over three through six months	5,481
Over six through twelve months	4,732
Over twelve months	47,155
Total	$61,979

At December 31, 2016
Three months or less	$1,580
Over three through six months	986
Over six through twelve months	9,698
Over twelve months	45,067
Total	$57,331

The following tables set forth time deposit accounts classified by rate and maturity at June 30, 2017 and December 31, 2016.

	June 30, 2017
	Amount Due
						Percent of
		More Than	More than			Total Time
	Less Than	One Year to	Two Years to	More Than		Deposit
	One Year	Two Years	Three Years	Three Years	Total	Accounts
	(Dollars in thousands)

0.00 - 1.00%	$2,144	$164	$5	$—	$2,313	3.13%
1.01 - 2.00%	15,976	15,619	5,966	12,731	50,292	68.03
2.01 - 3.00%	114	—	5,375	15,830	21,319	28.84
Total	$18,234	$15,783	$11,346	$28,561	$73,924	100.00%

	December 31, 2016
	Amount Due
						Percent of
		More Than	More than			Total Time
	Less Than	One Year to	Two Years to	More Than		Deposit
	One Year	Two Years	Three Years	Three Years	Total	Accounts
	(Dollars in thousands)
0.00 - 1.00%	$1,770	$507	$22	$—	$2,299	3.28%
1.01 - 2.00%	13,807	8,078	12,601	13,959	48,445	69.17
2.01 - 3.00%	1,284	8	2,141	15,863	19,296	27.55
Total	$16,861	$8,593	$14,764	$29,822	$70,040	100.00%

Borrowings

We use advances from the Federal Home Loan Bank of Pittsburgh to supplement our supply of investable funds. At June 30, 2017, we had $48.7 million of available borrowing capacity with the Federal Home Loan Bank of Pittsburgh and $25.4 million in advances outstanding. The following table sets forth information concerning our borrowings at the dates and for the periods indicated.

	Six Months Ended June 30,		Year Ended December 31,
	2017	2016	2016	2015
		(Dollars in thousands)
Maximum balance outstanding at any month-end during period:
Federal Home Loan Bank advances	$30,327	$19,125	$19,125	$21,584
Average balance outstanding during period:
Federal Home Loan Bank advances	$24,647	$19,125	$19,125	$14,840
Weighted average interest rate during period:
Federal Home Loan Bank advances	2.13%	2.44%	2.49%	1.73%
Balance outstanding at end of period:
Federal Home Loan Bank advances	$25,375	$19,125	$19,125	$19,125
Weighted average interest rate at end of period:
Federal Home Loan Bank advances	2.18%	2.45%	2.45%	2.45%

Comparison of Financial Condition at June 30, 2017 and December 31, 2016

Total Assets. Total assets were $153.6 million at June 30, 2017, an increase of $12.3 million, or 8.7%, when compared to December 31, 2016. The increase was due primarily to increases in cash and cash equivalents of $4.0 million, or 58.8%, and growth of the loan portfolio, which when including loans held for sale, increased from $124.5 million at December 31, 2016 to $131.7 million at June 30, 2017, an increase of $7.2 million or 5.8%. Premises and equipment, net, increased from $1.7 million at December 31, 2016 to $2.9 million at June 30, 2017, an increase of $1.2 million or 70.6%, primarily as a result of an increase in construction in progress associated with our new branch office.

Cash and Cash Equivalents. Cash and cash equivalents increased $4.0 million, or 58.8%, to $10.8 million at June 30, 2017 from $6.8 million at December 31, 2016. This increase is primarily due to the sale of one- to fourfamily mortgage loans in June 2017, which resulted in proceeds of $6.9 million.

Net Loans. Net loans at June 30, 2017 totaled $130.8 million versus $103.7 million at December 31, 2016, or an overall increase of $27.1 million for the six months ended June 30, 2017. The increase was primarily driven by the reclassification of $12.6 million in loans held for sale to loans held for investment in June 2017. Additionally during the period, one- to four-family mortgages increased $8.1 million, or 11.8%, from $68.5 million to $76.7 million, while commercial real estate loans increased from $25.2 million to $41.6 million; an increase of $16.4 million, or 65.1%. The increases in both of these portfolio segments were impacted by the reclassification of the loans held for sale to loans held for investment, with $6.0 million in commercial mortgage loans being reclassified and $6.6 million in one- to four-family mortgages being reclassified. The loans were transferred at fair value with a valuation discount of $255,000 that is being accreted to interest income over the remaining life of the loans.

Home equity lines of credit increased from $1.0 million to $1.8 million, an increase of $800,000, or 80.0% for the six months ended June 30, 2017. Consumer loans increased $400,000 to $1.6 million from $1.2 million, an increase of 33.3% for the six months ended June 30, 2017. Commercial and industrial loans increased from $8.3 million to $9.9 million, an increase of $1.6 million or 19.3%, when comparing June 30, 2017 to December 31, 2016. These increases are primarily attributable to increased loan demand.

Loans Held for Sale. Loans held for sale decreased from $19.9 million at December 31, 2016 to none at June 30, 2017. In June of 2017, $6.9 million of one- to four-family mortgages were sold and the remaining held for sale portfolio was reclassified to loans held for investment. The decision to reclassify the loans as being held for investment was made as there is less demand for one- to four-family and commercial mortgage loans on the secondary market.

Available for Sale Securities. Available for sale securities were $3.2 million at December 31, 2016 and $2.8 million at June 30, 2017, a decrease of $400,000, or 12.5%. The decrease is primarily due to the sale of taxexempt municipal bonds for liquidity purposes coupled with no purchases during the period, as the focus has been to invest in higher yielding assets as a means of improving the net margin.

Deposits. Total deposits increased to $114.7 million at June 30, 2017, as compared to $109.4 million at December 31, 2016. This increase of $5.3 million, or 4.8%, was primarily due to increases in time deposits of $3.9 million, or 5.6%, and money market accounts of $800,000, or 5.8%. The increase in time deposits was generally driven by originations through brokers or listing services to fund normal lending operations. The proceeds derived from the stock offering will allow us to increase our efforts on growing core deposits, as time deposits have traditionally been our main source of funding.

Total Net Worth. Total net worth increased $587,000, or 5.1%, to $12.1 million at June 30, 2017 from $11.6 million at December 31, 2016. This was due to net income of $552,000. Additionally, there was an increase in accumulated other comprehensive income (loss) of $35,000, due to changes in the net unrealized gains/losses in the available for sale securities portfolio.

Comparison of Financial Condition at December 31, 2016 and December 31, 2015

Total Assets. Total assets were $141.3 million as of December 31, 2016, an increase of $13.4 million, or 10.4% when compared to total assets of $127.9 million at December 31, 2015. The increase was due primarily to increases in the loan portfolio. When including loans held for sale, the loan portfolio totaled $124.5 million at December 31, 2016 compared to $104.9 million at December 31, 2015, an increase of $19.6 million or 18.7%. These increases were partially offset by the decline in cash and cash equivalents, which decreased from $14.1 million to $6.8 million, a decrease of $7.3 million or 51.8%. Premises and equipment, net, increased $706,000, or 72.5%, due to the construction of a new office that commenced in mid-2016.

Cash and Cash Equivalents. Cash and cash equivalents decreased $7.3 million, or 51.8%, to $6.8 million at December 31, 2016 from $14.1 million at December 31, 2015. This decrease is primarily due to funding the growth in the loan portfolio, which increased $19.6 million during the period.

Net Loans. Net loans decreased by approximately $400,000, or 0.4%, to $103.7 million at December 31, 2016 from $104.1 million at December 31, 2015. During the year ended December 31, 2016, we originated or purchased $52.4 million of loans, including $15.9 million of one- to four-family mortgages, $15.1 million of commercial mortgages, $2.9 million of multi-family loans, $10.4 million of construction loans, and $5.2 million of commercial and industrial loans, with the remaining $2.9 million of originations in consumer loans and home equity lines of credit. During the year ended December 31, 2016, we had $27.1 million in loan principal repayments and we transferred $20.3 million of loans from held-for-investment to held-for-sale, which contributed to the decline in net loans during the period.

One- to four-family mortgage loans decreased $6.4 million, or 8.5%, to $68.5 million at December 31, 2016 from $74.9 million at December 31, 2015, primarily due to the transfer of a segment of the portfolio to loans held for sale. Commercial mortgage loans increased $2.0 million to $25.2 million, or 8.6%, from $23.2 million at December 31, 2015. Commercial and industrial loans increased $3.9 million, or 88.6%, to $8.3 million at December 31, 2016, from $4.4 million at December 31, 2015. Home equity lines of credit had a slight increase of approximately $202,000, or 25%, from $789,000 to $991,000. Consumer loans decreased approximately $154,000, or 11.7%, to $1.2 million at December 31, 2016 as compared to $1.3 million at December 31, 2015.

The largest increase in our loan portfolio was in the commercial mortgage loan and commercial and industrial loan portfolios. This growth reflects our strategy to invest in higher yielding adjustable rate loans to improve net margins and manage interest rate risk. We currently sell selected, conforming 15-year and 30-year fixed rate mortgage loans to the Federal Home Loan Bank of Pittsburgh on a servicing retained basis through its mortgage purchase program.

Loans Held for Sale. Loans held for sale totaled $19.9 million at December 31, 2016, net of a valuation allowance of $372,000. There were no loans held for sale at December 31, 2015. The designation of loans as held for sale was done for liquidity purposes and the loans were being marketed for sale on the secondary market.

Available for Sale Securities. Available for sale securities increased by approximately $183,000, or 6.0%, to $3.2 million at December 31, 2016 from $3.0 million at December 31, 2015. These changes are primarily attributable to purchases of two tax-exempt municipals securities during 2016 totaling $812,000, principal repayments, maturities and calls totaling $377,000 and sales totaling $155,000. The remaining difference was due to changes in market values within the portfolio.

Deposits. Deposits increased $12.8 million, or 13.2%, to $109.4 million at December 31, 2016 from $96.6 million at December 31, 2015. Core deposits increased $5.5 million, or 16.2%, to $39.3 million at December 31, 2016 from $33.8 million at December 31, 2015. The primary reason for the increase was an increase of $2.2 million in interest-bearing demand deposits and an increase of $2.9 million in savings accounts. We began offering these account types in 2010; therefore, increases are expected and were generated primarily through electronic delivery systems and existing customers. Time deposits increased $7.3 million, or 11.7%, to $70.0 million at December 31, 2016 from $62.7 million at December 31, 2015. The increase in time deposits was primarily due to an increase in deposits obtained through brokers and listing services. During the year ended December 31, 2016, we implemented a strategy to pursue less costly core deposits. We intend to continue this strategy going forward.

Total Net Worth. Total net worth increased $555,000 or 5.0% to $11.6 million at December 31, 2016 from $11.0 million at December 31, 2015. This was due to net income of $608,000. This was partially offset by other comprehensive loss of $53,000 related to net changes in unrealized gains/losses in the available for sale securities portfolio.

Average Balance Sheets

The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances have been calculated using daily balances. Nonaccrual loans are included in average balances only. Loan fees are included in interest income on loans and are not material. Yields on tax exempt investment securities are not presented on a tax equivalent basis. Any adjustments necessary to present such yields on a tax equivalent basis are insignificant.

	Six Months Ended June 30,
	2017			2016
	Average	Interest and		Average	Interest and
	Balance	Dividends	Yield/Cost	Balance	Dividends	Yield/Cost

Assets:
Interest-bearing deposits	$4,544	$17	0.75%	$7,817	$9	0.24%
Loans and loans held for sale (1)(5)(6)	131,560	3,010	4.61	110,437	2,368	4.32
Investment securities	3,210	34	2.15	3,354	35	2.10
Other interest-earning assets (2)	2,899	49	3.39	2,936	43	2.93
Total interest-earning assets	142,213	3,110	4.41	124,544	2,455	3.98

Non-interest-earning assets	8,386			6,655
Total assets	$150,599			$131,199

Liabilities and equity:
Interest-bearing demand accounts	$13,185	45	0.70	$10,802	39	0.74
Money market accounts	14,305	67	0.94	13,515	63	0.94
Savings accounts	11,867	64	1.08	9,635	50	1.05
Time deposits	72,617	661	1.84	64,784	563	1.75
Total interest-bearing deposits	111,974	837	1.51	98,736	715	1.46

Federal Home Loan Bank advances	24,647	260	2.13	19,125	231	2.44
Total interest-bearing liabilities	136,621	1,097	1.62	117,861	946	1.62

Non-interest-bearing deposits	396			350
Other non-interest-bearing liabilities	1,619			1,809
Total Liabilities	138,636			120,020

Total net worth	11,963			11,179
Total liabilities and net worth	$150,599			$131,199
Net interest income		2,013			1,509
Add: Out-of-period recoveries of loan interest (1)		95			51
Net interest income per Statements of Income		$2,108			$1,560
Net interest-earning assets (3)	$5,592			$6,683
Interest rate spread (4)			2.79%			2.36%
Net interest margin (5)			2.85%			2.44%
Average interest-earning assets to average interest-bearing liabilities			104.09%			105.67%

1)	Included in interest on loans and loans held for sale for the years ended December 31, 2016 and 2015 are loan fees of $67,000 and $52,000, respectively. Excluded from interest on loans and loans held for sale for the years ended December 31, 2016 and 2015 are recoveries of interest on an impaired loan that relate to prior periods of $102,000 and $93,000, respectively.
2)	Dividends on FHLB stock are included in dividends on other interest-earning assets.
3)	Represents total average interest-earnings assets less total average interest-bearing liabilities.
4)	Represents the difference between the weighted-average yield on average interest-earning assets and the weighted-average cost of average interestbearing liabilities.
5)	Represents net interest income, excluding out of period recoveries of loan interest, as a percent of average interest-earning assets.
6)	Loans do not include the allowance for loan losses.

	Years Ended December 31,
	2016			2015
	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost

Assets:
Interest-bearing deposits	$7,413	$19	0.26%	$6,736	$10	0.15%
Net loans and loans held for sale (1)(5)(6)	114,740	5,050	4.40	108,798	4,837	4.45
Investment securities	3,467	72	2.08	2,503	57	2.28
Other interest-earning assets (2)	2,906	86	2.96	2,639	82	3.09
Total interest-earning assets	128,526	5,227	4.07	120,676	4,986	4.13

Non-interest-earning assets	6,810			4,332
Total assets	$135,336			$125,008

Liabilities and equity:
Interest-bearing demand accounts	$11,548	83	0.72	$8,812	68	0.77
Money market accounts	13,517	126	0.93	13,237	123	0.93
Savings accounts	10,164	107	1.05	8,247	82	0.99
Time deposits	67,540	1,206	1.79	67,534	1,190	1.76
Total interest-bearing deposits	102,769	1,522	1.48	97,830	1,463	1.50

Federal Home Loan Bank advances	19,125	477	2.49	14,840	256	1.73
Total interest-bearing liabilities	121,894	1,999	1.64	112,670	1,719	1.53

Non-interest-bearing deposits	317			223
Other non-interest-bearing liabilities	1,744			1,776
Total Liabilities	123,955			114,669

Total net worth	11,381			10,339
Total liabilities and net worth	$135,336			$125,008
Net interest income		3,228			3,267
Add: Out-of-period recoveries of loan interest (1)		102			93
Net interest income per Statements of Income		$3,330			$3,360
Net interest-earning assets (3)	$6,632			$8,006
Interest rate spread (4)			2.43%			2.60%
Net interest margin (5)			2.51%			2.71%
Average interest-earning assets to average interest- bearing liabilities			105.44%			107.11%

1)	Included in interest on loans and loans held for sale for the years ended December 31, 2016 and 2015 are loan fees of $67,000 and $52,000, respectively. Excluded from interest on loans and loans held for sale for the years ended December 31, 2016 and 2015 are recoveries of interest on an impaired loan that relate to prior periods of $102,000 and $93,000, respectively.
2)	Dividends on FHLB stock are included in dividends on other interest-earning assets.
3)	Represents total average interest-earnings assets less total average interest-bearing liabilities.
4)	Represents the difference between the weighted-average yield on average interest-earning assets and the weighted-average cost of average interestbearing liabilities.
5)	Represents net interest income, excluding out of period recoveries of loan interest, as a percent of average interest-earning assets.
6)	Loans do not include the allowance for loan losses.

Rate/Volume Analysis

The following table sets forth the effects of changing rates and volumes on net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. Changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume. Changes exclude recoveries of loan interest amounts that relate to prior periods.

	Six Months Ended June 30, 2017			Year Ended December 31, 2016
	Compared to Six Months Ended June 30,			Compared to Year Ended December 31,
	2016			2015
	Increase (Decrease) Due To			Increase (Decrease) Due To
	Volume	Rate	Total	Volume	Rate	Total
Interest income:
Interest-bearing deposits	$(2)	$10	$8	$1	$8	$9
Net loans and loans held for sale	476	166	642	261	(48)	213
Investment securities	(2)	1	(1)	19	(4)	15
Other interest-earning assets	(1)	7	6	7	(3)	4
Total interest-earning assets	471	184	655	288	(47)	241

Interest expense:
Deposits	98	24	122	73	(14)	59
Federal Home Loan Bank advances	52	(23)	29	87	134	221
Total interest-bearing liabilities	150	1	151	160	120	280
Net increase(decrease) in net interest income	$321	$183	$504	$128	$(167)	$(39)

Comparison of Results of Operations for the Six Months Ended June 30, 2017 and 2016

Net Income. Our net income for the six months ended June 30, 2017 was $552,000 compared to net income of $319,000 for the six months ended June 30, 2016, an increase of $233,000 or 73.0%. The increase was primarily due to a $548,000 increase in net interest income and an $115,000 increase in non-interest income, offset by an increase of $242,000 in non-interest expense during the six months ended June 30, 2017, as compared to the six months ended June 30, 2016.

Interest and Dividend Income. Interest and dividend income increased $699,000, or 27.9%, to $3.2 million for the six months ended June 30, 2017 when compared to the six months ended June 30, 2016. Interest income on loans increased $686,000, or 28.4%, for the same periods. This increase is attributable to an increase in the average balance of loans and loans held for sale and an increase in the weighted average yield on loans. The average balance increased from $110.4 million to $131.6 million; an increase of $21.2 million or 19.2%. The weighted average yield on loans and loans held for sale increased 29 basis points from 4.32% to 4.61%. In addition, for the six months ended June 30, 2017, we recognized an interest recovery of $95,000 on an impaired loan that paid in full in January 2017. For the six months ended June 30, 2016, an interest recovery recognized on the same loan amounted to $51,000. Lastly, loan fees included in interest income increased to $73,000 for the six months ended June 30, 2017 as compared to $28,000 for the six months ended June 30, 2016.

Interest income on investment securities decreased $1,000, while income on other interest-earning assets, which includes dividends earned on Federal Home Loan Bank of Pittsburgh stock, increased $6,000.

Interest income on interest-bearing deposits increased $8,000 due primarily to the increase in yield from 24 basis points to 75 basis points, an increase of 51 basis points. This increase more than offset the decline in the average balance from $7.8 million for the six months ended June 30, 2016 to $4.5 million for the six months ended June 30, 2017, a decrease of $3.3 million or 73.3% .

Interest Expense. Total interest expense increased $150,000, or 15.8%, to $1.1 million for the six months ended June 30, 2017, compared to $947,000, for the six months ended June 30, 2016. Interest expense on deposit accounts increased $122,000, or 17.1% to $837,000 for the six months ended June 30, 2017 compared to $715,000 for the six months ended June 30, 2016. The increase was driven by an increase in the average balance of $13.3 million or 13.5% from $98.7 million for the six months ended June 30, 2016 to $112.0 million for the six months ended June 30, 2017. Additionally, the cost of funds associated with interest-bearing deposits increased 5 basis points, from 1.46% to 1.51%.

Interest expense on Federal Home Loan Bank advances increased $29,000, or 12.6%, to $260,000 for the six months ended June 30, 2017 from $231,000 for the six months ended June 30, 2016. The increase was driven by the increase in the average balance of advances from $19.1 million to $24.6 million, which was due to management utilizing advances as a funding source for loan originations. The increased cost associated with the advances was offset by a decline in the rate, which decreased from 2.44% to 2.13%.

Net Interest Income. Net interest income increased $548,000, or 35.1%, to $2.1 million for the six months ended June 30, 2017 from $1.6 million for the six months ended June 30, 2016. This increase resulted in an increase in our interest rate spread to 2.79% for the six months ended June 30, 2017 compared to 2.36% for the six months ended June 30, 2016. In addition, our net interest margin rose to 2.85% for the six months ended June 30, 2017 from 2.44% for the six months ended June 30, 2016. The increase in our interest rate spread and net interest margin was the result of our ability to generate additional yield on the loan portfolio through growth within the commercial mortgage segment while effectively managing our cost of funds. Additionally, interest income on loans was impacted by out-of-period recoveries related to an impaired loan amounting to $95,000 and $51,000 for the six months ended June 30, 2017 and 2016, respectively.

Provision for Loan Losses. The provision for loan losses increased $29,000, or 31.9% to $120,000 for six months ended June 30, 2017 from $91,000 for the six months ended June 30, 2016. The increase in the provision for loan losses was due to the growth in the loan portfolio and the change in focus from the one- to four-family mortgage loans to commercial mortgage loans and commercial and industrial loans.

The allowance for loan losses reflects the estimate we believe appropriate to cover incurred probable losses. While we believe the estimates and assumptions used in our determination of the adequacy of the allowance are reasonable, such estimates and assumptions could change based upon the risk characteristics of the various portfolio segments, experience with losses, the impact of economic conditions on borrowers and other relevant factors.

Non-Interest Income. Non-interest income increased $115,000, or 77.2% to $264,000 for the six months ended June 30, 2017 from $149,000 for the comparable six months in 2016. The increase was primarily due to the gain on sale of loans increasing to $190,000 during the six months ended June 30, 2017 compared to $69,000 for the comparable six months in 2016. This represents an increase of $121,000 or 175.4% when comparing the two periods. We intend to continue to sell loans on the secondary market as part of our operating strategy, subject to market conditions.

Non-Interest Expense. Non-interest expense increased $243,000, or 21.3%, to $1.4 million for the six months ended June 30, 2017 compared to $1.1 million for the six months ended June 30, 2016. Salaries and employee benefits increased $178,000, or 33.4%, to $711,000 for the six months ended June 30, 2017 from $533,000 for the comparable six months in 2016. The increase was primarily due to the addition of staff due to continued growth. Data processing expense increased $34,000, or 32.7%, to $138,000 for the six months ended June 30, 2017 from $104,000 for the comparable six months ended in 2016 due to additions to our customer product and services offerings.

Income Taxes. The income tax provision increased from $158,000, to $318,000, an increase of $160,000 or 101.3%, due to an increase in pre-tax income. The effective tax rate was 33.2% for the six months ended June 30, 2016 and 36.3% for the six-month period ended June 30, 2017. The higher effective tax rate for 2017 reflected a lower percentage of tax-exempt income to total income.

Comparison of Results of Operations for the Years Ended December 31, 2016 and 2015

Net Income. We had net income of $608,000 for the year ended December 31, 2016, compared to net income of $957,000 for the year ended December 31, 2015, a decrease of $349,000, or 36.5%. The decrease was due to a $367,000 decrease in non-interest income, a $102,000 decrease in net interest income after provision (credit) for loan losses, and a $151,000 increase in non-interest expense. These were partially offset by a $271,000 decrease in the provision for income taxes. The $367,000 decrease in non-interest income was primarily due to a $372,000 provision for loss on loans held for sale for the year ended December 31, 2016, with no similar provision necessary for the year ended December 31, 2015.

Interest and Dividend Income. Interest and dividend income increased $250,000, or 4.9%, to $5.3 million for the year ended December 31, 2016 from $5.1 million for the year ended December 31, 2015. This increase was due to a $222,000 increase in interest on loans and loans held for sale, primarily due to an increase in the average balance from $108.8 million for the year ended December 31, 2015 to $114.7 million for the year ended December 31, 2016, an increase of $5.9 million. The weighted average yield on the portfolio decreased slightly by five basis points from 4.45% to 4.40%. For the years ended December 31, 2016 and 2015, loan interest included $102,000 and $93,000 respectively, related to interest recoveries from prior periods on an impaired loan that was paid in full in January 2017.

Average interest-earning assets increased $7.8 million, from $120.7 million for the year ended December 31, 2015 to $128.5 million for the year ended December 31, 2016, while the yield on the interest earning-assets decreased 6 basis points, from 4.13% to 4.07% when comparing the two periods.

Interest Expense. Total interest expense increased $280,000, or 16.3%, to $2.0 million for the year ended December 31, 2016 from $1.7 million for the year ended December 31, 2015. Interest expense on deposit accounts increased $59,000, or 4.0%, and amounted to $1.5 million for each of the years ended December 31, 2016 and 2015. The increase was primarily due to an increase in the average balance of interest-bearing deposits from $97.8 million for the year ended December 31, 2015 to $102.8 million for the year ended December 31, 2016; an increase of $5.0 million or 5.1%. This was partially offset by a 2 basis point decline in the weighted average rate from 1.50% to 1.48%.

Interest expense on Federal Home Loan Bank advances increased $221,000, or 86.3%, to $477,000 for the year ended December 31, 2016 from $256,000 for the year ended December 31, 2015. The average balance increased from $14.8 million to $19.1 million when comparing the two periods. The increase in the average balance of advances is due to management utilizing advances as a funding source for loan originations. The increase in advances at higher rates led to an increase in the cost of the advances rising from 1.73% to 2.49%, an increase of 76 basis points when comparing the two periods.

Net Interest Income. Net interest income decreased $30,000 or less than one percent and totaled approximately $3.3 million for each of the years ended December 31, 2016 and December 31, 2015. This small decrease was due to a decrease in our interest rate spread to 2.43% for the year ended December 31, 2016 from 2.60% for the year ended December 31, 2015, and a decrease in our net interest margin to 2.51% for the year ended December 31, 2016 from 2.71% for the year ended December 31, 2015. The decrease in our interest rate spread and net interest margin was primarily due to the increase in the cost of FHLB advances, for the additional borrowings that were originated in the year ended December 31, 2015. In addition, the yield on interest-earning assets declined from 4.13% to 4.07%, partially offset by a decline in the yield on interest-bearing deposits from 1.50% to 1.48%, when comparing the two periods.

Provision (Credit) for Loan Losses. Based on management’s analysis of the allowance for loan losses, we recorded a provision for loan losses of $30,000 for the year ended December 31, 2016 compared to a credit of $42,000 for the year ended December 31, 2015. The increase in the provision for the year ended December 31, 2016 was primarily due to increases in the commercial mortgage and commercial and industrial portfolios when comparing the two periods.

Non-Interest Income. Non-interest income decreased $367,000, or 113.3%, to a loss of $43,000 for the year ended December 31, 2016 compared to income of $324,000 for the year ended December 31, 2015. The decrease was primarily due to a $372,000 provision for loss on the $20.3 million of loans designated as held for sale at December 31, 2016, none of which were subject to investor commitments. There was no such provision required in 2015. At December 31, 2016, loans held for sale were comprised of one- to four-family mortgage loans with a cost basis of $14.4 million and a fair value of $14.1 million and commercial mortgage loans with a cost basis of $5.9 million and a fair value of $5.8 million. All such loans were performing according to their contractual terms at December 31, 2016, with no evidence of credit deterioration. Accordingly, no portion of the valuation adjustment was separately attributable to credit risk. Also, gains on the sale of loans decreased by $93,000 to $176,000 for the year ended December 31, 2016 from $269,000 for the year ended December 31, 2015. The provision and the decrease in gains on sale of loans was partially offset by an increase of $29,000 in other income to $36,000 for the year ended December 31, 2016 from $7,000 for the year ended December 31, 2015. There was also an increase of $43,000 in earnings on bank-owned life insurance to $50,000 for the year ended December 31, 2016 from $7,000 for the year ended December 31, 2015 due to the policies being purchased in 2015. Loan servicing fees increased $25,000 to $66,000 for the year ended December 31, 2016 from $41,000 in the year ended December 31, 2015.

Non-Interest Expense. Non-interest expense increased $150,000, or 6.8%, to $2.3 million for the year ended December 31, 2016 from $2.2 for the year ended December 31, 2015. The increase was due primarily to a $125,000 or 12.7% increase in salaries and employee benefit costs, a $32,000 or 15.8% increase in occupancy, a $28,000 or 11.8% increase in professional fees, a $7,000 or 3.6% increase in data processing, a $6,000 or 8.1% increase in contributions and donations, and a $6,000 or 2.4% increase in other costs. These were partially offset by decreases of $50,000 or 35.7% in federal deposit insurance and $3,000 or 3.3% in director’s fees. The increase in salaries and benefit costs was due to increased staffing, normal salary increases, and an increase in the cost of medical insurance benefits.

Income Taxes. The income tax provision decreased by $271,000, or 47.0%, to $306,000 for the year ended December 31, 2016 from $577,000 for the year ended December 31, 2015. The effective tax rate was 33.4% for the year ended December 31, 2016 and 37.6% for the year ended December 31, 2015. The decrease in tax expense was primarily due to the decrease in income as well as the increase in tax deductions for tax-exempt interest and earnings on bank-owned life insurance during the year ended December 31, 2016 when compared to the year ended December 31, 2015.

Management of Market Risk

General. Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our financial condition and results of operations to changes in market interest rates. Our Asset/Liability Management Committee is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the policy and guidelines approved by our board of directors. We currently utilize a third-party modeling program, prepared on a quarterly basis, to evaluate our sensitivity to changing interest rates, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors.

Our interest rate risk profile is considered liability-sensitive, which means that if interest rates rise our deposits and other interest-bearing liabilities would be expected to reprice to higher interest rates faster than would our loans and other interest-earning assets. We have sought to manage our interest rate risk in order to minimize the exposure of our earnings and capital to changes in interest rates. In recent years, we have implemented the following strategies to manage our interest rate risk:

•	increasing lower cost core deposits and limiting our reliance on higher cost funding sources, such as time deposits; and

•	diversifying our loan portfolio by adding more commercial-related loans, which typically have shorter maturities and/or balloon payments, and selling one- to four-family residential mortgage loans, which have fixed interest rates and longer terms.

By following these strategies, we believe that we are better positioned to react to increases in market interest rates.

We do not engage in hedging activities, such as engaging in futures, options or swap transactions, or investing in high-risk mortgage derivatives, such as collateralized mortgage obligation residual interests, real estate mortgage investment conduit residual interests or stripped mortgage backed securities.

Economic Value of Equity. We analyze our sensitivity to changes in interest rates through an economic value of equity (“EVE”) model. EVE represents the difference between the present value of assets and the present value of liabilities. The EVE ratio represents the dollar amount of our EVE divided by the present value of our total assets for a given interest rate scenario. EVE attempts to quantify our economic value using a discounted cash flow methodology while the EVE ratio reflects that value as a form of capital ratio. We estimate what our EVE would be at a specific date. We then calculate what the EVE would be at the same date throughout a series of interest rate scenarios representing immediate and permanent, parallel shifts in the yield curve. We currently calculate EVE under the assumptions that interest rates increase 100, 200, 300 and 400 basis points from current market rates and that interest rates decrease 100 basis points from current market rates.

The following table presents the estimated changes in our EVE that would result from changes in market interest rates at June 30, 2017. All estimated changes presented in the table are within the policy limits approved by our board of trustees.

		Estimated Increase (Decrease)		EVE as Percent of Economic
Basis Point (“bp”) Change		in EVE		Value of Assets
in Interest Rates (1)	Estimated EVE	Dollar Change	Percent Change	EVE Ratio (2)	Change

+400 bp	$7,091	$(5,010)	(41.40)%	5.28	(3.44)%
+300 bp	8,099	(4,002)	(33.07)%	5.85	(2.67)%
+200 bp	9,619	(2,482)	(20.51)%	6.71	(1.54)%
+100 bp	11,047	(1,054)	(8.71)%	7.45	(0.53)%
0 bp	12,101	—	—	7.91	—
(100) bp	11,841	$(260)	(2.15)%	8.20	(0.81)%

(1)	Assumes instantaneous parallel changes in interest rates.
(2)	EVE ratio represents the EVE divided by the economic value of assets.

Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurements. Modeling changes requires making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. The above table assumes that the composition of our interest-sensitive assets and liabilities existing at the date indicated remains constant uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the table provides an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our EVE and will differ from actual results.

Liquidity and Capital Resources

Liquidity. Liquidity is the ability to meet current and future financial obligations of a short-term nature that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund investing activities and current and planned expenditures. Our primary sources of funds are deposits, principal and interest payments on loans and securities, proceeds from the sale of loans, and advances from the Federal Home Loan Bank of Pittsburgh. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. Our most liquid assets are cash and short-term investments including interest-bearing deposits in other financial institutions. The levels of these assets are dependent on our operating, financing, lending, and investing activities during any given period. At June 30, 2017, we had cash and cash equivalents of $10.8 million. As of June 30, 2017 we had $25.4 million in outstanding borrowings from the Federal Home Loan Bank of Pittsburgh and had $48.7 million of available borrowing capacity.

At June 30, 2017, we had $11.7 million of loan commitments outstanding and $3.9 million of unused lines of credit. We have no other material commitments or demands that are likely to affect our liquidity. If loan demand was to increase faster than expected, or any unforeseen demand or commitment was to occur, we could access our borrowing capacity with the Federal Home Loan Bank of Pittsburgh.

Time deposits due within one year of June 30, 2017 totaled $18.2 million. If these deposits do not remain with us, we will be required to seek other sources of funds, including other time deposits and Federal Home Loan Bank of Pittsburgh advances. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we paid on time deposits at June 30, 2017. We believe, however, based on past experience that a significant portion of our time deposits will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Capital Resources. At June 30, 2017, SSB Bank exceeded all regulatory capital requirements and it was categorized as “well capitalized.” We are not aware of any conditions or events since the most recent notification that would change our category. See “Historical and Pro Forma Regulatory Capital Compliance” and Note 11 of the Notes to Financial Statements.

The net proceeds of the stock offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net offering proceeds are used for general corporate purposes, including the funding of loans. We expect that our financial condition and results of operations will be enhanced by the net proceeds of the offering, resulting in increased net interest-earning assets and net interest income.

Contractual Obligations and Off-Balance Sheet Arrangements

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. The following tables present our contractual obligations as of the dates indicated.

	Payments Due by Period
		Less Than One	One to Three	Three to Five	More Than
Contractual Obligations	Total	Year	Years	Years	Five Years
			(In thousands)
At June 30, 2017:
Long-term debt obligations	$25,375	$8,250	$2,000	$5,125	$10,000
Capital lease obligations	—	—	—	—	—
Operating lease obligations	36	36	—	—	—
Purchase obligations	—	—	—	—	—
Construction obligations	700	700	—	—	—
Other long-term liabilities reflected on balance sheet under U.S. GAAP	—	—	—	—	—

At December 31, 2016:
Long-term debt obligations	$19,125	$2,000	$2,000	$5,125	$10,000
Capital lease obligations	—	—	—	—	—
Operating lease obligations	60	48	12	—	—
Purchase obligations	—	—	—	—	—
Construction obligations	1,300	1,300	—	—	—
Other long-term liabilities reflected on balance sheet under U.S. GAAP	—	—	—	—	—

Off-Balance Sheet Arrangements. We are a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments include commitments to extend credit and unused lines of credit, which involve elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. Our exposure to credit loss is represented by the contractual amount of the instruments. We use the same credit policies in making commitments as we do for on-balance sheet instruments. See Note 13 of the Notes to Financial Statements.

Recent Accounting Pronouncements

Refer to Note 1 of the Notes to Financial Statements for a description of recent accounting pronouncements that may affect our financial condition and results of operations.

Impact of Inflation and Changing Price

The financial statements and related data presented herein have been prepared in accordance with U.S. GAAP, which requires the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution’s performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

REGULATION AND SUPERVISION

General

SSB Bank is a Pennsylvania chartered mutual savings bank. Its deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation. SSB Bank is subject to extensive regulation by the Pennsylvania Department of Banking and Securities, as its chartering agency, and by the Federal Deposit Insurance Corporation, as its deposit insurer. SSB Bank is required to file reports with, and is periodically examined by, the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking and Securities concerning its activities and financial condition and must obtain regulatory approvals before entering into certain transactions, including, but not limited to, mergers with or acquisitions of other financial institutions. SSB Bank is a member of the Federal Home Loan Bank of Pittsburgh, which is one of the 11 regional banks in the Federal Home Loan Bank System. SSB Bank’s relationship with its depositors and borrowers also is regulated to a great extent by federal law and, to a lesser extent, state law, including in matters concerning the ownership of deposit accounts and the form and content of SSB Bank’s loan documents.

The regulation and supervision of SSB Bank establish a comprehensive framework of activities in which an institution can engage and are intended primarily for the protection of depositors and borrowers and, for purposes of the Federal Deposit Insurance Corporation, the protection of the insurance fund. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes.

SSB Bancorp, Inc. will be required to comply with the rules and regulations of the Federal Reserve Board and Pennsylvania Department of Banking and Securities. It will be required to file certain reports with the Federal Reserve Board and will be subject to examination by and the enforcement authority of the Federal Reserve Board and the Pennsylvania Department of Banking and Securities. SSB Bancorp, Inc. will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Set forth below is a description of certain material regulatory requirements that are applicable to SSB Bank and SSB Bancorp, Inc. This description of statutes and regulations is not intended to be a complete description of such statutes and regulations and their effects on SSB Bank and SSB Bancorp, Inc. Any change in these laws or regulations, whether by federal legislators or the applicable regulatory agencies, could have a material adverse impact on the operations of SSB Bancorp, Inc. and SSB Bank.

Dodd-Frank Act

The Dodd-Frank Act made extensive changes in the regulation of depository institutions and their holding companies. The Dodd-Frank Act created a new Consumer Financial Protection Bureau as an independent bureau of the Federal Reserve Board. The Consumer Financial Protection Bureau is responsible for the implementation of the federal financial consumer protection and fair lending laws and regulations, a function previously assigned to prudential regulators, and now has the authority to impose new requirements. However, institutions of less than $10 billion in assets, such as SSB Bank, continue to be examined for compliance with consumer protection and fair lending laws and regulations by, and be subject to the enforcement authority of, their federal prudential regulator, although the Consumer Financial Protection Bureau has back-up authority to examine and enforce consumer protection laws against all institutions, including institutions with less than $10 billion in assets.

In addition to creating the Consumer Financial Protection Bureau, the Dodd-Frank Act, among other things, directed changes in the way that institutions are assessed for deposit insurance, mandated the imposition of tougher consolidated capital requirements on holding companies, required the issuance of regulations requiring originators of securitized loans to retain a percentage of the risk for the transferred loans, imposed regulatory rate-setting for certain debit card interchange fees, repealed restrictions on the payment of interest on commercial demand deposits and contained a number of reforms related to mortgage originations. Many of the provisions of the Dodd-Frank Act are subject to delayed effective dates and/or still require the issuance of implementing regulations. Their impact on operations cannot yet be fully assessed. However, there is significant possibility that the Dodd-Frank Act will, at a minimum, result in increased regulatory burden, compliance costs and interest expense for SSB Bank and SSB Bancorp, Inc.

The Dodd-Frank Act contained the so-called “Volcker Rule,” which generally prohibits banking organizations from engaging in proprietary trading and from investing in, sponsoring or having certain relationships with hedge or private equity funds (“covered funds”). The federal agencies have issued a final rule implementing the Volcker Rule which, among other things, requires banking organizations to restructure and limit certain of their investments in and relationships with covered funds.

Pennsylvania Savings Bank Law

The Pennsylvania Banking Code of 1965, as amended (the “Banking Code”), contains detailed provisions governing the organization, operations, corporate powers, savings and investment authority, branching rights and responsibilities of directors, officers and employees of Pennsylvania savings banks. A Pennsylvania savings bank may locate or change the location of its principal place of business and establish an office anywhere in, or adjacent to, Pennsylvania, with the prior approval of the Pennsylvania Department of Banking and Securities. The Banking Code delegates extensive rulemaking power and administrative discretion to the Pennsylvania Department of Banking and Securities in its supervision and regulation of state-chartered savings banks.

The Pennsylvania Department of Banking and Securities generally examines each savings bank not less frequently than once every two years. Although the Pennsylvania Department of Banking and Securities may accept the examinations and reports of the Federal Deposit Insurance Corporation in lieu of its own examination, the current practice is for the Department of Banking to conduct individual examinations. The Pennsylvania Department of Banking and Securities may order any savings bank to discontinue any violation of law or unsafe or unsound business practice and may direct any director, officer, or employee of a savings bank engaged in a violation of law, unsafe or unsound practice or breach of fiduciary duty to show cause at a hearing before the Pennsylvania Department of Banking and Securities why such person should not be removed. The Pennsylvania Department of Banking and Securities may also appoint a receiver or conservator for an institution in appropriate cases.

The “Banking Law Modernization Package” was Pennsylvania legislation effective on December 24, 2012. The legislation was intended to update, simplify and modernize the banking laws of Pennsylvania and reduce regulatory burden where possible. The legislation, among other things, increased the threshold for investments in bank premises without the approval of the Pennsylvania Department of Banking and Securities from 25% of capital, surplus, undivided profits and capital securities to 100%, eliminated archaic lending requirements and pricing restrictions, and changed the procedure for Pennsylvania chartered institutions closing a branch from an application for approval to a notice. The legislation also clarified the examination and enforcement authority of the Pennsylvania Department of Banking and Securities over subsidiaries of Pennsylvania institutions, and authorized the assessment of civil money penalties of up to $25,000 under certain circumstances for violations of laws or orders related to the institution or unsafe or unsound practices or breaches of fiduciary duties.

In the case of a Pennsylvania-chartered savings bank, the Banking Code states that no dividend may be paid out of surplus without the approval of the Pennsylvania Department of Banking and Securities. Dividends may be paid out of accumulated net earnings. No dividend may generally be paid that would result in SSB Bank failing to comply with its regulatory capital requirements.

Federal Bank Regulation

Capital Requirements. Under Federal Deposit Insurance Corporation regulations, federally insured statechartered banks that are not members of the Federal Reserve System (“state non-member banks”), such as SSB Bank, are required to comply with minimum leverage capital requirements. The minimum capital leverage requirement is a ratio of Tier 1 capital to total assets that is not less than 4.0%. Tier 1 capital consists of common equity Tier 1 (“CET1”) and “Additional Tier 1 capital” instruments meeting specified requirements. CET1 is defined as common stock, plus related surplus, and retained earnings plus limited amounts of minority interest in the form of common stock, less the majority of the regulatory deductions.

The Federal Deposit Insurance Corporation regulations require state non-member banks to maintain certain levels of regulatory capital in relation to regulatory risk-weighted assets. The ratio of regulatory capital to regulatory risk-weighted assets is referred to as a bank’s “risk-based capital ratio.” Risk-based capital ratios are determined by allocating assets and specified off-balance sheet items (including recourse obligations, direct credit substitutes and residual interests) to risk-weighted categories ranging from 0.0% to 200.0%, with higher levels of capital being required for the categories perceived as representing greater risk.

State non-member banks must maintain a minimum ratio of total capital to risk-weighted assets of at least 8.0%, of which at least one-half must be Tier 1 capital. Total capital consists of Tier 1 capital and Tier 2 capital. Tier 1 capital consists of common stock, plus related surplus and retained earnings. Under the new capital rules, for most banking organizations, the most common form of Additional Tier 1 capital is noncumulative perpetual preferred stock and the most common form of Tier 2 capital is subordinated notes and a portion of the allowance for loan and lease losses, in each case, subject to the new capital rules’ specific requirements. Banks that engage in specified levels of trading activities are subject to adjustments in their risk based capital calculation to ensure the maintenance of sufficient capital to support market risk.

In July 2013, the Federal Deposit Insurance Corporation and the other federal bank regulatory agencies issued a final rule that has revised their leverage and risk-based capital requirements and the method for calculating risk-weighted assets to make them consistent with agreements that were reached by the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act. Among other things, the rule establishes a new common equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets), increases the minimum Tier 1 capital to risk-based assets requirement (from 4% to 6% of risk-weighted assets), sets the leverage ratio at a uniform 4% of total assets and assigns a higher risk weight (150%) to exposures that are more than 90 days past due or are on non-accrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property. The final rule also requires unrealized gains and losses on certain “available for sale” securities holdings to be included for purposes of calculating regulatory capital requirements unless a one-time optout is exercised. SSB Bank has elected to exercise its one-time option to opt-out of the requirement under the final rule to include certain “available for sale” securities holdings for purposes of calculating its regulatory capital requirements. The rule limits a banking organization’s capital distributions and certain discretionary bonus payments to executive officers if the banking organization does not hold a “capital conservation buffer” which, when fully phased in, will consist of 2.5% of common equity Tier 1 capital to risk-weighted assets in addition to the amount necessary to meet its minimum risk-based capital requirements. The final rule became effective on January 1, 2015. The “capital conservation buffer” will be phased in from January 1, 2016 to January 1, 2019, when the full capital conservation buffer will be effective.

The Federal Deposit Insurance Corporation Improvement Act required each federal banking agency to revise its risk-based capital standards for insured institutions to ensure that those standards take adequate account of interest-rate risk, concentration of credit risk, and the risk of nontraditional activities, as well as to reflect the actual performance and expected risk of loss on multi-family residential loans. The Federal Deposit Insurance Corporation, along with the other federal banking agencies, adopted a regulation providing that the agencies will take into account the exposure of a bank’s capital and economic value to changes in interest rate risk in assessing a bank’s capital adequacy. The Federal Deposit Insurance Corporation also has authority to establish individual minimum capital requirements in appropriate cases upon determination that an institution’s capital level is, or is likely to become, inadequate in light of the particular circumstances.

Standards for Safety and Soundness. As required by statute, the federal banking agencies adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness to implement safety and soundness standards. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit system, credit underwriting, loan documentation, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits. The agencies have also established standards for safeguarding customer information. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard.

Investment Activities. All state-chartered Federal Deposit Insurance Corporation-insured banks, including savings banks, are generally limited in their investment activities to principal and equity investments of the type and in the amount authorized for national banks, notwithstanding state law, subject to certain exceptions. For example, state chartered banks may, with Federal Deposit Insurance Corporation approval, continue to exercise state authority to invest in common or preferred stocks listed on a national securities exchange and in the shares of an investment company registered under the Investment Company Act of 1940. The maximum permissible investment is 100% of Tier 1 Capital, as specified by the Federal Deposit Insurance Corporation’s regulations, or the maximum amount permitted by Pennsylvania law, whichever is less.

In addition, the Federal Deposit Insurance Corporation is authorized to permit such a state bank to engage in state-authorized activities or investments not permissible for national banks (other than non-subsidiary equity investments) if it meets all applicable capital requirements and it is determined that such activities or investments do not pose a significant risk to the Deposit Insurance Fund. The Federal Deposit Insurance Corporation has adopted procedures for institutions seeking approval to engage in such activities or investments. In addition, a non-member bank may control a subsidiary that engages in activities as principal that would only be permitted for a national bank to conduct in a “financial subsidiary” if a bank meets specified conditions and deducts its investment in the subsidiary for regulatory capital purposes.

Interstate Banking and Branching. Federal law permits well capitalized and well managed bank holding companies to acquire banks in any state, subject to Federal Reserve Board approval, certain concentration limits and other specified conditions. Interstate mergers of banks are also authorized, subject to regulatory approval and other specified conditions. In addition, among other things, recent amendments made by the Dodd-Frank Act permit banks to establish de novo branches on an interstate basis provided that branching is authorized by the law of the host state for the banks chartered by that state.

Prompt Corrective Regulatory Action. Federal law requires, among other things, that federal bank regulatory authorities take “prompt corrective action” with respect to banks that do not meet minimum capital requirements. For these purposes, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

The Federal Deposit Insurance Corporation has adopted regulations to implement the prompt corrective action legislation. An institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a leverage ratio of 5.0% or greater and a common equity Tier 1 ratio of 6.5% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, a leverage ratio of 4.0% or greater and a common equity Tier 1 ratio of 4.5% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a leverage ratio of less than 4.0% or a common equity Tier 1 ratio of less than 4.5%. An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a leverage ratio of less than 3.0% or a common equity Tier 1 ratio of less than 3.0%. An institution is considered to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2.0%. At June 30, 2017, SSB Bank was classified as a “well capitalized” institution.

At each successive lower capital category, an insured depository institution is subject to more restrictions and prohibitions, including restrictions on growth, restrictions on interest rates paid on deposits, restrictions or prohibitions on payment of dividends, and restrictions on the acceptance of brokered deposits. Furthermore, if an insured depository institution is classified in one of the undercapitalized categories, it is required to submit a capital restoration plan to the appropriate federal banking agency, and the holding company must guarantee the performance of that plan. Based upon its capital levels, a bank that is classified as well-capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition, or an unsafe or unsound practice, warrants such treatment. An undercapitalized bank’s compliance with a capital restoration plan is required to be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5.0% of the institution’s total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an “undercapitalized” bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” “Significantly undercapitalized” banks must comply with one or more of a number of additional restrictions, including but not limited to an order by the Federal Deposit Insurance Corporation to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, cease receipt of deposits from correspondent banks or dismiss directors or officers, and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company. “Critically undercapitalized” institutions are subject to additional measures including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it obtains such status.

Transaction with Affiliates and Regulation W of the Federal Reserve Regulations. Transactions between banks and their affiliates are governed by federal law. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. In a holding company context, the parent bank holding company and any companies which are controlled by such parent holding company are affiliates of the bank (although subsidiaries of the bank itself, except financial subsidiaries, are generally not considered affiliates). Generally, Section 23A of the Federal Reserve Act and the Federal Reserve Board’s Regulation W limit the extent to which the bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10.0% of such institution’s capital stock and surplus, and with all such transactions with all affiliates to an amount equal to 20.0% of such institution’s capital stock and surplus. Section 23B applies to “covered transactions” as well as to certain other transactions and requires that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to a non-affiliate. The term “covered transaction” includes the making of loans to, purchase of assets from, and issuance of a guarantee to an affiliate, and other similar transactions. Section 23B transactions also include the provision of services and the sale of assets by a bank to an affiliate. In addition, loans or other extensions of credit by the financial institution to the affiliate are required to be collateralized according to the requirements set forth in Section 23A of the Federal Reserve Act.

Sections 22(h) and (g) of the Federal Reserve Act place restrictions on loans to a bank’s insiders, i.e., executive officers, directors and principal stockholders. Under Section 22(h) of the Federal Reserve Act, loans to a director, an executive officer and to a greater than 10.0% stockholder of a financial institution, and certain affiliated interests of these, together with all other outstanding loans to such person and affiliated interests, may not exceed specified limits. Section 22(h) of the Federal Reserve Act also requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons and also requires prior board approval for certain loans. In addition, the aggregate amount of extensions of credit by a financial institution to insiders cannot exceed the institution’s unimpaired capital and surplus. Section 22(g) of the Federal Reserve Act places additional restrictions on loans to executive officers.

Enforcement. The Federal Deposit Insurance Corporation has extensive enforcement authority over insured state savings banks, including SSB Bank. The enforcement authority includes, among other things, the ability to assess civil money penalties, issue cease and desist orders and remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations, breaches of fiduciary duty and unsafe or unsound practices. The Federal Deposit Insurance Corporation is required, with certain exceptions, to appoint a receiver or conservator for an insured state non-member bank if that bank was “critically undercapitalized” on average during the calendar quarter beginning 270 days after the date on which the institution became “critically undercapitalized.” It may also appoint itself as conservator or receiver for an insured state nonmember bank under specified circumstances, including: (1) insolvency; (2) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices; (3) existence of an unsafe or unsound condition to transact business; (4) insufficient capital; or (5) the incurrence of losses that will deplete substantially all of the institution’s capital with no reasonable prospect of replenishment without federal assistance.

Federal Insurance of Deposit Accounts. SSB Bank is a member of the Deposit Insurance Fund, which is administered by the Federal Deposit Insurance Corporation. Deposit accounts in SSB Bank are insured up to a maximum of $250,000 for each separately insured depositor.

The Federal Deposit Insurance Corporation imposes an assessment for deposit insurance on all depository institutions. Under its risk-based assessment system, insured institutions are assigned to risk categories based on supervisory evaluations, regulatory capital levels and certain other factors. An institution’s assessment rate depends upon the category to which it is assigned and certain adjustments specified by regulation, with less risky institutions paying lower rates. Assessment rates (inclusive of possible adjustments) currently range from 2 1/2 to 45 basis points of each institution’s total assets less tangible capital. The Federal Deposit Insurance Corporation may increase or decrease the scale uniformly, except that no adjustment can deviate by more than two basis points from the base scale without notice and comment rulemaking. The Federal Deposit Insurance Corporation’s current system represents a change, required by the Dodd-Frank Act, from its prior practice of basing the assessment on an institution’s volume of deposits.

The Dodd-Frank Act increased the minimum target Deposit Insurance Fund ratio from 1.15% of estimated insured deposits to 1.35% of estimated insured deposits. The Federal Deposit Insurance Corporation must seek to achieve the 1.35% ratio by September 30, 2020. Insured institutions with assets of $10 billion or more are supposed to fund the increase. The Dodd-Frank Act eliminated the 1.5% maximum fund ratio, instead leaving it to the discretion of the Federal Deposit Insurance Corporation. It has recently exercised that discretion by establishing a long range fund ratio of 2%.

The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of SSB Bank. Future insurance assessment rates cannot be predicted.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule order or regulatory condition imposed in writing. We do not know of any practice, condition or violation that might lead to termination of SSB Bank’s deposit insurance.

In addition to the Federal Deposit Insurance Corporation assessments, the Financing Corporation (“FICO”) is authorized to impose and collect, with the approval of the Federal Deposit Insurance Corporation, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019.

Privacy Regulations. Federal Deposit Insurance Corporation regulations generally require that SSB Bank disclose its privacy policy, including identifying with whom it shares a customer’s “non-public personal information,” to customers at the time of establishing the customer relationship and annually thereafter. In addition, SSB Bank is required to provide its customers with the ability to “opt-out” of having their personal information shared with unaffiliated third parties and not to disclose account numbers or access codes to non-affiliated third parties for marketing purposes. SSB Bank currently has a privacy protection policy in place and believes that such policy is in compliance with the regulations.

Community Reinvestment Act. Under the Community Reinvestment Act (“CRA”), as implemented by Federal Deposit Insurance Corporation, a state non-member bank has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the Federal Deposit Insurance Corporation, in connection with its examination of a state non-member bank, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, including applications to acquire branches and other financial institutions. The CRA requires the Federal Deposit Insurance Corporation to provide a written evaluation of an institution’s CRA performance utilizing a four-tiered descriptive rating system. SSB Bank’s latest Federal Deposit Insurance Corporation CRA rating was “Satisfactory.”

Consumer Protection and Fair Lending Regulations. The Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by federal regulatory agencies or the Department of Justice. Additionally, Section 5 of the Federal Trade Commission Act, which prohibits unfair and deceptive acts and practices against consumers, authorizes private individual and class action lawsuits and the award of actual, statutory and punitive damages and attorneys’ fees for certain types of violations. The Dodd Frank Act also added a new statute that prohibits unfair, deceptive or abusive acts or practices against consumers, which can be enforced by the Consumer Financial Protection Bureau, the Federal Deposit Insurance Corporation and state Attorneys General.

USA Patriot Act. SSB Bank is subject to the USA PATRIOT Act, which gives federal agencies additional powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened anti-money laundering requirements. By way of amendments to the Bank Secrecy Act, Title III of the USA PATRIOT Act provided measures intended to encourage information sharing among bank regulatory agencies and law enforcement bodies. Further, certain provisions of Title III impose affirmative obligations on a broad range of financial institutions, including banks, thrifts, brokers, dealers, credit unions, money transfer agents, and parties registered under the Commodity Exchange Act.

Other Regulations

Interest and other charges collected or contracted for by SSB Bank are subject to state usury laws and federal laws concerning interest rates. Loan operations are also subject to state and federal laws applicable to credit transactions, such as the:

•	Truth in Lending Act, which requires lenders to disclose the terms and conditions of consumer credit;

•	Real Estate Settlement Procedures Act, which requires lenders to disclose the nature and costs of the real estate settlement process and prohibits specific practices, such as kickbacks, and places limitations upon the use of escrow accounts;

•	Home Mortgage Disclosure Act of 1975, which requires financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves; and

•	Rules and regulations of the various federal and state agencies charged with the responsibility of implementing such federal and state laws.

The deposit operations of SSB Bank also are subject to, among others, the:

•	Truth in Savings Act, which requires financial institutions to disclose the terms and conditions of their deposit accounts;

•	Expedited Funds Availability Act, which requires banks to make funds deposited in transaction accounts available to their customers within specified time frames;

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services; and

•	Pennsylvania banking laws and regulations, which governs deposit powers.

Federal Reserve System

Federal Reserve Board regulations require depository institutions to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for that portion of transaction accounts aggregating $115.1 million or less (which may be adjusted by the Federal Reserve Board) the reserve requirement is 3.0%, and the amounts greater than $115.1 million require a 10.0% reserve (which may be adjusted annually by the Federal Reserve Board between 8.0% and 14.0%). The first $15.5 million of otherwise reservable balances (which may be adjusted by the Federal Reserve Board) are exempted from the reserve requirements. SSB Bank is in compliance with these requirements.

Federal Home Loan Bank System

SSB Bank is a member of the Federal Home Loan Bank System, which consists of 11 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Members of the Federal Home Loan Bank are required to acquire and hold shares of capital stock in the Federal Home Loan Bank. SSB Bank complied with this requirement at June 30, 2017. Based on redemption provisions of the Federal Home Loan Bank of Pittsburgh, the stock has no quoted market value and is carried at cost. SSB Bank reviews for impairment based on the ultimate recoverability of the cost basis of the Federal Home Loan Bank of Pittsburgh stock. At June 30, 2017, no impairment has been recognized.

At its discretion, the Federal Home Loan Bank of Pittsburgh may declare dividends on the stock. The Federal Home Loan Banks are required to provide funds for certain purposes including the resolution of insolvent thrifts in the late 1980s and to contributing funds for affordable housing programs. These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. There can be no assurance that such dividends will continue in the future. Further, there can be no assurance that the impact of recent or future legislation on the Federal Home Loan Banks also will not cause a decrease in the value of the Federal Home Loan Bank of Pittsburgh stock held by SSB Bank.

Holding Company Regulation

Upon completion of the reorganization, SSB Bancorp, Inc. will be a bank holding company within the meaning of Bank Holding Company of 1956, as amended. As such, SSB Bancorp, Inc. will be registered with the Federal Reserve Board and be subject to regulations, examinations, supervision and reporting requirements applicable to bank holding companies. In addition, the Federal Reserve Board has enforcement authority over SSB Bancorp, Inc. and its non-savings bank subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings bank.

A bank holding company is generally prohibited from engaging in non-banking activities, or acquiring direct or indirect control of more than 5% of the voting securities of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve Board has determined by regulation to be so closely related to banking are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing discount brokerage services; (iv) acting as fiduciary, investment or financial advisor; (v) leasing personal or real property; (vi) making investments in corporations or projects designed primarily to promote community welfare; and (vii) acquiring a savings and loan association whose direct and indirect activities are limited to those permitted for bank holding companies.

The Gramm-Leach-Bliley Act of 1999 authorized a bank holding company that meets specified conditions, including being “well capitalized” and “well managed,” to opt to become a “financial holding company” and thereby engage in a broader array of financial activities than previously permitted. Such activities can include insurance underwriting and investment banking.

SSB Bancorp, Inc. will be subject to the Federal Reserve Board’s capital adequacy guidelines for bank holding companies (on a consolidated basis), which have historically been similar to, though less stringent than, those of the Federal Deposit Insurance Corporation for SSB Bank. The Dodd-Frank Act, however, required the Federal Reserve Board to promulgate consolidated capital requirements for depository institution holding companies that are no less stringent, both quantitatively and in terms of components of capital, than those applicable to institutions themselves. Instruments such as cumulative preferred stock and trust preferred securities would no longer be includable as Tier 1 capital, as is currently the case with bank holding companies, subject to certain grandfathering rules. The previously discussed final rule regarding regulatory capital requirements implements the Dodd-Frank Act as to bank holding company capital standards. Consolidated regulatory capital requirements identical to those applicable to the subsidiary banks apply to bank holding companies (with greater than $1.0 billion of assets) at January 1, 2015. As is the case with institutions themselves, the capital conservation buffer will be phased-in between 2016 and 2019.

A bank holding company is generally required to give the Federal Reserve Board prior written notice of any purchase or redemption of then outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the company’s consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve Board order or directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. There is an exception to this approval requirement for well-capitalized bank holding companies that meet certain other conditions.

The Federal Reserve Board has issued a policy statement regarding capital distributions, including dividends, by bank holding companies. In general, the policies provide that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. The policies also require that a bank holding company serve as a source of financial strength to its subsidiary banks by standing ready to use available resources to provide adequate capital funds to those banks during periods of financial stress or adversity and by maintaining the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks where necessary. The Dodd-Frank Act codified the source of strength doctrine. Under the prompt corrective action laws, the ability of a bank holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. These regulatory policies could affect the ability of SSB Bancorp, Inc. to pay dividends or otherwise engage in capital distributions.

Under the Federal Deposit Insurance Act, depository institutions are liable to the Federal Deposit Insurance Corporation for losses suffered or anticipated by the Federal Deposit Insurance Corporation in connection with the default of a commonly controlled depository institution or any assistance provided by the Federal Deposit Insurance Corporation to such an institution in danger of default.

The status of SSB Bancorp, Inc. as a registered bank holding company under the Bank Holding Company Act of 1956 will not exempt it from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws.

Federal Securities Laws

SSB Bancorp, Inc.’s common stock will be registered with the Securities and Exchange Commission after the offering. SSB Bancorp, Inc. will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of SSB Bancorp, Inc. may be resold without registration. Shares purchased by an affiliate of SSB Bancorp, Inc. will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If SSB Bancorp, Inc. meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of SSB Bancorp, Inc., or the average weekly volume of trading in the shares during the preceding four calendar weeks.

Emerging Growth Company Status

The Jumpstart Our Business Startups Act (the “JOBS Act”), which was enacted in April 2012, has made numerous changes to the federal securities laws to facilitate access to capital markets. Under the JOBS Act, a company with total annual gross revenues of less than $1.0 billion during its most recently completed fiscal year qualifies as an “emerging growth company.” SSB Bancorp, Inc. qualifies as an emerging growth company under the JOBS Act.

An “emerging growth company” may choose not to hold stockholder votes to approve annual executive compensation (more frequently referred to as “say-on-pay” votes) or executive compensation payable in connection with a merger (more frequently referred to as “say-on-golden parachute” votes). An emerging growth company also is not subject to the requirement that its auditors attest to the effectiveness of the company’s internal control over financial reporting, and can provide scaled disclosure regarding executive compensation. Finally, an emerging growth company may elect to comply with new or amended accounting pronouncements in the same manner as a private company, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. We have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies.

A company loses emerging growth company status on the earlier of: (i) the last day of the fiscal year of the company during which it had total annual gross revenues of $1.0 billion or more; (ii) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the company pursuant to an effective registration statement under the Securities Act of 1933; (iii) the date on which such company has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which such company is deemed to be a “large accelerated filer” under Securities and Exchange Commission regulations (generally, at least $700 million of voting and non-voting equity held by non-affiliates).

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 is intended to improve corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. Upon completion of the reorganization, SSB Bancorp, Inc. will have in place policies, procedures and systems designed to comply with these regulations, and SSB Bancorp, Inc. will review and document such policies, procedures and systems to ensure continued compliance with these regulations.

Change in Control Regulations

Under the Change in Bank Control Act, no person, or group of persons acting in concert, may acquire control of a bank holding company, such as SSB Bancorp, Inc., unless the Federal Reserve Board has been given 60 days’ prior written notice and not disapproved the proposed acquisition. The Federal Reserve Board considers several factors in evaluating a notice, including the financial and managerial resources of the acquirer and competitive effects. Control, as defined under the applicable regulations, means the power, directly or indirectly, to direct the management or policies of the company or to vote 25% or more of any class of voting securities of the company. Acquisition of more than 10% of any class of a bank holding company’s voting securities constitutes a rebuttable presumption of control under certain circumstances, including where, as will be the case with SSB Bancorp, Inc., the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.

In addition, federal regulations provide that no company may acquire control (as defined in the Bank Holding Company Act) of a bank holding company without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve Board.

TAXATION

SSB Bank is, and SSB Bancorp, MHC and SSB Bancorp, Inc. will be, subject to federal and state income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal and state taxation is intended only to summarize material income tax matters and is not a comprehensive description of the tax rules applicable to SSB Bancorp, MHC, SSB Bancorp, Inc. and SSB Bank.

Our federal and state tax returns have not been audited for the past three years.

Federal Taxation

Method of Accounting. For federal income tax purposes, SSB Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal income tax returns. SSB Bancorp, Inc. and SSB Bank will file a consolidated federal income tax return. The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for income taxes on bad debt reserves by savings institutions with more than $500 million in assets. For taxable years beginning after 1995, SSB Bank has been subject to the same bad debt reserve rules as commercial banks. It currently utilizes the specific charge-off method under Section 166 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

Minimum Tax. The Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, less an exemption amount, referred to as “alternative minimum taxable income.” The alternative minimum tax is payable to the extent tax computed this way exceeds tax computed by applying the regular tax rates to regular taxable income. Net operating losses can, in general, offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. At June 30, 2017, SSB Bank had no alternative minimum tax credit carryforward to utilize in the future.

Net Operating Loss Carryovers. Generally, a financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At June 30, 2017, SSB Bank had no federal net operating loss carryforwards.

Capital Loss Carryovers. A corporation cannot recognize capital losses in excess of capital gains generated. Generally, a financial institution may carry back capital losses to the preceding three taxable years and forward to the succeeding five taxable years. Any capital loss carryback or carryover is treated as a short-term capital loss for the year to which it is carried. As such, it is grouped with any other capital losses for the year to which it is carried and is used to offset any capital gains. Any undeducted loss remaining after the five-year carryover period is not deductible. At June 30, 2017, SSB Bank had no capital loss carryovers.

Corporate Dividends. SSB Bancorp, Inc. may generally exclude from its income 100% of dividends received from SSB Bank as a member of the same affiliated group of corporations.

State Taxation

SSB Bank is subject to Pennsylvania’s mutual thrift institutions tax based on SSB Bank’s net income determined in accordance with U.S. GAAP, with certain adjustments. The tax rate under the mutual thrift institutions tax is 11.5%. Interest on Pennsylvania and federal obligations is excluded from net income. An allocable portion of interest expense incurred to carry the obligations is disallowed as a deduction.

As a Maryland business corporation, SSB Bancorp, Inc. will be required to file annual tax returns with the State of Maryland. In addition, SSB Bancorp, Inc. will subject to Pennsylvania’s corporate net income tax. Dividends received by SSB Bancorp, Inc. from SSB Bank will qualify for a 100% dividends received deduction and are not subject to corporate net income tax.

MANAGEMENT

Shared Management Structure

The directors of SSB Bancorp, Inc. are the same individuals who are the trustees of SSB Bank. In addition, each executive officer of SSB Bancorp, Inc. is also an executive officer of SSB Bank. Furthermore, the director of SSB Bancorp, MHC will consist of the same individuals who are the trustees of SSB Bank and each executive officer of SSB Bancorp, MHC will also be an executive officer of SSB Bank. We expect to maintain this shared management structure until there is a business reason to establish separate management structures.

Our Directors

Directors of SSB Bancorp, Inc. serve three-year staggered terms so that approximately one-third of the directors will be elected at each annual meeting of stockholders. The following table sets forth, for each director, his or her name, age as of June 30, 2017, and the calendar years when he or she began serving as a trustee of SSB Bank.

				Current Term to
Name	Position	Age	Director Since	Expire
Kenneth J. Broadbent	Director	60	2011	2018
David H. Docchio, Jr.	Director	49	2009	2018
Gretchen Givens Generett	Director	46	2013	2019
Mark C. Joseph	Vice Chairman of the Board	47	2009	2019
J. Daniel Moon, IV	President, Chief Executive Officer, Chief Financial Officer and Director	51	2009	2020
Bernie M. Simons, M.D.	Chairman of the Board	52	2011	2020

The business experience for the past five years of each of our directors is set forth below. The biographies also contain information regarding the person’s experience, qualifications, attributes or skills that caused the board of directors to determine that the person should serve as a director. Unless otherwise indicated, directors have held their positions for the past five years.

Kenneth J. Broadbent has been a Business Manager for the Pittsburgh Steamfitters Local 449 for over 20 years. Mr. Broadbent contributes marketing expertise to our board of directors. Additionally, his work experience in financial matters qualifies him to serve as a member of the Audit Committee.

David H. Docchio, Jr. has been employed for over 20 years as an auditor/accountant with the Laborers’ Combined Funds of Western Pennsylvania, which serves participants in the pension and welfare funds of the Laborers District Council of Western Pennsylvania. His work experience in financial and auditing/accounting matters qualifies him to serve as a member of the Audit Committee and with the designation of “audit committee financial expert,” as that term is defined in the rules and regulations of the Securities and Exchange Commission. Mr. Docchio also assists the board of directors in corporate governance and internal audit matters.

Gretchen Givens Generett is an associate professor at Duquesne University in Diversity Studies and the director of the UCEA Center for Educational Leadership and Social Justice. Her research focuses on teacher professional development, educational leadership, and cultural diversity. She assists SSB Bank in educating staff on diversity considerations and also focuses on employee and management retention.

Mark C. Joseph is an attorney-at-law licensed in the Commonwealth of Pennsylvania and a sole practitioner. His legal background, including his work with a large regional financial institution, provides the board of directors with experience in corporate governance, regulatory matters, real estate litigation, policy development, and other legal matters that may arise in the course of SSB Bank’s business.

J. Daniel Moon, IV has served as President, Chief Executive Officer and Chief Financial Officer of SSB Bank since 2009. Previously, he served as President and Chief Executive Officer of two other financial institutions in Pittsburgh and the surrounding area. He has worked in the banking and financial services industry for over 25 years. In addition, he has been involved in various community activities, including having served on the boards of various for-profit and non-profit organizations. He earned a Bachelor’s Degree in Finance from Robert Morris University and an MBA from Waynesburg University. Mr. Moon’s extensive knowledge of the banking industry and strong leadership skills provide SSB Bank with invaluable insight and guidance into the business and regulatory requirements of today’s banking environment.

Bernie M. Simons, M.D. has worked as a physician specializing in family practice for over 20 years. He is employed by Heritage Valley Health Systems, an integrated health care delivery network. Dr. Simons assists the board of directors in understanding its fiduciary duties and leads the board of directors in shaping and overseeing policy and product development and risk assessment.

Executive Officers Who Are Not Trustees

The following sets forth information regarding the executive officers of SSB Bank who do not also serve as trustees. Age information is as of June 30, 2017. The executive officers of SSB Bancorp, Inc. and SSB Bank are elected annually.

Jennifer Harris, age 49, has been employed by SSB Bank since 2010. She currently serves as the Chief Lending Officer of SSB Bank. She began her banking career in 1991 with Equibank. She has held numerous banking positions throughout her career, including serving as Assistant Vice President, Marketing Manager, of the Downtown Pittsburgh Market. She also has served as the Director of Community Development for the West Pittsburgh Partnership, a community development corporation located in the West End of Pittsburgh. She is a graduate of the University of Pittsburgh.

Benjamin Contrucci, age 37, has been employed by SSB Bank since April 2017 and currently serves as Vice President of Retail Operations and Merchant Services. From April 2016 to November 2016, he served as Vice President/Consumer Credit Officer with The Farmers National Bank of Emlenton. From March 2008 to April 2016, he served in multiple positions at United American Savings Bank, starting as a Loan Specialist, then serving as Chief Lending Officer from February 2012 through April 2016. He earned a Bachelor of Science degree in Mathematics from Allegheny College in 2002 and a Masters in the Art of Teaching from the University of Pittsburgh in 2003.

Board Independence

The board of directors has determined that each of our directors, except for J. Daniel Moon, IV, is “independent” as defined in the listing standards of the Nasdaq Stock Market. Mr. Moon is not considered independent because he is an executive officer of SSB Bancorp, Inc. and SSB Bank. In determining the independence of our directors, the board of directors considered relationships between SSB Bank and our directors that are not required to be reported under “—Transactions with Certain Related Persons,” below, consisting of loans and deposit accounts that our directors maintain at SSB Bank.

Transactions with Certain Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from such prohibition for loans made by federally insured financial institutions, such as SSB Bank, to their executive officers and directors in compliance with federal banking regulations. Federal regulations permit executive officers and directors to receive the same terms that are widely available to other employees as long as the director or executive officer is not given preferential treatment compared to the other participating employees. At June 30, 2017, all of our loans to our trustees and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to SSB Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at June 30, 2017, and were made in compliance with applicable federal and state banking regulations.

Meetings and Committees of the Board of Trustees

We conduct business through meetings of our board of directors and its committees. The board of directors of SSB Bancorp, Inc. has established a standing Audit Committee, consisting of Directors Docchio (Chairman), Joseph and Broadbent. Compensation decisions and corporate governance/director nomination decisions will be made by the full board of directors of SSB Bancorp, Inc. SSB Bank also has standing committees of its board of trustees, including an Audit/Governance Committee, an Asset/Liability Committee and a Nominating Committee.

The board of directors of SSB Bancorp, Inc. has designated Mr. Docchio as an “audit committee financial expert,” as that term is defined by the rules and regulations of the Securities and Exchange Commission.

Corporate Governance Policies and Procedures

In addition to establishing committees of our board of directors, SSB Bancorp, Inc. will adopt several policies to govern the activities of both SSB Bancorp, Inc. and SSB Bank, including corporate governance policies and a code of business conduct and ethics. The corporate governance policies are expected to involve such matters as the following:

•	the composition, responsibilities and operation of our board of directors;

•	the establishment and operation of board committees, including audit, nominating and corporate governance committees;

•	convening executive sessions of independent directors; and

•	our board of directors’ interaction with management and third parties.

The code of business conduct and ethics, which is expected to apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Executive Compensation

Summary Compensation Table. The table below summarizes the total compensation paid to or earned by our president, chief executive officer and chief financial officer, and our next other most highly compensated executive officer for the year ended December 31, 2016. Each individual listed in the table below is referred to as a “named executive officer.”

				All Other
Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Compensation ($) (3)	Total ($)

J. Daniel Moon, IV, President, Chief Executive Officer and Chief Financial Officer	2016	213,662	25,000	19,643	258,305
Jennifer Harris, Chief Lending Officer	2016	116,700	13,500	4,668	134,868

(1)	The current annual base salaries for Mr. Moon and Ms. Harris are $234,300 and $149,200, respectively.
(2)	Represents discretionary cash bonuses, which were paid during the year ended December 31, 2016.
(3)	A break-down of the various elements of compensation in this column is set forth in the following table:

	All Other Compensation
		Automobile	Total All Other
Name	401(k) Match ($)	Allowance ($)	Compensation ($)
J. Daniel Moon, IV	8,447	11,196	19,643
Jennifer Harris	4,668	—	4,668

Benefit Plans and Agreements

Employment Agreements. SSB Bank has entered into individual employment agreements with J. Daniel Moon, IV and Jennifer Harris, each of which has an initial term of three years. Commencing on September 1, 2018 and continuing on each September 1st thereafter, the term of each agreement will renew for one additional year, unless written notice of non-renewal is provided by the board of trustees at least 30 days before any renewal date. Before each notice period for non-renewal, the disinterested members of the board of trustees will conduct a performance evaluation of each executive in part to determine whether to take action regarding non-renewal of his or her employment agreement.

The employment agreements provide a base salary for each of Mr. Moon and Ms. Harris in the amounts of $234,300 and $149,200, respectively. The base salary for each executive will increase each year by at least 3%. In addition to base salary, each executive will be entitled to participate in any bonus program and benefit plan made available to senior management employees, and will be reimbursed for all reasonable business expenses incurred. The agreement with Mr. Moon also provides for certain expense reimbursements and allowances with respect to his automobile.

In the event of either executive’s involuntary termination of employment for reasons other than cause, disability or death, or if he or she resigns for “good reason,” the executive will receive a lump sum cash severance payment equal to the amount base salary that he or she would have earned had he or she remained employed for the duration of the “benefit period.” The benefit period is 24 months or, if greater, the remaining term of the employment agreement as of the executive’s date of termination. In addition, each executive will be entitled to receive life insurance and non-taxable medical and dental insurance coverage substantially comparable to the coverage maintained by SSB Bank for the benefit period or, if earlier, until the date on which the executive becomes a full-time employee of another employer and receives comparable health and welfare benefits. For purposes of the employment agreements, “good reason” is defined as: (1) a reduction in base salary or a material reduction in benefits (other than reduction in benefits by SSB Bank that is part of a good faith, overall reduction of benefits applicable to all employees); (2) a material reduction in the executive’s duties or responsibilities; (3) a relocation of the executive’s principal place of employment by more than 25 miles from the executive’s principal place of employment as of the initial effective date of the employment agreement; or (4) a material breach of the employment agreement by SSB Bank. In order to be entitled to the severance benefits set forth above, the executive will be required to enter into a release of claims against SSB Bank and its affiliates related to his or her employment. If the benefits cannot be provided to the executive, the executive will receive a cash payment equal to the estimated value of the benefits.

In the event of either executive’s involuntary termination of employment for reasons other than cause, disability or death, or if he or she resigns for “good reason” on or after the effective date of a change in control of SSB Bancorp or SSB Bank, the executive will be entitled to (in lieu of the payments and benefits described in the previous paragraph) a severance payment equal to three times the executive’s highest annual rate of base salary and bonus paid, or earned, during the calendar year of the change in control or either of the two calendar years immediately preceding the change in control. The payment will be made in a lump sum within 30 days following the executive’s date of termination. In addition, SSB Bank (or its successor) will continue to provide the executive with life insurance and non-taxable medical and dental insurance coverage substantially comparable to the coverage provided to the executive immediately before his or her date of termination at no cost to the executive. The continued coverage will cease upon the earlier of: (1) the date which is three years after the executive’s date of termination; or (2) the date on which the executive becomes a full-time employee of another employer and receives comparable health and welfare benefits. If the benefits cannot be provided to the executive, the executive will receive a cash payment equal to the estimated value of the benefits.

If the executive dies while employed, the executive’s estate or beneficiary will be paid his or her base salary for 12 months following death, and his or her family will continue to receive non-taxable medical and dental coverage for the same period after his or her death.

The executive will not receive any additional compensation or benefits under the employment agreement if he or she becomes disabled. The executive will, however, be entitled to receive benefits under any applicable shortterm or long-term disability arrangement maintained by SSB Bank.

Upon termination of employment (other than a termination in connection with a change in control), each executive will be required to adhere to one-year non-competition and non-solicitation covenants.

401(k) Plan. SSB Bank maintains the SSB Bank 401(k) Plan, a tax-qualified defined contribution plan for eligible employees (the “401(k) Plan”). The named executive officers are eligible to participate in the 401(k) Plan just like other eligible employees of SSB Bank. An eligible employee must complete two months of service and attain the age of 18 to be eligible to participate in the 401(k) Plan.

Under the 401(k) Plan a participant may elect to defer, on a pre-tax basis, the maximum amount as permitted by the Internal Revenue Code. For 2017, the salary deferral contribution limit is $18,000, provided, however, that a participant over age 50 may contribute an additional $6,000 to the 401(k) Plan for a total of $24,000. In addition to salary deferral contributions, SSB Bank may make discretionary matching contributions and discretionary profit sharing contributions to the 401(k) Plan. Currently, SSB Bank makes a safe-harbor matching contribution to the 401(k) Plan equal to 100% of a participant’s salary deferrals, up to the first 3% of the participant’s compensation and 50% of a participant’s salary deferrals on the next two percent of the participant’s compensation.

A participant is always 100% vested in his or her salary deferral contributions and safe-harbor matching contributions. Regular discretionary matching contributions and other discretionary employer contributions vest based on a participant’s years of service with SSB Bank, at the rate of 0% after one year of service, and then 20% after two years of service and 20% for each additional year of service so that the participant is fully vested after six years of service. Participants also become fully vested upon their death, disability or the attainment of their retirement age. Generally, unless the participant elects otherwise, the participant’s account balance will be distributed as a result of the participant’s termination of employment. SSB Bank intends to allow participants in the 401(k) plan to use a portion of their account balances under the plan to subscribe for stock in the offering. Expense recognized in connection with the 401(k) Plan totaled approximately $31,000 for the fiscal year ended December 31, 2016.

Employee Stock Ownership Plan. In connection with the reorganization, SSB Bank intends to adopt an employee stock ownership plan for eligible employees. The named executive officers are eligible to participate in the employee stock ownership plan on the same basis as other eligible employees. Eligible employees will begin participation in the employee stock ownership plan on the later of the effective date of the reorganization or upon the first entry date commencing on or after the eligible employee’s completion of one year of service and attainment of age 18.

The employee stock ownership plan trustee is expected to purchase, on behalf of the employee stock ownership plan, 3.92% of the total number of shares of SSB Bancorp, Inc. common stock outstanding (including shares issued to SSB Bancorp, MHC). We anticipate that the employee stock ownership plan will fund its stock purchase with a loan from SSB Bancorp, Inc. equal to the aggregate purchase price of the common stock. The loan will be repaid principally through SSB Bank’s discretionary contributions to the employee stock ownership plan and any dividends payable on common stock held by the employee stock ownership plan over the anticipated 20-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to equal the prime rate, as published in The Wall Street Journal, on the closing date of the offering. See “Pro Forma Data.”

The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as the trustee repays the loan. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation relative to all participants. A participant will vest in his or her account balance based on his or her years of service with SSB Bank, at the rate of 0% after one year of service, and then 20% after two years of service and 20% for each additional year of service so that the participant is fully vested after six years of service.

Participants who were employed by SSB Bank immediately before the offering will receive credit for vesting purposes for years of service before adoption of the employee stock ownership plan. Participants also will become fully vested automatically upon normal retirement, death or disability, a change in control, or termination of the plan. Generally, participants will receive distributions from the employee stock ownership plan upon separation from service in accordance with the terms of the plan document. The employee stock ownership plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

The employee stock ownership plan will permit participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee will vote unallocated shares and allocated shares for which participants do not timely provide instructions on any matter in the same ratio as those shares for which participants provide timely instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, SSB Bank will record a compensation expense for the employee stock ownership plan at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts, which may be more or less than the original issue price. The compensation expense resulting from the release of the common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in the earnings of SSB Bancorp, Inc.

Trustee Compensation

The following table sets forth for the year ended December 31, 2016 certain information as to the total remuneration we paid to our trustees.

		All Other
Name	Fees Earned or Paid in Cash ($)	Compensation ($)	Total ($)
Kenneth J. Broadbent	14,400	—	14,400
David H. Docchio, Jr.	15,350	—	15,350
Gretchen Givens Generett	15,350	—	15,350
Mark C. Joseph	15,350	—	15,350
Bernie M. Simons, M.D.	20,680	—	20,680

Trustee Fees

For 2016, trustees of SSB Bank, other than the Chairman of the Board of Trustees, received fees of $700 per meeting of the Board of Trustees and fees of $250 per meeting for each meeting of a committee of the Board of Trustees. The Chairman of the Board of Trustees received fees of $1,160 per meeting of the Board of Trustees and fees of $250 per meeting for each meeting of a committee of the Board of Trustees.

Effective September 1, 2017, each trustee of SSB Bank, other than the Chairman of the Board of Trustees, receives an annual retainer of $20,875. The Chairman of the Board of Trustees receives an annual retainer of $25,875. Trustees do not currently receive any fees for meetings of the Board of Trustees or for committee meetings.

Each person who will serve as a director of SSB Bancorp, Inc. will also serve as a director of SSB Bank and will earn fees in his or her capacity as a board member of SSB Bank, as described above, as well as an annual retainer from SSB Bancorp, Inc. of $3,000.

Benefits to be Considered Following Completion of the Stock Offering

Following the stock offering, we intend to adopt one or more new stock-based benefit plans that will provide for grants of stock options and awards of shares of restricted common stock. In accordance with applicable regulations, we anticipate that the plan will authorize a number of stock options and a number of shares of restricted common stock, not to exceed 4.90% and 1.96%, respectively, of the shares issued in the offering (including shares issued to SSB Bancorp, MHC). These limitations may not apply if the plans are implemented more than one year after the reorganization and offering, subject to any applicable regulatory approvals.

The stock-based benefit plans will not be established sooner than six months after the stock offering and, if adopted within one year after the stock offering, the plans must be approved by a majority of the votes eligible to be cast by our stockholders, as well as a majority of the votes eligible to be cast by our stockholders other than SSB Bancorp, MHC. If stock-based benefit plans are established more than one year after the stock offering, they must be approved by a majority of votes cast by our stockholders, as well as a majority of votes cast by our stockholders other than SSB Bancorp, MHC.

Certain additional restrictions would apply to our stock-based benefit plans if adopted within one year after the stock offering, including:

•	non-employee directors in the aggregate may not receive more than 30% of the options and shares of restricted common stock authorized under the plans;

•	any non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plans;

•	any individual may not receive more than 25% of the options and restricted stock awards authorized under the plans;

•	the options and shares of restricted common stock may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plans; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of SSB Bancorp, Inc. or SSB Bank.

We have not yet determined whether we will present stock-based benefit plans for stockholder approval within one year following the completion of the reorganization or whether we will present plans for stockholder approval more than one year after the completion of the reorganization. If applicable regulations or policies regarding stock-based benefit plans change, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

SUBSCRIPTIONS BY TRUSTEES AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of our trustees and executive officers, and their associates, and by all trustees, officers and associates as a group. However, there can be no assurance that any such individual or group will purchase any specific number of shares of our common stock. If the maximum purchase limitation is increased, individuals subscribing for the maximum amount may increase their purchase order. Trustees and officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. Purchases by trustees, officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. The shares being acquired by these individuals are being acquired for investment purposes, and not with a view towards resale. Our trustees and executive officers will be subject to the same minimum purchase requirements and purchase limitations as other participants in the offering set forth under

“The Reorganization and Offering—Additional Limitations on Common Stock Purchases.”

			Percent of
			Outstanding Shares
		Aggregate	at Minimum of
Name and Title	Number of Shares (1)	Purchase Price (1)	Offering Range (2)

Kenneth J. Broadbent, Trustee	20,000	$200,000	1.4%
Benjamin Contrucci, Vice President – Retail and Merchant Operations	7,500	75,000	*
David H. Docchio, Jr., Trustee	20,000	200,000	1.4
Gretchen Givens Generett, Trustee	5,000	50,000	*
Jennifer Harris, Chief Lending Officer	12,000	120,000	*
Mark C. Joseph, Trustee	20,000	200,000	1.4
J. Daniel Moon, IV, President, Chief Executive Officer, Chief Financial Officer and Trustee	20,000	200,000	1.4
Bernie M. Simons, M.D., Chairman of the Board	20,000	200,000	1.4
All trustees and executive officers as a group (8 persons)	124,500	$1,245,000	8.6%

*	Less than 1.0%.
(1)	Includes purchases by the individual’s spouse and by other relatives living in the same household. Other than as set forth above, the individuals are not aware of any other purchases by a person who or entity that would be considered an associate of the individuals under the plan of reorganization.
(2)	At the adjusted maximum of the offering range, trustees and executive officers would own 5.5% of our outstanding shares of common stock.

THE REORGANIZATION AND OFFERING

SSB Bank’s board of trustees has unanimously approved the plan of reorganization. SSB Bank has filed notices of its reorganization with the Pennsylvania Department of Banking and Securities and the Federal Deposit Insurance Corporation, as well as a holding company application with the Federal Reserve Board. These agencies have permitted us to commence the offering. However, the final approval of the Federal Reserve Board and the final non-objections of the Pennsylvania Department of Banking and Securities and the Federal Deposit Insurance Corporation are required before we can consummate the reorganization and issue shares of common stock. The Pennsylvania Department of Banking and Securities and the Federal Deposit Insurance Corporation have issued their written intent to issue letters of non-objection to the reorganization, subject to certain conditions. The Federal Reserve Board has issued its approval required in connection with the reorganization. However, such approval and non-objections do not constitute a recommendation or endorsement of the plan of reorganization by any of these regulatory agencies.

General

The board of trustees of SSB Bank unanimously adopted the plan of reorganization on August 23, 2017. After the reorganization, SSB Bancorp, Inc. will be the mid-tier stock holding company of SSB Bank and SSB Bancorp, MHC will be the top-tier mutual holding company. After the offering, purchasers in the offering will own 45% and SSB Bancorp, MHC will own 55% of the outstanding shares of common stock of SSB Bancorp, Inc.

Pursuant to the plan of reorganization, we will offer shares of common stock for sale in the subscription offering to our eligible account holders and our tax-qualified employee benefit plans, specifically our employee stock ownership plan. To the extent any shares remain available for sale, we may offer common stock for sale in a community offering to members of the general public, with a preference given to natural persons residing in Allegheny County, Pennsylvania.

We also may offer for sale shares of common stock not purchased in the subscription or community offerings through a syndicated community offering or a firm commitment underwritten offering in which Keefe, Bruyette & Woods, Inc. will be the sole book-running manager. See “—Syndicated Community Offering and Firm Commitment Offering.” We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in a syndicated community offering or firm commitment offering. A syndicated community offering or firm commitment offering may begin concurrently with, during or promptly after the subscription or community offerings and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by SSB Bank and SSB Bancorp, Inc. with the permission of the bank regulators. See “—Community Offering.”

SSB Bancorp, Inc. intends to retain between $18,000 and $1.8 million of the net proceeds of the offering (or $2.8 million at the adjusted maximum of the offering range) and to invest between $4.6 million and $5.0 million of the net proceeds in SSB Bank (or $5.2 million at the adjusted maximum of the offering range). The offering will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of reorganization.

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated pro forma market value of SSB Bancorp, Inc. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Stock Pricing and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the plan of reorganization and is qualified in its entirety by reference to the provisions of the plan of reorganization. The plan of reorganization should be consulted for further information about the reorganization and offering. A copy of the plan of reorganization is available for inspection at each office of SSB Bank. The plan of reorganization is also filed as an exhibit to SSB Bank’s notices of reorganization, of which this prospectus is a part, copies of which may be obtained from the Pennsylvania Department of Banking and Securities and the Federal Deposit Insurance Corporation. The plan of reorganization is also filed as an exhibit to the registration statement we have filed with the Securities and Exchange Commission, of which this prospectus is a part, copies of which may be obtained from the Securities and Exchange Commission or online at the Securities and Exchange Commission’s website, www.sec.gov. See “Where You Can Find More Information.”

Reasons for the Reorganization

The primary purpose of the reorganization is to establish a stock holding company, which will enable SSB Bank to compete more effectively in the financial services marketplace. The stock form of ownership is the corporate form used by commercial banks, most major businesses and a large number of savings institutions. The reorganization also will enable customers, employees, management and directors to have an equity ownership interest in our company.

The reorganization will permit SSB Bancorp, Inc., the new holding company for SSB Bank, to issue capital stock, which is a source of capital not available to a mutual institution. The reorganization and the capital raised in the offering are expected to increase our lending capacity by providing us with additional capital to support loan growth, provide an additional cushion against unforeseen risk and expand our asset base. The mutual holding company structure will also provide the SSB Bank with greater flexibility to structure and finance the expansion of its operations, including organic expansion through de novo branching or the establishment of loan production offices, or expansion through acquisitions of other financial institutions, branch offices, or other financial service businesses. Although there are no current arrangements, understandings or agreements regarding any expansion opportunities, we will be in a position after the reorganization, subject to regulatory limitations and our financial condition, to take advantage of any such opportunities that may arise.

Since SSB Bancorp, Inc. will not offer all of its common stock for sale in the stock offering, the reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion. However, the mutual holding company structure will preserve SSB Bank’s mutual form of ownership and its ability to remain an independent community savings bank. Additionally, in the future, and with the approval of its regulators and the depositors of SSB Bank, SSB Bancorp, Inc. may raise additional capital by selling the shares of SSB Bancorp, Inc.’s common stock held by SSB Bancorp, MHC.

Approvals Required

The Pennsylvania Department of Banking and Securities and the Federal Deposit Insurance Corporation each must issue their non-objection to SSB Bank’s notices of reorganization, and the Federal Reserve Board must approve our holding company application. The Pennsylvania Department of Banking and Securities issued its conditional non-objection of the plan of reorganization on November 13, 2017. The Federal Deposit Insurance Corporation issued its conditional non-objection of the plan of reorganization on November 13, 2017. The Federal Reserve Board issued its approval of the holding company application on November 7, 2017.

The affirmative vote of a majority of the total votes of the depositors of SSB Bank eligible to vote on the reorganization is also required to approve the plan of reorganization. A special meeting of the depositors to consider and vote on the plan of reorganization has been called for December 21, 2017.

Effects of Reorganization on Depositors and Borrowers

Continuity. While the reorganization is being accomplished, our normal business of accepting deposits and making loans will continue without interruption. After the reorganization, we will continue to offer existing services to depositors, borrowers and other customers. The trustees serving SSB Bank at the time of the reorganization will be the directors of SSB Bank, SSB Bancorp, Inc. and SSB Bancorp, MHC after the reorganization. The officers of SSB Bank at the time of the reorganization will retain their positions after the reorganization.

Effect on Deposit Accounts. Pursuant to the plan of reorganization, each depositor of SSB Bank at the time of the reorganization will automatically continue as a depositor after the reorganization, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the reorganization. Each such account will be insured by the Federal Deposit Insurance Corporation, without interruption, to the same extent as before the reorganization. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from SSB Bank will be affected by the reorganization, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed before the reorganization.

Effect on Depositors. In SSB Bank’s current mutual form, the right to elect the board of trustees and control of SSB Bank are vested exclusively in its board of trustees. Upon completion of the reorganization, the direction of SSB Bank will be under the control of its board of directors and the right to elect the board of directors of SSB Bank will be vested exclusively in SSB Bancorp, Inc., as the sole stockholder of SSB Bank. Currently, eligible depositors of SSB Bank have the right to vote on any liquidation, reorganization or conversion transaction undertaken by SSB Bank. After the reorganization, depositors will have the right to vote on any liquidation or conversion transaction undertaken by SSB Bancorp, MHC. After the reorganization, the stockholders of SSB Bancorp, Inc. will possess exclusive voting rights with respect to SSB Bancorp, Inc. common stock.

Tax Effects. We have received opinions of counsel and our tax advisors with regard to the federal and state income tax consequences of the reorganization to the effect that the reorganization will not be taxable for federal or state income tax purposes to SSB Bank or its depositors. See “—Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor of SSB Bank has both a deposit account in SSB Bank and a pro rata ownership interest in the net worth of SSB Bank based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized upon a complete liquidation of SSB Bank. Any depositor who opens a deposit account obtains a pro rata ownership interest in SSB Bank without any additional payment beyond the amount of the deposit. A depositor who reduces or closes its account receives a portion or all, respectively, of the balance in the deposit account but nothing for its ownership interest in the net worth of SSB Bank, which is lost to the extent that the balance in the account is reduced or closed. Consequently, depositors in a mutual savings bank normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that the institution is completely liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of SSB Bank after other claims, including claims of depositors to the amounts of their deposits, are paid.

Following the reorganization, all holders of a deposit account with SSB Bank will hold liquidation rights with respect to SSB Bancorp, MHC to the same extent that they currently hold liquidation rights in SSB Bank. In addition, all persons who become holders of a deposit account with SSB Bank after the consummation of the reorganization will have liquidation rights with respect to SSB Bancorp, MHC to the same extent. In each case, no person who ceases to be the holder of a deposit account with SSB Bank will have any liquidation rights with respect to the mutual holding company. Borrowers of SSB Bank will not receive any rights in the mutual holding company in connection with any borrowings from SSB Bank.

In the unlikely event that SSB Bank were to liquidate after the reorganization, all claims of creditors, including those of depositors, would be paid first, followed by distribution of a “liquidation account” to depositors at June 30, 2016 and September 30, 2017 who continue to maintain their deposit accounts at the date of liquidation, with any assets remaining thereafter distributed to SSB Bancorp, Inc. as the holder of SSB Bank’s capital stock.

Stock Pricing and Number of Shares to be Issued

The plan of reorganization and applicable regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained RP Financial, LC. to prepare an independent valuation. For its services in preparing the initial valuation, RP Financial, LC. will receive a fee of $37,500, as well as payment for reimbursable expenses and an additional $7,500 for each updated valuation prepared. We have paid RP Financial, LC. no other fees during the previous three years. We have agreed to indemnify RP Financial, LC. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from RP Financial’s bad faith or negligence.

The independent valuation was prepared by RP Financial, LC. in reliance upon the information contained in this prospectus, including the financial statements of SSB Bank. RP Financial, LC. also considered the following factors, among others:

•	the present results and financial condition of SSB Bank and the projected consolidated results and financial condition of SSB Bancorp, Inc.;

•	the economic and demographic conditions in SSB Bank’s existing market area;

•	certain historical, financial and other information relating to SSB Bank;

•	a comparative evaluation of the operating and financial characteristics of SSB Bank with those of other publicly traded savings institutions;

•	the effect of the offering on our stockholders’ equity and earnings potential;

•	the proposed dividend policy of SSB Bancorp, Inc.; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

The independent valuation is also based on an analysis of a peer group of publicly traded bank holding companies with state chartered savings bank subsidiaries and savings and loan holding companies that RP Financial, LC. considered comparable to SSB Bancorp, Inc. under regulatory guidelines applicable to the independent valuation. Under these guidelines, a minimum of ten peer group companies are selected from the universe of all publicly-traded financial institutions with relatively comparable resources, strategies and financial and other operating characteristics. Such companies must also be traded on an exchange (such as the Nasdaq Stock Market or the New York Stock Exchange). The peer group companies selected for SSB Bancorp, Inc. also consisted of fullyconverted stock institutions that were not subject to an actual or rumored acquisition and that had been in fullyconverted form for at least one year. In addition, RP Financial, LC. limited the peer group companies to those with assets of less than $510 million.

The independent valuation considered the pro forma effect of the offering. Consistent with regulatory appraisal guidelines, the appraisal applied three primary methodologies: (i) the pro forma price-to-book value approach applied to both reported book value and tangible book value; (ii) the pro forma price-to-earnings approach applied to reported and core earnings; and (iii) the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based on the current market valuations of the peer group companies.

In applying each of the valuation methods, RP Financial, LC. considered certain adjustments to the pro forma market value based on a comparison of SSB Bancorp, Inc. with the peer group. A moderate downward adjustment was made for stock liquidity, and slight downward adjustments were made for financial condition; profitability, growth and earnings viability, and dividends on common stock.

Included in RP Financial, LC.’s independent valuation were certain assumptions as to the pro forma earnings of SSB Bancorp, Inc. after the offering used in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return of 1.10% at June 30, 2017 on the net offering proceeds and purchases in the open market of common stock by the stock-based benefit plan at the $10.00 per share purchase price. See “Pro Forma Data” for additional information concerning assumptions included in the independent valuation and used in preparing pro forma data. The use of different assumptions may yield different results.

The independent valuation states that at August 18, 2017, the estimated pro forma market value of SSB Bancorp, Inc. was $17.0 million. Based on applicable regulations and on a minority offering percentage of 45% established by SSB Bank’s board of trustees, this market value forms the midpoint of an offering range with a minimum of $6.5 million and a maximum of $8.8 million. The aggregate offering price of the shares will be equal to the valuation range. The number of shares offered will be equal to the aggregate offering price of the shares divided by the $10.00 price per share. Based on the valuation range and the $10.00 offering price per share, the minimum of the offering range is 650,250 shares, the midpoint of the offering range is 765,000 shares and the maximum of the offering range is 879,750 shares.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $22.5 million, without resoliciting subscribers, which will result in a corresponding increase of up to 15% in the maximum of the offering range, to up to 1,011,712 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The offering price of $10.00 per share will remain fixed. See “—Additional Limitations on Common Stock Purchases” as to the method of distribution of additional shares to be issued upon an increase in the offering range to up to 1,011,712 shares.

The board of trustees of SSB Bank reviewed the independent valuation and, in particular, considered the following:

•	SSB Bank’s financial condition and results of operations;

•	a comparison of financial performance ratios of SSB Bank to those of other financial institutions of similar size; and

•	market conditions generally and in particular for financial institutions.

All of these factors are set forth in the independent valuation. The board of trustees also reviewed the methodology and the assumptions used by RP Financial, LC. to prepare the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the Pennsylvania Department of Banking and Securities and the Federal Deposit Insurance Corporation, if required, as a result of subsequent developments in the financial condition of SSB Bank or market conditions generally. If the independent valuation is updated to amend the pro forma market value of SSB Bancorp, Inc. to less than $14.5 million or to more than $19.6 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to SSB Bancorp, Inc.’s registration statement.

The following table presents a summary of selected pricing ratios for the peer group companies and for us on a non-fully converted basis (i.e., the table assumes that 45% of our outstanding shares of common stock is sold in the offering, as opposed to 100% of our outstanding shares of common stock). These figures are from the appraisal report prepared by RP Financial, LC. Compared to the average pricing ratios of the peer group, and based upon the information in the following table, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 4.0% on a non-fully converted price-to-earnings basis and a discount of 8.9% on a non-fully converted price-to-book value basis.

	Non-Fully Converted Pro		Non-Fully Converted Pro
	Forma Price-to-Earnings		Forma Price-to-Book
	Multiple (1)		Value Ratio (1)

SSB Bancorp, Inc.
Adjusted Maximum	28.57	x	114.42%
Maximum	24.39	x	105.60%
Midpoint	21.28	x	96.99%
Minimum	17.86	x	87.49%

Valuation of peer group companies as of August 18, 2017
Averages	22.16	x	106.46%
Medians	21.20	x	105.93%

(1)	Information for the peer group companies is based upon actual earnings for the 12-months ended June 30, 2017 (or for the latest available date) and information for SSB Bancorp, Inc. is based upon actual earnings for the 12-months ended June 30, 2017. These ratios are different from the ratios in “Pro Forma Data.”

The following table presents a summary of selected pricing ratios for the peer group companies, with such ratios adjusted to their fully converted equivalent basis, and the resulting pricing ratios for SSB Bancorp, Inc. on a fully converted equivalent basis. Compared to the average fully converted pricing ratios of the peer group, SSB Bancorp, Inc.’s pro forma fully converted pricing ratios at the midpoint of the offering range indicated a discount of 1.9% on a fully converted price-to-earnings basis and a discount of 38.3% on a fully converted price-to-book value basis.

	Fully Converted Pro		Fully Converted Pro
	Forma Price-to-Earnings		Forma Price-to-Book
	Multiple		Value Ratio

SSB Bancorp, Inc.
Adjusted Maximum	29.41	x	73.21%
Maximum	25.00	x	69.54%
Midpoint	21.74	x	65.70%
Minimum	18.18	x	61.16%

Valuation of peer group companies as of August 18, 2017
Averages	22.16	x	106.46%
Medians	21.20	x	105.93%

The fully converted pro forma calculations for SSB Bancorp, Inc. include the following assumptions:

•	8% of the shares sold in a full conversion offering are purchased by an employee stock ownership plan, with the expense to be amortized over 20 years;

•	4% of the shares sold in a full conversion offering are purchased by a stock-based benefit plan, with the expense to be amortized over five years;

•	options equal to 10% of the shares sold in a full conversion offering are granted under a stockbased benefit plan, with option expense of $2.78 per option, and with the expense to be amortized over five years; and

•	stock offering expenses equal $1.2 million.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares of common stock. RP Financial, LC. did not independently verify our financial statements and other information that we provided to them, nor did RP Financial, LC. independently value our assets or liabilities. The independent valuation considers SSB Bank as a going concern and should not be considered as an indication of the liquidation value of SSB Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 price per share.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $22.5 million and a corresponding increase in the offering range to more than 1,011,712 shares, or a decrease in the minimum of the valuation range to less than $14.5 million and a corresponding decrease in the offering range to less than 650,250 shares, then we will promptly return with interest at 0.25% per annum all funds previously delivered to us to purchase shares of common stock in the subscription and community offerings and cancel deposit account withdrawal authorizations and, after receiving the approval of the Pennsylvania Department of Banking and Securities and the Federal Deposit Insurance Corporation, we may terminate the plan of reorganization. Alternatively, we may establish a new offering range, extend the offering period and commence a resolicitation of purchasers or take other actions as permitted by the Pennsylvania Department of Banking and Securities and the Federal Deposit Insurance Corporation in order to complete the offering. If we extend the offering and conduct a resolicitation due to a change in the independent valuation, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. The plan of reorganization will terminate if not completed within two years of the date on which the depositors vote to approve the plan, and may not be extended beyond such date by SSB Bank or by the banking regulators.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and SSB Bancorp, Inc.’s pro forma earnings and stockholders’ equity on a per share basis while increasing stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and SSB Bancorp, Inc.’s pro forma earnings and stockholders’ equity on a per share basis, while decreasing stockholders’ equity on an aggregate basis.

A copy of the independent valuation report of RP Financial, LC., together with the detailed memorandum setting forth the method and assumptions used in the appraisal report, is filed as an exhibit to each of the documents specified under “Where You Can Find More Information.”

Subscription Offering and Subscription Rights

According to the plan of reorganization, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and on the purchase and ownership limitations set forth in the plan of reorganization and as described below under “—Additional Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor of SSB Bank with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) at the close of business on June 30, 2016 (an “Eligible Account Holder”) will receive, without payment, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of $200,000 (20,000 shares) of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the product of the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible Account Holders. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, any remaining unallocated shares will be allocated to each remaining Eligible Account Holder whose subscription remains unfilled in same the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess will be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are not fully satisfied until all of the available shares have been allocated.

To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on its stock order form all deposit accounts in which it had an ownership interest on June 30, 2016. If there is an oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. Officers and trustees of SSB Bank, and their associates, may qualify as Eligible Account Holders. However, if an officer or trustee of SSB Bank, or his or her associate, receives subscription rights based on increased deposits at SSB Bank in the year before June 30, 2016, their subscription based upon such increased deposits will be subordinate to the subscription rights of other Eligible Account Holders in the case of an oversubscription.

Priority 2: Tax-Qualified Plans. Our tax-qualified employee plans, specifically SSB Bank’s employee stock ownership plan, will receive, without payment, nontransferable subscription rights to purchase, in the aggregate, up to 4.90% of the shares of common stock issued and outstanding following the completion of the stock offering. If the stock offering is oversubscribed, subscriptions for shares by the tax-qualified employee plans may be satisfied, in whole or in part, out of authorized but unissued shares of SSB Bancorp, Inc. subject to the maximum purchase limitations applicable to such plans as set forth herein, or may be satisfied, in whole or in part, through open market purchases by the tax-qualified employee plans after the closing of the stock offering.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and by tax-qualified employee plans, each depositor of SSB Bank (other than trustees and officers of SSB Bank and their associates) with a Qualifying Deposit at the close of business on September 30, 2017 who is not an Eligible Account Holder (a “Supplemental Eligible Account Holder”) will receive, without payment, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of $200,000 (20,000 shares) of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the product of the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Supplemental Eligible Account Holders. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make its total allocation equal to the lesser of 100 shares or the number of shares for which it subscribed. Thereafter, any remaining unallocated shares will be allocated to each remaining Supplemental Eligible Account Holder whose subscription remains unfilled in same the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess will be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all of the available shares have been allocated.

To ensure proper allocation of our shares of common stock, each Supplemental Eligible Account Holder must list on its stock order form all deposit accounts in which it had an ownership interest on September 30, 2017. If there is an oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. Officers and trustees of SSB Bank, and their associates, may not qualify as Supplemental Eligible Account Holders.

Expiration Date. The subscription offering will expire at 2:00 p.m., Eastern Time, on December 14, 2017, unless extended by us with the approval of the Pennsylvania Department of Banking and Securities and, if necessary, the Federal Deposit Insurance Corporation. Subscription rights will expire whether or not each eligible depositor can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint, maximum or adjusted maximum of the offering range. Subscription rights which have not been exercised before the expiration date will become void.

We will not execute orders until at least the minimum number of shares of common stock has been sold in the offering. If at least 650,250 shares have not been sold in the offering by January 26, 2018 and the Pennsylvania Department of Banking and Securities and the Federal Deposit Insurance Corporation, if necessary, have not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly, with interest at 0.25% per annum for funds received in the subscription and community offerings, and all deposit account withdrawal authorizations will be canceled. If an extension beyond January 26, 2018 is necessary and granted by the Pennsylvania Department of Banking and Securities and, if necessary, by the Federal Deposit Insurance Corporation, we will resolicit purchasers in the offering as described under “—Procedure for Purchasing Shares in the Subscription and Community Offerings—Expiration Date.”

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions by Eligible Account Holders, our tax-qualified employee stock benefit plans and by Supplemental Eligible Account Holders, we will offer shares pursuant to the plan of reorganization to members of the general public in a community offering. Shares will be offered in the community offering with the following preferences:

(i)	Natural persons residing in Allegheny County, Pennsylvania; and

(ii)	Other members of the general public.

Subscribers in the community offering may purchase up to $200,000 (20,000 shares) of common stock, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion and reasonably consistent with achieving a reasonably wide distribution of the common stock, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons residing in Allegheny County, Pennsylvania, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons residing in that geographical area whose orders remain unsatisfied on an equal number of shares basis per order. In connection with the allocation process, orders received for shares of common stock in the community offering will first be filled up to a maximum of 2% of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.

The term “residing” or “resident,” as used in this prospectus with respect to Allegheny County, Pennsylvania, means any person who occupies a dwelling within the county, has a present intent to remain within the county for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the county together with an indication that such presence within the county is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to determine whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin concurrently with, during or promptly after the subscription offering, and is currently expected to terminate at the same time as the subscription offering, and must terminate no more than 45 days following the subscription offering, unless extended with the approval of the Pennsylvania Department of Banking and Securities. We may decide to extend the community offering for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond January 26, 2018, in which event we will resolicit purchasers.

Syndicated Community Offering and Firm Commitment Offering

If feasible, our board of directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated community offering or a firm commitment offering, subject to such terms, conditions and procedures as we may determine, subject to any approvals required from the Pennsylvania Department of Banking and Securities or the Federal Deposit Insurance Corporation, in a manner that will achieve a wide distribution of our shares of common stock.

If a syndicated community offering or firm commitment offering is held, Keefe, Bruyette & Woods, Inc. will serve as sole book-running manager. If shares of common stock are sold in a syndicated community offering or firm commitment offering, we will pay fees of 6.0% of the aggregate amount of common stock sold in the syndicated community offering or firm commitment offering to Keefe, Bruyette & Woods, Inc. The shares of common stock will be sold at the same price per share ($10.00 per share) that the shares are sold in the subscription offering and the community offering.

If there is a syndicated community offering, it is currently expected that investors would follow the same general procedures applicable to purchasing shares in the subscription and community offerings (the use of order forms and the submission of funds directly to SSB Bancorp, Inc. for the payment of the purchase price of the shares ordered) except that payment must be in immediately available funds (bank checks, money orders, deposit account withdrawals from accounts at SSB Bank or wire transfers). See “—Procedure for Purchasing Shares in the Subscription and Community Offerings.” “Sweep” arrangements and delivery versus payment settlement will only be used in a syndicated community offering to the extent consistent with Rules 10b-9 and 15c2-4 under the Securities Exchange Act of 1934 and then-existing guidance and interpretations thereof of the Securities and Exchange Commission regarding the conduct of “min/max” offerings.

If there is a firm commitment offering, the proposed underwriting agreement will not be entered into with Keefe, Bruyette & Woods, Inc. and any other underwriters named in the underwriting agreement and SSB Bancorp, Inc. until immediately before the completion of the firm commitment offering. At that time, Keefe, Bruyette & Woods, Inc. and any other underwriters included in the firm commitment offering will represent that they have received sufficient indications of interest to complete the firm commitment offering. Pursuant to the terms of the underwriting agreement, and subject to certain customary provisions and conditions to closing, upon execution of the underwriting agreement, Keefe, Bruyette & Woods, Inc. and any other underwriters named in the underwriting agreement will be obligated to purchase all the shares subject to the firm commitment offering.

If for any reason we cannot undertake a syndicated community offering or firm commitment offering of shares of common stock not purchased in the subscription and community offerings, or if there are an insignificant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares. The Federal Deposit Insurance Corporation, the Pennsylvania Department of Banking and Securities and the Financial Industry Regulatory Authority must approve any such arrangements.

Additional Limitations on Common Stock Purchases

The plan of reorganization includes the following additional limitations on the number of shares of common stock that may be purchased in the offering:

•	No individual, or group of individuals exercising subscription rights through a single qualifying deposit account held jointly, or a group of persons acting in concert, except for SSB Bank’s taxqualified employee plans, may purchase more than $200,000 (20,000 shares) in the offering, excluding any shares held through a tax-qualified employee plan;

•	Tax qualified employee benefit plans, specifically our employee stock ownership plan, may purchase in the aggregate up to 4.90% of the shares of common stock of SSB Bancorp, Inc. issued and outstanding following the completion of the stock offering, including the shares held by SSB Bancorp, MHC and any shares issued upon an increase in the offering range of up to 15%, and up to 4.90% of the stockholders’ equity of SSB Bancorp, Inc. at the conclusion of the stock offering;

•	No person may purchase fewer than 25 shares of common stock, to the extent those shares are available for purchase;

•	The aggregate number of shares of common stock that may be purchased in all categories of the offering by officers, directors and trustees of SSB Bancorp, Inc. and SSB Bank and their associates, excluding any shares held through a tax-qualified employee plan, may not exceed 4.90% of the shares of common stock of SSB Bancorp, Inc. issued and outstanding following the completion of the stock offering, including the shares held by SSB Bancorp, MHC and any shares issued upon an increase in the offering range of up to 15%, and may not exceed 4.90% of the stockholders’ equity of SSB Bancorp, Inc. at the conclusion of the stock offering; and

•	The aggregate amount of common stock acquired in the stock offering by officers, directors and trustees of SSB Bancorp, Inc. and SSB Bank and their associates, excluding any shares held through a tax-qualified employee plan, may not exceed 32% of the outstanding shares of common stock of SSB Bancorp, Inc. held by persons other than SSB Bancorp, MHC upon the completion of the stock offering, and may not exceed 32% of the stockholders’ equity of SSB Bancorp, Inc. at the conclusion of the stock offering.

Depending upon market or financial conditions, our board of directors, with regulatory approval and without further approval of the depositors of SSB Bank, may decrease or increase the purchase limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be given the opportunity to increase their orders up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by persons who choose to increase their orders.

If there is an increase in the offering range to up to 1,011,712 shares of common stock, shares will be allocated in the following order of priority according to the plan of reorganization:

(i)	if there is an oversubscription at the Eligible Account Holder level, to fill unfilled subscriptions of these subscribers according to their respective priorities;

(ii)	to fill the subscriptions of our tax-qualified employee benefit plans, specifically our employee stock ownership plan, for up to 4.90% of the total number of shares of common stock to be issued and outstanding at the completion of the stock offering;

(iii)	if there is an oversubscription at the Supplemental Eligible Account Holder level, to fill unfilled subscriptions of these subscribers according to their respective priorities; and

(iv)	to fill unfilled subscriptions in the community offering, with preference given first to natural persons residing in Allegheny County, Pennsylvania, and then to members of the general public.

The term “associate” of a person means:

(i)	any corporation or organization (other than SSB Bank, SSB Bancorp, Inc. or a majorityowned subsidiary of any of those entities) of which the person is a senior officer, partner or, directly or indirectly, 10% beneficial stockholder;

(ii)	any trust or other estate, excluding our tax-qualified employee plans, in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and

(iii)	any relative or spouse of such person, or any relative of such person’s spouse, who either has the same home as such person or who is a director, trustee or officer of SSB Bank or SSB Bancorp, Inc.

The term “acting in concert” means persons seeking to combine or pool their voting or other interests in the securities of an issuer for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise, or participation in a joint activity or interdependent conscious parallel action towards a common goal, whether or not pursuant to an express agreement. When persons act together for such purpose, their group is deemed to have acquired their stock. The determination of whether a group is acting in concert shall be made solely by us and may be based on any evidence upon which we choose to rely. Persons with the same address, whether or not related, and persons exercising subscription rights through qualifying deposit accounts registered to the same address will be deemed to be acting in concert unless we determine otherwise. Our directors and trustees are not treated as associates of each other solely because of their membership on the boards of directors or trustees.

Common stock purchased in the offering will be freely transferable except for shares purchased by directors and certain officers of SSB Bank or SSB Bancorp, Inc. and except as described below. Any purchases made by any associate of SSB Bank or SSB Bancorp, Inc. for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under Financial Industry Regulatory Authority guidelines, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased according to subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of our shares of common stock at the time of offering and thereafter, see “—Certain Restrictions on Purchase or Transfer of Our Shares After the Offering” and “Restrictions on the Acquisition of SSB Bancorp, Inc.”

Plan of Distribution; Selling Agent and Underwriting Compensation

Subscription and Community Offerings. To assist in the marketing of our shares of common stock in the subscription and community offerings, we have retained Keefe, Bruyette & Woods, Inc., which is a broker-dealer registered with the Financial Industry Regulatory Authority. Keefe, Bruyette & Woods, Inc. will assist us on a best efforts basis in the subscription and community offerings by:

•	providing advice as to the financial and securities market implications of the reorganization;

•	assisting in structuring the offerings, including developing and assisting in implementing a marketing strategy for the offerings;

•	reviewing all offering documents, including the prospectus, stock order forms and related offering materials;

•	serving as sole book-running manager in connection with the offerings;

•	assisting our management in scheduling and preparing for meetings with potential investors and/or other broker-dealers in connection with the offering; and

•	providing such other general advice and assistance as may be requested to promote the successful completion of the offering.

For these services, Keefe, Bruyette & Woods, Inc. will receive a management fee of $25,000, as well as an additional fee of $250,000 upon the successful completion of the offering.

Syndicated Community Offering or Firm Commitment Offering. If shares of common stock are sold in a syndicated community offering or firm commitment offering, we will pay fees of 6.0% of the aggregate dollar amount of common stock sold in the syndicated community offering or firm commitment offering to Keefe, Bruyette & Woods, Inc.

Expenses. We will reimburse Keefe, Bruyette & Woods, Inc. for reasonable out-of-pocket accountable expenses, including legal fees, in an amount not to exceed $100,000 (or up to $125,000 if there are unusual circumstances or delays, or if there is a resolicitation in connection with the offerings). We have separately agreed to pay Keefe, Bruyette & Woods, Inc. up to $25,000 in fees and expenses for serving as conversion agent and data processing records management agent, as described below.

Records Management

We have also engaged Keefe, Bruyette & Woods, Inc. as conversion agent and data processing records management agent in connection with the subscription and community offerings. In this role, Keefe, Bruyette & Woods, Inc. will assist us in the offering with:

•	consolidating deposit accounts and the depositor vote calculation;

•	designing and preparing stock order forms and depositor proxy forms;

•	organizing and supervising our Stock Information Center;

•	coordinating proxy solicitation and vote tabulation;

•	providing necessary subscription services to distribute, collect and tabulate stock order forms in the subscription and community offerings;

•	supporting the inspector of elections at the special meeting of depositors;

•	assisting our transfer agent with the generation and mailing of stock ownership statements; and

•	advising us on interest and refund calculations, if any.

Keefe, Bruyette & Woods, Inc. will receive fees of $20,000 for these services. Keefe, Bruyette & Woods, Inc. also will be reimbursed for reasonable out-of-pocket expenses in an amount not to exceed $5,000.

Indemnity

We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as well as certain other claims and litigation arising out of Keefe, Bruyette & Woods, Inc.’s engagement with respect to the offerings.

Solicitation of Offers by Officers and Trustees

Some of our trustees and executive officers may participate in the solicitation of offers to purchase common stock in the subscription and community offerings. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation, which out-of-pocket expenses, if any, are expected to be insignificant. Other regular employees of SSB Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Keefe, Bruyette & Woods, Inc. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, and will conduct sales of common stock within the requirements of Rule 3a4-1 so that officers, directors and employees may be permitted to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Expiration Date. The subscription and community offerings will expire at 2:00 p.m., Eastern Time, on December 14, 2017, unless we extend one or both of the offerings, with the approval of the Pennsylvania Department of Banking and Securities. This extension may be approved by us, in our sole discretion, without notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond January 26, 2018 would require the approval of the Pennsylvania Department of Banking and Securities. If the offering is so extended, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest at 0.25% per annum or cancel your deposit account withdrawal authorization. If the offering range is decreased below the minimum of the offering range or is increased above the adjusted maximum of the offering range, all subscribers’ stock orders will be cancelled, their deposit account withdrawal authorizations will be cancelled, and funds submitted to us will be returned promptly, with interest at 0.25% per annum for funds received in the subscription and community offerings. We will then resolicit the subscribers, giving them an opportunity to place a new stock order for a period of time.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason (subject to any required regulatory approvals), in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at 0.25% per annum from the date of receipt as described above.

Use of Order Forms in the Subscription and Community Offerings. In order to purchase shares of common stock in the subscription and community offerings, you must properly complete an original stock order form and remit full payment. We are not required to accept orders submitted on photocopied or facsimiled order forms. All order forms must be received (not postmarked) before 2:00 p.m., Eastern Time, on December 14, 2017. We are not required to accept order forms that are not received by that time, are not signed or are otherwise executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms, and we have the right to waive or permit the correction of incomplete or improperly executed order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment by mail using the stock order return envelope provided, by overnight courier to the address indicated on the stock order form, or by hand delivery to SSB Bank’s main office at 8700 Perry Highway, Pittsburgh, Pennsylvania. Hand-delivered stock order forms will only be accepted at this location. We will not accept stock order forms at our California Avenue location. Do not mail stock order forms to SSB Bank.

Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion and reasonably consistent with achieving a reasonably wide distribution of the common stock, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time before completion of the offering. If you are ordering shares in the subscription offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of reorganization. Our interpretation of the terms and conditions of the plan of reorganization and of the acceptability of the order forms will be final.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by SSB Bank, the Pennsylvania Department of Banking and Securities, the Federal Deposit Insurance Corporation or any other governmental agency, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock must accompany all completed order forms for the purchase to be valid. Payment for shares in the subscription and community offerings may be made by:

(i)	personal check, bank check or money order, made payable to SSB Bancorp, Inc.; or

(ii)	authorization of withdrawal of available funds from your SSB Bank deposit accounts.

Appropriate means for designating withdrawals from deposit accounts at SSB Bank are provided on the order form. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contractual rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificates of deposit will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current passbook rate after the withdrawal. In the case of payments made by personal check, these funds must be available in the account(s). Checks and money orders received in the subscription and community offerings will be immediately cashed and placed in a segregated account at SSB Bank and will earn interest at 0.25% per annum from the date payment is processed until the offering is completed or terminated.

You may not remit cash or any type of third-party checks (including those payable to you and endorsed over to SSB Bancorp, Inc.). You may not designate on your stock order form direct withdrawal from a retirement account held at SSB Bank. See “—Using Individual Retirement Account Funds.” If permitted by the Pennsylvania Department of Banking and Securities, if we resolicit large purchasers, as described above in “—Additional Limitations on Common Stock Purchases,” such purchasers who wish to increase their purchases will not be able to use personal checks to pay for the additional shares, but instead must pay for the additional shares using immediately available funds. We may accept wire transfers at our sole discretion.

Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by January 26, 2018. If the subscription and community offerings are extended past January 26, 2018, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest at 0.25% per annum or cancel your deposit account withdrawal authorization. We may resolicit purchasers for a specified period of time.

Regulations prohibit SSB Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

We shall have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time before 48 hours before the completion of the offering. This payment may be made by wire transfer.

If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until completion of the offering, provided that there is a loan commitment from an unrelated financial institution or SSB Bancorp, Inc. to lend to the employee stock ownership plan the necessary amount to fund the purchase. If our 401(k) plan purchases shares in the offering, it will not be required to pay for such shares until completion of the offering.

Using Individual Retirement Account Funds. If you are interested in using funds in your individual retirement account (IRA) or other retirement account to purchase shares of common stock, you must do so through an account offered by a custodian that can hold common stock. By regulation, SSB Bank’s retirement accounts are not capable of holding common stock. Therefore, if you wish to use funds that are currently in a retirement account held at SSB Bank, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will instead have to be transferred to an independent trustee or custodian, such as a brokerage firm, which offers the type of retirement accounts that can hold common stock. The purchase must be made through that account. If you do not have such an account, you will need to establish one before placing a stock order. A one-time and/or annual administrative fee may be payable to the independent trustee or custodian. You may select the IRA custodian of your choice. You may, but are under no obligation to, select Keefe, Bruyette & Woods, Inc. (KBW) or one of its affiliated brokerdealers, Stifel, Nicolaus & Company, Incorporated (SN) or Century Securities Associates (CSA) as your IRA or other retirement account custodian. If you do purchase shares of SSB Bancorp, Inc. common stock using funds from a KWB, SN or CSA IRA account, you acknowledge that KBW, SN or CSA, as applicable, did not recommend or give you advice regarding such purchase. Other than the standard account fees and compensation associated with all IRA accounts, KBW, SN and CSA do not receive additional fees or compensation as a result of the purchase of SSB Bancorp, Inc. common stock through a KBW, SN or CSA IRA or retirement account. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Individuals interested in using funds in an individual retirement account or any other retirement account, whether held at SSB Bank or elsewhere, to purchase shares of common stock should contact our Stock Information Center for guidance as soon as possible, preferably at least two weeks before the December 14, 2017 offering deadline. Processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Delivery of Shares of Common Stock. All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the offering. We expect trading in the stock to begin on the day of completion of the offering or the next business day. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers may not be able to sell the shares of common stock that they purchase, even though the shares of common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Other Restrictions. Notwithstanding any other provision of the plan of reorganization, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a state of the United States with respect to which any of the following apply:

(i)	a small number of persons otherwise eligible to subscribe for shares under the plan of reorganization reside in such state;

(ii)	the offer or sale of shares of common stock to such persons would require us or our employees to register, under the securities laws of such state, as a broker or dealer or to register or otherwise qualify our securities for sale in such state; or

(iii)	such registration or qualification would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares

Applicable banking regulations prohibit any person with subscription rights, including the Eligible Account Holders and Supplemental Eligible Account Holders, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of reorganization or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your stock purchase on the order form, you cannot add the name(s) of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you. You may only add those who were eligible to purchase shares of common stock in the subscription offering at your date of eligibility. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise before completion of the offering.

We will pursue any and all legal and equitable remedies if we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the offering, call our Stock Information Center. The telephone number is 1(877) 821-5778. The Stock Information Center will be open Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on weekends and bank holidays.

Material Income Tax Consequences

Consummation of the reorganization is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the reorganization will not be a taxable transaction to SSB Bank, SSB Bancorp, Inc., Eligible Account Holders and Supplemental Eligible Account Holders. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. If there is such disagreement, there can be no assurance that SSB Bank or SSB Bancorp, Inc. would prevail in a judicial proceeding.

SSB Bancorp, Inc. and SSB Bank have received an opinion of counsel, Luse Gorman, PC, regarding all of the material federal income tax consequences of the reorganization, which includes the following:

1.       The merger of SSB Bank (in mutual form) into SSB Bank (in stock form) will represent a mere change in identity, form, or place of organization of one corporation and will qualify as a reorganization under Internal Revenue Code Section 368(a)(1)(F) (the “F Reorganization”).

2.       The holding period of SSB Bank (in stock form) in the assets received from SSB Bank (in mutual form) will include the period during which such assets were held by SSB Bank (in mutual form).

3.       The basis of SSB Bank (in stock form) in the assets received from SSB Bank (in mutual form) will be the same as the basis of such assets in the hands of SSB Bank (in mutual form) immediately before the reorganization.

4.       SSB Bank depositors will recognize no gain or loss upon the constructive receipt of solely the common stock of SSB Bank (in stock form) in exchange for their ownership interests in SSB Bank (in mutual form).

5.       SSB Bank (in stock form) will succeed to and take into account the earnings and profits or deficit in earnings and profits of SSB Bank (in mutual form), as of the date of the Reorganization, pursuant to Internal Revenue Code Section 381.

6.       For purposes of Internal Revenue Code Section 381, SSB Bank (in stock form) will be treated the same as SSB Bank (in mutual form), and therefore, SSB Bank’s tax year will not end merely as a result of the conversion of SSB Bank to stock form, and SSB Bank (in stock form) will not be required to obtain a new employee identification number.

7.       No gain or loss shall be recognized by depositors of SSB Bank on the issuance to them of withdrawable deposit accounts in SSB Bank (in stock form) plus liquidation rights with respect to SSB Bancorp, MHC, in exchange for their deposit accounts in SSB Bank (in mutual form).

8.       Gain realized, if any, by the Eligible Account Holders and Supplemental Eligible Account Holders on the distribution to them of nontransferable subscription rights to purchase shares of common stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. It is more likely than not that the fair market value of the subscription rights to purchase common stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the distribution to them of the nontransferable subscription rights to purchase shares of common stock of SSB Bancorp, Inc. Eligible Account Holders and Supplemental Eligible Account Holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights.

9.       The basis of the deposit accounts in SSB Bank (in stock form) to be received by depositors of SSB Bank will be the same as the basis of their deposit accounts in SSB Bank (in mutual form) surrendered in exchange therefor. The basis of the interests in the liquidation rights in SSB Bancorp, MHC to be received by the depositors of SSB Bank shall be zero.

10.     The exchange of the common stock of SSB Bank (in stock form) constructively received by the depositors in exchange for ownership interests in SSB Bancorp, MHC will constitute a tax-free exchange of property solely for “stock” pursuant to Section 351 of the Code.

11.     Depositors will recognize no gain or loss upon the transfer of the common stock of SSB Bank (in stock form) which they constructively received in the F Reorganization to SSB Bancorp, MHC solely in exchange for ownership interests in SSB Bancorp, MHC.

12.     Depositors’ basis in SSB Bancorp, MHC ownership interests received in the transaction (which basis is zero) will be the same as the basis of the property transferred in exchange therefor.

13.     SSB Bancorp, MHC will recognize no gain or loss upon the receipt of property from the depositors in exchange for ownership interests in SSB Bancorp, MHC.

14.     SSB Bancorp, MHC’s basis in the property received from depositors (which basis is zero) will be the same as the basis of such property in the hands of the depositors immediately before the F Reorganization.

15.     SSB Bancorp, MHC’s holding period for the property received from the depositors will include the period during which such property was held by such persons.

16.     SSB Bancorp, MHC and the persons who purchased common stock of SSB Bancorp, Inc. in the Subscription and Community Offering will recognize no gain or loss upon the transfer of the stock of SSB Bank (in stock form) and cash, respectively, to SSB Bancorp, Inc. in exchange for stock in SSB Bancorp, Inc., pursuant to Internal Revenue Code Section 351(a) (the “Secondary 351 Transaction”).

17.     SSB Bancorp, Inc. will recognize no gain or loss on its receipt of the stock of SSB Bank (in stock form) and cash in exchange for SSB Bancorp, Inc. common stock.

18.     SSB Bancorp, MHC’s basis in the SSB Bancorp, Inc. common stock received in the Secondary 351 Transaction will be the same as its basis in the SSB Bank (in stock form) stock transferred.

19.     SSB Bancorp, MHC’s holding period in the SSB Bancorp, Inc. common stock received will include the period during which it held the SSB Bank (in stock form) common stock, provided that such property was a capital asset on the date of the exchange.

20.     SSB Bancorp, Inc.’s basis in the SSB Bank (in stock form) stock received from SSB Bancorp, MHC will be the same as the basis of such property in the hands of SSB Bancorp, MHC.

21.     SSB Bancorp, Inc.’s holding period for the SSB Bank (in stock form) stock received from SSB Bancorp, MHC will include the period during which such property was held by SSB Bancorp, MHC.

22.     It is more likely than not that the basis of the SSB Bancorp, Inc. common stock to its stockholders will be the purchase price thereof. The holding period of the common stock purchased pursuant to the exercise of subscription rights shall commence on the date on which the right to acquire such stock was exercised.

We believe that that the tax opinions summarized above address all material federal income tax consequences that are generally applicable to SSB Bancorp, Inc., SSB Bancorp, MHC, SSB Bank and persons receiving subscription rights. The tax opinions as to item 8 above is based on the position that subscription rights to be received by Eligible Account Holders and Supplemental Eligible Account Holders do not have any economic value at the time of distribution or the time the subscription rights are exercised. In this regard, Luse Gorman, PC noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. In addition, in the view of RP Financial, LC. (which is acting as independent appraiser of the value of the shares of SSB Bancorp, Inc. common stock in connection with the reorganization), the subscription rights do not have any value for the reasons set forth above. RP Financial, LC.’s view is not binding on the Internal Revenue Service. Based on the foregoing, Luse Gorman, PC believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted are deemed to have an ascertainable value, receipt of these rights could result in taxable gain, in an amount equal to the ascertainable value, to those Eligible Account Holders and Supplemental Eligible Account Holders who exercise the subscription rights, and we could recognize gain on a distribution. Eligible Account Holders and Supplemental Eligible Account Holders are encouraged to consult with their own tax advisors as to the tax consequences if subscription rights are deemed to have an ascertainable value.

The Internal Revenue Service will not issue private letter rulings with respect to the issue of whether nontransferable rights have value. Unlike private letter rulings, an opinion of counsel or the view of an independent appraiser is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of SSB Bank, the depositors of SSB Bank, SSB Bancorp, Inc., or Eligible Account Holders and Supplemental Eligible Account Holders who exercise their subscription rights. If there is a disagreement, there can be no assurance that SSB Bancorp, Inc. or SSB Bank would prevail in a judicial or administrative proceeding.

An opinion regarding the Pennsylvania income tax consequences consistent with the federal tax opinion has been issued by S.R. Snodgrass, P.C., tax advisors to SSB Bank and SSB Bancorp, Inc.

The federal and state tax opinions have been filed with the Securities and Exchange Commission as exhibits to SSB Bancorp, Inc.’s registration statement.

Certain Restrictions on Purchase or Transfer of Our Shares after the Offering

All shares of common stock purchased in the offering by a director, trustee, or certain officers of SSB Bancorp, Inc. or SSB Bank, as well as their associates, generally may not be sold for a period of one year following the closing of the offering, except upon death or judicial declaration of incompetency of the individual. Each statement of ownership for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to SSB Bancorp, Inc.’s transfer agent to the effect that any transfer within this time period of any record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The directors and executive officers of SSB Bancorp, Inc. also will be restricted by the insider trading rules under the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, trustees, certain officers and their associates, during the three-year period following the closing of the offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Federal Reserve Board. This restriction does not apply, however, to purchases of our common stock by our stock option plan or any of our tax-qualified employee plans or non-tax-qualified employee plans, including any restricted stock plans.

Federal regulations applicable to SSB Bancorp, Inc. will prohibit it from repurchasing its shares of common stock during the first year following the reorganization unless compelling business reasons exist for such repurchases, or to fund management recognition plans that have been ratified by stockholders (with regulatory approval) or tax-qualified employee stock benefit plans. In addition, the repurchase of shares of common stock is subject to Federal Reserve Board policy related to repurchases of shares by bank holding companies.

RESTRICTIONS ON THE ACQUISITION OF SSB BANCORP, INC. AND SSB BANK

The principal federal regulatory restrictions which affect the ability of any person, firm or entity to acquire SSB Bancorp, Inc., SSB Bank or their respective capital stock are described below. Also discussed are certain provisions in SSB Bancorp, Inc.’s charter and bylaws that may be deemed to affect the ability of a person, firm or entity to acquire SSB Bancorp, Inc.

Mutual Holding Company Structure

SSB Bancorp, MHC will own a majority of the outstanding common stock of SSB Bancorp, Inc. after the offering and, through its board of directors, will be able to exercise voting control over virtually all matters put to a vote of stockholders. For example, SSB Bancorp, MHC may exercise its voting control to prevent a sale or merger transaction or to defeat a stockholder nominee for election to the board of directors of SSB Bancorp, Inc. It will not be possible for another entity to acquire SSB Bancorp, Inc. without the consent of SSB Bancorp, MHC. SSB Bancorp, MHC, as long as it remains in the mutual form of organization, will control a majority of the voting stock of SSB Bancorp, Inc.

Federal Banking Law

Under the Change in Bank Control Act, no person may acquire control of a savings and loan holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition.

Control, as defined under federal law, means ownership, control, or holding with power to vote, of 25% or more of any class of voting stock. Federal regulations establish a rebuttable presumption of control upon ownership, control, or holding with power to vote, of 10% or more of a class of voting stock where (i) the company has registered securities under Section 12 of the Securities Exchange Act of 1934 or (ii) no other person will own control or hold the power to vote a greater percentage of that class of voting securities.

The Federal Reserve Board may deny an acquisition of control if it finds, among other things, that:

•	the acquisition would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution;

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person; or

•	the acquisition would have an adverse effect on the Deposit Insurance Fund.

For a period of three years following completion of the offering, Federal Reserve Board regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of SSB Bancorp, Inc. or SSB Bank without the Federal Reserve Board’s prior approval.

SSB Bancorp, Inc.’s Articles of Incorporation and Bylaws

SSB Bancorp, Inc.’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of SSB Bancorp, Inc.’s board of directors or management more difficult.

Directors. The board of directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Therefore, it would take at least two annual elections to replace a majority of our directors. The bylaws establish qualifications for board members, including:

•	a prohibition on service as a director by a person who is a director, trustee, officer, employee or a 10% stockholder of a competitor of SSB Bank or any other subsidiary of SSB Bancorp, Inc.;

•	a prohibition on service as a director by a person (i) who has been convicted of a crime involving dishonesty or breach of trust that is punishable by imprisonment for a term exceeding one year under state or federal law, (ii) who is currently charged in an information, indictment or other complaint with the commission of or participation in such a crime, or (iii) who has, within the past ten years, been the subject of a supervisory or enforcement action by a financial or securities regulatory agency that resulted in a cease and desist or other formal order or an agreement or other written statement which is subject to public disclosure by such agency;

•	a prohibition on any director who is a party to any agreement or understanding that materially limits his or her voting discretion as a member of the board of directors or that materially impairs his or her ability to discharge his or her fiduciary duties as a director;

•	a prohibition on any director who does not agree in writing to comply with all of the SSB Bancorp, Inc. policies applicable to directors, in addition to written confirmation that such director is qualified to serve;

•	a prohibition on service by nominees or representatives (as defined in applicable Federal Reserve Board regulations) of another person who would not be eligible for service or of an entity the partners or controlling persons of which would not be eligible for service.

Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Evaluation of Offers. The articles of incorporation of SSB Bancorp, Inc. provide that its board of directors, when evaluating a transaction that would or may involve a change in control of SSB Bancorp, Inc. (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of SSB Bancorp, Inc. and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon SSB Bancorp, Inc.’s stockholders, including stockholders, if any, who do not participate in the transaction;

•	the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, SSB Bancorp, Inc. and its subsidiaries and on the communities in which SSB Bancorp, Inc. and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of SSB Bancorp, Inc.;

•	whether a more favorable price could be obtained for SSB Bancorp, Inc.’s stock or other securities in the future;

•	the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of SSB Bancorp, Inc. and its subsidiaries;

•	the future value of the stock or any other securities of SSB Bancorp, Inc. or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•	the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•	the ability of SSB Bancorp, Inc. to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Restrictions on Calling Special Meetings. The bylaws provide that special meetings of stockholders can be called by only the chairperson of the board, the vice chairperson of the board, the chief executive officer, or a majority of the total number of directors that SSB Bancorp, Inc. would have if there were no vacancies on the board of directors, or the Secretary upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit. The 10% limit shall not apply if, before the stockholder acquires shares in excess of the 10% limit, the acquisition is approved by a majority of the directors who are not affiliated with the holder and who were members of the board of directors before the time of the acquisition (or who were chosen to fill any vacancy of an otherwise unaffiliated director by a majority of the unaffiliated directors). The 10% limit also does not apply to SSB Bancorp, MHC.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of two-thirds of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”), voting together as a single class.

Stockholder Nominations and Proposals. The bylaws provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at an annual meeting of stockholders must submit written notice to SSB Bancorp, Inc. at least 90 days prior and not earlier than 120 days before the anniversary date of the proxy statement relating to the previous year’s annual meeting. However, if less than 90 days’ prior public disclosure of the date of the meeting is given to stockholders and the date of the annual meeting is advanced by more than 30 days, or delayed by more than 30 days from the anniversary date of the preceding year’s annual meeting, then stockholders must submit written notice to SSB Bancorp, Inc. no later than 10 days following the day on which public disclosure of the date of the meeting is first made.

Authorized but Unissued Shares. After the reorganization, SSB Bancorp, Inc. will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of SSB Bancorp, Inc.” The articles of incorporation authorize 20,000,000 shares of common stock and 5,000,000 shares of serial preferred stock. SSB Bancorp, Inc. is authorized to issue preferred stock from time to time in one or more series, subject to applicable provisions of law, and the board of directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares. In addition, the articles of incorporation provide that a majority of the total number of directors that SSB Bancorp, Inc. would have if there were no vacancies on the board of directors may, without action by the stockholders, amend the articles of incorporation to increase or decrease the aggregate number of shares of stock of any class or series that SSB Bancorp, Inc. has the authority to issue. If there is a proposed merger, tender offer or other attempt to gain control of SSB Bancorp, Inc. that the board of directors does not approve, it would be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of SSB Bancorp, Inc. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Except as provided under “— Authorized but Unissued Shares,” above, regarding the amendment of the articles of incorporation by the board of directors to increase or decrease the number of shares authorized for issuance, or as otherwise allowed by law, any amendment to the articles of incorporation must be approved by our board of directors and also by two-thirds of the outstanding shares of our voting stock (or a majority of the outstanding shares of our voting stock if the amendment is approved by two-thirds of our board of directors); provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	the limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	the management of SSB Bancorp, Inc. by the board of directors and division of the board of directors into three staggered classes;

(iii)	the ability of the board of directors to fill vacancies on the board;

(iv)	the prohibition of cumulative voting;

(v)	the requirement that at least two-thirds of the voting power of the stockholders must vote to remove directors, and can only remove directors for cause;

(vi)	the ability of the board of directors to amend and repeal the bylaws and the required stockholder vote to amend or repeal the bylaws;

(vii)	the ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire SSB Bancorp, Inc.;

(viii)	the authority of the board of directors to provide for the issuance of preferred stock;

(ix)	the validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(x)	the number of stockholders constituting a quorum or required for stockholder consent;

(xi)	the provision regarding stockholder proposals and nominations;

(xii)	the indemnification of current and former directors and officers, as well as employees and other agents, by SSB Bancorp, Inc.;

(xiii)	the limitation of liability of officers and directors to SSB Bancorp, Inc. for money damages; and

(xiv)	the provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation set forth in (i) through (xii) of this list and the provisions related to amendment of the articles of incorporation and bylaws.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of the total number of directors that SSB Bancorp, Inc. would have if there were no vacancies on the board of directors or by the stockholders by the affirmative vote of at least 80% of the votes entitled to be cast in the election of directors (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”).

Maryland Corporate Law

Business Combinations. Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of a corporation’s voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of the corporation at any time after the date on which the corporation had 100 or more beneficial owners of its stock who, within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Control Share Acquisitions. The Maryland General Corporation Law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the shares entitled to be voted on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

(i)	one-tenth or more but less than one-third;

(ii)	one-third or more but less than a majority; or

(iii)	a majority of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions for shares acquired through descent or distribution, in satisfaction of a pledge or in a merger, consolidation or share exchange to which the corporation is a party. The control share acquisition statute applies to any Maryland corporation with 100 or more beneficial owners of its stock other than a close corporation or an investment company.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an “acquiring person statement”), may compel the corporation’s Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement within 10 days following a control share acquisition then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except for those which voting rights have previously been approved) for fair value, determined without regard to the absence of voting rights for the control shares, at the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. Moreover, if voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority or more of all voting power, other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The foregoing provisions may be modified by a Maryland corporation’s charter or bylaws. Although SSB Bancorp, Inc.’s bylaws provide that the Maryland Control Share Acquisition law will be inapplicable to acquisitions of the Company’s common stock, this bylaw provision may be repealed at any time by a majority vote of the whole board of directors, in whole or in part, at any time, whether before or after a control share acquisition and may be applied to any prior or subsequent control share acquisition.

Stock Benefit Plans

In addition to the provisions of SSB Bancorp, Inc.’s charter and bylaws described above, benefit plans of SSB Bancorp, Inc. and SSB Bank that may authorize the issuance of equity to its board of directors, officers and employees adopted in connection with or following the offering contain or may contain provisions which also may discourage hostile takeover attempts which the board of directors of SSB Bank might conclude are not in the best interests of SSB Bancorp, Inc. and SSB Bank or SSB Bancorp, Inc.’s stockholders.

DESCRIPTION OF CAPITAL STOCK OF SSB BANCORP, INC.

General

SSB Bancorp, Inc. is authorized to issue 20,000,000 shares of common stock, par value of $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. SSB Bancorp, Inc. currently expects to issue up to 879,750 shares of common stock in the reorganization and offering. It will not issue shares of preferred stock in the reorganization and offering. Each share of common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock according to the plan of reorganization all of the shares of common stock will be duly authorized, fully paid and non-assessable.

The shares of common stock will represent non-withdrawable capital, will not be an account of an insurable type, and will not be insured by the Pennsylvania Department of Banking and Securities, the Federal Deposit Insurance Corporation or any other governmental agency.

Common Stock

Dividends. SSB Bancorp, Inc. may pay dividends on its common stock if, after giving effect to such dividends, it would be able to pay its debts in the usual course of business and its total assets would exceed the sum of its total liabilities plus the amount needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the dividends. The holders of common stock will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor. If SSB Bancorp, Inc. issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends. However, currently, we do not intend to pay dividends on our common stock in the foreseeable future.

Voting Rights. Upon consummation of the reorganization, the holders of common stock will have exclusive voting rights in SSB Bancorp, Inc. They will elect its board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the thenoutstanding shares of common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit absent certain exceptions discussed previously. If SSB Bancorp, Inc. issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Amendments to the articles of incorporation generally require, in addition to majority approval by the board of directors, a two-thirds approval of the outstanding shares eligible to vote, and certain amendments require the approval of 80% of the outstanding shares eligible to vote.

As a Pennsylvania stock savings bank, corporate powers and control of SSB Bank will be vested in its board of directors, who elect the officers of SSB Bank and who fill any vacancies on the board of directors. Voting rights in SSB Bank will be vested exclusively in the sole owner of the shares of capital stock of SSB Bank, which will be SSB Bancorp, Inc., and voted at the direction of SSB Bancorp, Inc.’s board of directors. Consequently, the holders of the common stock of SSB Bancorp, Inc. will not have direct control of SSB Bank.

Liquidation. Upon any liquidation, dissolution or winding up of SSB Bank, SSB Bancorp, Inc., as the holder of 100% of SSB Bank’s capital stock, would be entitled to receive all assets of SSB Bank available for distribution, after payment or provision for payment of all debts and liabilities of SSB Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. Upon any liquidation, dissolution or winding up of SSB Bancorp, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of SSB Bancorp, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock upon any liquidation or dissolution.

Preemptive Rights; Redemption. Holders of the common stock of SSB Bancorp, Inc. will not be entitled to preemptive rights with respect to any shares that may be issued, unless such preemptive rights are approved by the board of directors. The common stock is not subject to redemption.

Dissenters’ Rights of Appraisal. SSB Bancorp, Inc.’s articles of incorporation provide that SSB Bancorp, Inc.’s stockholders will not be entitled to dissenters’ rights of appraisal with respect to a merger or consolidation of SSB Bancorp, Inc. with another corporation unless the board of directors determines by a resolution approved by a majority of directors then in office that dissenters’ rights shall apply to all or any classes of stock.

Preferred Stock

None of SSB Bancorp, Inc.’s authorized shares of preferred stock will be issued as part of the offering or the reorganization. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. The board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT AND REGISTRAR

Continental Stock Transfer & Trust Company will act as the transfer agent and registrar for the common stock.

LEGAL AND TAX MATTERS

The legality of the common stock and the federal income tax consequences of the reorganization and offering have been passed upon for SSB Bank and SSB Bancorp, Inc. by Luse Gorman, PC, Washington, D.C. The Pennsylvania income tax consequences of the reorganization and offering have been passed upon for SSB Bank and SSB Bancorp, Inc. by S.R. Snodgrass, P.C., Cranberry Township, Pennsylvania. Luse Gorman, PC and S.R. Snodgrass, P.C. have consented to the references in this prospectus to their opinions. Certain legal matters regarding the reorganization and offering will be passed upon for Keefe, Bruyette & Woods, Inc. by Kilpatrick Townsend & Stockton LLP, Washington, D.C.

EXPERTS

The financial statements of SSB Bank as of December 31, 2016 and 2015 and for each of the years in the two-year period ended December 31, 2016 have been audited by Wolf & Company, P.C., an independent registered public accounting firm, as stated in their report thereon and included in this prospectus and registration statement in reliance upon such report of such firm as experts in accounting and auditing.

RP Financial, LC. has consented to the publication in this prospectus of the summary of its report to SSB Bank and SSB Bancorp, Inc. setting forth its opinion as to the estimated pro forma market value of the common stock upon the completion of the reorganization and offering and its letter with respect to subscription rights.

CHANGE IN ACCOUNTANTS

Before this stock offering, the financial statements of SSB Bank as of and for the year ended December 31, 2015 were audited by S.R. Snodgrass, P.C. In connection with this stock offering and the filing of the registration statement of which this prospectus is a part, SSB Bank, on March 29, 2017, dismissed S.R. Snodgrass, P.C. and engaged Wolf & Company, P.C., an independent registered public accounting firm, to audit the financial statements of SSB Bank as of and for the years ended December 31, 2016 and 2015 included in this prospectus and in the registration statement of which this prospectus is a part. The engagement of Wolf & Company, P.C. was approved by SSB Bank’s board of trustees and by its audit committee.

During the year ended December 31, 2015 and the subsequent interim period before the engagement of Wolf & Company, P.C., SSB Bank did not consult with Wolf & Company, P.C. regarding the application of accounting principles to a specific completed or proposed transaction or regarding the type of audit opinion that might be rendered by Wolf & Company, P.C. on SSB Bank’s financial statements, and Wolf & Company, P.C. did not provide any written or oral advice that was an important factor considered by SSB Bank in reaching a decision as to any such accounting, auditing or financial reporting issue, and SSB Bank did not consult with Wolf & Company, P.C. regarding any of the matters or events set forth in Item 304(a)(2)(ii) of Securities and Exchange Commission Regulation S-K.

S.R. Snodgrass, P.C.’s report on the financial statements of SSB Bank as of and for the year ended December 31, 2015 did not contain an adverse opinion or disclaimer of opinion, and has not been qualified or modified as to uncertainty, audit scope or accounting principles. SSB Bank had no disagreements with S.R. Snodgrass, P.C. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to its satisfaction, would have caused S.R. Snodgrass, P.C. to make reference in connection with its opinion to the subject matter of the disagreement during its audit as of and for the year ended December 31, 2015. During the two most recent fiscal years preceding SSB Bank’s dismissal of S.R. Snodgrass, P.C., and the subsequent interim period through March 29, 2017, there were no “reportable events” as such term is defined in Item 304(a)(1)(v) of Securities and Exchange Commission Regulation S-K.

S.R. Snodgrass, P.C. was provided with a copy of the above statements on or about August 30, 2017, and SSB Bank requested that it furnish a letter to the Securities and Exchange Commission stating whether or not it agrees with these statements. S.R. Snodgrass, P.C. has furnished a letter dated September 8, 2017, addressed to the Securities and Exchange Commission and filed as an exhibit to SSB Bancorp, Inc.’s registration statement of which this prospectus is a part, stating its agreement with the above statements as they relate to S.R. Snodgrass, P.C.

WHERE YOU CAN FIND MORE INFORMATION

SSB Bancorp, Inc. has filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, with respect to the common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. This information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the Public Reference Room of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549 and copies of the material can be obtained from the Securities and Exchange Commission at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The registration statement also is available through the Securities and Exchange Commission’s website on the internet at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete but do contain all material information regarding the documents; each statement is qualified by reference to the contract or document.

In connection with the offering, SSB Bancorp, Inc. will register its common stock under Section 12(g) of the Securities Exchange Act of 1934 and, upon such registration, SSB Bancorp, Inc. and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of reorganization, SSB Bancorp, Inc. has undertaken that it will not terminate such registration for a period of at least three years following the reorganization and offering.

SSB Bank has filed notices and applications with respect to the reorganization with the Pennsylvania Department of Banking and Securities, the Federal Deposit Insurance Corporation and the Federal Reserve Board. This prospectus omits certain information contained in such notices and applications. The reorganization notices and applications may be inspected, without charge, at the offices of the Pennsylvania Department of Banking and Securities, located at 17 North 2nd Street, Suite 1300, Harrisburg, PA 17101; the Federal Reserve Bank of Cleveland, located at 1455 East Sixth Street, Cleveland, OH 44114; and the Federal Deposit Insurance Corporation, located at 350 Fifth Avenue, Suite 1200, New York, NY 10118. The plan of reorganization is available for inspection, upon request, at each of SSB Bank’s offices.

A copy of the charter and bylaws of SSB Bancorp, Inc. is available without charge from SSB Bank.

This prospectus does not include separate financial statements for SSB Bancorp, Inc. because it has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenues or expenses.

All financial statement schedules are omitted because the required information either is inapplicable or is included in the financial statements or related notes.

Report of Independent Registered Public Accounting Firm

To the Trustees of SSB Bank:

We have audited the balance sheets of SSB Bank (the “Bank”) as of December 31, 2016 and 2015, and the related statements of income, comprehensive income, changes in net worth and cash flows for each of the years then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SSB Bank as of December 31, 2016 and 2015, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

Boston, Massachusetts
September 8, 2017

SSB BANK
BALANCE SHEETS

	June 30,	December 31,
	2017	2016	2015
	(unaudited)
ASSETS
Cash and due from banks	$1,641,433	$3,547,472	$3,129,655
Interest-bearing deposits with other financial institutions	9,152,897	3,284,007	10,992,618
Cash and cash equivalents	10,794,330	6,831,479	14,122,273

Certificates of deposit	1,140,000	1,390,000	1,734,000
Securities available for sale	2,791,100	3,226,407	3,043,375
Securities held to maturity (fair value of $10,763, $13,735 and $18,017, respectively)	11,628	14,130	18,392
Loans held for sale	-	19,941,867	-
Loans	131,722,163	104,567,788	104,918,722
Allowance for loan losses	(940,732)	(820,739)	(838,687)
Net loans	130,781,431	103,747,049	104,080,035
Accrued interest receivable	597,867	523,055	360,302
Federal Home Loan Bank stock, at cost	1,855,400	1,349,300	1,180,500
Premises and equipment, net	2,883,134	1,679,206	973,156
Bank-owned life insurance	1,580,842	1,556,907	1,507,149
Deferred tax asset, net	547,959	597,769	494,360
Other assets	648,232	457,277	436,032
TOTAL ASSETS	$153,631,923	$141,314,446	$127,949,574

LIABILITIES
Deposits:
Noninterest-bearing demand	$575,230	$459,076	$316,654
Interest-bearing demand	13,382,726	13,117,662	10,951,131
Money market	14,509,127	13,685,926	13,384,042
Savings	12,334,493	12,068,076	9,194,570
Time	73,923,668	70,040,144	62,730,219
Total deposits	114,725,244	109,370,884	96,576,616

Federal Home Loan Bank advances	25,374,500	19,124,500	19,124,500
Advances by borrowers for taxes and insurance	1,143,066	969,936	1,023,541
Accrued interest payable	185,407	167,427	159,407
Other liabilities	58,644	123,160	61,533
TOTAL LIABILITIES	141,486,861	129,755,907	116,945,597

NET WORTH
Retained earnings	12,157,669	11,605,927	10,997,448
Accumulated other comprehensive income (loss)	(12,607)	(47,388)	6,529
TOTAL NET WORTH	12,145,062	11,558,539	11,003,977

TOTAL LIABILITIES AND NET WORTH	$153,631,923	$141,314,446	$127,949,574

See accompanying notes to the financial statements.

SSB BANK

STATEMENTS OF INCOME

	Six months ended June 30,		Years ended December 31,
	2017	2016	2016	2015
	(unaudited)
INTEREST INCOME
Loans, including fees	$3,104,822	$2,419,476	$5,151,641	$4,930,287
Interest-bearing deposits with other financial institutions	17,455	9,175	19,017	9,758
Certificates of deposit	14,019	14,353	27,727	26,692
Investment securities:
Taxable	49,506	43,577	88,570	90,108
Exempt from federal income tax	19,429	19,728	41,534	21,656
Total interest income	3,205,231	2,506,309	5,328,489	5,078,501

INTEREST EXPENSE
Deposits	837,214	715,385	1,521,788	1,462,700
Federal Home Loan Bank advances	260,129	231,391	476,750	255,862
Total interest expense	1,097,343	946,776	1,998,538	1,718,562

NET INTEREST INCOME	2,107,888	1,559,533	3,329,951	3,359,939
Provision (credit) for loan losses	119,993	91,293	30,001	(41,631)

NET INTEREST INCOME AFTER PROVISION (CREDIT) FOR LOAN LOSSES	1,987,895	1,468,240	3,299,950	3,401,570

NONINTEREST INCOME
Securities gains, net	350	702	702	-
Provision for loss on loans held for sale	-	-	(371,780)	-
Gain on sale of loans	189,707	68,675	175,846	268,867
Earnings on bank-owned life insurance	23,935	24,685	49,758	7,149
Loan servicing fees	39,255	32,355	66,134	41,235
Other	11,060	22,163	36,173	6,663
Total noninterest income	264,307	148,580	(43,167)	323,914

NONINTEREST EXPENSE
Salaries and employee benefits	710,655	533,094	1,112,720	987,567
Occupancy	120,549	118,364	235,398	203,201
Professional fees	120,594	130,790	260,342	232,827
Federal deposit insurance	62,000	45,000	90,000	140,000
Data processing	137,730	104,124	209,394	202,186
Director fees	37,540	34,071	87,041	89,977
Contributions and donations	19,068	34,596	73,682	68,154
Other	174,717	139,659	274,107	267,622
Total noninterest expense	1,382,853	1,139,698	2,342,684	2,191,534

Income before income taxes	869,349	477,122	914,099	1,533,950
Provision for income taxes	317,607	157,895	305,620	577,139

NET INCOME	$551,742	$319,227	$608,479	$956,811

See accompanying notes to the financial statements.

SSB BANK

STATEMENTS OF COMPREHENSIVE INCOME

	Six months ended June 30,		Years ended December 31,
	2017	2016	2016	2015
	(unaudited)
Net income	$551,742	$319,227	$608,479	$956,811
Other comprehensive income (loss):
Net change in unrealized gain (loss) on available-for-sale securities	52,698	41,415	(80,989)	(6,159)
Income tax effect	(17,686)	(14,081)	27,535	2,096

Reclassification adjustment for net securities gains recognized in income	(350)	(702)	(702)	-
Income tax effect included in provision for income taxes	119	239	239	-

Other comprehensive income (loss), net of tax	34,781	26,871	(53,917)	(4,063)

Total comprehensive income	$586,523	$346,098	$554,562	$952,748

See accompanying notes to the financial statements.

SSB BANK

STATEMENTS OF CHANGES IN NET WORTH

		Accumulated
		Other
	Retained	Comprehensive	Total
	Earnings	Income (Loss)	Net Worth

Balance, December 31, 2014	$10,040,637	$10,592	$10,051,229

Net income	956,811	-	956,811
Other comprehensive loss	-	(4,063)	(4,063)

Balance, December 31, 2015	10,997,448	6,529	11,003,977

Net income	608,479	-	608,479
Other comprehensive loss	-	(53,917)	(53,917)

Balance, December 31, 2016	11,605,927	(47,388)	11,558,539

Net income (unaudited)	551,742	-	551,742
Other comprehensive income (unaudited)	-	34,781	34,781

Balance, June 30, 2017 (unaudited)	$12,157,669	$(12,607)	$12,145,062

See accompanying notes to the financial statements.

SSB BANK

STATEMENTS OF CASH FLOWS

	Six months ended June 30,		Years ended December 31,
	2017	2016	2016	2015
	(unaudited)
OPERATING ACTIVITIES
Net income	$551,742	$319,227	$608,479	$956,811
Adjustments to reconcile net income to net cash provided by operating activities:
Provision (credit) for loan losses	119,993	91,293	30,001	(41,631)
Provision for loss on loans held for sale	-	-	371,780	-
Depreciation	26,987	38,335	62,971	70,285
Net amortization of investment securities	6,215	7,929	15,314	13,482
Origination of loans held for sale	(7,202,360)	(2,404,578)	(5,462,607)	(18,243,412)
Proceeds from sale of loans	7,392,067	2,473,253	5,638,453	18,512,279
Gain on sale of loans	(189,707)	(68,675)	(175,846)	(268,867)
Deferred income tax provision (benefit)	31,893	(12,999)	(75,635)	86,810
Investment securities gains, net	(350)	(702)	(702)	-
Increase in accrued interest receivable	(74,812)	(61,275)	(162,753)	(32,933)
Increase in accrued interest payable	17,980	660	8,020	6,341
Earnings on bank-owned life insurance	(23,935)	(24,685)	(49,758)	(7,149)
Other, net	(255,471)	114,964	34,162	(418,725)
Net cash provided by operating activities	400,242	472,747	841,879	633,291
INVESTING ACTIVITIES
Redemption of certificates of deposit	250,000	-	344,000	-
Investment securities available for sale:
Purchases	-	(812,085)	(812,085)	(895,667)
Proceeds from sales	313,643	155,250	155,250	-
Proceeds from principal repayments, calls, and maturities	168,497	113,109	377,499	167,455
Investment securities held to maturity:
Proceeds from principal repayments, calls, and maturities	2,502	2,062	4,262	4,147
Redemption of Federal Home Loan Bank stock	730,700	90,800	100,800	-
Purchase of Federal Home Loan Bank stock	(1,236,800)	(134,300)	(269,600)	(451,500)
Purchases of loans	(6,541,123)	(8,073,941)	(19,377,201)	(18,159,022)
Other (increase) decrease in loans receivable, net	(7,606,253)	(934,570)	(633,461)	22,678,468
Proceeds from sale of portfolio loans	6,934,868	-	-	-
Proceeds from sale of other real estate owned	-	-	6,221	31,470
Purchases of premises and equipment	(1,230,915)	(168,657)	(769,021)	(708,102)
Purchase of bank-owned life insurance	-	-	-	(1,500,000)
Net cash (used for) provided by investing activities	(8,214,881)	(9,762,332)	(20,873,336)	1,167,249
FINANCING ACTIVITIES
Increase in deposits, net	5,354,360	11,610,813	12,791,234	345,826
Increase (decrease) in advances by borrowers for taxes and insurance	173,130	343,134	(50,571)	(165,573)
Repayment of Federal Home Loan Bank advance	-	-	-	(8,000,000)
Proceeds from Federal Home Loan Bank advances	6,250,000	-	-	15,124,500
Net cash provided by financing activities	11,777,490	11,953,947	12,740,663	7,304,753
Increase (decrease) in cash and cash equivalents	3,962,851	2,664,362	(7,290,794)	9,105,293
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	6,831,479	14,122,273	14,122,273	5,016,980
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$10,794,330	$16,786,635	$6,831,479	$14,122,273
SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid during the year for:
Interest	$1,079,363	$946,116	$1,990,518	$1,712,221
Income taxes	225,000	25,000	195,000	781,000
Noncash investing activities:
Loans transferred to other real estate owned	-	-	-	66,153
Loans transferred to loans held for sale	-	-	20,313,647	-
Loans held for sale transferred to loans held for investment	12,556,452	-	-	-

See accompanying notes to the financial statements.

SSB BANK

NOTES TO FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2017 AND 2016 (UNAUDITED) AND
THE YEARS ENDED DECEMBER 31, 2016 AND 2015

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

Nature of Operations and Basis of Presentation

SSB Bank (the “Bank”) provides a variety of financial services to individuals and corporate customers through its office in Pittsburgh, Pennsylvania. The Bank’s primary deposit products are passbook savings accounts, money market accounts, and certificates of deposit. Its primary lending products are commercial mortgage loans and single-family residential loans. The Bank is subject to regulation and supervision by the Federal Deposit Insurance Corporation (“FDIC”) and the Pennsylvania Department of Banking and Securities.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Balance Sheet and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The material estimate that is particularly susceptible to significant change relates to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management periodically obtains independent appraisals for significant properties. A majority of the Bank’s loan portfolio consists of commercial mortgage loans and single-family residential loans in the Pittsburgh area. Real estate prices in this market have been generally stable; however, the ultimate collectability of a significant portion of the Bank’s loan portfolio is susceptible to changes in local market conditions.

While management currently uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowance may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for losses on loans. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowance for loan losses may change materially in the near term.

Other material estimates that are particularly susceptible to significant change in the near term relate to the determination of other-than-temporary impairment of securities and the valuation of deferred tax assets.

Securities are evaluated periodically to determine whether a decline in their value is other than temporary. Management utilizes criteria such as the magnitude and duration of the decline, in addition to the reasons underlying the decline, to determine whether the loss in value is other than temporary. The term “other than temporary” is not intended to indicate that the decline is permanent. It indicates that the prospect of a near-term recovery of value is not necessarily favorable or that there is a lack of evidence to support fair values equal to, or greater than, the carrying value of the security. Once a decline in value is determined to be other than temporary, the value of the security is reduced and a corresponding charge to earnings is recognized.

The Bank uses an estimate of future earnings to support the position that the benefit of deferred tax assets will be realized. If future income should prove non-existent or less than the amount of the deferred tax assets within the tax years to which they may be applied, the asset may not be realized and the Bank’s net income will be reduced.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Interim Financial Statements

The interim financial statements at June 30, 2017, and for the six months ended June 30, 2017 and 2016, are unaudited and reflect all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the six months ended June 30, 2017, are not necessarily indicative of the results to be achieved for the remainder of the year ending December 31, 2017, or any other period.

Concentrations of Credit Risk

The majority of the loans and commitments to extend credit have been granted to customers in the Pittsburgh market and surrounding communities. The Bank does not have any significant concentrations in any one industry or customer. Although the Bank has a diversified loan portfolio at June 30, 2017, and December 31, 2016 and 2015, its debtors’ ability to honor their contracts is influenced by the region’s economy.

Cash and Cash Equivalents

The Bank considers all cash and amounts due from banks and interest-bearing deposits with other financial institutions with original maturities of 90 days or less to be cash equivalents for purposes of the Statements of Cash Flows. From time to time, the Bank may invest funds with other financial institutions through certificates of deposit. Certificates of deposit are carried at cost and have original maturities of greater than 90 days.

Investment and Mortgage-Backed Securities

Investment and mortgage-backed securities are classified at the time of purchase, based upon management’s intentions and ability, as securities held to maturity or securities available for sale. Debt securities, including mortgage-backed securities acquired with the intent and ability to hold to maturity are stated at cost adjusted for the amortization of premiums and accretion of discounts, which are computed using the level yield interest method and recognized as adjustments of interest income over the contractual terms of the securities. Unrealized holding gains and losses for available-for-sale securities are reported as a separate component of net worth, net of tax, until realized. Realized securities gains and losses are recognized on the trade date and computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

Securities are periodically reviewed for other-than-temporary impairment based upon a number of factors, including, but not limited to, the length of time and extent to which the fair value has been less than cost, the financial condition of the underlying issuer, the ability of the issuer to meet contractual obligations, the likelihood of the security’s ability to recover any decline in its fair value, and whether or not the Bank intends to sell the security or whether it is more likely than not that the Bank would be required to sell the security before its anticipated recovery in fair value. For securities evaluated for impairment, management will determine what portion of the unrealized valuation loss is attributed to projected or known loss of principal, and what portion is attributed to non-credit factors based on current cash flow analysis. Management will generally record impairment equivalent to the projected or known loss of principal, known as the credit loss. The other portion of the fair market value loss is attributed to non-credit factors and it is management’s opinion that these fair value losses are temporary and not permanent. A decline in value that is considered to be other-than-temporary is recorded as a loss within noninterest income in the statements of income.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Federal Home Loan Bank Stock

The Bank is a member of the Federal Home Loan Bank of Pittsburgh (“FHLB”) and as such is required to maintain a minimum investment in stock of the FHLB that varies with the level of advances outstanding from the FHLB. The stock is bought from and sold to the FHLB based upon its $100 par value. The stock does not have a readily determinable fair value and as such is classified as restricted stock, carried at cost and evaluated for impairment as necessary. The stock’s value is determined by the ultimate recoverability of the par value rather than by recognizing temporary declines. The determination of whether the par value will ultimately be recovered is influenced by criteria such as the following: (a) the significance of the decline in net assets of the FHLB as compared to the capital stock amount and the length of time this situation has persisted; (b) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance; (c) the impact of legislative and regulatory changes on the customer base of the FHLB; and (d) the liquidity position of the FHLB. Management evaluated the stock and concluded that the stock was not impaired for the periods presented herein.

Loans Held for Sale

At times, certain fixed-rate residential mortgage and commercial mortgage loans are classified as held for sale because it is management’s intent to sell these loans. Loans held for sale are carried at the lower of aggregate cost or fair value. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

At December 31, 2016, there were $6.1 million in commercial mortgage and $14.2 million in residential mortgage loans held for sale with a related valuation allowance of $371,780. As of June 30, 2017, management had sold $7.3 million of these loans and made a determination to transfer the remaining $12.6 million in loans held for sale to loans held for investment. The loans were transferred to portfolio at fair value and the remaining valuation allowance of approximately $255,000 is being amortized into income utilizing the effective interest method.

There were no loans held for sale as of June 30, 2017 (unaudited) or December 31, 2015.

Loans and Allowance for Loan Losses

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at unpaid principal balances, less the allowance for loan losses and as adjusted for third-party loan acquisition costs and discounts on loans previously held for sale. Beginning in 2017, the Bank began deferring all loan origination fees and costs. Third-party loan acquisition costs and discounts are amortized as a yield adjustment over the contractual lives of the loans. Prior to 2017, loan origination fees and costs were generally recognized as incurred and were not material for the periods presented.

Interest income is recognized using the level yield method related to principal amounts outstanding. The Bank discontinues the accrual of interest income generally when loans become 90 days past due in either principal or interest. However, these determinations are made on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. In addition, if circumstances warrant, the accrual of interest may be discontinued prior to 90 days. A non-accrual loan will generally be placed back on accrual status after the borrower has become current and has demonstrated continued ability to service the loan.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans and Allowance for Loan Losses (Continued)

The allowance for loan losses represents the amount which management estimates is adequate to provide for probable losses inherent in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses that is charged to operations. The provision is based on management’s evaluation of the adequacy of the allowance for loan losses which encompasses the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers, and other relevant factors.

Impaired loans are those for which it is probable the Bank will not be able to collect scheduled payments when due according to the contractual terms of the loan agreement. The Bank individually evaluates such loans for impairment and does not aggregate them by major risk classifications. The definition of “impaired loans” is not the same as the definition of “nonaccrual loans,” although the two categories overlap. The Bank may choose to classify a loan as impaired due to payment delinquency or uncertain collectability while not placing the loan on nonaccrual. Factors considered by management in determining impairment include payment status and the financial condition of the borrower. The amount of impairment for these types of loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value or, as a practical expedient in the case of collateral dependent loans, the difference between the fair value of the collateral net of estimated selling costs and the recorded amount of the loans.

Loans which have undergone a significant modification are considered for potential troubled debt restructuring status. A troubled debt restructuring is a loan where management has granted a concession from the original terms to a borrower that is experiencing financial difficulties. A concession is generally granted in order to improve the likelihood of full collection by the lender. A concession is generally defined as more favorable payment or credit terms granted to a borrower in an effort to improve the likelihood of the Bank collecting principal in its entirety. All loans modified and determined to be a troubled debt restructuring are considered to be impaired.

Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-bycase basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Large groups of smaller-balance homogenous loans are collectively evaluated for impairment.

In reviewing risk within the Bank's loan portfolio, management has determined there to be several different risk categories within the loan portfolio. Factors considered in this process included general loan terms, collateral, and availability of historical data to support the analysis. Risk characteristics within the portfolios are noted as follows:

One-to-four family residential real estate – Loans in this segment are primarily collateralized by owner-occupied residential real estate and repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, will have an effect on the credit quality in this segment. To a lesser extent, the Bank originates construction loans on residential properties, which have an increased risk attributable to possible construction delays or cost over-runs.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans and Allowance for Loan Losses (Continued)

Commercial real estate – Loans in this segment are primarily collateralized by income-producing properties in the Pittsburgh area, including multi-family properties with five or more units. The underlying cash flows generated by the properties can be adversely impacted by a downturn in the economy as evidenced by increased vacancy rates, which in turn, could have an effect on the credit quality in this segment. Management continually monitors the cash flows of these loans.

Commercial and industrial – Loans in this segment are made to businesses and are generally secured by assets of the business. Repayment is expected from the cash flows of the business. A weakened economy, and resultant decreased consumer spending, could have an effect on the credit quality in this segment.

Consumer and HELOC – Loans in this segment are generally unsecured except for home equity lines of credit, which are secured by residential real estate. Repayment on unsecured consumer loans is dependent on the credit quality of the individual borrower.

In terms of the Bank’s loan portfolio, the commercial and industrial loans and commercial mortgage loans are deemed to have more risk than the one-to-four family mortgage loans and other consumer loans in the portfolio. The commercial and industrial loans are highly dependent on the borrowers’ financial condition and therefore are more dependent on economic conditions. The commercial mortgage loans are also dependent on economic conditions but generally have stronger forms of collateral.

Management’s assessment of historical loss experience is used as the basis for the general reserve component. Certain qualitative factors are then added to adjust the historical allocation percentage to get the total factor to be applied to performing loans. The following qualitative factors are analyzed:

•	Quality of lending policies and procedures and other credit quality indicators
•	Levels of and trends in delinquencies
•	Trends in volume and terms
•	Trends in credit quality ratings
•	Changes in management and lending staff
•	Economic trends
•	Concentrations of credit

The Bank analyzes its loan portfolio each month to determine the appropriateness of its allowance for loan losses.

In calculating the allowance, management will begin by compiling the balance of loans by credit quality for each loan segment in order that allocations can be made in aggregate based on historic losses and qualitative factors. Prior to calculating these aggregate allocations, management will individually evaluate commercial and industrial and commercial mortgage loans for impairment. One-to-four family mortgages and consumer loans are not individually evaluated for impairment and are therefore allocated for in aggregate, unless the loan was subject to a modification or is nonperforming. The loans measured in aggregate are considered to be large groups of smaller-balance homogenous loans and are measured for impairment collectively.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Other Real Estate Owned

Other real estate owned acquired in settlement of foreclosed loans is carried as a component of other assets at fair value less estimated costs to sell. Prior to foreclosure, the estimated collectible value of the collateral is evaluated to determine whether a partial charge-off of the loan balance is necessary. After transfer to other real estate owned, any subsequent write-downs are charged against other operating expenses. Direct costs incurred in the foreclosure process and subsequent holding costs incurred on such properties are recorded as expenses of current operations. As of June 30, 2017 (unaudited), and December 31, 2016 and 2015, included with other assets are $59,932, $59,932 and $66,153, respectively, of property from one-to-four family residential mortgages that were foreclosed on. As of June 30, 2017 (unaudited), there were no foreclosures in process for residential real estate.

The Bank recognizes, as separate assets, rights to service mortgage loans for others, whether the rights are acquired through purchase or after origination and sale of mortgage loans. The Bank initially measures MSRs at fair value. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively is based on the present value of estimated future net servicing income. Servicing assets are subsequently measured using the amortization method. The Bank amortizes these assets into other non-interest expense on a straight-line basis over the estimated useful life of the loan which does not differ materially from the proportional amortization method. The Bank performs a periodic review for impairment in the carrying value of mortgage servicing rights. Any impairment is recognized through a valuation allowance with a corresponding charge in the statements of income.

Premises and Equipment

Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, which range from 3 to 10 years for furniture, fixtures, and equipment and reflect 33.5 years for buildings. Expenditures for maintenance and repairs are charged against income as incurred.

Bank-Owned Life Insurance

The Bank invests in bank-owned life insurance ("BOLI") as a source of funding for employee benefit expenses. BOLI involves the purchasing of life insurance by the Bank on a chosen group of employees. The Bank is the owner and beneficiary of the policies. This life insurance investment is carried at the cash surrender value of the underlying policies. Income from the increase in cash surrender value of the policies is included in other income in the statements of income, net of expenses.

Transfers of Financial Assets

Transfers of financial assets, including loan and loan participation sales, are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: (1) the assets have been isolated from the Bank; (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets; and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. A valuation allowance is established against deferred tax assets when, based upon the available evidence including historical and projected taxable income, it is more likely than not that some or all of the deferred tax assets will not be realized.

Comprehensive Income

Comprehensive income or loss consists of net income or loss and other comprehensive income or loss that includes changes in the unrealized gains and losses on securities available for sale. Additionally, the unrealized gains and losses at the end of the period are recorded in accumulated other comprehensive income (loss) on the balance sheets, net of tax.

Advertising Costs

Advertising costs are expensed as incurred.

Recent Accounting Standards

On April 5, 2012, the Jumpstart Our Business Startups Act (the "JOBS Act") was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies and define an "emerging growth company." As an emerging growth company, the Bank may delay adoption of new or revised financial accounting standards until such date that the standards are required to be adopted by non-issuer companies. If such standards would not apply to non-issuer companies, no deferral would be applicable. We intend to take advantage of the benefits of extended transition periods. Accordingly, our financial statements may not be comparable to those of public companies that adopt new or revised financial accounting standards as of an earlier date. The effective dates of the following recent accounting standards reflect those that relate to non-issuer companies.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606). The amendments in this Update create Topic 606, Revenue from Contracts with Customers, and supersede the revenue recognition requirements in Topic 605, Revenue Recognition, including most industry-specific revenue recognition guidance throughout the Industry Topics of the Codification. The core principle of Topic 606 is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve the core principle, a company should apply a five-step approach to revenue recognition. The amendments in this Update are effective for annual reporting periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. Early application is permitted, but only for annual reporting periods beginning after December 15, 2016. The Update is not expected to have a significant impact on the Bank’s financial statements, as substantially all of the Bank’s revenues are scoped out of the guidance.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Standards (Continued)

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. This Update applies to all entities that hold financial assets or owe financial liabilities and is intended to provide more useful information on the recognition, measurement, presentation, and disclosure of financial instruments. Among other things, this Update (a) requires equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income; (b) simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment; (c) eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities; (d) eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; (e) requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; (f) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (that is, securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements; and (g) clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. The amendments in this Update are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Entities may adopt the amendments in this Update earlier as of the fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Update is not expected to have a significant impact on the Bank’s financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The standard requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-ofuse asset representing its right to use the underlying asset for the lease term. A short-term lease is defined as one in which (a) the lease term is 12 months or less and (b) there is not an option to purchase the underlying asset that the lessee is reasonably certain to exercise. For short-term leases, lessees may elect to recognize lease payments over the lease term on a straight-line basis. The amendments in this Update are effective for fiscal years beginning after December 15, 2019, and for interim periods within fiscal years beginning after December 15, 2020. The amendments should be applied at the beginning of the earliest period presented using a modified retrospective approach with earlier application permitted as of the beginning of an interim or annual reporting period. The Update is not expected to have a significant impact on the Bank’s financial statements. See Note 13 for the Bank’s outstanding lease obligations.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments, which changes the impairment model for most financial assets. This Update is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. The underlying premise of the Update is that financial assets measured at amortized cost should be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The allowance for credit losses should reflect management’s current estimate of credit losses that are expected to occur over the remaining life of a financial asset. The income statement will be effected for the measurement of credit losses for newly recognized financial assets, as well as the expected increases

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Standards (Continued)

or decreases of expected credit losses that have taken place during the period. For public business entities that do not meet the definition of an SEC filer, ASU 2016-13 is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. With certain exceptions, transition to the new requirements will be through a cumulative effect adjustment to opening retained earnings as of the beginning of the first reporting period in which the guidance is adopted. We expect to recognize a one-time cumulative effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective, but cannot yet determine the magnitude of any such one-time adjustment or the overall impact of the new guidance on the financial statements, as any adjustment will be dependent on the composition of the loan portfolio at the time of adoption.

In January 2017, the FASB issued ASU 2017-03, Accounting Changes and Error Corrections (Topic 250) and Investments—Equity Method and Joint Ventures (Topic 323), Amendments to SEC Paragraphs Pursuant to Staff Announcements at the September 22, 2016 and November 17, 2016 EITF Meetings. This Update adds an SEC paragraph to the Codification following an SEC Staff Announcement about applying Staff Accounting Bulletin Topic 11.M. Specifically, this announcement applies to ASU 2014-09, Revenue from Contracts with Customers (Topic 606); ASU 2016-02, Leases (Topic 842); and ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. A registrant should evaluate Updates that have not yet been adopted to determine the appropriate financial statement disclosures about the potential material effects of those Updates on the financial statements when adopted. If a registrant does not know or cannot reasonably estimate the impact that adoption of the Updates referenced in this announcement are expected to have on the financial statements, then in addition to making a statement to that effect, that registrant should consider additional qualitative financial statement disclosures to assist the reader in assessing the significance of the impact that the standard will have on the financial statements of the registrant when adopted. In this regard, the SEC staff expects the additional qualitative disclosures to include a description of the effect of the accounting policies that the registrant expects to apply, if determined, and a comparison to the registrant’s current accounting policies. Also, a registrant should describe the status of its process to implement the new standards and the significant implementation matters yet to be addressed. The amendments in this Update are effective immediately.

In March 2017, the FASB issued ASU 2017-08, Receivables – Nonrefundable Fees and Other Costs (Subtopic 310-20). The amendments in this Update shorten the amortization period for certain callable debt securities held at a premium. Specifically, the amendments require the premium to be amortized to the earliest call date. The amendments do not require an accounting change for securities held at a discount; the discount continues to be amortized to maturity. The amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity should apply the amendments in this Update on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. Additionally, in the period of adoption, an entity should provide disclosures about a change in accounting principle. The Update is not expected to have a significant impact on the Bank’s financial statements.

2.	SECURITIES AVAILABLE FOR SALE

The amortized cost, gross unrealized gains and losses, and fair values of securities available for sale are as follows:

	June 30, 2017 (unaudited)
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Mortgage-backed securities in government-sponsored entities	$586,463	$751	$(994)	$586,220
Obligations of state and political subdivisions	1,627,930	2,929	(28,822)	1,602,037
Corporate bonds	401,554	3,159	(60)	404,653
U.S. treasury securities	194,255	3,935	-	198,190

Total	$2,810,202	$10,774	$(29,876)	$2,791,100

	December 31, 2016
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Mortgage-backed securities in government-sponsored entities	$647,832	$94	$(3,368)	$644,558
Obligations of state and political subdivisions	1,953,382	1,143	(75,578)	1,878,947
Corporate bonds	502,140	1,618	(591)	503,167
U.S. treasury securities	194,853	4,882	-	199,735

Total	$3,298,207	$7,737	$(79,537)	$3,226,407

	December 31, 2015
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Mortgage-backed securities in government-sponsored entities	$787,622	$1,124	$(1,779)	$786,967
Obligations of state and political subdivisions	1,546,389	7,170	(3,886)	1,549,673
Corporate bonds	503,412	2,945	(2,267)	504,090
U.S. treasury securities	196,061	6,584	-	202,645

Total	$3,033,484	$17,823	$(7,932)	$3,043,375

2.	SECURITIES AVAILABLE FOR SALE (Continued)

The amortized cost and fair value of investment securities available for sale by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities provide for periodic payments of principal and interest and have contractual maturities ranging from less than 1 year to 12 years. Due to expected repayment terms being significantly less than the underlying mortgage pool contractual maturities, estimated lives of these securities could be significantly shorter.

	June 30, 2017 (unaudited)		December 31, 2016
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
Due within one year or less	$85,729	$86,132	$100,160	$100,177
Due after one year through five years	699,837	709,355	1,101,197	1,106,218
Due after five years through ten years	901,027	896,923	929,621	893,122
Due after ten years	1,123,609	1,098,690	1,167,229	1,126,890
Total	$2,810,202	$2,791,100	$3,298,207	$3,226,407

For the six months ended June 30, 2017 (unaudited), proceeds from sales of investment securities available for sale were $313,643 with a gross realized gain of $350. For the six months ended June 30, 2016 (unaudited), proceeds from sales of investment securities available for sale were $155,250 with a gross realized gain of $702.

For the year ended December 31, 2016, proceeds from sales of investment securities available for sale were $155,250 with a gross realized gain of $702. In 2015, there were no realized gains or losses on investment securities available for sale.

3.	SECURITIES HELD TO MATURITY

The amortized cost and fair values of securities held to maturity are as follows:

	June 30, 2017 (unaudited)
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Mortgage-backed securities in government-sponsored entities	$11,628	$-	$(865)	$10,763
Total	$11,628	$-	$(865)	$10,763

	December 31, 2016
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Mortgage-backed securities in government-sponsored entities	$14,130	$344	$(739)	$13,735
Total	$14,130	$344	$(739)	$13,735

	December 31, 2015
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Mortgage-backed securities in government-sponsored entities	$18,392	$-	$(375)	$18,017
Total	$18,392	$-	$(375)	$18,017

The amortized cost and fair value of mortgage-backed securities held to maturity by contractual maturity are shown below. Mortgage-backed securities provide for periodic payments of principal and interest and have contractual maturities ranging from less than a year to 11 years. Due to expected repayment terms being significantly less than the underlying mortgage pool contractual maturities, estimated lives of these securities could be significantly shorter.

	June 30, 2017 (unaudited)
	Amortized	Fair
	Cost	Value

Due within one year or less	$17	$12
Due after one year through five years	8,798	7,970
Due after five years through ten years	944	928
Due after ten years	1,869	1,853
Total	$11,628	$10,763

	December 31, 2016
	Amortized	Fair
	Cost	Value

Due within one year or less	$169	$147
Due after one year through five years	9,024	8,573
Due after five years through ten years	3,196	3,057
Due after ten years	1,741	1,958
Total	$14,130	$13,735

4.	UNREALIZED LOSSES ON SECURITIES

The following tables show the Bank’s gross unrealized losses and fair value, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position:

	June 30, 2017 (unaudited)
	Less than Twelve Months		Twelve Months or Greater		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Mortgage-backed securities in government-sponsored entities	$478,948	$(994)	$10,763	$(865)	489,711	$(1,859)
Obligations of state and political subdivisions	1,340,451	(5,768)	108,900	(23,054)	1,449,351	(28,822)
Corporate bonds	100,016	(60)	-	-	100,016	(60)

Total	$1,919,415	$(6,822)	$119,663	$(23,919)	$2,039,078	$(30,741)

	December 31, 2016
	Less than Twelve Months		Twelve Months or Greater		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Mortgage-backed securities in government-sponsored entities	$520,549	$(3,368)	$14,130	$(739)	$534,679	$(4,107)
Obligations of state and political subdivisions	1,677,512	(75,578)	-	-	1,677,512	(75,578)
Corporate bonds	99,505	(591)	-	-	99,505	(591)

Total	$2,297,566	$(79,537)	$14,130	$(739)	$2,311,696	$(80,276)

	December 31, 2015
	Less than Twelve Months		Twelve Months or Greater		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Mortgage-backed securities in government-sponsored entities	$317,397	$(2,081)	$4,662	$(73)	$322,059	$(2,154)
Obligations of state and political subdivisions	196,312	(3,886)	-	-	196,312	(3,886)
Corporate bonds	299,193	(2,267)	-	-	299,193	(2,267)

Total	$812,902	$(8,234)	$4,662	$(73)	$817,564	$(8,307)

4.	UNREALIZED LOSSES ON SECURITIES (Continued)

Management reviews the Bank’s positions quarterly. There were 19 investments that were temporarily impaired as of June 30, 2017 (unaudited),with aggregate depreciation of less than 2 percent from the Bank’s amortized cost basis. There were 18 investments that were temporarily impaired as of December 31, 2016, with aggregate depreciation of less than 4 percent from the Bank’s amortized cost basis. Management has asserted that at June 30, 2017 (unaudited) and December 31, 2016, the declines outlined in the above table represent temporary declines and the Bank does not intend to sell and does not believe it will be required to sell these securities before recovery of their cost basis, which may be at maturity.

The Bank has concluded that any impairment of its investment securities portfolio outlined in the above table is not other than temporary and the declines are the result of interest rate changes, sector credit rating changes, or company-specific rating changes that are not expected to result in the noncollection of principal and interest during the period.

5.	LOANS

The Bank’s loan portfolio summarized by category is as follows:

	June 30,	December 31,
	2017	2016	2015
	(unaudited)
Mortgage loans:
One-to-four family	$76,646,927	$68,471,897	$74,901,571
Commercial	41,631,155	25,207,378	23,203,444
	118,278,082	93,679,275	98,105,015

Commercial and industrial	9,931,453	8,326,982	4,392,460
Consumer	1,594,796	1,164,886	1,318,628
Home equity lines of credit (HELOC)	1,768,529	991,152	789,456
	131,572,860	104,162,295	104,605,559

Third-party loan acquisition and other net origination costs	401,047	405,493	313,163
Discount on loans previously held for sale	(251,744)	-	-
Allowance for loan losses	(940,732)	(820,739)	(838,687)

Total	$130,781,431	$103,747,049	$104,080,035

The Bank’s primary business activity is with customers located in Pittsburgh and surrounding communities. The Bank’s loan portfolio consists predominantly of one-to-four family mortgage and commercial mortgage loans. These loans are typically secured by first-lien positions on the respective real estate properties and are subject to the Bank’s underwriting policies.

During the normal course of business, the Bank may transfer a portion of a loan as a participation loan in order to manage portfolio risk. In order to be eligible for sales treatment, all cash flows from the loan must be divided proportionately, the rights of each loan holder must have the same priority, the loan holders must have no recourse to the transferor other than standard representations and warranties, and no loan holder can have the right to pledge or exchange the entire loan. The Bank had transferred $9,017,212, $10,088,489, and $4,674,981 in participation loans as of June 30, 2017 (unaudited) and December 31, 2016 and 2015, respectively, to other financial institutions. As of June 30, 2017 (unaudited) and December 31, 2016 and 2015, all of these loans were being serviced by the Bank.

5.	LOANS (Continued)

In the ordinary course of business, loans are extended to directors, principal officers, and their affiliates. In management’s opinion, all of these loans are substantially on the same terms and conditions as loans to other individuals and businesses of comparable credit worthiness. A summary of loan activity for these principal officers, directors, and their affiliates is as follows:

	Six months ended	Years ended
	June 30,	December 31,
	2017	2016	2015
	(unaudited)
Balance, beginning of period	$1,312,925	$1,352,271	$1,453,983
Additions	280,137	378,775	-
Repayments	(384,704)	(418,121)	(101,712)

Balance, end of period	$1,208,358	$1,312,925	$1,352,271

6.	ALLOWANCE FOR LOAN LOSSES

The allowance reflects management’s estimate of loan losses inherent in the loan portfolio at the balance sheet date. The following tables present, by portfolio segment, the changes in the allowance for loan losses and the recorded investment in loans:

Six months ended	Mortgage		Commercial	Consumer
June 30, 2017:	One-to-Four	Mortgage	and	and
(unaudited)	Family	Commercial	Industrial	HELOC	Total
Allowance for loan losses:
Beginning balance	$498,410	$228,763	$59,439	$34,127	$820,739
Charge-offs	-	-	-	-	-
Recoveries	-	-	-	-	-
Provision (credit)	(10,401)	96,178	11,027	23,189	119,993
Ending balance	$488,009	$324,941	$70,466	$57,316	$940,732

Ending balance:
Loans deemed impaired	$8,402	$-	$-	$-	$8,402

Ending balance:
Loans not deemed impaired	$479,607	$324,941	$70,466	$57,316	$932,330

June 30, 2017:
(unaudited)
Loans:
Ending balance:
Loans deemed impaired	$2,141,297	$203,382	$-	$-	$2,344,679
Ending balance:
Loans not deemed impaired	74,505,630	41,427,773	9,931,453	3,363,325	129,228,181
Ending balance	$76,646,927	$41,631,155	$9,931,453	$3,363,325	$131,572,860

6.	ALLOWANCE FOR LOAN LOSSES (Continued)

Six months ended	Mortgage		Commercial	Consumer
June 30, 2016:	One-to-Four	Mortgage	and	and
(unaudited)	Family	Commercial	Industrial	HELOC	Total
Allowance for loan losses:
Beginning balance	$605,602	$172,861	$28,039	$32,185	$838,687
Charge-offs	(30,000)	-	-	-	(30,000)
Recoveries	-	-	-	-	-
Provision (credit)	(10,801)	79,499	18,738	3,857	91,293
Ending balance	$564,801	$252,360	$46,777	$36,042	$899,980

Ending balance:
Loans deemed impaired	$32,131	$-	$-	$-	$32,131

Ending balance:
Loans not deemed impaired	$532,670	$252,360	$46,777	$36,042	$867,849

June 30, 2016:
(unaudited)
Loans:
Ending balance:
Loans deemed impaired	$1,755,472	$917,719	$-	$-	$2,673,191

Ending balance:
Loans not deemed impaired	75,986,987	26,458,867	6,483,551	1,888,875	110,818,280

Ending balance	$77,742,459	$27,376,586	$6,483,551	$1,888,875	$113,491,471

6.	ALLOWANCE FOR LOAN LOSSES (Continued)

	Mortgage		Commercial	Consumer
Year ended	One-to-Four	Mortgage	and	and
December 31, 2016:	Family	Commercial	Industrial	HELOC	Total
Allowance for loan losses:
Beginning balance	$605,602	$172,861	$28,039	$32,185	$838,687
Charge-offs	(49,629)	-	-	-	(49,629)
Recoveries	1,680	-	-	-	1,680
Provision (credit)	(59,243)	55,902	31,400	1,942	30,001
Ending balance	$498,410	$228,763	$59,439	$34,127	$820,739

Ending balance:
Loans deemed impaired	$32,131	$-	$-	$-	$32,131

Ending balance:
Loans not deemed impaired	$466,279	$228,763	$59,439	$34,127	$788,608

December 31, 2016:
Loans:
Ending balance:
Loans deemed impaired	$1,715,421	$513,163	$-	$-	$2,228,584

Ending balance:
Loans not deemed impaired	66,756,476	24,694,215	8,326,982	2,156,038	101,933,711

Ending balance	$68,471,897	$25,207,378	$8,326,982	$2,156,038	$104,162,295

6.	ALLOWANCE FOR LOAN LOSSES (Continued)

	Mortgage		Commercial	Consumer
Year ended	One-to-Four	Mortgage	and	and
December 31, 2015:	Family	Commercial	Industrial	HELOC	Unallocated	Total
Allowance for loan losses:
Beginning balance	$706,013	$113,194	$27,247	$18,354	$6,004	$870,812
Charge-offs	(19,968)	-	-	-	-	(19,968)
Recoveries	29,474	-	-	-	-	29,474
Provision (credit)	(109,917)	59,667	792	13,831	(6,004)	(41,631)
Ending balance	$605,602	$172,861	$28,039	$32,185	$-	$838,687

Ending balance:
Loans deemed impaired	$56,131	$-	$-	$-	$-	$56,131

Ending balance:
Loans not deemed impaired	$549,471	$172,861	$28,039	$32,185	$-	$782,556

December 31, 2015:
Loans:
Ending balance:
Loans deemed impaired	$2,012,225	$1,420,011	$-	$-	$-	$3,432,236

Ending balance:
Loans not deemed impaired	72,889,346	21,783,433	4,392,460	2,108,084	-	101,173,323

Ending balance	$74,901,571	$23,203,444	$4,392,460	$2,108,084	$-	$104,605,559

6.	ALLOWANCE FOR LOAN LOSSES (Continued)

The following tables present information related to impaired loans by class:

	June 30, 2017			Six months ended June 30, 2017
	(unaudited)			(unaudited)
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
With no allowance recorded:
Mortgage loans:
One-to-four family	$2,000,964	$2,000,964	$-	$2,052,984	$26,431
Commercial	203,382	203,382	-	203,382	96,606

With an allowance recorded:
Mortgage loans:
One-to-four family	140,333	140,333	8,402	142,089	3,981
Commercial	-	-	-	-	-

Total mortgage loans:
One-to-four family	2,141,297	2,141,297	8,402	2,195,073	30,412
Commercial	203,382	203,382	-	203,382	96,606

Total	$2,344,679	$2,344,679	$8,402	$2,398,455	$127,018

	June 30, 2016			Six months ended June 30, 2016
	(unaudited)			(unaudited)
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
With no allowance recorded:
Mortgage loans:
One-to-four family	$1,459,040	$1,459,040	$-	$1,485,629	$37,266
Commercial	917,719	917,719	-	1,101,806	73,867

With an allowance recorded:
Mortgage loans:
One-to-four family	296,432	296,432	32,131	300,047	8,467
Commercial	-	-	-	-	-

Total mortgage loans:
One-to-four family	1,755,472	1,755,472	32,131	1,785,676	45,733
Commercial	917,719	917,719	-	1,101,806	73,867

Total	$2,673,191	$2,673,191	$32,131	$2,887,482	$119,600

6.	ALLOWANCE FOR LOAN LOSSES (Continued)

	December 31, 2016			Year ended December 31, 2016
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized

With no allowance recorded:
Mortgage loans:
One-to-four family	$1,547,676	$1,547,676	$-	$1,676,053	$33,892
Commercial	513,163	513,163	-	898,659	134,275

With an allowance recorded:
Mortgage loans:
One-to-four family	167,745	167,745	32,131	172,724	9,657
Commercial	-	-	-	-	-

Total mortgage loans:
One-to-four family	1,715,421	1,715,421	32,131	1,848,777	43,549
Commercial	513,163	513,163	-	898,659	134,275

Total	$2,228,584	$2,228,584	$32,131	$2,747,436	$177,824

	December 31, 2015			Year ended December 31, 2015
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized

With no allowance recorded:
Mortgage loans:
One-to-four family	$1,687,894	$1,687,894	$-	$1,672,511	$39,167
Commercial	1,420,011	1,420,011	-	2,167,429	191,383

With an allowance recorded:
Mortgage loans:
One-to-four-family	324,331	324,331	56,131	331,284	16,614
Commercial	-	-	-	-	-

Total mortgage loans:
One-to-four family	2,012,225	2,012,225	56,131	2,003,795	55,781
Commercial	1,420,011	1,420,011	-	2,167,429	191,383

Total	$3,432,236	$3,432,236	$56,131	$4,171,224	$247,164

6.	ALLOWANCE FOR LOAN LOSSES (Continued)

Age Analysis of Past-Due Loans by Class

Management further monitors the performance and credit quality of the loan portfolio by analyzing the age of the portfolio as determined by the length of time a recorded payment is past due. The following tables present the classes of the loan portfolio summarized by the aging categories:

	June 30, 2017 (unaudited)
			90 Days				90 Days or
	30-59 Days	60-89 Days	or Greater	Total Past		Total Loans	Greater Still
	Past Due	Past Due	Past Due	Due	Current	Receivable	Accruing

Mortgage loans:
One-to-four family	$416,336	$545,288	$1,432,890	$2,394,514	$74,252,413	$76,646,927	$236,840
Commercial	1,414,484	-	203,382	1,617,866	40,013,289	41,631,155	-
Commercial and industrial	-	19,516	8,618	28,134	9,903,319	9,931,453	8,618
Consumer and HELOC	41,208	-	53,214	94,422	3,268,903	3,363,325	53,214
Total	$1,872,028	$564,804	$1,698,104	$4,134,936	$127,437,924	$131,572,860	$298,672

	December 31, 2016
			90 Days				90 Days or
	30-59 Days	60-89 Days	or Greater	Total Past		Total Loans	Greater Still
	Past Due	Past Due	Past Due	Due	Current	Receivable	Accruing

Mortgage loans:
One-to-four family	$1,032,734	$440,259	$1,355,795	$2,828,788	$65,643,109	$68,471,897	$137,923
Commercial	302,576	-	203,382	505,958	24,701,420	25,207,378	-
Commercial and industrial	263,376	26,664	9,290	299,330	8,027,652	8,326,982	9,290
Consumer and HELOC	18,217	4,449	53,332	75,998	2,080,040	2,156,038	53,332
Total	$1,616,903	$471,372	$1,621,799	$3,710,074	$100,452,221	$104,162,295	$200,545

	December 31, 2015
			90 Days				90 Days or
	30-59 Days	60-89 Days	or Greater	Total Past		Total Loans	Greater Still
	Past Due	Past Due	Past Due	Due	Current	Receivable	Accruing

Mortgage loans:
One-to-four family	$618,405	$215,801	$1,704,879	$2,539,085	$72,362,486	$74,901,571	$-
Commercial	-	-	215,674	215,674	22,987,770	23,203,444	-
Commercial and industrial	22,435	-	-	22,435	4,370,025	4,392,460	-
Consumer and HELOC	-	13,859	-	13,859	2,094,225	2,108,084	-
Total	$640,840	$229,660	$1,920,553	$2,791,053	$101,814,506	$104,605,559	$-

6.	ALLOWANCE FOR LOAN LOSSES (Continued)

Age Analysis of Past-Due Loans by Class (Continued)

The following table presents the loans on nonaccrual status, by class:

	June 30,	December 31,
	2017	2016	2015
	(unaudited)
Mortgage loans:
One-to-four family	$1,749,848	$1,314,836	$1,704,879
Commercial	203,382	203,382	215,674
Total	$1,953,230	$1,518,218	$1,920,553

Credit Quality Information

The Bank categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Bank analyzes commercial loans individually by classifying the loans as to their credit risk. The Bank uses a nine-grade internal loan rating system for commercial mortgage loans and commercial and industrial loans as follows:

•	Loans rated 1, 2, 3, 4 and 5: Loans in these categories are considered “pass” rated loans with low to average risk.
•	Loans rated 6: Loans in this category are considered “special mention.” These loans have a potential weakness that deserves management’s close attention. If left uncorrected, these weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.
•	Loans rated 7: Loans in this category are considered “substandard.” These loans have a welldefined weakness based on objective evidence that jeopardize the liquidation of the debt. These loans are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.
•	Loans rated 8: Loans in this category are considered "doubtful" and have all the weaknesses inherent in a loan rated 7. In addition, these weaknesses make collection or liquidation in full highly questionable and improbable, based on existing circumstances.
•	Loans rated 9: Loans in this category are considered "loss" and are considered to be uncollectible or of such value that continuance as an asset is not warranted.

6.	ALLOWANCE FOR LOAN LOSSES (Continued)

Credit Quality Information (Continued)

The risk category of loans by class is as follows:

	June 30, 2017 (unaudited)		December 31, 2016		December 31, 2015
	Mortgage	Commercial and	Mortgage	Commercial and	Mortgage	Commercial and
	Commercial	Industrial	Commercial	Industrial	Commercial	Industrial
Loans rated 1 - 5	$41,141,983	$9,903,319	$24,713,074	$8,291,028	$22,744,138	$4,381,085
Loans rated 6	285,790	28,134	290,922	35,954	295,923	11,375
Loans rated 7	203,382	-	203,382	-	163,383	-
Ending balance	$41,631,155	$9,931,453	$25,207,378	$8,326,982	$23,203,444	$4,392,460

There were no loans classified as doubtful or loss at June 30, 2017 (unaudited), or December 31, 2016 and 2015.

For one-to-four family mortgage and consumer loans, the Bank evaluates credit quality based on whether the loan is considered to be performing or nonperforming. Loans are generally considered to be nonperforming when they are placed on nonaccrual or become 90 days past due. The following table presents the balances of loans by class based on payment performance:

	June 30, 2017 (unaudited)		December 31, 2016		December 31, 2015
	Mortgage	Consumer	Mortgage	Consumer	Mortgage	Consumer
	One-to-Four	and	One-to-Four	and	One-to-Four	and
	Family	HELOC	Family	HELOC	Family	HELOC
Performing	$74,660,240	$3,310,111	$67,116,102	$2,102,706	$73,196,692	$2,108,084
Nonperforming	1,986,687	53,214	1,355,795	53,332	1,704,879	-
Total	$76,646,927	$3,363,325	$68,471,897	$2,156,038	$74,901,571	$2,108,084

Troubled Debt Restructurings

During the six months ended June 30, 2017 (unaudited), the Bank modified one loan as a troubled debt restructuring. The loan was a one-to-four family mortgage and had a pre- and post-modification balance of $83,309. The concession granted by the Bank was an extension of the maturity date.

There were no loans modified as troubled debt restructurings during 2016 and 2015.

As of June 30, 2017 (unaudited) and December 31, 2016 and 2015, the Bank allocated $8,402, $32,131, and $56,131, respectively, within the allowance for loan losses related to all loans modified as troubled debt restructurings.

The Bank did not have any loans modified as a troubled debt restructuring in the preceding 12 months that subsequently defaulted in the current reporting periods.

7.	PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	June 30,	December 31,
	2017	2016	2015
	(unaudited)
Land	$678,000	$678,000	$678,000
Buildings	484,933	484,933	484,933
Furniture and equipment	722,105	720,857	686,312
Construction in process	2,010,055	780,388	45,912
	3,895,093	2,664,178	1,895,157
Accumulated depreciation	(1,011,959)	(984,972)	(922,001)

Total	$2,883,134	$1,679,206	973,156

Depreciation expense on premises and equipment was $26,987 and $38,355 for the six months ended June 30, 2017 and 2016 (unaudited), respectively, and $62,971 and $70,285 for the years ended December 31, 2016 and 2015, respectively. The Bank has additional commitments for a branch and operations center which total approximately $700,000 as of June 30, 2017.

8.	DEPOSITS

Time deposits include certificates of deposit and other time deposits in denominations of $250,000 or more aggregated to $9,123,033, $8,600,653, and $5,847,679 at June 30, 2017 (unaudited) and December 31, 2016 and 2015, respectively. The aggregate maturities of time deposits in years 2018 through 2022 and thereafter are as follows:

Maturing	June 30, 2017	December 31, 2016
	(unaudited)
Within 1 year	$18,234,278	$16,860,905
Over 1 year to 2 years	15,782,536	8,593,466
Over 2 years to 3 years	11,345,340	14,764,337
Over 3 years to 4 years	10,991,311	11,675,050
Over 4 years to 5 years	6,169,922	8,358,732
Thereafter	11,400,281	9,787,654
	$73,923,668	$70,040,144

Brokered certificate of deposits amounted to $7.0 million at June 30, 2017 and December 31, 2016 and $5.2 million at December 31, 2015.

9.	BORROWINGS

Pursuant to collateral agreements with the FHLB, advances are secured by all stock in the FHLB and qualifying first mortgage loans. The Bank had a maximum borrowing capacity of approximately $74 million as of June 30, 2017 (unaudited).

The following shows the Bank’s fixed FHLB borrowings by maturity:

	June 30, 2017 (unaudited)
		Weighted-
Maturing in	Amount	Average Rate

2017	$2,000,000	1.27%
2018	6,250,000	1.35%
2019	2,000,000	2.01%
2020	5,124,500	2.16%
2022 and thereafter	10,000,000	2.93%

Total	$25,374,500	2.18%

	December 31, 2016 and 2015
		Weighted-
Maturing in	Amount	Average Rate

2017	$2,000,000	1.27%
2019	2,000,000	2.01%
2020	5,124,500	2.16%
2022 and thereafter	10,000,000	2.93%

Total	$19,124,500	2.45%

10.	INCOME TAXES

Income tax expense is summarized as follows:

	Six months ended June 30,		Years ended December 31,
	2017	2016	2016	2015
	(unaudited)
Currently payable:
Federal	$236,899	$153,024	$354,761	$412,073
State	48,815	17,870	26,494	78,256
	285,714	170,894	381,255	490,329
Deferred federal	31,893	(12,999)	(75,635)	86,810

Total	$317,607	$157,895	$305,620	$577,139

The components of the net deferred tax asset are as follows:

	June 30,	December 31,
	2017	2016	2015
	(unaudited)
Deferred tax assets:
Allowance for loan losses	$319,850	$279,052	$285,154
Premises and equipment	51,759	44,987	39,523
Accrued interest payable	63,038	56,926	54,198
Nonaccrual loan interest	87,700	108,230	156,065
Write-down on loans held for sale	85,593	126,404	-
Net unrealized loss on securities	6,495	24,412	-

Gross deferred tax assets	614,435	640,011	534,940

Deferred tax liabilities:
Mortgage servicing rights	(66,476)	(42,242)	(37,218)
Net unrealized gain on securities	-	-	(3,362)
Gross deferred tax liabilities	(66,476)	(42,242)	(40,580)

Net deferred tax asset	$547,959	$597,769	$494,360

No valuation allowance was established at June 30, 2017 (unaudited) and December 31, 2016 and 2015, in view of the Bank’s ability to recover taxes paid in previous years, to execute certain tax strategies, and to anticipate future taxable income as evidenced by the Bank’s earnings.

10.	INCOME TAXES (Continued)

Reconciliations of the federal statutory rate to the Bank’s effective income tax rates are as follows:

	Six months ended June 30,
	2017		2016
	(unaudited)
		% of		% of
	Amount	Pretax Income	Amount	Pretax Income
Provision of statutory rate	$295,578	34.0	$162,221	34.0
Tax-exempt interest	(6,606)	(0.7)	(6,708)	(1.2)
State income tax	32,219	3.3	11,794	2.2
Other, net	(3,584)	(0.3)	(9,412)	(1.8)

Actual tax expense and effective rate	$317,607	36.3	$157,895	33.2

	Years ended December 31,
	2016		2015
		% of		% of
	Amount	Pretax Income	Amount	Pretax Income

Provision of statutory rate	$310,794	34.0	$521,543	34.0
Tax-exempt interest	(14,122)	(1.5)	(7,363)	(0.5)
State income tax	17,486	1.9	51,649	3.4
Other, net	(8,538)	(1.0)	11,310	0.7

Actual tax expense and effective rate	$305,620	33.4	$577,139	37.6

U.S. generally accepted accounting principles prescribe a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.

The Bank does not have any uncertain tax positions at June 30, 2017 (unaudited), or December 31, 2016 and 2015, which require accrual or disclosure. The Bank records interest and penalties as part of income tax expense. No interest or penalties were recorded for the years ended December 31, 2016 and 2015, or the sixmonth periods ended June 30, 2017 and 2016 (unaudited).

The Bank's income tax returns are subject to review and examination by federal and state taxing authorities. With few exceptions, the Bank is no longer subject to U.S. federal, state, or local income tax examinations by tax authorities for years before 2013.

11.	REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measure of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Federal banking regulations require minimum capital ratios as set forth in the following table. Additionally, community banking institutions must maintain a capital conservation buffer of Common Equity Tier 1 capital in an amount greater than 2.5 percent of total risk-weighted assets to avoid being subject to limitations on capital distributions and discretionary bonuses. The capital conservation buffer is being phased in over three years, beginning on January 1, 2016, with an initial phase-in comprising 0.625 percent. Also, certain new deductions from and adjustments to regulatory capital and risk-weighted assets are being phased in over several years. Management believes that the Bank's capital levels will remain characterized as "wellcapitalized" throughout the phase-in periods.

As of June 30, 2017 (unaudited), the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum capital leverage ratios as set forth in the following table. There are no conditions or events since the notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios as of June 30, 2017 (unaudited) and December 31, 2016 and 2015, are also presented in the table.

11.	REGULATORY CAPITAL REQUIREMENTS (Continued)

	June 30,		December 31,
	2017 (unaudited)		2016		2015
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Common Equity Tier 1 capital (to risk-weighted assets)
Actual	$12,157,669	11.15%	$11,605,927	11.35%	$10,997,448	14.39%
For capital adequacy purposes	4,905,585	4.50	4,603,005	4.50	3,438,585	4.50
To be well capitalized	7,085,845	6.50	6,648,785	6.50	4,966,845	6.50

Tier 1 capital (to risk-weighted assets)
Actual	$12,157,669	11.15%	$11,605,927	11.35%	$10,997,448	14.39%
For capital adequacy purposes	6,540,780	6.00	6,137,340	6.00	4,584,780	6.00
To be well capitalized	8,721,040	8.00	8,183,120	8.00	6,113,040	8.00

Total capital (to risk-weighted assets)
Actual	$13,098,401	12.02%	$12,426,666	12.15%	$11,836,135	15.49%
For capital adequacy purposes	8,721,040	8.00	8,183,120	8.00	6,113,040	8.00
To be well capitalized	10,901,300	10.00	10,228,900	10.00	7,641,300	10.00

Tier 1 capital (to average assets)
Actual	$12,157,669	7.83%	$11,605,927	8.20%	$10,997,448	8.68%
For capital adequacy purposes	6,207,960	4.00	5,661,360	4.00	5,066,760	4.00
To be well capitalized	7,759,950	5.00	7,076,700	5.00	6,333,450	5.00

12.	EMPLOYEE BENEFIT PLANS

The Bank has a 401(k) plan that covers substantially all employees. The plan provides for employer-matching contributions on employee contributions of up to 3 percent of compensation, plus 50 percent matching of up to the next 2 percent of compensation. The Bank paid required employer-matching contributions of $21,204 and $12,413 for the six months ended June 30, 2017 and 2016 (unaudited), respectively, and $30,615 and $30,856 for the years ended December 31, 2016 and 2015, respectively.

13.	COMMITMENTS

In the normal course of business, the Bank makes various commitments that are not reflected in the Bank’s financial statements. The Bank offers such products to enable its customers to meet their financing objectives. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized on the Balance Sheets. The Bank’s exposure to credit loss in the event of nonperformance by the other parties to the financial instruments is represented by the contractual amounts as disclosed. The Bank minimizes its exposure to credit loss under these commitments by subjecting them to credit approval and review procedures and collateral requirements as deemed necessary.

Off-balance sheet commitments consist of the following:

	June 30,	December 31,
	2017	2016	2015
	(unaudited)

Commitments to extend credit	$7,646,186	$7,876,738	$3,878,923
Construction unadvanced funds	4,023,390	5,087,261	2,782,769
Unused lines of credit	3,915,732	2,460,320	928,969
	$15,585,308	$15,424,319	$7,590,661

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement. These commitments consisted primarily of mortgage loan commitments. The Bank uses the same credit policies in making loan commitments and conditional obligations as it does for on-balance sheet instruments. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, as deemed necessary, is based upon management’s credit evaluation in compliance with the Bank’s lending policy guidelines.

The future minimum amount of rental commitments under all leases are as follows:

Due in	June 30, 2017
Fiscal Year	(unaudited)
2017	$23,931
2018	11,966
Total	$35,897

Due in
Fiscal Year	December 31, 2016
2017	$47,862
2018	11,966
Total	$59,828

The Bank incurred $34,037 and $31,657 in rent expense for the six-months ended June 30, 2017 and 2016 (unaudited), respectively, and $64,444 and $52,156 in rent expense for the years ended December 31, 2016 and 2015, respectively, which is included in occupancy expense on the statements of income.

13.	COMMITMENTS (Continued)

In August 2017, the bank entered into employment agreements with three executives that provide for a base salary and certain other benefits. The initial terms of the agreements are for three years with annual renewals thereafter. In the event of the executive’s termination without cause, as defined, the executive will receive a lump sum cash payment equal to the amount remaining under the contract. Additional benefits are payable upon a change in control, as defined.

14.	FAIR VALUE MEASUREMENTS

The following disclosures show the hierarchal disclosure framework associated with the level of pricing observations utilized in measuring assets and liabilities at fair value. The three broad pricing levels are as follows:

Level I:	Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level II:	Pricing inputs are other than the quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these assets and liabilities includes items for which quoted prices are available but traded less frequently and items that are fairvalued using other financial instruments, the parameters of which can be directly observed.

Level III:	Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

This hierarchy requires the use of observable market data, when available.

Fair values for securities are determined by obtaining quoted prices on nationally recognized securities exchanges or matrix pricing, which is a mathematical technique that is widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark-quoted securities. Fair values of securities determined by quoted prices in active markets, when available, are classified as Level I. At June 30, 2017 (unaudited) and December 31, 2016 and 2015, fair value measurements were obtained from a third-party pricing service and not adjusted by management. Transfers are recognized at the end of the reporting period, as applicable.

The following tables present the assets reported on the balance sheets at their fair value by level within the fair value hierarchy. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	June 30, 2017 (unaudited)
	Level I	Level II	Level III	Total

Fair value measurements on a recurring basis:
Mortgage-backed securities in government-sponsored entities	$-	$586,220	$-	$586,220
Obligations of state and political subdivisions	-	1,602,037	-	1,602,037
Corporate bonds	-	404,653	-	404,653
U.S. treasury securities	198,190	-	-	198,190

14.	FAIR VALUE MEASUREMENTS (Continued)

	December 31, 2016
	Level I	Level II	Level III	Total

Fair value measurements on a recurring basis:
Mortgage-backed securities in government-sponsored entities	$-	$644,558	$-	$644,558
Obligations of state and political subdivisions	-	1,878,947	-	1,878,947
Corporate bonds	-	503,167	-	503,167
U.S. treasury securities	199,735	-	-	199,735

	December 31, 2015
	Level I	Level II	Level III	Total

Fair value measurements on a recurring basis:
Mortgage-backed securities in government-sponsored entities	$-	$786,967	$-	$786,967
Obligations of state and political subdivisions	-	1,549,673	-	1,549,673
Corporate bonds	-	504,090	-	504,090
U.S. treasury securities	202,645	-	-	202,645

14.	FAIR VALUE MEASUREMENTS (Continued)

	June 30, 2017 (unaudited)
	Level I	Level II	Level III	Total

Fair value measurements on a nonrecurring basis:
Other real estate owned	$-	$-	$59,932	$59,932

	December 31, 2016
	Level I	Level II	Level III	Total

Fair value measurements on a nonrecurring basis:
Loans held for sale	$-	$-	$19,941,867	$19,941,867
Other real estate owned	-	-	59,932	59,932

	December 31, 2015
	Level I	Level II	Level III	Total

Fair value measurements on a nonrecurring basis:
Impaired loans	$-	$-	$135,614	$135,614
Other real estate owned	-	-	66,153	66,153

Loans Held For Sale

Fair values are estimated based on the discounted value of contractual cash flows adjusted for current market inputs including interest rates and prepayment speeds, as well as adjustments for the credit quality of the borrowers.

Impaired Loans

Certain collateral dependent impaired loans have been adjusted to fair value based on the loan’s collateral. Fair value is generally determined based upon independent third-party appraisals of the properties, along with management’s assumptions in various factors, such as selling costs and discounts for time since last appraised.

Other Real Estate Owned

Other real estate owned (“OREO”) is measured at fair value, less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management. The assets are carried at fair value, less cost to sell. Income and expense from operations and changes in valuation allowance are included in other noninterest expense.

14.	FAIR VALUE MEASUREMENTS (Continued)

Level III Inputs

The following table provides the significant unobservable inputs used in the fair value measurement process for items valued using Level III techniques:

	Fair Value at			Range
	June 30,		Valuation	(Weighted
	2017	Valuation Techniques	Unobservable Inputs	Average)
	(unaudited)
Other real estate owned	$59,932	Appraised collateral values	Discount for time since appraisal	10%
				(10%)
			Selling Costs	10%
				(10%)

	Fair Value at			Range
	December 31,		Valuation	(Weighted
	2016	Valuation Techniques	Unobservable Inputs	Average)
Loans held for sale	$19,941,867	Discounted cash flow	Discount rate	4.16% - 5.32%
				(4.70%)
			Conditional prepayment rate	7.50% - 42.96%
				(12.63%)

Other real estate owned	59,932	Appraised collateral values	Discount for time since appraisal	10%
				(10%)

	Fair Value at			Range
	December 31,		Valuation	(Weighted
	2015	Valuation Techniques	Unobservable Inputs	Average)
Impaired loans	$135,614	Appraised collateral values	Discount for time since appraisal	(10%)
				(10%)
			Selling costs	10%
				(10%)

Other real estate owned	$66,153	Appraised collateral values	Discount for time since appraisal	10%
			Selling costs	(10%)

14.	FAIR VALUE MEASUREMENTS (Continued)

The estimated fair values of the Bank’s financial instruments are as follows:

	June 30, 2017 (unaudited)
	Carrying	Fair
	Value	Value	Level I	Level II	Level III

Financial assets:
Cash and cash equivalents	$10,794,330	$10,794,330	$10,794,330	$-	$-
Certificates of deposit	1,140,000	1,140,000	-	1,140,000	-
Investment securities:
Available for sale	2,791,100	2,791,100	198,189	2,592,911	-
Held to maturity	11,628	10,763	-	10,763	-
Loans, net	130,781,431	130,097,431	-	-	130,097,431
Accrued interest receivable	597,867	597,867	-	597,867	-
FHLB Stock	1,855,400	1,855,400	-	-	1,855,400

Financial liabilities:
Deposits	114,725,244	115,130,244	40,801,576	-	74,328,668
FHLB advances	25,374,500	25,602,500	-	25,602,500	-
Accrued interest payable	185,407	185,407	-	185,407	-

	December 31, 2016
	Carrying	Fair
	Value	Value	Level I	Level II	Level III

Financial assets:
Cash and cash equivalents	$6,831,479	$6,831,479	$6,831,479	$-	$-
Certificates of deposit	1,390,000	1,426,000	-	1,426,000	-
Investment securities:
Available for sale	3,226,407	3,226,407	199,735	3,026,672	-
Held to maturity	14,130	13,735	-	13,735	-
Loans held for sale	19,941,867	19,941,867	-	-	19,941,867
Loans, net	103,747,049	104,569,049	-	-	104,569,049
Accrued interest receivable	523,055	523,055	-	523,055	-
FHLB Stock	1,349,300	1,349,300	-	-	1,349,300

Financial liabilities:
Deposits	109,370,884	109,892,884	39,330,740	-	70,562,144
FHLB advances	19,124,500	19,139,500	-	19,139,500	-
Accrued interest payable	167,427	167,427	-	167,427	-

14.	FAIR VALUE MEASUREMENTS (Continued)

	December 31, 2015
	Carrying	Fair
	Value	Value	Level I	Level II	Level III

Financial assets:
Cash and cash equivalents	$14,122,273	$14,122,273	$14,122,273	$-	$-
Certificates of deposit	1,734,000	1,777,000	-	1,777,000	-
Investment securities:
Available for sale	3,043,375	3,043,375	202,645	2,840,730	-
Held to maturity	18,392	18,017	-	18,017	-
Loans, net	104,080,035	105,971,833	-	-	105,971,833
Accrued interest receivable	360,302	360,302	-	360,302	-
FHLB Stock	1,180,500	1,180,500	-	-	1,180,500

Financial liabilities:
Deposits	96,576,616	97,024,397	33,846,397	-	63,178,000
FHLB advances	19,124,500	19,125,000	-	19,125,000	-
Accrued interest payable	159,407	159,407	-	159,407	-

Financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract which creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.

Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

15.	FAIR VALUE OF FINANCIAL INSTRUMENTS

If no readily available market exists, the fair value estimates for financial instruments should be based upon management’s judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors as determined through various option pricing formulas or simulation modeling. Since many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in the assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

Since certain assets, such as deferred tax assets and premises and equipment, are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Bank.

Cash and Cash Equivalents, Accrued Interest Receivable, FHLB Stock, and Accrued Interest Payable

The fair value is equal to the current carrying value.

Certificates of Deposit

The fair values of certificates of deposit are based on the discounted value of contractual cash flows. The discount rates are estimated using rates currently offered for similar instruments with similar remaining maturities.

15.	FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Securities

Fair values for securities are determined by obtaining quoted prices on nationally recognized securities exchanges or matrix pricing, which is a mathematical technique that is widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities' relationship to other benchmark-quoted securities. Fair values of securities determined by quoted prices in active markets, when available, are classified as Level I.

Loans Held For Sale

Fair values are estimated using current market inputs including interest rates and prepayment speeds, as well as adjustments for the credit quality of the borrowers.

Loans, Net

The fair value is estimated by discounting future cash flows using current market inputs at which loans with similar terms and qualities would be made to borrowers of similar credit quality. Certain collateral dependent impaired loans have been adjusted to fair value based on the loan's collateral. Fair value is generally determined based upon independent third-party appraisals of the properties, along with management's assumptions in various factors, such as selling costs and discounts for time since last appraised.

FHLB Advances

The fair value of FHLB advances is based on the discounted value of contractual cash flows. The discount rates are estimated using rates currently offered for similar instruments with similar remaining maturities.

Deposits

The fair values of certificates of deposit are based on the discounted value of contractual cash flows. The discount rates are estimated using rates currently offered for similar instruments with similar remaining maturities. Demand, savings, and money market deposit accounts are valued at the amount payable on demand as of the period end.

Commitments

These financial instruments are generally not subject to sale, and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments are presented in Note 13.

16.	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The following table presents the changes in accumulated other comprehensive income (loss) by component, net of tax:

	Net Unrealized Gain (Loss)
	on Securities
	Six months ended June 30,		Years ended December 31,
	2017	2016	2016	2015
	(unaudited)
Accumulated other comprehensive income (loss), beginning of period	$(47,388)	$6,529	$6,529	$10,592
Other comprehensive income (loss) on securities before reclassification, net of tax	35,012	27,334	(53,454)	(4,063)
Amounts reclassified from accumulated other comprehensive income (loss), net of tax	(231)	(463)	(463)	-

Net other comprehensive income (loss)	34,781	26,871	(53,917)	(4,063)

Accumulated other comprehensive income (loss), end of period	$(12,607)	$33,400	$(47,388)	$6,529

17.	LEGAL PROCEEDINGS

The Bank is involved in certain claims and legal actions arising in the ordinary course of business. The outcome of these claims and actions is not presently determinable; however, in the opinion of the Bank’s management, after consulting legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the financial statements.

18.	SUBSEQUENT EVENTS – REORGANIZATION AND STOCK OFFERING

On August 23, 2017, the Board of Trustees of the Bank adopted a Plan of Mutual Holding Company Reorganization and Minority Stock Issuance (the “Plan”). The Plan is subject to the approval of the Pennsylvania Department of Banking and Securities and must be approved by the affirmative vote of at least a majority of the total votes eligible to be cast by the voting depositors of the Bank at a special meeting. Pursuant to the Plan, the Bank proposes to convert into the mutual holding company form of ownership by converting to the stock form of ownership and issuing all its outstanding stock to SSB Bancorp, Inc. (the “Corporation”). Pursuant to the Plan, the Corporation will determine the total offering value and number of shares of common stock to be issued based upon an independent appraiser’s valuation. The stock will be priced at $10.00 per share. The Corporation’s common stock will first be offered to eligible depositors of the Bank in a subscription offering. In addition, the Bank’s Board of Trustees will adopt an employee stock ownership plan (the “ESOP”) which will subscribe for up to 3.92% of the common stock to be outstanding following the reorganization and offering. The Corporation will be organized as a corporation under the laws of the State of Maryland and the public will own approximately 45% of the outstanding common stock of the Corporation with the remaining 55% of the outstanding common stock issued to SSB Bancorp, MHC, a mutual holding company organized under the laws of the Commonwealth of Pennsylvania, upon completion of the reorganization.

18.	SUBSEQUENT EVENTS – REORGANIZATION AND STOCK OFFERING (Continued)

The costs of issuing the common stock will be deferred and deducted from the sales proceeds of the offering. If the reorganization and offering are unsuccessful, all deferred costs will be charged to operations. The Bank had incurred deferred reorganization costs of $85,000 as of June 30, 2017.

The reorganization will be accounted for as a change in corporate form with the historic basis of the Bank's assets, liabilities and equity unchanged as a result.

No person has been authorized to give any information or to make any representation other than as contained in this prospectus, and if given or made, such other information or representation must not be relied upon as having been authorized by SSB Bancorp, Inc. or SSB Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of SSB Bancorp, Inc. or SSB Bank since any of the dates as of which information is furnished herein or since the date hereof.

(Proposed Holding Company for SSB Bank)

Up to 879,750 Shares

(Subject to Increase to up to 1,011,712 Shares)

COMMON STOCK

PROSPECTUS

November 13, 2017

These securities are not deposits or accounts and are not federally insured or guaranteed.

Until February 19, 2018, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.